                                                                Exhibit (a)(1)

OFFERING CIRCULAR
                                 RB ASSET, INC.

                                Offer to Exchange
               Increasing Rate Junior Subordinated Notes Due 2006
                             for any and all of its
     15% Non-Cumulative Perpetual Preferred Stock, Series A, par value $1.00

--------------------------------------------------------------------------------

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
                        NEW YORK CITY TIME, ON THURSDAY,
                       DECEMBER 24, 1998, UNLESS EXTENDED

--------------------------------------------------------------------------------

         RB Asset, Inc., a Delaware corporation (the "Company"), hereby offers upon the terms and conditions set forth in this Offering Circular and the related Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $25.94 principal amount of its Increasing Rate Junior Subordinated Notes due 2006 (the "Subordinated Notes"), for each outstanding share of its 15% Non-Cumulative Perpetual Preferred Stock, Series A, par value $1.00 (the "Series A Preferred Stock"), of which 1,400,000 shares are currently outstanding.

         The Exchange Offer is not conditioned upon any minimum number of shares of Series A Preferred Stock being tendered.

         Certain of the holders of the Series A Preferred Stock are plaintiffs in a lawsuit against the Company, certain of its predecessors and certain of its directors alleging violations of rights of the holders of the Series A Preferred Stock. Holders of shares of Series A Preferred Stock tendered and accepted by the Company for exchange pursuant to the Exchange Offer will be deemed to have released the Company, its predecessors and successors, and their respective parents, subsidiaries, affiliates and assigns, and each of their respective officers, directors, employees, partners, advisors, agents and representatives from all claims they may have with respect to shares of Series A Preferred Stock, including, but not limited to, claims asserted in such lawsuit. Such holders will also be deemed to have waived all rights with respect to each share of Series A Preferred Stock exchanged to receive the quarterly dividend of $.94 per share that was declared on the Series A Preferred Stock for the quarter ended June 30, 1996 but which remains unpaid. Accordingly, all holders are urged to consult with their legal counsel prior to tendering their shares in the Exchange Offer. See "Purposes and Effects of the Exchange Offer; Release of Claims."

         The Exchange Offer will expire at 5:00 P.M., New York City time, on December 24, 1998, unless extended (the "Expiration Date"). Subject to the terms and conditions of the Exchange Offer, the Company will accept for exchange any and all shares of Series A Preferred Stock which are properly tendered in the Exchange Offer and not withdrawn prior to the Expiration Date. Tenders of shares of Series A Preferred Stock may be withdrawn at any time prior to the Expiration Date or, unless previously accepted for exchange, on or after January 25, 1999. Certificates for

Subordinated Notes to be issued in exchange for properly tendered shares of Series A Preferred Stock will be mailed by the Exchange Agent (as defined) promptly after the Expiration Date.

         The Series A Preferred Stock of the Company is not traded on any public market. Accordingly, there are no published quotations for the market price of the Series A Preferred Stock.

         The Exchange Offer is subject to certain customary conditions described under "The Exchange Offer--Conditions of the Exchange Offer." The Company reserves the right to terminate the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such conditions. In addition, subject to compliance with the applicable rules of the Securities and Exchange Commission (the "Commission"), the Company may amend the terms of the Exchange Offer at any time prior to the Expiration Date.

            The date of this Offering Circular is November 25, 1998.

                                TABLE OF CONTENTS


AVAILABLE INFORMATION...............................................................1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.....................................2

SUMMARY.............................................................................3
   RB Asset, Inc....................................................................3
   Purposes of the Exchange Offer...................................................3
   The Exchange Offer...............................................................5
   The Subordinated Notes...........................................................5
   The Series A Preferred Stock.....................................................8
   Other Terms of Exchange Offer...................................................11

RB ASSET, INC......................................................................14

SELECTED FINANCIAL DATA AND PRO FORMA FINANCIAL INFORMATION........................21

CAPITALIZATION.....................................................................23

MARKET PRICE OF PREFERRED STOCK....................................................24

DESCRIPTION OF SUBORDINATED NOTES..................................................24
   General.........................................................................24
   Subordination...................................................................25
   Redemption......................................................................26
           Mandatory...............................................................26
           Optional................................................................26
           Premium.................................................................27
   Limitations on Dividends........................................................27
   Certain Covenants...............................................................27
   Mergers, Consolidations, Etc....................................................29
   Modification of the Indenture; Waiver of Covenants..............................29
   Events of Default...............................................................29
   Certain Definitions.............................................................30

PURPOSES AND EFFECTS OF THE EXCHANGE, OFFER; RELEASE OF CLAIMS.....................32
   Purposes........................................................................32
   Release of Claims...............................................................33
   Certain Effects.................................................................34

THE EXCHANGE OFFER.................................................................34
   Terms of the Exchange Offer.....................................................34
   Expiration Date; Extensions; Termination; Amendments............................35
   Acceptance for Exchange and Exchange for Shares of Series A Preferred Stock.....35
   Procedures for Tendering Shares.................................................37

           Valid Tender............................................................37
           Book-Entry Transfer.....................................................37
           Signature Guarantees....................................................38
           Guaranteed Delivery.....................................................38
           Determination of Validity...............................................39
           Backup Withholding......................................................40
   Withdrawal Rights...............................................................40
   Conditions of the Exchange Offer................................................41
   Exchange Agent..................................................................42
   Information Agent...............................................................43
   Payment of Expenses.............................................................43

CERTAIN FEDERAL INCOME TAX CONSEQUENCES............................................44
   Exchange of Series A Preferred Stock for Subordinated Notes.....................44
   Taxation of the Subordinated Notes..............................................45
           Interest and Original Issue Discount....................................45
           Disposition of Subordinated Notes.......................................47
           General.................................................................47
   Backup Withholding..............................................................47

DESCRIPTION OF CAPITAL STOCK.......................................................48
   General.........................................................................48
   Common Stock....................................................................48
           Dividends...............................................................48
           Voting Rights...........................................................48
           Liquidation.............................................................48
           Preemptive Rights.......................................................48
           Special Stockholders' Meetings..........................................48
   Series A Preferred Stock........................................................49
           General.................................................................49
           Ranking.................................................................49
           Dividend Rights.........................................................49
           Liquidation.............................................................51
           Voting Rights...........................................................51
           No Other Rights.........................................................55
           Redemption..............................................................55
   Note Exchange...................................................................56
           Restrictions on Dividends and Redemptions...............................58
   Transfer Agent and Registrar....................................................58


ANNEX A -- Annual Report on Form 10-K/A for fiscal year ended June 30, 1998. ANNEX B -- Quarterly Report on Form 10-Q, as amended, for fiscal quarter ended
           September 30, 1998.

         The Exchange Offer is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 3(a) (9) thereof. The Company, therefore, will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the Series A Preferred Stock. Directors, officers and employees of the Company, who will not receive additional compensation therefor, may solicit exchanges from holders of the Series A Preferred Stock

         The Company has no arrangement or understanding with any broker, salesman or other person to solicit tenders of Series A Preferred Stock. No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained or incorporated by reference in this Offering Circular and, if given or made, such other information or representations should not be relied upon as having been authorized by the Company. This Offering Circular does not constitute an offer to any person in any jurisdiction in which that offer would be unlawful, and the Company will not accept tenders from holders of Series A Preferred Stock in any jurisdiction in which such acceptance would not be in compliance with the securities or Blue Sky laws of such jurisdiction. Neither the delivery of this Offering Circular nor the exchange of Subordinated Notes for Series A Preferred Stock pursuant to the Exchange Offer shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.



                              AVAILABLE INFORMATION

         The Company is required to file periodic reports pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. The Company has also filed a Schedule 13E-4 (the "Schedule") with the Commission, which Schedule also contains information with respect to the Exchange Offer and the Company. This filed material can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in Chicago, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and in New York, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web Site address which contains reports, proxy and information statements and other information regarding the registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         This Offering Circular incorporates by reference certain documents which are not presented herein or delivered herewith. Copies of any such documents filed by the Company, other than exhibits to such documents, are available upon request, without charge, from RB Asset, Inc., 645 Fifth Avenue, New York, New York 10022 (telephone (212) 848-0201).

         The Company's Annual Report on Form 10-K/A for the fiscal year ended June 30, 1998 (the "1998 Form 10-K") and the Company's Quarterly Report on Form 10-Q, as amended, for the quarter ended September 30, 1998 (the "September 1998 Form 10-Q"), which have been filed with the Commission pursuant to the Exchange Act, are attached to, and are incorporated in their entirety in, this Offering Circular as Annex A and Annex B, respectively.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Offering Circular and prior to the expiration of the Exchange Offer shall be deemed to be incorporated by reference into this Offering Circular and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded to constitute a part of this Offering Circular.

                                     SUMMARY

         This summary is qualified in its entirety by the detailed information appearing elsewhere in this Offering Circular or incorporated by reference herein.

                                 RB Asset, Inc.

         The Company is a Delaware corporation that, as a result of the completion of reorganization steps on May 22, 1998 (the "Reorganization"), succeeded to the assets, liabilities and business of River Bank America ("River Bank" or the "Predecessor Bank"). Prior to the Reorganization, River Bank was a New York State chartered stock savings bank which operated under the name East River Savings Bank and was regulated by the New York State Banking Department (the "Banking Department" or the "NYSBD") and, until December 31, 1997, by the Federal Deposit Insurance Corporation (the "FDIC"). The Company's principal business continues to be the management of its real estate assets, mortgage loans and investment securities, under a business plan intended to maximize shareholder value. Since the Reorganization, the Company has continued to manage its business and assets, but is not engaged in the banking business and is not subject to the regulatory constraints previously imposed on the Predecessor Bank by the Banking Department.

         The Company's executive offices are located at 645 Fifth Avenue, New York, New York 10022, telephone (212) 848-0201.

                         Purposes of the Exchange Offer

         In view of the changes in the nature of the Company and its business as a result of the Reorganization, the Board of Directors has determined to effect the Exchange Offer for the purpose of affording all holders of the Series A Preferred Stock an opportunity to exchange their shares of Series A Preferred Stock for the Subordinated Notes which may be, for them, a more attractive investment. As more fully described herein, the Exchange Offer provides holders of the Series A Preferred Stock with an opportunity to exchange perpetual preferred stock having a $25.00 per share liquidation value with non-cumulative dividend rights and no mandatory redemption provisions for $25.94 principal amount of a debt instrument maturing in seven years which requires (i) semi-annual payments of interest, payable in kind or in cash, at the Company's option, for the first three years and thereafter in cash, at rates increasing from an initial 8% per annum rate and (ii) the repayment of principal in mandatory semi-annual installments commencing after three years with increasing premiums on installments paid after four years.

         By letter, dated May 22, 1998, counsel for certain holders of shares of Series A Preferred Stock advised the Company that such holders objected to the Reorganization. Specifically, such counsel alleged that the Reorganization (i) constituted a "liquidation" of River Bank in violation of the terms of the Certificate of Designations of the Series A Preferred Stock by failing to provide for the payment to the holders of the Series A Preferred Stock of the liquidating distribution required by the Certificate of Designations of $25.00 per share, plus all accrued, undeclared and unpaid dividends thereon, (ii) was illegal under the New York Banking Law (the "NYBL") which provides, in the case of a voluntary liquidation, that the liquidating corporation shall distribute its remaining assets among its shareholders according to their respective rights and interests, (iii) violated a commitment made in River Bank's proxy statement, dated May 13, 1996, to retire the Series A Preferred Stock following approval and finalization of the sale of certain of its branches and assets to Marine Midland Bank ("Marine Midland") and
(iv) constituted a breach of duty owed by River Bank's Board of Directors to the holders of the Series A Preferred Stock.

         The Company believes such allegations are without merit. However, in an effort to resolve these claims on an amicable basis representatives of the Company and such holders have discussed, from time to time since the date of such letter, certain proposals under which the Company would offer to exchange a new security for the Series A Preferred Stock. In October, 1998, the Company proposed to representatives of such holders to effect an exchange offer upon substantially the terms and conditions of the Exchange Offer made hereby. On October 27, 1998, 11 holders of Series A Preferred Stock who claim to beneficially own, in the aggregate, 849,000 shares (approximately 60.6% of the outstanding shares) of Series A Preferred Stock (the "Organized Group") commenced a lawsuit entitled Strome Global Income Fund et al. v. River Bank America et. al. (the "Complaint") in Supreme Court of the State of New York, County of New York, Index No. 605226198 (the "Action"), against the Company, certain of its predecessors and certain of its directors (collectively, the "Defendants"). The complaint in the Action alleged (the "Allegations"), among other things, that (i) the Defendants breached the Certificate of Designations relating to the Series A Preferred Stock by fraudulently transferring assets of River Bank and by illegally amending the Certificate of Designations, (ii) the Defendants fraudulently conveyed the assets of River Bank, thereby depriving the holders of a liquidating distribution, (iii) the Defendants violated the NYBL by liquidating River Bank without making the liquidating distribution required by the NYBL and by denying holders appraisal rights to which they were entitled by the NYBL, (iv) the Defendants breached their fiduciary duty to holders by depriving them of their liquidating distribution, (v) the Defendants breached their duty of disclosure by omitting from the Proxy Statement dated March 27, 1998 material facts relating to the holders' right to receive a liquidating distribution, their appraisal rights for their shares and the requirement that holders vote as a class with respect to the amendment of the Certificate of Designations, (vi) the Defendants' implementation of the liquidation of River Bank and the amendment of the Certificate of Designations were ultra vires and should be declared void and (vii) the intentionally tortious nature of the Defendants' conduct bars them from seeking indemnification for their actions and, therefore, the Defendants should be enjoined from seeking indemnification for damages or attorneys' fees relating to the action. The Company believes that the Allegations are without merit and intends vigorously to oppose the Action.

         Holders of Series A Preferred Stock, including any of the plaintiffs in the Action, whose shares are tendered and accepted by the Company for exchange pursuant to the Exchange Offer will have released the Company, its predecessors and successors, and their respective parents, subsidiaries, affiliates and assigns, and each of their respective officers, directors, employees, partners, advisors, agents and representatives from all actions, causes of action, claims, judgments, contracts, agreements or understandings, whether individual or derivative in nature, which such holders now have, ever had or hereafter shall or may have with respect to the shares of Series A Preferred Stock exchanged pursuant hereto or any disclosures, rights or agreements relating thereto, including, but not limited to, any claims made in the Action and any claims with respect to the Reorganization and the transfer of assets from River Bank. Accordingly, the

Company urges all holders to consult with their legal counsel prior to tendering their shares in the Exchange Offer. See "Purposes and Effects of the Exchange Offer; Release of Claims."

                               The Exchange Offer



Exchange Ratio                      $25.94 principal amount of its Subordinated
                                    Notes for each outstanding share of Series A
                                    Preferred Stock. Although the Company has no current intention of increasing the principal amount of Subordinated Notes exchanged for each share of Series A
                                    Preferred Stock, any such increase will be provided with respect to all previously tendered shares of Series A Preferred Stock.

Expiration                          Date 5:00 P.M., New York City time, on
                                    December 24, 1998, unless extended by the Company.

Acceptance of Series A Preferred    Subject to the terms and conditions of the
Stock and Delivery of               Exchange Offer, the Company will accept for
Subordinated Notes                  exchange any and all shares of Series A
                                    Preferred Stock which are properly tendered in the Exchange Offer and not withdrawn prior to the Expiration Date. The certificates representing Subordinated Notes issued pursuant to the Exchange Offer will be delivered as soon as practicable following the Expiration Date. See "The
                                    Exchange Offer--Acceptance for Exchange and
                                    Exchange for Shares of Series A Preferred
                                    Stock."

                             The Subordinated Notes

Issue Increasing Rate Junior Subordinated Notes due 2006 to be issued under an indenture (the "Indenture") between the Company and La Salle National Bank, as trustee (the "Trustee").

Issuer                              The Company.

Principal Amount                    Up to $36,316,000, plus such additional
                                    principal amount of Subordinated Notes as may be issued in payment of interest on the Subordinated Notes from the date of their initial issuance until the semi-annual interest period beginning on
                                    January 16, 2002.

Denominations                       $100 and integral multiples thereof.

Interest Payment Dates              January 15 and July 15 of each year,
                                    commencing July 15, 1999.

Maturity                            January 15, 2006

Interest Rate                       Interest will accrue from the Expiration
                                    Date of the Exchange Offer at the initial rate of 8.0% per annum (the "Initial Rate") until the interest period beginning January
                                    16, 2002 (the "Interest Increase Date") and will be payable, at the option of the Company, either in cash or by issuance of additional Subordinated Notes. Thereafter, interest will be payable semi-annually in cash at an annual rate increasing from the Initial Rate by 0.50% per annum each semi-annual interest payment period commencing with the interest payment period beginning on the Interest Increase Date up to a maximum rate of 12.0% per annum. The
                                    Company's ability to pay in cash any
                                    installment of interest on, or principal or premium (if any) of, the Subordinated Notes is currently subject to the approval of Marine Midland under the terms of the Company's Credit Agreement, dated June 28,
                                    1996, with Marine Midland (the "Credit
                                    Agreement"). However, borrowings under the
                                    Credit Agreement mature on June 30, 1999, subject to the right of the Company to extend the maturity for two successive one-year periods to June 30, 2001, which date is prior to the dates on which cash payments of interest and principal are required to be made on the Subordinated
                                    Notes. There can be no assurance that Marine
                                    Midland will provide any such approval that may be requested by the Company in the future for the payment in cash of any installment of interest or any prepayment of principal and premium, if any, prior to the dates such cash payments are required to be made under the terms of the Subordinated
                                    Notes.

Ranking The Notes will constitute unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. As of September 30, 1998, the Company had approximately $68,760,000 of Senior Indebtedness outstanding. The Indenture will not limit the amount of additional indebtedness which the Company can create, incur, assume or guarantee, nor will the Indenture limit the amount of indebtedness which any subsidiary can create, incur, assume or guarantee. See "Description of

                                    Subordinated Notes--Subordination."

Mandatory Redemption                The Company will be required to redeem
                                    1/14th (7.14285%) of the aggregate principal amount of the Subordinated Notes issued by the Company (including any issued in payment of interest) semi-annually commencing on
                                    July 15, 2002 and on each January 15 and
                                    July 15 thereafter to and including July 15, 2005 at a price of 100% of principal amount plus accrued and unpaid interest plus, for redemptions effected after January 15, 2003, a premium as noted below. The balance of the outstanding Subordinated Notes will mature on January 15, 2006. All mandatory redemptions will be made on a pro rata basis.

Optional Redemption                 The Subordinated Notes will be redeemable at
                                    the option of the Company at any time in whole or in part, by lot or pro rata as determined by the Company's Board of Directors (the "Board"), at the redemption price of 100% of principal amount plus accrued and unpaid interest plus, for redemptions effected after January 15, 2003, a premium as noted below.

Premium The redemption price for each redemption (mandatory or optional) effected after January 15, 2003 and the payment at maturity will include a premium based on the amount redeemed or paid. Such premium will consist of (i) 0.5% of the principal amount redeemed during the period from January 16, 2003 through and including July 15, 2003, (ii) 0.75% of the principal amount redeemed during the period from July 16, 2003 through and including January 15, 2004 and (iii) 1% of the principal amount redeemed during the period from January 16, 2004 through July 15, 2004, which premium will increase by 1% for redemptions during each subsequent six month period beginning each July 16 and January 16 thereafter until it reaches 4% of the principal amount for the period from July 16, 2005 to January 15, 2006. Payments of premium at maturity will also be at the rate of 4% of the principal amount paid. The following chart illustrates the amount of premium payable on each $1,000 principal amount of Subordinated Notes during the periods indicated:

                                      If redeemed during the 6-month
                                             period beginning         Premium
                                      ------------------------------  -------
                                    January 16, 2003 ...............  $ 5.00
                                    July 16, 2003 ..................  $ 7.50
                                    January 16, 2004 ...............  $10.00
                                    July 16, 2004 ..................  $20.00
                                    January 16, 2005 ...............  $30.00
                                    July 16, 2005 ..................  $40.00

                          The Series A Preferred Stock

The Series A Preferred Stock        There are currently outstanding 1,400,000
                                    shares of Series A Preferred Stock.

Dividends                           Dividends are payable on the Series A
                                    Preferred Stock in cash at the rate of 15% per share per annum (equivalent to $3.75 per share per annum) if, when and as declared by the Board. Dividends are not cumulative and are payable quarterly in equal amounts in arrears on the 15th day of January, April, July and October in each year or, if such day is not a business day, on the next business day. Because dividends are noncumulative, if no dividend is declared on the Series A Preferred Stock by the Board for a quarterly dividend period, holders of the Series A Preferred Stock have no right to receive, and the Company has no obligation to pay, a dividend for that period, whether or not dividends on the Series A Preferred Stock are declared by the Board for any future period. The Company's ability to pay dividends is subject to the approval of Marine Midland. The Company has received notice from Marine Midland that the approval necessary to declare or pay dividends on the Company's Series A
                                    Preferred Stock will not be provided at this time. There can be no assurance that the Company will deem it appropriate to pay dividends on the Series A Preferred Stock, even if permitted to do so by Marine
                                    Midland.

Redemption                          The Series A Preferred Stock is perpetual in
                                    duration and is not redeemable by the
                                    Company prior to July 1, 2004. The Series A
                                    Preferred Stock is redeemable by the Company at its option at any time on or after July
                                    1, 2004, in whole or in part, at the
                                    redemption prices set forth herein, plus unpaid dividends (whether or not declared) for the then-current quarterly dividend period up to, but excluding, the date fixed for redemption without interest and without the accumulation of unpaid dividends for prior quarterly dividend periods. See "Description of Capital Stock--Series A Preferred
                                    Stock--Redemption."

                                    Redemption of the Series A Preferred Stock is subject to compliance with applicable legal restrictions and restrictions contained in the Company's Credit Agreement. See "Description of Capital Stock--Note Exchange--Restrictions on Dividends and Redemptions."

Voting Except as required by law and in the limited circumstances described herein, holders of the Series A Preferred Stock are not entitled to vote upon the election of members of the Board or other matters in general. Holders of the Series A Preferred Stock, however, are entitled to elect two members of the Board to fill two newly-created directorships if, with respect to each of any six quarterly dividend periods, whether consecutive or not, the Company shall have failed to pay (or set aside an amount for payment of) full dividends on the Series A Preferred Stock. If, at any time such voting right vests, there is outstanding any other class or series of capital stock ranking on a parity with the Series A Preferred Stock that has been granted the same voting right, holders of the Series A Preferred Stock and holders of such other stock shall vote together as a single class for the election of the two new directors.

                                    The holders of Series A Preferred Stock are currently entitled to elect two directors because dividends on the Series A Preferred Stock are in arrears and unpaid for six quarterly dividend periods. Accordingly, at the Company's Annual Meeting of Stockholders held on September 16, 1998, holders of the Series A Preferred Stock elected two directors.

                                    In addition, so long as any shares of Series
                                    A Preferred Stock are outstanding, the
                                    approval of the holders of at least
                                    66 2/3% of the outstanding Series A
                                    Preferred Stock, voting together as a class, is required for any amendment to the Company's Certificate of Incorporation or the Certificate of Designations relating to the Series A Preferred Stock which would (i) materially and adversely affect the rights, preferences, powers or privileges of the Series A Preferred Stock or (ii) create or enlarge any class or series of equity securities of the Company ranking prior to the Series A Preferred Stock either as to dividend rights or rights upon the voluntary or involuntary dissolution, liquidation or winding up of the Company.

Liquidation                         Preference The Series A Preferred Stock has
                                    a liquidation preference over shares of
                                    Common Stock of $25.00 per share, plus
                                    unpaid dividends for the then-current
                                    quarterly dividend period up to, but
                                    excluding, the date fixed for liquidation.

Ranking The Series A Preferred Stock ranks, in priority of payment of dividends and rights upon the voluntary or involuntary dissolution, liquidation or winding up of the Company, junior to all claims of the Company's creditors, including the claims of the holders of any Subordinated Notes issued pursuant hereto in exchange for shares of Series A Preferred Stock. With respect to payment of any dividends and of any distribution upon any such dissolution, liquidation or winding up, the Series A Preferred Stock will be superior and prior in rank to the Common Stock and to all other classes and series of equity securities of the Company now or hereafter authorized, issued or outstanding, other than any class or series of equity securities of the Company expressly designated as being on a parity with or senior to the Series A Preferred Stock.

Payment Restriction on Junior
Stock The Company may not (i) declare or (ii) pay any dividend or other distribution with respect to the Common Stock or any class of equity securities not expressly designated as being on par with, or senior to, the Series A Preferred Stock (collectively with the Common Stock, the "Junior Stock"), other than dividends in Common Stock or other Junior Stock, or (iii) (except by conversion into or exchange for Junior Stock) repurchase, redeem or otherwise acquire any Common Stock or other Junior Stock unless the Company has, in the case of clause (i) declared, or in the case of clauses (ii) or
                                    (iii) paid (or set aside an amount for
                                    payment of), full dividends on the Series A
                                    Preferred Stock with respect to the same calendar quarter for which (a) the dividend or other distribution is being declared or paid, as the case may be, on the Common Stock or Junior Stock or (b) the Common Stock or Junior Stock is being repurchased, redeemed or otherwise acquired.

Note Exchange                       In the event of a Change of Control (as
                                    defined herein), all or part of the
                                    outstanding shares of Series A Preferred
                                    Stock shall be exchangeable at the option of the Company or its successor (the "Note
                                    Issuer") into subordinated notes (the "15%
                                    Notes") of the Note Issuer, which will bear interest at the rate of 15% per annum, mature on July 1, 2014 and have payment and redemption terms as described herein. There can be no assurance that a Change of Control will occur, that an exchange of 15% Notes for outstanding shares of Series A Preferred
                                    Stock (a "Note Exchange") will be effected or that the other conditions to issuance of the 15% Notes will be met. See "Description of Capital Stock -- Note Exchange."


                          Other Terms of Exchange Offer


Release of Claims                   Each Holder accepting the Exchange Offer
                                    will have released the Company, its
                                    predecessors and successors, and their
                                    respective parents, subsidiaries, affiliates and assigns, and each of their respective officers, directors, employees, partners, advisors, agents and representatives from all actions, causes of action, claims, judgments, contracts, agreements or understandings, whether individual or derivative in nature, which such Holder now has, ever had or hereafter shall or may have with respect to the shares of Series A
                                    Preferred Stock exchanged pursuant hereto or any disclosures, rights or agreements relating thereto, including, but not limited to, any claims made in the Action and any claims with respect to the Reorganization and the transfer of assets from River Bank.
                                    Holders who accept the Exchange Offer will be barred from participating in any litigation with respect to any released claims, including but not limited to the lawsuit described above, or from participating in any other lawsuit or as a member of any class of claimants in any other litigation with respect to the released claims.

Waiver of Dividend                  Each Holder (as defined herein) accepting
                                    the Exchange Offer will be deemed to have waived all rights, with respect to each share of Series A Preferred Stock exchanged, to receive the $.94 per share quarterly dividend that was declared on shares of Series A Preferred Stock for the quarter ended June 30, 1996 but which remains unpaid.

Proposed Equity Rights Offering     If within one year after expiration of the
                                    Exchange Offer, the Company effects an
                                    equity enhancement plan through either a rights offering to the holders of its Common
                                    Stock or the distribution to such holders of Warrants to purchase additional shares of Common Stock, each holder of Series A
                                    Preferred Stock whose shares are accepted by the Company for exchange pursuant to the Exchange Offer will be entitled to participate in such rights offering or distribution of Warrants on the basis of one subscription right or Warrant for each share of Series A Preferred Stock so exchanged for Subordinated Notes. The Company's Board of
                                    Directors has authorized management to
                                    develop a proposal for such a rights
                                    offering or distribution of Warrants,
                                    provided that, under the terms thereof,
                                    Alvin Dworman, Odyssey Partners, L.P. and
                                    East River Partnership B, who currently own an aggregate of 50.8% of the outstanding shares of Common Stock, will have the ability to avoid dilution of their aggregate percentage ownership of the Common Stock outstanding upon consummation thereof. While the Company presently intends to effect such a plan, there can be no assurance that such rights offering or distribution of Warrants plan will be effected or as to the terms and conditions thereof.

Conditions of the Exchange Offer    The Exchange Offer is subject to certain
                                    conditions, all of which may be waived by the Company. The Company has obtained the consent of Marine Midland to effect the Exchange Offer. However, there can be no assurance that Marine Midland will provide any approval that may be requested by the Company in the future for the payment in cash of any installment of interest or any prepayment of principal and premium, if any, prior to the dates such cash payments are required to be made under the terms of the Subordinated Notes. See "The Exchange
                                    Offer--Conditions of the Exchange Offer."

Procedures for Tendering Series A
Preferred Stock                     Holders of Series A Preferred Stock wishing
                                    to accept the Exchange Offer must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver the Letter of Transmittal to the Exchange Agent at one of the addresses set forth herein.
                                    See "The Exchange Offer--Procedures for
                                    Tendering Shares."

Withdrawal of Tenders               Tenders may be withdrawn at any time prior
                                    to 5:00 P.M., New York City time, on the
                                    Expiration Date or, unless previously
                                    accepted for exchange, on or after January
                                    25, 1999. See "The Exchange
                                    Offer--Withdrawal Rights."

Certain Federal Income Tax
Consequences                        For a discussion of certain Federal income
                                    tax consequences of the exchange of the
                                    Series A Preferred Stock, see "Certain
                                    Federal Income Tax Consequences."

Exchange Agent                      American Stock Transfer & Trust Company. See
                                    "The Exchange Offer--Exchange Agent."

Information Agent                   MacKenzie Partners, Inc. See "The Exchange
                                    Offer--Information Agent."

Further Information                 For further information, contact Nelson L.
                                    Stephenson, President of the Company at
                                    (212) 848-0206.

                                 RB ASSET, INC.

         The Company is a Delaware corporation that, as a result of the completion of reorganization steps on May 22, 1998 (the "Reorganization"), succeeded to the assets, liabilities and business of River Bank America ("River Bank" or "Predecessor Bank"). Prior to the Reorganization, River Bank was a New York State chartered stock savings bank and was regulated by the New York State Banking Department (the "Banking Department" or the NYSBD") and, until December 31, 1997, the Federal Deposit Insurance Corporation (the "FDIC"). The Company's principal business continues to be the management of its real estate assets, mortgage loans and investment securities, under a business plan intended to maximize shareholder value. Subsequent to the Reorganization, the Company has managed its business and assets without the regulatory constraints previously imposed on the Predecessor Bank by the Banking Department. Unless the context otherwise requires, references to the business, assets and liabilities of the Company prior to May 22, 1998 include the business, assets and liabilities of the Predecessor Bank.

         The Predecessor Bank was founded in 1848. In 1925, the Predecessor Bank adopted the name "East River Savings Bank" which it continued to use in its retail business through June 28, 1996. The Predecessor Bank converted to a stock-form savings bank through a plan of conversion in 1985. Effective October 1, 1988, East River Savings Bank formally changed its corporate name to "River Bank America." On June 28, 1996, the Predecessor Bank sold its remaining eleven branches (the "Branch Sale") to Marine Midland, inclusive of the name East River Savings Bank. Following consummation of the Branch Sale, all retail banking operations of the Predecessor Bank ceased.

         On May 22, 1998, River Bank completed its Reorganization into a Delaware corporation named RB Asset, Inc., under a plan that was approved at the Predecessor Bank's special meeting of stockholders on May 1, 1998. RB Asset, Inc., as the successor in the Reorganization, succeeded to the assets, liabilities and business of River Bank. As a result of the Reorganization and related dissolution discussed below, the capital stock of River Bank was canceled and, as of the close of business on May 22, 1998, River Bank's stock transfer records were closed.

         Following stockholder approval of the Reorganization, all of the Predecessor Bank's assets, liabilities and business were transferred to, or assumed by, the Predecessor Bank's wholly-owned subsidiary, River Asset Sub, Inc. on May 11, 1998, pursuant to the terms of an assignment and assumption agreement and related transfer documents. Thereafter, on May 18, 1998, the Board of Directors declared distribution of the capital stock of its wholly-owned subsidiary, River Distribution Sub, Inc. ("River Distribution"), payable on a book-entry basis to the Predecessor Bank's stockholders of record on May 22, 1998. At the time of such distribution the capital stock of River Distribution had no value.

         In the distribution, all of the issued and outstanding shares of common stock ("River Distribution Common Stock") and 15% Noncumulative Perpetual Preferred Stock, Series A of River Distribution ("River Distribution Series A Preferred") held by the Predecessor Bank were distributed to the Predecessor Bank's stockholders on a share-for-share basis such that each holder of the common stock of River Bank ("River Bank Common Stock") received one share of River Distribution Common Stock for each share of River Bank Common Stock held by such stockholder and each holder of 15% Noncumulative Perpetual Preferred Stock, Series A, of River

Bank ("River Bank Series A Preferred") received on share of River Distribution Series A Preferred Stock for each share of River Bank Series A Preferred Stock held by such stockholder.

         Finally, upon book-entry payment of the distribution, on May 22, 1998, River Distribution merged with and into River Asset whereupon the stockholders of River Distribution became stockholders of the surviving corporation which changed its name to RB Asset, Inc. In the merger, the shares of capital stock of River Distribution were converted into shares of identical capital stock of RB Asset, Inc., the renamed surviving corporation in the merger. Accordingly, subsequent to the merger, the capital stock of River Bank had no value. Stock certificates representing shares of capital stock of RB Asset, Inc. were then distributed to holders of record as of May 22, 1998.

         In connection with the Reorganization steps, on May 19, 1998, a petition for an order of dissolution declaring River Bank dissolved and its legal existence terminated was filed in the Supreme Court of the State of New York. The Supreme Court issued the order on June 18, 1998 and, upon the filing of the order of dissolution with the Banking Department on June 23, 1998, the Predecessor Bank was dissolved and its legal existence terminated. Upon such dissolution, the capital stock of River Bank was canceled and the stock transfer records of River Bank were closed.

         On June 28, 1996, the Predecessor Bank consummated the Branch Sale contemplated by the Purchase of Assets and Liability Assumption Agreement (the "Branch Agreement") by and between the Predecessor Bank and Marine Midland. Pursuant to the terms of the Branch Agreement, Marine Midland assumed $1,159.6 million of deposit liabilities (the "Assumed Deposits") and acquired assets with an aggregate carrying value of $1,066.6 million (the "Transferred Assets"). The Transferred Assets consisted primarily of loans secured by real estate, mortgage-backed and investment securities, and 11 bank branch offices, inclusive of the name East River Savings Bank. Included in the Transferred Assets was approximately $32.4 million of loans in which the Predecessor Bank was granted subordinated participation interests. Also included in the Transferred Assets were the proceeds of disposition from five individual asset sale transactions with third parties, aggregating $60.4 million, composed of real estate assets, loans and other receivables (the "Asset Sale Transactions"). The Asset Sale Transactions were structured to include ongoing recourse to, and participation by, the Predecessor Bank with respect to the assets sold, based upon the net proceeds realized on disposition of assets by the purchasers. See "Asset Sale Transactions" and Note 11 to the Consolidated Financial Statements contained in the 1998 Form 10-K attached hereto as Annex A.

         The Assumed Deposits exceeded the Transferred Assets by approximately $93.0 million, which represented the premium received by the Predecessor Bank in the Branch Sale Marine Midland also purchased the Predecessor Bank's branch office realty at 96th Street in Manhattan for $1.3 million. The Predecessor Bank recorded a net pretax gain on the sale of offices and branches of $77.6 million reflecting the deposit premium of $93.0 million, partially offset by Branch Sale transaction costs of $5.8 million, professional fees of $3.2 million, employee benefits and severance costs of $4.6 million, net losses on the sale of assets of $1.1 million and other net costs of $700,000. During the year ended June 30, 1997, the Predecessor Bank's indemnification agreements with Marine Midland were amended and $3.3 million contingency reserve was recorded.

         At June 30, 1996, the Predecessor Bank retained $285.5 million in assets, including primarily real estate assets and non-performing loans. The balance of the retained assets consisted of performing loans (including loans sold with recourse, subordinated participations, junior subordinated participations, loans to facilitate the sale of real estate owned and mortgage and other loans) and a modest amount of cash and investment securities (collectively, the "Retained Assets"). Subsequent to the Branch Sale, the Predecessor Bank continued substantially the same asset management strategy for Retained Assets as had been previously employed by the Predecessor Bank, in the years immediately prior to the Branch Sale.

         Following the Branch Sale, the Company engaged RB Management Company, LLC (the "Management Company") to manage its operations on a day-to-day basis, including developing and recommending strategies to the Company's Board of Directors regarding the ongoing management of assets. The Management Company is a privately-owned entity that was newly formed in June 1996 and is controlled by Alvin Dworman, who owns 39.0% of the outstanding Common Stock of the Company.

         The closing of the Branch Sale was conditioned upon the Predecessor Bank's obtaining financing with terms and in an amount reasonably acceptable to the Predecessor Bank and determined to be reasonably adequate to permit consummation of the Branch Sale. The Predecessor Bank obtained from Marine Midland a loan facility (the "Facility") under the Credit Agreement consisting of eleven independent mortgage loans with additional collateral, in an aggregate amount not to exceed $99.1 million. As of June 30, 1996, Marine Midland had extended $89.8 million under the Facility to the Predecessor Bank, which has been reduced by repayment activity to $60.6 million at June 30, 1998, with an additional $19.6 million in proceeds maintained in a restricted cash account pending negotiation with Marine Midland as to the application of such proceeds to reduce the outstanding balances of the Facility. Proceeds of the Facility were utilized by River Bank to (i) refinance all or part of the certain indebtedness secured by assets to be transferred to Marine Midland, including all or a substantial part of the outstanding advances from the Federal Home Loan Bank ("FHLB") and (ii) provide additional funds for the development and completion of two individual real estate assets as part of the Predecessor Bank's operations subsequent to the Branch Sale.

         Marine Midland assumed substantially all of the Predecessor Bank's retail deposits in connection with the Branch Sale. In addition, the Predecessor Bank ceased accepting retail deposits on the date of the Branch Sale. At June 30, 1996, the Predecessor Bank held certain non-retail deposits, which aggregated approximately $3.0 million. During the quarter following the Branch Sale, the Predecessor Bank arranged for the assumption by other insured depository institutions of its remaining non-retail deposits. Accordingly, the Predecessor Bank held no deposit liabilities at June 30, 1997. However, at June 30, 1997, the Predecessor Bank continued to be regulated by the FDIC and the NYSBD. On October 31, 1996 the Predecessor Bank requested that the FDIC terminate its insurance of accounts in accordance with the requirements of the NYSBD's approval of the Branch Sale. On April 14, 1997, the Predecessor Bank received notice that the FDIC, as requested by the Predecessor Bank, intended to terminate the Predecessor Bank's status as an insured state nonmember Bank on December 31, 1997. Upon the issuance of this order by the FDIC, the Predecessor Bank was no longer subject to banking regulation by the FDIC. In connection therewith, the Predecessor Bank also received from the Banking Department a waiver of any applicable New York State deposit insurance requirements.

         Conditions imposed in connection with the NYSBD's approval of the Branch Sale included: (i) the Predecessor Bank's agreement to file an application with the Banking Department, within one year of the closing of the Branch Sale, for approval of a plan of dissolution ("Condition No. 1"); (ii) the Predecessor Bank's agreement to file with the Supreme Court of the State of New York an application for a closing order within 13 months of the closing of the Branch Sale and an application for a final order of dissolution within five months following the filing of an application for a closing order ("Condition No. 2"); (iii) increased levels of minimum regulatory capital requirements; (iv) the Predecessor Bank's agreement to continue to submit its proposed capital transactions to the NYSBD for prior approval; (v) the continuation of the Predecessor Bank's then-current periodic reporting obligations with respect to its retained assets, as well as in connection with its ongoing activities subsequent to the Branch Sale; and (vi) such other conditions and obligations as the Banking Department may have deemed appropriate.

         In June 1997, the Predecessor Bank submitted an alternate proposal (the "Alternate Proposal") to the NYSBD pursuant to which the Predecessor Bank would implement Conditions No. 1 and No. 2 of the approval of the Branch Sale. The Predecessor Bank proposed to adopt a plan under which it would transfer all of its assets and liabilities, including all contingent liabilities, to a successor corporation ("Successor") incorporated under Delaware General Corporation Law. Successor would acquire all of the assets of the Predecessor Bank and continue all of the business of the Predecessor Bank under the same business plan as adopted by the Predecessor Bank. Following the transfer of its assets and liabilities to Successor, the Predecessor Bank would surrender its banking charter and dissolve. The implementation of the proposed plan would result in a mere change of form from a banking corporation to a corporation incorporated under the Delaware General Corporation Law, which would not be subject to the jurisdiction of the Banking Department. The proposed transfer was expected to qualify as a tax-free reorganization under the Internal Revenue Code and, as such, the Company expected (and continues to expect) that certain of the Predecessor Bank's tax attributes would be preserved. In connection with the Alternate Proposal, common and preferred shareholders of River Bank would receive shares of Successor on a share-for-share basis so that Successor will be owned by the same stockholders, in the same proportions, as owned the Predecessor Bank on the record date.

         Prior to June 30, 1997, the Predecessor Bank received the NYSBD's letter indicating their conditional approval of the Alternate Proposal as meeting the Conditions of the Banking Department's approval of the Branch Sale, if implemented by the Predecessor Bank on a timely basis. The NYSBD's conditional approval of the Alternate Proposal and related modification of Condition No. 1 of the Approval of the Branch Sale provided that the approval of shareholders of the Alternate Proposal not later than September 30, 1997 would be deemed to satisfy Condition No. 1. Condition No. 2 of the Banking Department's approval of the Branch Sale would be deemed to be satisfied if the petition required by Condition No. 2 was filed by the Bank by October 15, 1997. The Predecessor Bank met Condition No. 1 and Condition No. 2 on a timely basis. A copy of the Alternate Proposal and the NYSBD's letter indicating their conditional approval of the Alternate Proposal were included as Exhibits 14 and 15 to FDIC Form F-2, dated June 30, 1997.

         The Banking Department had also advised the Predecessor Bank that the Predecessor Bank's minimum capital requirement, set at $115 million in the NYSBD's approval of the Branch Sale and subsequently amended to $106 million in May 1997, was to remain at $106 million until the Predecessor Bank's final dissolution. Further, the Banking Department's conditional approval of the Alternate Proposal required that the Predecessor Bank seek prior approval from the NYSBD for any material sale or transfer of assets, or expenditures for development or renovation of any properties held by the Predecessor Bank prior to the completion of the dissolution of the Predecessor Bank.

         Primarily as a result of deterioration in the real estate markets and a general economic recession in the New York metropolitan area and, later in other areas in which the Predecessor Bank was engaged in lending activities, particularly California, the Company's non-performing assets began increasing in 1989 and continued to increase in the aggregate through 1992. The resolution of non-performing assets, which substantially resulted from the Predecessor Bank's lending strategy of the 1980s, required significant time and attention by the Predecessor Bank's management. Over the five year period preceding the Branch Sale, the Bank's primary loan origination focus was single-family (one-to-four units) and, to a lesser extent, multi-family (five or more units) residential loans secured by properties in the New York City metropolitan area. Primarily as a result of conditions imposed by the NYSBD, subsequent to June 28, 1996, the Predecessor Bank has not originated a material amount of loans.

         The Predecessor Bank had previously received notice that the approvals necessary to declare or pay dividends on the Predecessor Bank's outstanding shares of River Bank Series A Preferred Stock would not be provided. In June 1996, the Predecessor Bank's Board of Directors declared a River Bank Series A Preferred Stock dividend for the quarter ending June 30, 1996, payment of which was subject to the receipt of required approvals from the FDIC and the NYSBD (the Predecessor Bank's regulators at the time), as well as Marine Midland (the Predecessor Bank's and the Company's principal lender). Primarily as a result of the above, neither the Company's or the Predecessor Bank's Board of Directors has taken any action regarding a quarterly dividend on the Company's Series A Preferred Stock for any of the quarterly periods ended from September 30, 1996 through September 30, 1998. Although the Company is no longer subject to the jurisdiction of either the FDIC or the NYSBD, declaration or payment of future dividends on the Company's Series A Preferred Stock will continue to be subject to the approval of Marine Midland for so long as the Facility remains outstanding. The

Company has received notice from Marine Midland that the approval necessary to declare or pay dividends on the Company's Series A Preferred Stock will not be provided at this time. There can be no assurance that the Board of Directors of the Company will deem it appropriate to pay dividends on the Series A Preferred Stock, even if permitted to do so by Marine Midland.

         Marine Midland has given its consent for the Company to make the Exchange Offer and issue Subordinated Notes pursuant thereto, provided, however, that without the prior written approval of Marine Midland, the Company may not make cash payments of interest on, or principal or premium (if any) on, the Subordinated Notes while any senior indebtedness under the Credit Agreement remains outstanding. However, borrowings under the Credit Agreement mature on June 30, 1999, subject to the right of the Company to extend the maturity for two successive one-year periods to June 30, 2001, which date is prior to the dates on which cash payments of interest and principal are required to be made on the Subordinated Notes. There can be no assurance that Marine Midland will provide any such approval that may be requested by the Company in the future for the payment in cash of any installment of interest or any prepayment of principal and premium, if any, prior to the dates such cash payments are required to be made under the terms of the Subordinated Notes.

         During the fiscal year ended June 30, 1998, the Company reported a net loss applicable to common shares of $1.5 million, or $0.21 per share. Significant factors contributing to the Company's fiscal 1998 results include a net interest loss (interest expense on borrowed funds in excess of interest income from loan assets), after provision for possible credit losses, of $3.4 million, real estate property and maintenance expenses of $10.9 million, other operating expenses of $6.1 million, writedowns of investment in real estate of $1.1 million, depreciation expenses of $383,000 and provisions for income taxes of $434,000, partially offset by rental income from real estate operations of $13.8 million, realization of contingent participation interest and gains on the sale of real estate of $3.4 million and $2.0 million, respectively, and net gains on the sale of investment securities, available for sale, of $1.7 million.

         The Company reported net income attributable to common shares of $450,000, or $0.06 per share, for the three months ended September 30, 1998, an increase of $839,000 as compared with a net loss attributable to common shares of $389,000, or ($0.05) per share, for the three month period ended September 30, 1997. The primary reason for the increase in the Company's net operating results for the quarter ended September 30, 1998, as compared to the same quarter in the previous year, was the recording of other property income of $488,000 in the quarter ended September 30, 1998, an increase of $1.8 million as compared with a net loss from other property operations of $1.3 million in the same quarter of the previous year. In addition, contingent participation revenues increased $231,000 to $1.0 million in the quarter ended September 30, 1998 as compared to $769,000 in same quarter of the previous year. Interest expense and other expenses also declined $227,000 and $788,000, respectively, in the quarter ended September 30, 1998 as compared with the same period in the previous year. Interest expense declined from $1.6 million in the quarter ended September 30, 1997 to $1.4 million during the same quarter of the current year. Other expenses declined from $1.7 million in the quarter ended September 30, 1997 to $934,000 during the quarter ended September 30, 1998.

         On October 27, 1998, 11 holders of Series A Preferred Stock who claim to beneficially own, in the aggregate, 849,000 shares (approximately 60.6% of the outstanding shares) of Series A Preferred Stock (the "Organized Group") commenced a lawsuit entitled Strome Global Income Fund et. al. v. River Bank America et al. (the "Complaint") in Supreme Court of the State of New York, County of New York, Index No. 605226198 (the "Action"), against the Company, certain of its predecessors and certain of its directors (collectively, the "Defendants"). The complaint in the Action alleged (the "Allegations"), among other things, that (i) the Defendants breached the Certificate of Designations relating to the Series A Preferred Stock by fraudulently transferring assets of River Bank and by illegally amending the Certificate of Designations, (ii) the Defendants fraudulently conveyed the assets of River Bank, thereby depriving the holders of a liquidating distribution, (iii) the Defendants violated the New York Banking Law (the "NYBL") by liquidating River Bank without making the required liquidating distribution required by the NYBL and by denying holders appraisal rights to which they were entitled by the NYBL, (iv) the Defendants breached their fiduciary duty to holders by depriving them of their liquidating distribution, (v) the Defendants breached their duty of disclosure by omitting from the Proxy Statement dated March 27, 1998 material facts relating to the holders' right to receive a liquidating distribution, their appraisal rights for their shares and the requirement that holders vote as a class with respect to the amendment of the Certificate of Designations, (vi) the Defendants' implementation of the liquidation of River Bank and the amendment of the Certificate of Designations were ultra vires and should be declared void and
(vii) the intentionally tortious nature of the Defendants' conduct bars them from seeking indemnification for their actions and, therefore, the Defendants should be enjoined from seeking indemnification for damages or attorneys' fees relating to the action. The Company believes that the Allegations are without merit and intends vigorously to oppose the Action. See "Purposes and Effects of the Exchange Offer; Release of Claims."

         The Company's executive offices are located at 645 Fifth Avenue, New York, New York 10022, telephone (212) 848-0201.

         For additional information about the Company's assets and business, including its real estate assets, lending activities and real estate loan portfolio and other assets, see the 1998 Form 10-K and the September 1998 Form 10-Q attached as Annex A and Annex B, respectively, to this Offering Circular.

                                 RB ASSET, INC.
           SELECTED FINANCIAL DATA AND PRO FORMA FINANCIAL INFORMATION

The following table sets forth selected financial information of the Company and consolidated subsidiaries at the dates and for the years ended as indicated which should be read in conjunction with the Company's Consolidated Financial Statements, for the three years ended June 30, 1998, included in the 1998 Form 10-K attached as Annex A to this Offering Circular. The table also sets forth selected pro forma financial information, for the three months ended September 30, 1998, to reflect the Exchange Offer for the Series A Preferred Stock being accepted on a 100% basis and 50% basis. The pro forma financial information has been presented as if the transaction had been effective on July 1, 1998, the first day of the three month period ended September 30, 1998.


                                                                                                                September 30, 1998
                                                                                             Three Months    -----------------------
                                                            Year Ended June 30,                  Ended           Assumes Exchange
                                                     -------------------------------------   September 30       Acceptance Rate of
                                                        1996          1997         1998          1998           100%          50%
                                                     ---------     ---------     ---------     ---------     ---------     ---------
                                                                      (Dollar in thousands, except per share data)
Financial Position (at end of period):
Total assets .....................................   $ 285,478     $ 211,659     $ 190,910     $ 191,744    $ 191,744     $ 191,744
Borrowed funds ...................................     115,786        84,272        68,760        68,760       68,760        68,760
Increasing Rate Junior Subordinated Notes due
2006..............................................        --            --            --            --         36,316        18,157
Accrued interest payable -- Increasing Rate
     Junior Subordinated Notes Due 2006 (1) ......        --            --            --            --            726           363
Other liabilities (2) ............................      31,172        18,877        14,967        15,463       14,150        14,807
Total liabilities ................................     146,958       103,149        83,727        84,223      119,952       102,088
Stockholders' equity (3) .........................     138,520       108,510       107,183       107,521       71,795        89,658

Operations Data:
     Net rental operations .......................         588     $   3,131     $   2,512     $     629    $     629     $     629
     Net gain (loss) on sale of real estate ......      (3,499)       (1,754)        1,998           488          488           488
     Writedowns of investments in real estate ....      (1,889)      (19,745)       (1,106)         --           --            --

     Interest  income ............................      89,159         4,469         2,697           867          867           867
     Realization of contingent participation
       revenues ..................................        --            --           3,356         1,000        1,000         1,000
                                                     ---------     ---------     ---------     ---------    ---------     ---------
   Total revenues ................................      84,359       (13,899)        9,457         2,984        2,984         2,984

     Interest expense ............................      61,794         7,360         6,109         1,431        1,431         1,431
     Interest expense - Increasing Rate Junior
         Subordinated Notes due 2006 (4) .........        --            --            --            --            726           363
     Other expenses ..............................      36,754         7,369         6,117           934          934           934
                                                     ---------     ---------     ---------     ---------    ---------     ---------
   Total expenses ................................      98,548        14,729        12,226         2,365        3,091         2,728

Net income (loss) before other income
(expense) and before provision for income taxes ..     (14,189)      (28,628)       (2,769)          619         (107)          256

      Gain on Branch Sale ........................      77,560
     Other income (expense) ......................       3,391        (4,795)        1,697          --           --            --
                                                     ---------     ---------     ---------     ---------    ---------     ---------
                                                        80,951        (4,795)        1,697          --           --            --

Income (loss) income before income tax
expense (benefit).................................      66,762       (33,423)       (1,072)          619         (107)          256
Income tax expense (benefit) .....................      11,749        (3,300)          434           169          169           169
                                                     ---------     ---------     ---------     ---------    ---------     ---------
Income (loss) income after income tax
expense (benefit).................................      55,013       (30,123)       (1,506)          450         (276)           87
Dividends declared on preferred stock ............       5,250          --            --            --           --            --
                                                     ---------     ---------     ---------     ---------    ---------     ---------
Net income (loss) applicable to Common Shares ....   $  49,763     $ (30,123)    $  (1,506)    $     450    $    (276)    $      87
                                                     ---------     ---------     ---------     ---------    ---------     ---------
                                                     ---------     ---------     ---------     ---------    ---------     ---------
Net income (loss) per share applicable to
  Common Shares (basic and diluted) ..............   $    7.01     $   (4.24)    $   (0.21)    $    0.06    $   (0.04)    $    0.01
                                                     ---------     ---------     ---------     ---------    ---------     ---------
                                                     ---------     ---------     ---------     ---------    ---------     ---------
Book value per share applicable to Common
  Shares at end of period ........................   $   14.58     $   10.35     $   10.17     $   10.21    $   10.11     $   10.16
                                                     ---------     ---------     ---------     ---------    ---------     ---------
                                                     ---------     ---------     ---------     ---------    ---------     ---------
Ratio of interest expense to total expenses ......        0.63x         0.50x         0.50x         0.60x        0.70x         0.66x
Ratio of interest expense to revenues ............        0.71x         1.26x         0.58x         0.48x        0.72x         0.60x
Ratio of total expenses to revenues ..............        1.14x         2.52x         1.16x         0.79x        1.03x         0.91x
Ratio of earnings to fixed charges(5) ............         (6)           (6)           (6)          1.43x         (6)           1.4x

------------
(1) Accrued interest payable in the pro forma presentation assumes that the exchange took place on July 1, 1998, the start of the Company's fiscal year. The accrued interest payable represents accrued interest expenses, calculated at 8.0% per annum, accrued on the Subordinated Notes for the quarter ended September 30, 1998.

(2) Other liabilities have been reduced in the pro forma presentation by the amount of Series A. Preferred Stock dividend payable that would be capitalized as a component of the Subordinated Notes exchanged under the different exchange rate assumptions presented. The Series A Preferred Stock dividend payable on the Company's books is the result of the dividend declared but not paid for the quarter ended June 30, 1996.

(3) Total stockholder's equity in the pro forma presentation has been reduced by the amount of Series A Preferred Stock assumed to be exchanged for Subordinated Notes under the different exchange rate assumptions presented. In addition, stockholder's equity in the pro forma presentation has been reduced by the amount of interest expense (as described in Note 1) that would be required for the quarter ended September 30, 1998 under the assumption that the exchange tool place on July 1, 1998.

(4) The accrued interest payable represents accrued interest expense, calculated at 8.0% per annum, accrued on the Subordinated Notes for the quarter ended September 30, 1998, under the assumption that the exchange took place on July 1, 1998.

(5) For the purpose of calculating the ratio of earnings to fixed charges, (i) earnings consist of income from continuing operations before income taxes, plus fixed charges and (ii) fixed charges consist of interest expense incurred and 15% of rental payments under operating leases (an amount estimated by management to be the interest component of such rentals). Fixed charges for fiscal 1996 include interest expense on deposits and borrowed funds of the Company's Predecessor, River Bank America. If the gain on Branch Sale were included in the ratio determination for fiscal 1996, the actual ratio would be 2.07x.

(6) Earnings were not adequate to cover fixed charges by $10,798, $33,423, and $1,072 during the fiscal years ended June 30, 1996, June 30, 1997 and June 30, 1998, and by $107 for the three months ended September 30, 1998 as presented on an adjusted basis assuming 100% acceptance of the Exchange Offer.

                                 RB ASSET, INC.
                                 CAPITALIZATION

The following table sets forth the consolidated capitalization of the Company which should be read in conjunction with the Company's Consolidated Financial Statements for the fiscal year ended June 30, 1998 and the fiscal quarter ended September 30, 1998, included in the 1998 Form 10-K and the September 1998 Form 10-Q attached as Annex A and Annex B, respectively, to this Offering Circular. The capitalization of the Company has been adjusted on a pro forma basis to reflect the Exchange Offer for Series A Preferred Stock being accepted on a 100% basis and a 50% basis on September 30, 1998.

                                                                                    September 30, 1998
                                                                         ----------------------------------------
                                                                                             Assumes Exchange
                                                                                            Acceptance Rate of
                                                                         Historical        100%            50%
                                                                         ----------      ---------      ---------
Borrowed Funds ......................................................     $  68,760      $  68,760      $  68,760
Increasing Rate Junior Subordinated Notes due 2006 ..................          --           36,316         18,158
Other liabilities (1) ...............................................        15,463         14,147         14,805
                                                                          ---------      ---------      ---------
      Total liabilities .............................................     $  84,223      $ 119,223      $ 101,723
                                                                          ---------      ---------      ---------

Stockholders' equity

15% non-cumulative perpetual preferred stock, Series A, par value $1, liquidation value $25 (1,400,000 shares authorized issued
  and outstanding) (2) ..............................................         1,400           --              700

Common stock, par value $1 (30,000,000 shares
  authorized, 7,100,000 shares issued and outstanding) ..............         7,100          7,100          7,100

Additional paid-in-capital (3) ......................................       111,170         77,570         94,370
Accumulated deficit .................................................       (11,111)       (11,111)       (11,111)
Securities valuation account ........................................        (1,038)        (1,038)        (1,038)
                                                                          ---------      ---------      ---------
     Total stockholders' equity .....................................       107,521         72,521         90,021
                                                                          ---------      ---------      ---------
Total liabilities and stockholders equity ...........................     $ 191,744      $ 191,744      $ 191,744
                                                                          ---------      ---------      ---------
                                                                          ---------      ---------      ---------

---------------
(1) Other liabilities have been reduced in the pro forma presentation by the amount of Series A Preferred Stock dividend payable that would be capitalized as a component of the Subordinated Notes exchanged under the different exchange rate assumptions presented. The Series A Preferred Stock dividend payable on the Company's books is the result of the stock dividend declared but not paid for the quarter ended June 30, 1996.

(2) The par value of the Series A Preferred Stock has been reduced in the pro forma statements by the amount of Series A Preferred Stock par value that would be capitalized as a component of the Subordinated Notes exchanged under the different exchange rate assumptions presented.

(3) Additional paid in capital has been reduced in the pro forma statements by the amount of Series A Preferred Stock that would be capitalized as a component of the Subordinated Notes, less the par value affect described in Note 2, exchanged under the different exchange rate assumptions presented.

                         MARKET PRICE OF PREFERRED STOCK

         The Series A Preferred Stock is not traded in any public market. Accordingly, there are no published quotations for the price of the Series A Preferred Stock.

         On October 28, 1998, there were four holders of record of the Series A Preferred Stock.


                        DESCRIPTION OF SUBORDINATED NOTES

         The Subordinated Notes will be issued under an Indenture (the "Indenture") between the Company and La Salle National Bank (the "Trustee"). The following summary of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the full text of the Indenture, including the definition of certain terms in the Indenture. Wherever particular provisions and definitions of the Indenture are referred to, such provisions and definitions are incorporated by reference as part of the statements made, and the statements are qualified in their entirety by those references.

General

         The Subordinated Notes will be limited in aggregate principal amount to $36,316,000 plus such additional principal amount of Subordinated Notes as may be issued in payment of interest on the Subordinated Notes from the date of their initial issuance until the semi-annual interest period beginning on January 16, 2002. The Subordinated Notes will mature on January 15, 2006. The Subordinated Notes will be unsecured subordinated obligations of the Company and will be issued in fully registered form, in denominations of $100 and integral multiples thereof. If a fraction of a Subordinated Note would otherwise be issuable to a holder of Series A Preferred Stock, the principal amount of the Subordinated Note issued to such holder shall be rounded down to the next lower multiple of $100 and cash in an amount equal to the fraction of a Subordinated Note which would otherwise be so issuable shall be paid to the holder of such Series A Preferred Stock. Interest on the Subordinated Notes that is payable in kind shall be paid by issuance of additional Subordinated Notes in multiples of $100, with any interest amount under $100 payable in cash.

         Interest on the Subordinated Notes will accrue from the date of their initial issuance until the interest period beginning on January 16, 2002 (the "Interest Increase Date"), at the rate of 8% per annum (the "Initial Rate"), and shall be payable, at the option of the Company, either in cash or by the issuance of additional Subordinated Notes. Interest shall be payable semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 1999, that Subordinated Notes are outstanding, or if such day is not a Business Day (as defined below), on the next Business Day (an "Interest Payment Date"), to the holders of record at the close of business on the last day (whether or not a Business Day) of the month prior to the month in which an Interest Payment Date occurs (other than interest not duly paid or provided for within the grace period provided in the Indenture, which interest will be paid to holders on a special record date instead).

Commencing with the Interest Increase Date, interest will be payable only in cash and the interest rate will increase from the Initial Rate by 0.50% per annum each semi-annual interest payment period up to a maximum rate of 12.0% per annum. Interest will be computed on the basis of a 360-day year of 12 30-day months. A "Business Day" is any day other than a day when banks are required or permitted to be closed in the State of New York.

Subordination

         The Subordinated Notes will be general unsecured obligations of the Company, will be subordinated in right of payment to the prior payment in full of all existing and future Senior Indebtedness (as defined below) of the Company. At September 30, 1998, Senior Indebtedness of the Company was approximately $68,760,000.

         Upon any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its properties, or any assignment for the benefit of creditors or marshaling of the assets and liabilities of the Company or any distribution to creditors or a liquidation or dissolution of the Company, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or, at the option of such holders, cash equivalents of all obligations with respect to Senior Indebtedness, before the holders receive any payment of principal, premium (if any) or interest on the Subordinated Notes or receive any distributions to which the holders would otherwise be entitled.

         Upon the maturity of any Senior Indebtedness by lapse of time, acceleration (unless waived, rescinded or annulled) or otherwise, all principal thereof and interest thereon shall first be paid in full in cash, or such payment duly provided for in cash or in a manner satisfactory to the holders of such Senior Indebtedness, before any payment is made on account of principal, premium (if any) interest, fees or expenses on the Subordinated Notes.

         The Company may not, directly or indirectly, pay principal, premium (if any), or interest on the Subordinated Notes and may not redeem or acquire any Subordinated Notes for cash or property or make any other distribution with respect to the Subordinated Notes if (i) a default in the payment of principal or interest on any Senior Indebtedness occurs and is continuing (a "Payment Default") unless and until such default has been cured or waived; or (ii) a default, other than a Payment Default, on any Senior Indebtedness occurs and is continuing that permits the holders (or the agent) of such Senior Indebtedness to accelerate its maturity (a "Non-Payment Default"), and such default is either the subject of judicial proceedings or the Trustee or the Paying Agent, if any, receives a notice of the default from a person who may give it pursuant to the terms of the Indenture at least two business days prior to the relevant payment date; provided, however, that only one such notice relating to the same event of default or any other default existing at the time of such notice under the Senior Indebtedness may be given during any 365-consecutive-day period.

         The Company shall resume payments on the Subordinated Notes and may acquire them upon the earlier of (a) when the default is cured or waived, or (b) in the case of a default referred to in clause (ii) in the immediately preceding paragraph, the 179th day after receipt of the notice referred to therein if the default is not the subject of judicial proceedings.

         A Payment Default or Non-Payment Default with respect to the Senior Indebtedness does not suspend the rights of the Trustee or the holders to take any action to accelerate the maturity of the Subordinated Notes; provided, however, that all Senior Indebtedness then or thereafter due shall be paid first. In addition, any acceleration of the maturity of the Subordinated Notes as a result of the failure by the Company to make any payment of principal, premium (if any) or interest on the Subordinated Notes as a result of the foregoing subordination provisions shall be automatically rescinded if (i) all defaults on Senior Indebtedness are permanently cured or waived and (ii) the payment or payments, the omission of which gave rise to the Event of Default (as defined), is or are made within 179 days after the Trustee received notice of the default or defaults on Senior Indebtedness and at the time of such recision no other Default or Event of Default shall have occurred and be continuing. See "Description of Subordinated Notes--Events of Default."

         As a result of the subordination provisions described above, in the event of insolvency of the Company, funds that would otherwise be payable to holders will be paid or turned over to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Company may be unable to make all payments due under the Subordinated Notes. Additionally, in such event, holders may recover less ratably than general creditors of the Company or the general creditors of the Company's subsidiaries to whom the Subordinated Notes are structurally subordinated.

Redemption

         Mandatory. Commencing on July 15, 2002 and on each January 15th and July 15th thereafter to and including July 15, 2005, or if such day is not a Business Day, on the next Business Day (a "Mandatory Redemption Date"), the Company will redeem 1/14th (7.14285%) of the aggregate principal amount of the Subordinated Notes issued by the Company (including any Subordinated Notes issued in payment of interest) at a price of 100% of the principal amount of the Subordinated Notes redeemed plus accrued and unpaid interest thereon, plus a premium as described below if redeemed after January 15, 2003. The Company will redeem Subordinated Notes held by holders of record, with certain exceptions, at the close of business on the last day (whether or not a Business Day) of the month prior to the month in which a Mandatory Redemption Date occurs. Any outstanding Subordinated Notes will mature on January 15, 2006. All mandatory redemptions will be made on a pro rata basis.

         Optional. The Subordinated Notes will also be redeemable at the option of the Company at any time and from time to time, in whole or in part, by lot or pro rata, upon record and redemption dates, all as determined by the Board of Directors, at the redemption price of 100% of the principal amount of the Subordinated Notes redeemed plus accrued and unpaid interest thereon, plus a premium as described below if redeemed after January 15, 2003.

         Premium. The redemption price for each redemption (mandatory or optional) effected after January 15, 2003 and the payment at maturity will include a premium based on the amount redeemed or paid. Such premium will consist of (i) 0.5% of the principal amount redeemed during the period from January 16, 2003 through and including July 15, 2003, (ii) 0.75% of the principal amount redeemed during the period from July 16, 2003 through and including January 15, 2004 and (iii) 1% of the principal amount redeemed during the period from January 16, 2004 through July 15, 2004, which premium will increase by 1% for redemptions during each subsequent six month period beginning each July 16 and January 16 thereafter until it reaches 4% of the principal amount for the period from July 16, 2005 to January 15, 2006. Payments of premium at maturity will also be at the rate of 4% of the principal amount paid. The following chart illustrates the amount of premium payable on each $1,000 principal amount of Subordinated Notes during the periods indicated:

            If redeemed during the 6-month
                   period beginning                           Premium
            ------------------------------                    -------
            January 16, 2003 ...............................  $ 5.00
            July 16, 2003 ..................................  $ 7.50
            January 16, 2004 ...............................  $10.00
            July 16, 2004 ..................................  $20.00
            January 16, 2005 ...............................  $30.00
            July 16, 2005 ..................................  $40.00

Limitations on Dividends

         The Company has agreed in the Indenture that so long as any of the Subordinated Notes are outstanding, it will not declare or pay or set apart any funds for the payment of dividends on, or make any other distribution in respect of, or make or permit any subsidiary or affiliate to make any payment on account of the purchase, redemption or other acquisition or retirement of, any shares of the Company's capital stock (other than dividends or distributions payable solely in shares of its capital stock) if (at the time of such action and after giving effect, as if paid, to the proposed dividend, distribution or payment) a Default or an Event of Default shall have occurred and be continuing.

Certain Covenants

         In addition to the limitations on dividends described above, the Indenture contains certain other covenants of the Company. Among other things, the Company covenants (i) to punctually pay the principal of and interest on the Subordinated Notes on the dates and in the manner provided in the Subordinated Notes; (ii) that neither the Company nor any Subsidiary will engage in transactions with any affiliate (which term shall not include, for purposes of this covenant, in the case of the Company, any Subsidiary, and in the case of a Subsidiary, the Company or another Subsidiary), except that the Company or Subsidiary may (x) make such payments and investments and enter into such transactions on terms and conditions at least as favorable to the

Company or such Subsidiary, as the case may be, as those that could be obtained in a comparable arm's length transaction with a person who is not an affiliate (as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive) and (y) make payments or provide compensation (including the extension of credit in accordance with the requirements of applicable laws and regulations) for services rendered by any affiliate who is an officer, director or employee of the Company or any Subsidiary; and (z) make payments to the Management Company for management services pursuant to the Management Agreement dated as of June 28, 1996 by and between River Bank America and the Management Company, as said Agreement may be modified, amended or extended from time to time; (iii) to (x) file with the Trustee within five days after it files them with the Commission, copies of all annual, quarterly and other reports filed by the Company with the Commission pursuant to Section 13 of the Exchange Act or, if the Company is not subject to the requirements of such section, certain other information based on certain of such requirements and (y) as long as any Subordinated Notes are outstanding, mail to each Subordinated Note holder copies of the annual and quarterly reports that it is required to file with the Trustee (or summaries thereof) within 30 days after such filing is required to be made; (iv) to keep, and to cause each Subsidiary to keep, all Property (as defined) useful in its business in good working order and condition and to maintain and to cause each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all its Property in at least such amounts as are usually insured against in the same general area by companies of established repute engaged in a similar business; (v) to keep, and to cause each Subsidiary to keep, proper books of record and account and to cause its books of record and account and those of each of its subsidiaries to be examined on a consolidated basis by a nationally recognized firm of independent public accountants not less frequently than annual for purposes of preparing audited consolidated financial statements; (vi) that it and its subsidiaries will comply with applicable laws, rules and regulations and renew any license, permit and other authorizations necessary to the ownership or operation of their Properties or to be the conduct of their businesses, if the failure to so comply, obtain, preserve and renew adversely affects in any material respect the Company's consolidated business, prospects, earnings, Properties or condition; (vii) to pay and to cause each Subsidiary to pay prior to delinquency (x) all taxes, assessments and governmental charges or levies imposed upon it or its Property and (y) all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other persons which, if unpaid, might result in the creation of a lien upon its Property, provided that, among other things, the Company or a Subsidiary is not contesting any such items in good faith by appropriate proceedings; (viii) to take certain actions in the event that it elects to act as paying agent for the Subordinated Notes; and (ix) to deliver to the Trustee on an annual basis an Officer's Certificate dealing with compliance with its obligations under the Indenture, including the covenants set forth therein.

Mergers, Consolidations, Etc.

         The Indenture provides that the Company shall not consolidate or merge with or transfer all or substantially all of its Property to any person unless
(i) the corporation formed by or surviving any such consolidation or merger, or the person to which such transfer, sale, lease or conveyance shall have been made, unconditionally assumes by supplemental indenture all the obligations of the Company under the Subordinated Notes and the Indenture, including but not limited to the due and punctual payment of the principal of and interest on all the Subordinated Notes; (ii) immediately after the transaction, the Consolidated Tangible Capital of the corporation formed by or surviving such consolidation or merger, or the person to which such transfer, sale, lease or conveyance has been made, shall not be a negative amount; and (iii) immediately after the transaction no Default or Event of Default exists.

Modification of the Indenture; Waiver of Covenants

         With the consent of holders of not less than a majority in aggregate principal amount of the then-outstanding Subordinated Notes, the Company and the Trustee may execute one or more supplemental indentures adding to, revising or eliminating any provision of the Indenture, except that without the consent of the holder of each Subordinated Note so affected, no such supplemental indenture shall (i) reduce the amount of Subordinated Notes whose holders must consent to an amendment; (ii) reduce the rate of or change the time for or in any way affect the terms of payment of interest on any Subordinated Note; (iii) reduce the principal or change the fixed maturity of any Subordinated Note, or change the date on which any Subordinated Note may be subject to redemption, or reduce the redemption price therefor; (iv) make any Subordinated Note payable in money other than U.S. dollars; (v) make any change in the provisions of the Indenture relating to waiver of default, rights of holders to receive payments or the circumstances under which the consent of all of the holders of the Subordinated Notes must be received in order to amend the Indenture; or (vi) make any change in the provisions of the Indenture relating to subordination in a manner adversely affecting the rights of any holder of the Subordinated Notes. Certain modifications to the Indenture may be made without notice to, or consent of, the holders of the Subordinated Notes.

Events of Default

         An Event of Default is defined in the Indenture to include: (i) failure by the Company to pay interest on any Subordinated Note when due and payable, if such failure continues for a period of 30 days; (ii) failure by the Company to pay the principal or premium, if any, of any Subordinated Note when due and payable at maturity or upon redemption, acceleration or otherwise; (iii) failure by the Company to comply with any other agreement or covenant contained in the Indenture if such failure continues for a period of 30 days after notice to the Company by the Trustee or the Company and the Trustee by the holders of any least 25% in principal amount of the Subordinated Notes then outstanding; (iv) if a default (other than a default on certain nonrecourse indebtedness) occurs under any instrument or any other obligation representing indebtedness of the Company or any of its subsidiaries if as a result of such default the indebtedness may be accelerated and the aggregate principal amount of such defaulted indebtedness exceeds $10 million; (v) occurrence of certain events of bankruptcy, insolvency or reorganization of the Company; and (vi) existence of judgments against the Company or a subsidiary in excess of $10 million which remain undischarged 60 days after all rights to review such judgment have been exhausted or have expired.

         The Company will covenant in the Indenture to file annually with the Trustee a statement regarding compliance by the Company with the terms of the Indenture and specifying any defaults of which the signers may have knowledge.

         If an Event of Default occurs and is continuing, the Trustee or the holders of not less than 25% in principal amount of the Subordinated Notes then outstanding may declare all the Subordinated Notes to be immediately due and payable by notice to the Company (and to the Trustee if given by the holders). Under certain circumstances, the holders of a majority in principal amount of the Subordinated Notes then outstanding may rescind such a declaration.

Certain Definitions

         Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease which would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

         "Consolidated Tangible Capital" of any Person means, at any date, the total amount of non-redeemable preferred stock and common shareholders' equity (excluding amounts attributable to securities which are, at the option of the holder thereof, exchangeable for or convertible into securities other than non-redeemable preferred stock or common stock) which would appear on a consolidated statement of financial condition of such Person as at such date prepared in accordance with generally accepted accounting principles, less all intangible assets appearing thereon.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, from time to time.

         "Indebtedness" of any person means any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement obligations with respect thereto) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capital Lease Obligations), if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP (except that any such balance that constitutes a trade payable and/or an accrued liability arising in the ordinary course of business shall not be considered Indebtedness), and shall also include, to the extent not otherwise included, any Capital Lease Obligations, the maximum fixed repurchase price of any Redeemable Stock, indebtedness secured by a Lien to which the property or assets owned or held by such Person is subject, whether or not the obligations secured thereby shall have been assumed, guarantees of items that would be included within this definition to the extent of such guarantees (exclusive of whether such items would appear upon such balance sheet), and net liabilities in respect of Interest Rate Protection Obligations. For purposes of the preceding sentence, the maximum fixed repurchase price of any Redeemable Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, provided that if such Redeemable Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock. The amount of Indebtedness of any person at any date shall be, without duplication,
(i) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such contingent obligations at such date and (ii) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

         "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.

         "Lien" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give any security interest in and any filing or other agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

         "Person" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

         "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "Redeemable Stock" means any capital stock or other equity interest which, by its terms (or by the term of any security into which it is convertible or for which it is exchangeable before the stated maturity of the Subordinated Notes), or upon the happening of any event, matures or is mandatorily redeemable, in whole or in part, prior to the stated maturity of the Subordinated Notes.

         "Senior Indebtedness" means the principal of, premium, if any, and interest on any Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed, unless, in the case of any particular Indebtedness, the instrument under which such Indebtedness is created, incurred, assumed or guaranteed expressly provides that such Indebtedness shall not be senior or superior in right of payment to the Subordinated Notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall include the principal of, premium, if any, and interest on all obligations of every nature of the Company from time to time owed to Marine Midland under the Facility, including, without limitation, principal of and interest on, and all fees and expenses payable under the Facility.


          PURPOSES AND EFFECTS OF THE EXCHANGE OFFER; RELEASE OF CLAIMS

Purposes

         In view of the changes in the nature of the Company and its business as a result of the Reorganization, the Board of Directors has determined to effect the Exchange Offer for the purpose of affording all holders of the Series A Preferred Stock an opportunity to exchange their shares of Series A Preferred Stock for the Subordinated Notes which may be, for them, a more attractive investment. As more fully described herein, the Exchange Offer provides holders of the Series A Preferred Stock with an opportunity to exchange perpetual preferred stock having a $25.00 per share liquidation value with non-cumulative dividend rights and no mandatory redemption provisions for $25.94 principal amount of a debt instrument maturing in seven years which requires (i) semi-annual payments of interest, payable in kind or in cash, at the Company's option, for the first three years and thereafter in cash, at rates increasing from an initial 8% per annum rate and (ii) the repayment of principal in mandatory semi-annual installments commencing after three years with increasing premiums on installments paid after four years.

         By letter, dated May 22, 1998, counsel for certain holders of shares of Series A Preferred Stock advised the Company that such holders objected to the Reorganization. Specifically, such counsel alleged that the Reorganization (i) constituted a "liquidation" of River Bank in violation of the terms of the Certificate of Designations of the Series A Preferred Stock by failing to provide for the payment to the holders of the Series A Preferred Stock of the liquidating distribution required by the Certificate of Designations of $25.00 per share, plus all accrued, undeclared and unpaid dividends thereon, (ii) was illegal under the New York Banking Law which provides, in the case of a voluntary liquidation, that the liquidating corporation shall distribute its remaining assets among its shareholders according to their respective rights and interests, (iii) violated a commitment made in River Bank's proxy statement, dated May 13, 1996, to retire the Series A Preferred Stock following approval and finalization of the sale of certain of its branches and assets to Marine Midland and (iv) constituted a breach of duty owed by River Bank's Board of Directors to the holders of the Series A Preferred Stock.

         The Company believes such allegations are without merit. However, in an effort to resolve these claims on an amicable basis representatives of the Company and such holders have discussed, from time to time since the date of such letter, certain proposals under which the Company would offer to exchange a new security for the Series A Preferred Stock. In October, 1998, the Company proposed to representatives of such holders to effect an exchange offer upon substantially the terms and conditions of the Exchange Offer made hereby. On October 27, 1998, the Organized Group commenced the Action by filing the Complaint in the Supreme Court of the State of New York, County of New York, against the Defendants. The Complaint alleged (the "Allegations"), among other things, that (i) the Defendants breached the Certificate of Designations relating to the Series A Preferred Stock by fraudulently transferring assets of River Bank and by illegally amending the Certificate of Designations, (ii) the Defendants fraudulently conveyed the assets of River Bank, thereby depriving the holders of a liquidating distribution, (iii) the Defendants violated the NYBL by liquidating River Bank without making the required liquidating distribution required by the NYBL and by denying holders appraisal rights to which they were entitled by the NYBL, (iv) the Defendants breached their fiduciary duty to holders by depriving them of their liquidating distribution, (v) the Defendants breached their duty of disclosure by omitting from the Proxy Statement dated March 27, 1998 material facts relating to the holders' right to receive a liquidating distribution, their appraisal rights for their shares and the requirement that holders vote as a class with respect to the amendment of the Certificate of Designation, (vi) the Defendants' implementation of the liquidation of River Bank and the amendment of the Certificate of Designations were ultra vires and should be declared void and (vii) the intentionally tortious nature of the Defendants' conduct bars them from seeking indemnification for their actions and, therefore, the Defendants should be enjoined from seeking indemnification for damages or attorney's fees relating to the action. The complaint seeks judgment (i) of compensatory and punitive damages, and costs and disbursements, against Defendants, (ii) avoiding the transfer of assets from River Bank to River Asset Sub, Inc. and the Company,
(iii) directing Defendants to pay the liquidating distribution to plaintiffs and
(iv) enjoining Defendants from seeking indemnification for damages or attorneys' fees relating to the action. The Company believes that the Allegations are without merit and intends vigorously to oppose the Action.

Release of Claims

         Notwithstanding the commencement of the Action, the Company has determined to formally extend the Exchange Offer to all holders of Series A Preferred Stock, including the plaintiffs in the Action, in an effort to afford all holders an opportunity to exchange their shares of Series A Preferred Stock for the Subordinated Notes. Holders of shares of Series A Preferred Stock tendered and accepted by the Company for exchange pursuant to the Exchange Offer will have released the Company, its predecessors and successors, and their respective parents, subsidiaries, affiliates and assigns, and each of their respective officers, directors, employees, partners, advisors, agents and representatives from all actions, causes of action, claims, judgments, contracts, agreements or understandings, whether individual or derivative in nature, which the undersigned now has, ever had or hereafter shall or may have with respect to the shares of Series A Preferred Stock exchanged pursuant hereto or any disclosures, rights or agreements relating thereto, including, but not limited to, any claims with respect to the transfer of assets from River Bank. Holders who accept the Exchange Offer will be barred from participating in any litigation with respect to any released claims, including but not limited to the Action described above, or from participating in any other lawsuit or as a member of any class of claimants in any other litigation with respect to the released claims. Such holders will also be deemed to have waived all rights with respect to each share of Series A Preferred Stock exchanged to receive the quarterly dividend of $.94 per share that was declared on the Series A Preferred Stock for the quarter ended June 30, 1996 but which remains unpaid. Accordingly, the Company urges all holders to consult with their legal counsel prior to tendering their shares in the Exchange Offer. Copies of this Offering Circular and other documentation relating to the Exchange Offer have been sent to counsel of record for the Organized Group.

Certain Effects

         The exchange of shares of Series A Preferred Stock for Subordinated Notes pursuant to the Exchange Offer will reduce the number of outstanding shares of Series A Preferred Stock and the number of holders of the Series A Preferred Stock. As a result, it will be less likely that a market for the Series A Preferred Stock will develop and holders of shares of Series A Preferred Stock may find it more difficult to dispose of their shares.


                               THE EXCHANGE OFFER


Terms of the Exchange Offer

     The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange $25.94 principal amount of its Subordinated Notes for each share of Series A Preferred Stock. Upon the terms and subject to the conditions of the Exchange Offer, the Company will accept all shares of Series A Preferred Stock properly tendered and not withdrawn prior to the Expiration Date (as defined).

     Although the Company has no current intention of increasing the consideration offered for the Series A Preferred Stock in the Exchange Offer, any increased consideration would be paid with regard to all Series A Preferred Stock accepted in the Exchange Offer, including those shares tendered before the announcement of such increase. If the consideration is increased, the Exchange Offer will remain open at least ten business days from the date that the Company first gives notice, by public announcement or otherwise, of such increase.

     As of the date of this Offering Circular, 1,400,000 shares of Series A Preferred Stock were outstanding and there were four holders of record of such shares. This Offering Circular, together with the Letter of Transmittal, is being sent to all holders of record.

     Shares of Series A Preferred Stock accepted in the Exchange Offer will be retired and will constitute authorized but unissued shares of Series A Preferred Stock which may not be reissued or sold.

Expiration Date; Extensions; Termination; Amendments

     The Exchange Offer will expire at 5:00 P.M., New York City time, on Thursday, December 24, 1998, subject to extension by the Company by notice to the Exchange Agent as herein provided. The Company reserves the right to so extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean 5:00 P.M., New York City time, on the date on which the Exchange Offer as so extended shall expire. The Company shall notify the Exchange Agent of any extension by oral or written notice and shall make a public announcement thereof prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company reserves the right (i) to extend or to terminate the Exchange Offer and not accept for exchange any Series A Preferred Stock not previously accepted for exchange if any of the events set forth herein under "Conditions of the Exchange Offer" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such extension, termination or amendment, including any change in the consideration offered for the Series A Preferred Stock, will be followed promptly by public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform holders of such amendment and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to holders of Series A Preferred Stock, if the Exchange Offer would otherwise expire during such five to ten business day period.

Acceptance for Exchange and Exchange for Shares of Series A Preferred Stock

         Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), the Company will exchange Subordinated Notes for all shares of Series A Preferred Stock validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with the terms hereof) promptly after the Expiration Date. Any determination concerning the satisfaction of such terms and conditions shall be within the sole discretion of the Company and such determination shall be final and binding on all tendering stockholders.

         In all cases, payment for shares of Series A Preferred Stock tendered and accepted for payment pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for (or a timely Book-Entry Confirmation (as defined) with respect to) such shares of Series A Preferred Stock, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined), and
(iii) any other documents required by the Letter of Transmittal.

         For purposes of the Exchange Offer, the Company will be deemed to have accepted for exchange, and thereby exchanged, shares of Series A Preferred Stock properly tendered to the Company and not withdrawn if, as and when the Company gives oral or written notice to the Exchange Agent of the Company's acceptance of such shares of Series A Preferred Stock for exchange. Exchange of Subordinated Notes for shares of Series A Preferred Stock accepted pursuant to the Exchange Offer will be made by deposit of Subordinated Notes therefor with the Exchange Agent, which will act as agent for tending stockholders for the purpose of receiving Subordinated Notes from the Company and transmitting Subordinated Notes to such tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE SUBORDINATED NOTES TO BE ISSUED FOR THE TENDERED SHARES OF SERIES A PREFERRED STOCK PRIOR TO THEIR DATE OF ISSUANCE, REGARDLESS OF ANY EXTENSION OF THE EXCHANGE OFFER OR ANY DELAY IN SUCH ISSUANCE.

         If, for any reason whatsoever, the Company is delayed in its acceptance for exchange of or exchange for any shares of Series A Preferred Stock tendered pursuant to the Exchange Offer, or the Company is unable to accept for exchange, or exchange Subordinated Notes for, shares of Series A Preferred Stock tendered pursuant to the Exchange Offer, then, without prejudice to the Company's rights under the Exchange Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of the tender offer), the Exchange Agent may, nevertheless, on behalf of the Company, retain tendered shares of Series A Preferred Stock and such shares may not be withdrawn except to the extent that under the Exchange Offer tendering stockholders are entitled to exercise and duly exercise withdrawal rights as described below.

         If any tendered shares of Series A Preferred Stock are not exchanged pursuant to the Exchange Offer, certificates for any such shares will be returned, without expense to the tendering stockholder (or, in the case of shares tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility as defined below) pursuant to the procedure set forth below, such shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly practicable as after the expiration or termination of the Exchange Offer.

Procedures for Tendering Shares

         Valid Tender. For a stockholder validly to tender shares of Series A Preferred Stock pursuant to the Exchange Offer, either (i) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined), and any other required documents, must be received by the Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular prior to the Expiration Date and either the certificates for tendered shares must be received by the Exchange Agent at one of its addresses or such shares must be delivered pursuant to the procedure for book-entry transfer described below (and a Book-Entry Confirmation must be received by the Exchange Agent), in each case, prior to the Expiration Date, or
(ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

         Book-Entry Transfer. The Exchange Agent will establish an account with respect to the shares of Series A Preferred Stock at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of this Offering Circular. Any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry transfer of shares of Series A Preferred Stock by causing the Book-Entry Transfer Facility to transfer such shares into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of shares of Series A Preferred Stock may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of shares of Series A Preferred Stock into the Exchange Agent's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Exchange Agent.

         The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares of Series A Preferred Stock that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

         The method of delivery of shares of Series A Preferred Stock, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry

Transfer Facility, is at the option and risk of the tendering stockholder. Shares of Series A Preferred Stock will be deemed delivered only when actually received by the Exchange Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

         Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's system whose name appears on a security position listing as the owner of the shares of Series A Preferred Stock) of shares of Series A Preferred Stock tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Issuance and Delivery Instructions" on the Letter of Transmittal or (ii) if such shares of Series A Preferred Stock are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 to the Letter of Transmittal.

         If the certificates for shares of Series A Preferred Stock are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made, or certificates for shares of Series A Preferred Stock not accepted for payment or not tendered are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the names of the registered holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instruction 1 of the Letter of Transmittal.

         If the certificates for shares of Series A Preferred Stock are forwarded separately to the Exchange Agent, a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, must accompany each such delivery.

         Guaranteed Delivery. If a stockholder desires to tender shares of Series A Preferred Stock pursuant to the Exchange Offer and such stockholder's certificates for shares of Series A Preferred Stock are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are satisfied:

                  (i) the tender is made by or through an Eligible Institution;

                  (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company herewith, is received by the Exchange Agent, as provided below, prior to the Expiration Date; and

                  (iii) the certificates for (or a Book-Entry Confirmation with respect to) all tendered shares of Series A Preferred Stock, in proper form for transfer together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other required documents are received by the Exchange Agent within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market (the "Nasdaq National Market") operated by the National Association of Securities Dealers, Inc. (the "NASD") is open for business.

         The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by telegram, facsimile transmission or mail, to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

         Notwithstanding any other provisions hereof, exchange of Subordinated Notes for shares of Series A Preferred Stock accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such shares of Series A Preferred Stock, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE SUBORDINATED NOTES TO BE EXCHANGED BY THE COMPANY FOR THE TENDERED SHARES OF SERIES A PREFERRED STOCK PRIOR TO THEIR DATE OF ISSUANCE, REGARDLESS OF ANY EXTENSION OF THE EXCHANGE OFFER OR ANY DELAY IN MAKING SUCH EXCHANGE.

         The valid tender of shares of Series A Preferred Stock pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Exchange Offer.

         Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares of Series A Preferred Stock will be determined by the Company, in its sole discretion, and its determination will be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of shares of Series A Preferred Stock determined by it not to be in proper form or if the acceptance for exchange of, or exchange for, such shares of Series A Preferred Stock may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender with respect to shares of Series A Preferred Stock of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares of Series A Preferred Stock will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Company, the Exchange Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

         Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments pursuant to the Exchange Offer, a stockholder surrendering shares of Series A Preferred Stock in the Exchange Offer must, unless an exemption applies, provide the Exchange Agent with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalty of perjury that such number is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of Subordinated Notes to such stockholder pursuant to the Exchange Offer may be subject to backup withholding of 31%. All stockholders surrendering shares of Series A Preferred Stock pursuant to the Exchange Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Exchange Agent). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Exchange Agent, in order to avoid backup withholding. See the Letter of Transmittal.

Withdrawal Rights

         Except as otherwise provided in this section, tenders of shares of Series A Preferred Stock made pursuant to the Exchange Offer are irrevocable. Shares of Series A Preferred Stock tendered pursuant to the Exchange Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for exchange and exchanged by the Company for Subordinated Notes pursuant to the Exchange Offer, may also be withdrawn at any time on or after January 25, 1999.

         For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular and must specify the name of the person having tendered the shares of Series A Preferred Stock to be withdrawn, the number of shares of Series A Preferred Stock to be withdrawn and the name of the registered holder, if different from that of the person who tendered such shares of Series A Preferred Stock. If certificates for shares of Series A Preferred Stock to be withdrawn have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such certificates, the serial numbers shown on such certificates must also be submitted to the Exchange Agent, and, unless such shares of Series A Preferred Stock have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares of Series A Preferred Stock have been tendered pursuant to the procedure for book-entry transfer as set forth above, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with such withdrawn shares of Series A Preferred Stock and otherwise comply with the Book-Entry Transfer Facility procedures. Withdrawals of tenders of shares of Series A Preferred Stock may not be rescinded, and any shares of Series A Preferred Stock properly withdrawn will thereafter be deemed not to be validly tendered for purposes of the Exchange Offer. However, withdrawn shares of Series A Preferred Stock may be rendered by following one of the procedures described above at any time prior to the Expiration Date.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, and its determination will be final and binding. None of the Company, the Exchange Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.


Conditions of the Exchange Offer

         In addition, and notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange Subordinated Notes for, any Series A Preferred Stock not theretofore accepted for exchange or exchanged, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Series A Preferred Stock, if any of the following conditions exist:

                  (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency which challenges the Exchange Offer or otherwise directly or indirectly relates to the Exchange Offer or otherwise affects the Company; or

                  (b) there shall have occurred (i) the declaration of any banking moratorium or suspension of payments in respect of banks in the United States; (ii) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market; or (iii) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States; or

                  (c) any change or development shall occur or be threatened in the business, condition (financial or other), income, operations, ownership of the Company's capital stock or prospects of the Company and its subsidiaries, taken as a whole, which, in the Company's sole judgment, is or may be material to the Company or the Exchange Offer; or

                  (d) a tender or exchange offer for more than 20% of the outstanding shares of any class of the Company's capital stock (other than the Exchange Offer), or any merger, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person; or

                  (e) there exists, in the sole judgment of the Company, any actual or threatened legal impediment (including a default or breach or prospective default or breach under an agreement, indenture or other instrument or obligation to which the Company is a party or by which it is bound) to the consummation of the transactions contemplated by the Exchange Offer.

         The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such conditions or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. If the Company waives or amends the foregoing conditions, the Company will, if required by applicable law, extend the Exchange Offer for a minimum of five business days from the date that the Company first gives notice, by public announcement or otherwise, of such waiver or amendment. Any determination by the Company concerning the events described above will be final and binding upon all parties.

Exchange Agent

         American Stock Transfer & Trust Company has been appointed as Exchange Agent for the Exchange Offer. Completed Letters of Transmittal together with certificates evidencing Series A Preferred Stock and other necessary material, as well as all correspondence in connection with the Exchange Offer and the Letter of Transmittal should be addressed to the Exchange Agent, as follows:



                     American Stock Transfer & Trust Company

           By Mail or
       Overnight Courier:                 By Facsimile:                       By Hand:
         40 Wall Street                  (718) 234-5001                    40 Wall Street
           46th Floor            Confirm facsimile by telephone              46th Floor
       New York, NY 10005                (718) 921-8200                  New York, NY 10005
 Attention: Exchange Department                                    Attention: Exchange Department

Information Agent

         MacKenzie Partners, Inc. has been appointed Information Agent for the Exchange Offer. All questions in connection with the Exchange Offer and the Letter of Transmittal, as well as requests for information or additional copies of the Offering Circular or Letter of Transmittal, should be directed to the Information Agent as follows:

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                    Telephone: (212) 929-5500 (call collect)
                         Call Toll-Free: (800) 322-2885

         Questions regarding the Exchange Offer, generally, as well as requests for information, may also be directed to Nelson L. Stephenson, President of the Company at (212) 848-0206.

Payment of Expenses

         The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent and Information Agent reasonable and customary fees for its services, and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offering Circular and related documents to the beneficial owners of the Series A Preferred Stock, and in handling or forwarding tenders for their customers.

         The aggregate cash expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and Information Agent, printing, accounting and legal fees, will be paid by the Company and are estimated at $250,000.

         The Company will pay all transfer taxes, if any, applicable to the transfer and sale of Series A Preferred Stock to it or its order pursuant to the Exchange Offer. If, however, certificates for Subordinated Notes or certificates for unexchanged shares of Series A Preferred Stock are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Series A Preferred Stock tendered, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the transfer and sale of Series A Preferred Stock to the Company or its order pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder of Series A Preferred Stock. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder of Series A Preferred Stock.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is a summary of certain federal income tax consequences of the exchange of Series A Preferred Stock for Subordinated Notes pursuant to the Exchange Offer and of the ownership and disposition of Subordinated Notes received pursuant to the Exchange Offer. It is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). It does not purport to address (i) all aspects of federal income taxation that may be relevant to particular holders in light of their personal circumstances; (ii) the federal income tax consequences to certain types of holders subject to special treatment under the Code (for example, life insurance companies, tax-exempt organizations, banks, dealers in securities, foreign persons and persons who hold the Series A Preferred Stock and/or Subordinated Notes as part of a synthetic security, conversion transaction, or certain "straddle" or hedging transactions); or (iii) the effect of any applicable state, local or foreign tax laws. This discussion assumes that all Series A Preferred Stock and Subordinated Notes are held as capital assets (as defined in the Code) by the holder thereof, that the Subordinated Notes are properly treated as "debt" for tax purposes, that the fair market value of the Subordinated Notes equals their principal amount, and that the Subordinated Notes are issued solely in exchange for the Series A Preferred Stock and the declared, but unpaid, dividend thereon.

Exchange of Series A Preferred Stock for Subordinated Notes

         The exchange of Series A Preferred Stock for Subordinated Notes will be treated as a redemption of a holder's Series A Preferred Stock subject to the provisions of Section 302 of the Code. Accordingly, unless the redemption (i) results in a "complete termination" of the holder's stock interest in the Company under Section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to the holder under Section 302(b)(2) of the Code, or (iii) is "not essentially equivalent to a dividend" with respect to the holder under section 302(b)(1) of the Code, the exchange will be treated under Sections 302 and 301 of the Code as a distribution that is taxable as a dividend to the extent of the Company's current or accumulated earnings and profits. In such case, distributions in excess of the Company's current or accumulated earnings and profits will first reduce the amount of the exchanging stockholder's basis in the Series A Preferred Stock (but not below zero) and the remainder, if any, will be treated as taxable capital gain. Even if any of the above three tests (the "Section 302(b) tests") are met, any Subordinated Notes received in the exchange that are attributable to the declared, but unpaid, dividends likely will be treated as ordinary dividend income to the extent of the Company's current or accumulated earnings and profits, with the balance treated as a return of basis or taxable capital gain in the manner just described. A United States corporate stockholder generally will be entitled to the 70% dividends received deduction with respect to any portion of the exchange treated as a taxable dividend, subject to the satisfaction of a minimum holding period and other applicable requirements. Under certain circumstances, a corporate exchanging stockholder may be subject to the alternative minimum tax with respect to the amount of its dividends received deduction. In addition, exchanging corporate stockholders should consider the application of Section 1059 of the Code to them.

         In determining whether any of the Section 302(b) tests has been met, shares considered to be owned by the holder by reason of certain constructive ownership rules applicable under Section 302(c) of the Code, as well as shares actually owned, must generally be taken into account. All persons exchanging Series A Preferred Stock for Subordinated Notes should consult their own tax advisors as to the application of Section 302(b) to their own particular situations.

         If any of the Section 302(b) tests is met, the exchange of the Series A Preferred Stock for Subordinated Notes will result in capital gain or loss equal to the difference between the amount of the Subordinated Notes received in the exchange (other than any Subordinated Notes that are treated as a taxable dividend as described above) and the exchanging stockholder's adjusted tax basis in the exchanged shares. Any such capital gain or loss generally will be long-term capital gain or loss if the holding period for the exchanged shares was more than one year.

         The Company expects, and this discussion assumes, that neither the Series A Preferred Stock nor the Subordinated Notes will be treated as traded or readily tradable on an established securities market. Accordingly, unless an exchanging stockholder elects otherwise, the amount of any gain realized on the exchange of Series A Preferred Stock for Subordinated Notes generally will be deferred using the installment method under Section 453 of the Code. Under the installment method, an exchanging stockholder is permitted to treat a portion of each payment on the Subordinated Notes as a recovery of its adjusted tax basis in the exchanged Series A Preferred Stock and recognize the excess of each such payment as gain. Certain limitations may apply to the application of the installment method, including the possible imposition of an interest charge with respect to the amount of tax liability deferred as a result of installment method reporting and the acceleration of gain recognition upon the disposition of the Subordinated Notes. All exchanging stockholders should consult their tax advisors regarding the application of the installment method to their particular circumstances.

         This discussion assumes that the right to participate in a potential rights offering or in the distribution of Warrants has no value. If value were ascribed to such right, the amount of taxable dividends or gain (loss) may be increased (decreased) by the ascribed value.

Taxation of the Subordinated Notes

         Interest and Original Issue Discount. Interest on a Subordinated Note (other than original issue discount as described below) generally will be taxable to a holder at the time such interest is accrued or received in accordance with such holder's method of accounting.

         The Subordinated Notes will be treated as issued with original issue discount ("OID"). For tax purposes, OID with respect to a Subordinated Note is the excess of the "stated redemption price at maturity" of a Subordinated Note over its "issue price". The "stated redemption price at maturity" of a Subordinated Note is the sum of all payments required to be made on the Subordinated Note other than payments of "qualified stated interest" (that is, stated interest that is payable in cash or property (other than debt instruments of the Company) at least annually at a single fixed rate). Because interest through January 15, 2002 may be payable in either cash or additional Subordinated Notes, no part of the interest payable on the Subordinated Notes will be treated as qualified stated interest and the stated redemption price at maturity of the Subordinated Notes will include all payments to be made on the Subordinated Notes. Since, as mentioned above, it has been assumed that neither the Subordinated Notes nor the Series A Preferred Stock are or will be traded on an established securities market, the "issue price" of the Subordinated Notes equals their stated principal amount. Accordingly, because the stated redemption price at maturity (which includes all payments of principal, interest and premium on the Subordinated Notes) exceeds their issue price (which equals the stated principal amount), the Subordinated Notes will be treated as issued with OID.

         OID is includible in income by a holder of a Subordinated Note as it accrues, on a daily basis, under a constant yield method. A holder may therefore be required to report OID prior to the receipt of cash attributable to such OID.

         For purposes of computing the accrual of OID, the yield and maturity on the Subordinated Notes, must first be determined. In making this determination, the Company will be treated as exercising any option relating to the Subordinated Notes if the exercise of the option reduces the yield on the Subordinated Notes. Accordingly, assuming the Subordinated Notes were not issued at a discount to the face amount of such notes, the Company will be treated as exercising its option to redeem the Subordinated Notes in full immediately prior to the Interest Increase Date of January 16, 2002. The effect of treating the Subordinated Notes as being redeemed on January 16, 2002 is that holders would accrue OID at the Initial Rate through that date.

         In the event the Company does not exercise its option to redeem the Subordinated Notes on January 16, 2002, the Subordinated Notes will be treated, for purposes of calculating OID, as retired and reissued for their adjusted issue price on that date. The yield and maturity for the reissued Subordinated Notes is redetermined, again assuming the Company will exercise any option relating to the Subordinated Notes that reduces the yield on the Subordinated Notes. Since the interest on the Subordinated Notes will increase for each semi-annual interest payment period after January 16, 2002, it is likely the Subordinated Notes, if they remain outstanding, will be treated as a series of obligations each maturing immediately prior to the next successive interest date and each having a yield equal to the interest rate for the semi-annual period prior to each such maturity date. For example, if the Company does not redeem the Subordinated Notes in full immediately prior to the Interest Increase Date of January 16, 2002, the Subordinated Notes will be treated as reissued for an amount equal to the adjusted issue price of the Subordinated Notes on such date, at an interest rate of 8.5%, and the Company will be assumed to exercise its option to redeem the Subordinated Notes immediately prior to the increase in the interest rate on July 15, 2002. It should be noted that if the Subordinated Notes remain outstanding and are treated as reissued or semi-annually reissued after January 15, 2003, the redemption premium will be treated as additional OID and will accrue for each semi-annual period, even if an amount equal to the accrued redemption premium is not actually paid until a subsequent semi-annual period or some portion thereof is not paid at all. In addition, for purposes of the yield and OID calculation, any additional Subordinated Notes issued in lieu of cash interest payments will be aggregated with the originally issued Subordinated Notes.

         Disposition of Subordinated Notes. If a Subordinated Note is disposed of in a taxable transaction, gain or loss generally will be recognized equal to the difference between the amount realized upon the disposition and the holder's adjusted tax basis in the Subordinated Note. The disposing holder's adjusted tax basis in the Subordinated Notes will depend upon whether or not the holder is reporting any gain from the exchange of Series A Preferred Stock for Subordinated Notes under the installment method. The adjusted tax basis of a holder who elected not to use the installment method generally is the principal amount of the Subordinated Note (which it has been assumed equals its fair market value), increased by any OID previously included in income with respect to the Subordinated Note, and decreased by any payments made with respect to the Subordinated Notes. The adjusted tax basis of a holder that is reporting the exchange of Series A Preferred Stock for Subordinated Notes under the installment method will be reduced by the remaining portion of any deferred gain from the exchange. The gain or loss realized upon a taxable disposition generally will be long-term capital gain or loss if the holding period for the Subordinated Notes was more than one year.

         General. The law regarding the taxation of the Subordinated Notes, as discussed above, is highly complex and subject to differing interpretations. It is possible that the IRS may take a different view with respect to the calculation of interest or OID inclusions, or with respect to the tax treatment of certain dispositions of the Subordinated Notes. The application of the installment sales rules to the exchange of Series A Preferred Stock for Subordinated Notes and the consequent treatment of the Subordinate Notes is also unclear in certain respects. Accordingly, each holder is strongly urged to consult its tax advisor with respect to the taxation of the exchange and of the Subordinated Notes.


Backup Withholding

         A holder (other than certain exempt recipients) of Series A Preferred Stock who exchanges such stock for Subordinated Notes may be subject to backup withholding with respect to the Subordinated Notes received in the exchange, certain payments of principal and interest on the Subordinated Notes and proceeds upon certain sales of the Subordinated Notes, unless such holder supplies its TIN and certifies under penalty of perjury that such number is correct and that such holder is not subject to backup withholding. A holder who does not furnish its TIN may be subject to a penalty imposed by the IRS.

         If backup withholding applies, the payor is required to withhold 31% from payments. This is not an additional tax; the amount of the backup withholding can be credited against the tax liability of the person subject to the backup withholding. If backup withholding results in an overpayment of tax, a refund can be obtained upon filing an income tax return.


                          DESCRIPTION OF CAPITAL STOCK

General

         The Company's Certificate of Incorporation authorizes the issuance of up to 30,000,000 shares of Common Stock and, 10,000,000 shares of Preferred Stock. At November 1, 1998, the Company had 7,100,000 shares of Common Stock issued and outstanding. The Board of Directors of the Company has the power from time to time to issue additional shares of Common Stock or Preferred Stock authorized by the Certificate of Incorporation without obtaining approval of the Company's stockholders. The rights, qualifications, limitations and restrictions on each series of Preferred Stock issued will be determined by the Board of Directors of the Company at the time of issuance and may include, among other things, rights in liquidation, rights to participating dividends, voting and convertibility to Common Stock.

Common Stock

         The following summary of the terms of the Common Stock does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of the Certificate of Incorporation and Bylaws of the Company.

         Dividends. The Company may pay dividends as declared from time to time by the Board of Directors out of funds legally available therefor.

         Voting Rights. Except as provided with respect to any series of Preferred Stock, the holders of Common Stock possess exclusive voting rights in the Company. Each holder of Common Stock is entitled to one vote for each share held on all matters voted upon by stockholders. Stockholders are not permitted to cumulate votes in elections of directors.

         Liquidation. Subject to the prior rights of the holders of any shares of Series A Preferred Stock that may be outstanding, in the event of any liquidation, dissolution or winding up of the Company, the holders of the Common Stock would be entitled to receive, after payment of all debts and liabilities of the Company, all assets of the Company available for distribution.

         Preemptive Rights. Holders of Common Stock do not have any preemptive rights with respect to any shares which may be issued by the Company in the future; the Company, therefore, may sell shares of capital stock without first offering them to the then stockholders of the Company.

         Special Stockholders' Meetings. Special meetings of the stockholders of the Company may be called at any time by the Board of Directors, the Chief Executive Officer or the Chairman of the Board and shall be called by the Chief Executive Officer or the Secretary upon the written request of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote at the meeting.

Series A Preferred Stock

         The following summary of the terms of the Series A Preferred Stock does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of the Certificate of Incorporation and Bylaws of the Company and the Certificate of Designations, as amended by Certificate of Amendment of the Certificate of Designations filed in connection with the Reorganization.

         General. The Company's Certificate of Incorporation authorizes the Company to issue 10,000,000 shares of Preferred Stock in series, of which 1,400,000 shares of Series A Preferred Stock have been issued. The Board has the power to fix various terms with respect to each such share, including voting powers, designations, preferences, price, dividend rate, conversion and exchange provisions, redemption provisions and the amounts that holders are entitled to receive upon any dissolution, liquidation or winding up of the Company.

         Pursuant to the Certificate of Designations, the Company has issued 1,400,000 shares of Series A Preferred Stock. The Series A Preferred Stock is perpetual and is not subject to any sinking fund or other obligation of the Company to redeem or retire the Series A Preferred Stock. The par value of the Series A Preferred Stock is $1.00 per share.

         Ranking. The Series A Preferred Stock ranks prior to the Common Stock with respect to dividend rights and rights upon the voluntary or involuntary dissolution, liquidation or winding up of the Company, and to all other classes and series of equity securities of the Company hereafter issued, other than any class or series of equity securities of the Company expressly designated as being on a parity with or senior to the Series A Preferred Stock with respect to dividend rights or rights upon any such dissolution, liquidation or winding up. The Common Stock and any other classes or series of equity securities of the Company not expressly designated as being on a parity with or senior to the Series A Preferred Stock are referred to hereafter as "Junior Stock". The rights of holders of shares of Series A Preferred Stock are subordinate to the rights of the Company's creditors. The Company has the power to create and issue additional preferred stock to other classes of stock ranking on a parity with the Series A Preferred Stock, or that constitute Junior Stock, without any approval or consent of the holders of Series A Preferred Stock. However, while any shares of Series A Preferred Stock are outstanding, the Company may not issue any capital stock that ranks senior to the Series A Preferred Stock without the approval of holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a class. See "--Voting Rights" below. The Common Stock is the only other class of capital stock of the Company which is currently outstanding.

         Dividend Rights. Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, noncumulative cash dividends at the rate of 15% per annum ($3.75 per share per annum). Dividends on the Series A Preferred Stock are payable, if declared, quarterly in as nearly as possible equal proportions in arrears as provided in the Certificate of Designations on the 15th day of January, April, July and October in each year (or if such day is not a business day, on the next business day) (each such date, a "Dividend Payment Date"). The amount of dividends payable for any period of less than a full three months is computed on the basis of a 360-day year composed of 12 months of 30 days and the actual number of days elapsed. Dividends declared, if any, are payable to holders of record as they appear on the stock books of the Company (or of any transfer agent for the Series A Preferred Stock) at the close of business on such record dates (each, a "Record Date") not more than 50 calendar days nor fewer than ten calendar days preceding the Dividend Payment Date thereof, as determined by the Board.

         The right of holders of Series A Preferred Stock to receive dividends is noncumulative. Accordingly, if the Board does not declare a dividend payable in respect of any quarterly dividend period (a "Dividend Period"), then holders of Series A Preferred Stock have no right to receive, and the Company has no obligation to pay, a dividend in respect of such Dividend Period, whether or not dividends are declared payable in respect of any future Dividend Period. Dividends on the Series A Preferred Stock will not be declared and paid if payment of such dividends is then restricted by (i) laws, rules, regulations or regulatory conditions applicable to the Company or (ii) orders, judgments, injunctions or decrees issued by, or agreements with, federal or state authorities with respect to the Company.

         No full dividends may be declared or paid or set aside for payment as dividends on any class or series of equity securities ranking, as to dividends, on a parity with the Series A Preferred Stock for any Dividend Period unless full dividends on the Series A Preferred Stock for such Dividend Period shall have been paid or declared and set aside for payment. If, with respect to any Dividend Period, dividends are not so declared and paid in full upon the Series A Preferred Stock, dividends on the Series A Preferred Stock and any such class or series of equity securities ranking on a parity with the Series A Preferred Stock shall only be declared pro rata based upon the respective amounts that would have been paid on the Series A Preferred Stock and such other equity securities had dividends been paid in full.

         The Company may not (i) declare or (ii) pay or set apart funds for any dividends or other distributions (other than in Common Stock or other Junior Stock) with respect to any Common Stock or other Junior Stock or (iii) (except by conversion into or exchange for Junior Stock) repurchase, redeem, or otherwise acquire, or set apart funds for the repurchase, redemption or other acquisition of, any Common Stock or other Junior Stock through a sinking fund or otherwise, unless the Company has, in the case of clause (i) declared, or in the case of clauses (ii) or (iii), paid (or set aside an amount for payment of) full dividends on the Series A Preferred Stock with respect to the same calendar quarter for which (a) the dividend or other distribution is being declared or paid, as the case may be, on the Common Stock or other Junior Stock or (b) the Common Stock or other Junior Stock is being purchased, redeemed or otherwise acquired.

         No dividend may be paid or set aside for holders of the Series A Preferred Stock for any Dividend Period unless full dividends have been paid or set aside for the holders of each class of series of equity securities of the Company ranking prior to the Series A Preferred Stock as to dividends. Therefore, the Company's ability to pay dividends on the Series A Preferred Stock may be subject to the prior and superior rights of holders of any senior class or series of equity securities of the Company.

         The Company's ability to pay dividends on the Series A Preferred Stock is subject to certain restrictions. See "--Restrictions on Dividends and Redemptions" below.

         Liquidation. Holders of shares of Series A Preferred Stock shall be entitled to receive a liquidation distribution in the amount of $25.00 per share, plus unpaid dividends for the then-current Dividend Period up to, but excluding, the date fixed for liquidation (the "Liquidation Date") in the event of any voluntary or involuntary dissolution, liquidation or winding up of the Company, out of the net assets of the Company legally available for distribution to stockholders under applicable law, or the proceeds thereof, before any payment or distribution of assets is made with respect to any Common Stock or any other Junior Stock (subject to the rights of the holders of any class or series of equity securities having preference over the Series A Preferred Stock with respect to distributions upon liquidation and the rights of the Company's creditors, including its depositors). After payment of the full amount of the liquidating distribution to which they are entitled, holders of shares of Series A Preferred Stock will not be entitled to any further participation in any liquidating distribution of assets by the Company.

         If the amounts available for distribution in respect of shares of Series A Preferred Stock and any other outstanding equity securities ranking on a parity with the Series A Preferred Stock are not sufficient to satisfy the full liquidation rights of all the outstanding shares of the Series A Preferred Stock and such other equity securities, then the holders of such outstanding shares will share ratably in any such distribution of assets in proportion to the full respective preferential amount to which they are entitled. All distributions made in respect of the Series A Preferred Stock in connection with such a liquidation, dissolution or winding up of the Company will be made pro rata to the holders of the Series A Preferred Stock entitled thereto. Neither the consolidation or merger of the Company with or into any other entity, nor the consolidation or merger of any other entity with or into the Company, nor a sale, transfer or lease of all or any part of the assets of the Company will be considered a dissolution, liquidation or winding up of the Company.

         Voting Rights. Holders of shares of Series A Preferred Stock are not entitled to any voting rights, except as required by applicable law and in the limited circumstances described below.

         So long as any shares of Series A Preferred Stock are outstanding, the Company will not, without the consent of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock voting together as a class
(i) amend, alter or repeal or otherwise change any provision of its Certificate of Incorporation or the Certificate of Designations if such amendment, alteration, repeal or change would materially and adversely affect the rights, preferences, powers or privileges of the Series A Preferred Stock or (ii) create, authorize, issue or increase the authorized or issued amount of any class or series of any equity securities of the Company, or any warrants, options or other rights convertible or exchangeable into any class or series of any equity securities of the Company, ranking prior to the Series A Preferred Stock either as to dividend rights or rights upon the voluntary or involuntary dissolution, liquidation or winding up of the Company. No vote of the holders of the Series A Preferred Stock will be required in the case of any of the following, which are not deemed to be a material adverse change to the rights, preferences, powers or privileges of the Series A Preferred Stock:

                  (a) an amendment of the Certificate of Incorporation which increases the number of shares of preferred stock which the Company is authorized to issue;

                  (b) the creation or issuance of Parity Stock or Junior Stock (as defined in the Certificate of Designations);

                  (c) the distribution of assets upon a voluntary or involuntary liquidation, dissolution or winding up of the Company; or

                  (d) in connection with a merger, consolidation, reorganization or other business combination involving the Company (any such transaction being hereinafter referred to as a "Company
         Reorganization") if:

                           (1) the resulting, surviving or acquiring
                  corporation, or, if the direct owner of all the equity securities of such resulting, surviving or acquiring corporation is a corporation and such corporation will be the issuer of the shares of stock issued as set forth in clause
                  (d)(2) below, such corporation (the "parent corporation"), will have after such Company Reorganization no stock outstanding ranking prior to the Series A Preferred Stock or the stock of the resulting, surviving or acquiring corporation or the parent corporation, as the case may be, issued in exchange therefor (except such stock of the resulting, surviving, acquiring or parent corporation (the "Mirror Stock") which is issued in exchange for other series of preferred stock of the Company which are outstanding immediately preceding such Company Reorganization and which were not issued in violation of the terms of the Certificate of Designations (the "Exchanged Stock"), which Mirror Stock contains the same relative powers, preferences, privileges or rights, including, without limitation, substantially equivalent voting and conversion rights, as the Exchanged Stock); and

                           (2) either (A) each holder of shares of Series A
                  Preferred Stock immediately preceding such Company Reorganization will receive in exchange therefor the same number of shares of stock, with substantially the same powers, preferences, privileges and rights, including, without limitation, substantially equivalent voting and conversion rights, of the resulting, surviving or acquiring corporation, or such corporation's parent corporation, or (B) the Company is the surviving corporation and the Series A Preferred Stock remains outstanding without any change to its powers, preferences, privileges or rights, including, without limitation, voting and conversion rights.

         The Company may distribute to the holders of (a) the Series A Preferred Stock in exchange therefor the same number of shares of the resulting, surviving or acquiring corporation or the parent corporation, as the case may be, with substantially the same powers, preferences, privileges and rights, including, without limitation, substantially equivalent voting and conversion rights, of the resulting, surviving, or acquiring corporation, or such corporation's parent corporation, and (b) the Common Stock in exchange therefor the same number of common shares of the resulting, surviving or acquiring corporation or the parent corporation, as the case may be, with substantially the same powers, preferences, privileges and rights, including, without limitation, substantially equivalent voting and conversion rights, of the resulting, surviving, or acquiring corporation, or such corporation's parent corporation as contemplated by clause (d) above notwithstanding anything to the contrary in Section 3 of the Certificate of Designation relating to restrictions on the payment of dividends on the Series A Preferred Stock as described above under "Dividend Rights."

         Holders of the Series A Preferred Stock are not entitled to vote upon the election of members of the Board or other matters in general. Holders of the Series A Preferred Stock, however, are entitled to elect two members of the Company's Board to fill two newly-created directorships upon the occurrence of a "Voting Event." A Voting Event occurs if the Company fails to pay full dividends on the Series A Preferred Stock (or to declare such full dividends and set apart a sum sufficient for payment thereof) with respect to each of any six Dividend Periods, whether consecutive or not.

         Upon the occurrence of a Voting Event, subject to compliance with any requirement for regulatory approval of (or non-objection to) persons serving as directors, the holders of shares of Series A Preferred Stock voting together as a class with the holders of any other Parity Stock as to which the payment of dividends is in arrears and unpaid in an aggregate amount equal to or exceeding the amount of dividends payable for six quarterly dividend periods (or if dividends are payable other than on a quarterly basis, a number of dividend periods, whether or not consecutive, containing in the aggregate not less than 540 calendar days) and upon which by its terms the same right to elect two directors has been conferred and is exercisable ("Voting Parity Stock"), will have the exclusive right to elect two directors of the Company to fill two newly-created directorships at the Company's next annual meeting of stockholders and at each subsequent annual meeting of stockholders at which the terms of such directors expire until such election right terminates. At any time when the right to elect directors has been vested, the Company may, and upon the written request of the holders of record of not less than 20% of the total number of shares of the Series A Preferred Stock and the Voting Parity Stock then outstanding will, call a special meeting of the holders of such shares to fill such newly-created directorships.

         The right of holders of Series A Preferred Stock to elect directors will continue until dividends on the Series A Preferred Stock have been paid for four consecutive Dividend Periods, at which time such voting rights of the holders of the Series A Preferred Stock will, without further action, terminate, subject to revesting in the event of the occurrence of a subsequent Voting Event. The term of office of all directors elected by the holders of the Series A Preferred Stock and the Voting Parity Stock in office at any time when the aforesaid voting right is vested in such holders will terminate upon the election of their successors at any meeting of stockholders for the purpose of electing directors; provided, however, that, without further action and unless otherwise required by law, any directors who shall have been elected by the holders of the Series A Preferred Stock and the Voting Parity Stock as described above may be removed at any time, either with or without cause by the affirmative vote of the holders of record of a majority of the outstanding shares of the Series A Preferred Stock and the Voting Parity Stock, voting together as one class, at a duly held stockholders' meeting. Upon termination of the voting rights of the Series A Preferred Stock in accordance with the foregoing provisions, the term of office of all directors elected by the holders of the Series A Preferred Stock pursuant thereto then in office will, without further action, terminate unless otherwise required by law (or at such later time as the voting right of the Voting Parity Stock terminates by its terms). Upon such termination the number of directors constituting the Board will, without further action, be reduced by two, subject always to the increase of the number of directors pursuant to the foregoing provisions in the case of the future right of such holders of the Series A Preferred Stock and the Voting Parity Stock to elect directors as described above.

         Unless otherwise required by law, in the case of any vacancy occurring among the directors so elected, the remaining director who shall have been so elected may appoint a successor to hold office for the unexpired term of the director whose place shall be vacant, and if both directors so elected by the holders of the Series A Preferred Stock and the Voting Parity Stock cease to serve as directors before their terms expire, the holders of the Series A Preferred Stock and the Voting Parity Stock then outstanding may, at a meeting of such holders duly held, elect successors to hold office for the unexpired terms of the directors whose places shall be vacant.

         The Certificate of Designations provides that if for any reason the holders of the Series A Preferred Stock and the Voting Parity Stock would not be able to elect the specified number of directors at the next annual meeting of stockholders in the manner described above, the Company will use its best efforts to take all actions necessary to permit the full exercise of such voting rights which will include, if necessary, taking action to increase the authorized number of directors standing for election at such next annual meeting of stockholders or seeking to amend, alter or change the Certificate of Incorporation or Bylaws of the Company.

         The holders of Series A Preferred Stock are currently entitled to elect two directors because dividends on the Series A Preferred Stock are in arrears and unpaid for six quarterly dividend periods. Accordingly, at the Company's Annual Meeting of Stockholders held on September 16, 1998, holders of the Series A Preferred Stock elected two directors.

         In connection with any matter on which holders of the Series A Preferred Stock are entitled to vote as one class or otherwise pursuant to law or the provisions of the Certificate of Incorporation, including, without limitation, the election of directors as set forth above, each holder of the Series A Preferred Stock will be entitled to one vote for each share of the Series A Preferred Stock held by such holder.

         No Other Rights. The shares of Series A Preferred Stock do not have any preferences, voting powers or relative, participating, optional or other special rights except as described above and in the Certificate of Incorporation or as otherwise required by law.

         Redemption. The Series A Preferred Stock is perpetual and is not redeemable prior to July 1, 2004. The Series A Preferred Stock is redeemable by the Company at its option at any time on or after July 1, 2004, in whole or in part, at the per share redemption prices set forth below in cash, plus in each case an amount in cash equal to accrued but unpaid dividends for the then-current Dividend Period up to, but excluding, the date fixed for redemption (the "Redemption Date") without the accumulation of unpaid dividends for prior Dividend Periods:


                     If redeemed during the 12-month
                          period beginning July 1,                 Price
                 --------------------------------------            -----
                 2004..................................            27.50
                 2005..................................            27.25
                 2006..................................            27.00
                 2007..................................            26.75
                 2008..................................            26.50
                 2009..................................            26.25
                 2010..................................            26.00
                 2011..................................            25.75
                 2012..................................            25.50
                 2013..................................            25.25
                 2014 and thereafter...................            25.00

         The aggregate redemption price payable to each holder of record of Series A Preferred Stock to be redeemed will be rounded to the nearest cent ($0.01).

         If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be selected pro rata or by lot or by such other method as the Board of Directors of the Company, in its sole discretion, determines to be equitable.

         Redemption of the Series A Preferred Stock will be subject to compliance with applicable restrictions described below.

Note Exchange

         Subject to the terms and conditions set forth below, in the event of a Change of Control (as defined below), the Note Issuer may, at its option, exchange (the "Note Exchange") all or part of the outstanding Series A Preferred Stock for subordinated notes (the "Notes") of the Note Issuer. Pursuant to a Note Exchange, each $1,000 in liquidation value of the shares of Series A Preferred Stock covered thereby will be exchangeable for $1,000 principal amount of Notes. Such Notes shall have substantially the same terms, covenants and conditions as the Subordinated Notes as set forth under "Description of Subordinated Notes" above (including the provisions set forth under "Description of Subordinated Notes--Limitation on Dividends--Certain Covenants--Mergers, Consolidation, Etc.--Modification of the Indenture; Waiver of Covenants--Events of Default--Certain Definitions") other than the rate of interest payable on the Subordinated Notes and the redemption provisions of the Subordinated Notes as described under "Description of Subordinated Notes--Redemption." The rate of interest on the Notes shall be 15%, the maximum principal amount of the Notes shall be 100% of the aggregate liquidation preference of the Series A Preferred Stock to be exchanged and the principal of such Notes shall not be payable prior to July 1, 2004.

         "Change of Control" means the occurrence of any of the following events:

                  (i) Any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules l3d-3 and l3d-5 under the Exchange Act), directly or indirectly, of more than 50% of the stock of any class or classes, however designated, of capital stock of the Company having ordinary voting power for the election of a majority of the Board of Directors of the Company other than any stock having such power only by reason of the occurrence of a contingency, on a fully diluted basis (the "Voting Stock"); or

                  (ii) the Company (x) shall consolidate with or merge into any person, other than a wholly-owsubsidiary of the Company, and shall not be the continuing or surviving corporation of such consolidation or merger or (y) shall permit any person, other than a wholly-owned subsidiary of the Company, to consolidate with or merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the shares of Voting Stock outstanding immediately prior to the consolidation or merger shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or shall represent less than 50% of the shares of Voting Stock immediately after giving effect to the consolidation or merger;

provided that in the case of each of clause (i) and (ii) above a Change of Control shall not be deemed to occur in the event (i) that Alvin Dworman, two partnerships, the partners of which are trusts for the benefit of certain descendants of Nicholas J. Pritzker, or Odyssey Partners, L.P., or their respective affiliates, acquire, individually or in the aggregate, more than 50% of the Voting Stock of the Company, and (ii) the Company reorganizes into the holding company form of organization in a transaction which does not result in a material change in the holders of the Voting Stock, other than by means of dissenting shares.

         The Note Issuer may elect to consummate the Note Exchange at any time following a Change of Control and prior to July 1, 2014. The Note Issuer shall elect to consummate the Note Exchange by mailing to each holder of record of the Series A Preferred Stock (a "Holder") a notice of exchange (the "Note Exchange Notice") at such Holder's address as it appears on the books of the Company. The Note Exchange Notice shall specify (i) a date not less than 30 days nor more than 60 days following the date of the Note Exchange Notice on which the Note Exchange is to be consummated (the "Note Exchange Date"), (ii) the procedures for exchanging certificates representing the Series A Preferred Stock for certificates representing the Notes and (iii) the number of shares of Series A Preferred Stock to be exchanged and, if applicable, each Holder's pro rata portion of shares to be exchanged.

         In the event that the Note Exchange shall be for less than all of the outstanding shares of Series A Preferred Stock, the Note Exchange shall be effected pro rata among all Holders, unless the Holders otherwise agree, and, in addition to certificates evidencing the Notes, all Holders shall receive a certificate evidencing the shares of Series A Preferred Stock not so exchanged.

         As of 5:00 p.m., New York City time, on the Note Exchange Date, the shares of Series A Preferred Stock to be exchanged pursuant to the Note Exchange Notice shall no longer be deemed to be outstanding and shall be retired and all rights with respect to such shares, including, without limitation, the rights, if any, to receive dividends and to receive notices and to vote or consent (except for the right of the Holders to receive certificates evidencing the Notes to which such Holder is entitled pursuant to the Note Exchange) shall forthwith cease.

         Upon any exchange of shares of Series A Preferred Stock into Notes, the
Note Issuer will pay any documentary, stamp or similar issue or transfer taxes which may be due with respect to the transfer and exchange of such exchanged shares, if any; provided, however, that if the Notes into which the shares of Series A Preferred Stock are exchangeable are to be issued in the name of any person other than the Holder of the shares of Series A Preferred Stock to be so exchanged, the amount of any transfer taxes (whether imposed on the Note Issuer, the holder or such other person) payable on account of the transfer to such person will be payable by the Holder.

         A Note Exchange shall comply with all applicable federal and state securities and blue sky laws and the provisions of the Certificate of Designations dealing therewith may be modified by the Note Issuer without the approval of the holders of the Series A Preferred Stock in order to effect such compliance.

         It will be a condition to the Note Exchange that: (i) the Notes have been registered under the Securities Act of 1933, as amended, unless an exemption from registration is available, (ii) the Indenture pursuant to which the Notes are to be issued has been executed and delivered by the Note Issuer,
(iii) the Trustee shall have received an opinion (in the form specified in the Indenture) to the effect that the Notes will, when issued in accordance with the terms of the

Indenture, be legal, valid, binding and enforceable obligations of the Note Issuer and (iv) immediately after the Note Exchange, no default or event of default will exist under the Indenture.

         Restrictions on Dividends and Redemptions. The Company's ability to declare and pay dividends on the Series A Preferred Stock and to redeem the Series A Preferred Stock is subject to the approval of Marine Midland under the terms of the Facility. There can be no assurance that any future dividend on the Series A Preferred Stock will be declared or, if so, in what amount. Further, there can be no assurance that dividends, once declared, will continue for any future Dividend Periods. The declaration and payment of future dividends on, and any redemption of, the Series A Preferred Stock will be subject to business conditions, the earnings and financial condition of the Company and the judgment of the Board. The Company has received notice from Marine Midland that the approval necessary to declare or pay dividends on the Company's Series A Preferred Stock will not be provided at this time. There can be no assurance that the Board of Directors of the Company will deem it appropriate to pay dividends on the Series A Preferred Stock, even if permitted to do so by Marine Midland.

Transfer Agent and Registrar

         American Stock Transfer & Trust Company is the transfer agent and registrar for the Common Stock and the Series A Preferred Stock.

                                                                         ANNEX A

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549-1004

                                    FORM 10-K/A

(Mark One)

[X]      ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
               EXCHANGE ACT OF 1934

         For the Fiscal Year Ended June 30, 1998

                                       OR

[ ]      TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
               EXCHANGE ACT OF 1934

         For the Transition Period From                   To
                                        ------------------   ------------------
                                             Commission file number 333 - 38673

                                 RB ASSET, INC.
                                ---------------
             (Exact name of registrant as specified in its charter)

Delaware                                                     13-5041680
--------------------------------------------------------------------------------
(State or other jurisdiction                                 (I.R.S. Employer
of incorporation or organization)                            Identification No.)


645 Fifth Avenue  Eight Floor, New York, New York                10022
--------------------------------------------------------------------------------
(Address of principal executive offices)                     (Zip Code)

Company's telephone number, including area code:   (212)  848-0201


Securities registered pursuant to Section 12(b) of the Act:     None
Securities registered pursuant to Section 12(g) of the Act:     None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter periods that the registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days: Yes X   No
                                      ---    ---

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the company's knowledge, in a definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment of this Form 10-K. [X]

As of September 21, 1998, the aggregate market value of the 7,100,000 shares of Common Stock of the registrant issued and outstanding, excluding the 2,774,550 shares held by all directors and principal officers as a group, was $32,440,875. This figure is based on the last sales price of $7.50 per share of the common stock of the Registrant's predecessor on May 22, 1998. Of the aggregate of 2,774,550 shares held by all directors and principal officers, Mr. Alvin Dworman, the largest single holder of the registrant's Common Stock, held 2,768,400 shares at September 21, 1998.

The number of shares outstanding of the Registrant's Common Stock as of September 21, 1998 was 7,100,000.

                       DOCUMENTS INCORPORATED BY REFERENCE

None

                                 RB ASSET, INC.
                         ANNUAL REPORT ON FORM 10-K FOR
                       THE FISCAL YEAR ENDED JUNE 30, 1998


                                TABLE OF CONTENTS

                                                                                                            Page
PART I

       Item 1              Business ...................................................................     3
       Item 2              Executive Offices and Other Properties......................................    24
       Item 3.             Legal Proceedings...........................................................    24
       Item 4.             Submission of Matters to a Vote of Security Holders.........................    26

PART II
       Item 5.             Market for Registrant's Common Stock and Related Stockholder Matters........    27
       Item 6.             Selected Consolidated Financial Data........................................    28
       Item 7.             Management's Discussion and Analysis of Financial Condition and Results of
                              Operations ..............................................................    32
       Item 8.             Consolidated Financial Statements and Supplementary Data....................    52
       Item 9.             Changes in and Disagreements with Accountants on Accounting and
                              Financial Disclosure.....................................................    52
PART III
       Item 10.            Directors and Principal Officers of the Registrant..........................    53
       Item 11.            Management Compensation and Transactions....................................    58
       Item 12.            Security Ownership of Certain Beneficial Owners and Management..............    61
       Item 13.            Certain Relationships and Related Transactions..............................    64

PART IV
       Item 14.            Financial Statements and Schedules, Exhibits and Reports on Form 8-K........    67


SIGNATURES.............................................................................................    69
CONSOLIDATED FINANCIAL STATEMENTS......................................................................    70
FINANCIAL STATEMENT SCHEDULES INDEX....................................................................   106



                                     PART I
ITEM 1
                                    BUSINESS

General

RB Asset, Inc. (the "Company") is a Delaware corporation that, as a result of the completion of reorganization steps on May 22, 1998 (the "Reorganization," described in detail below), succeeded to the assets, liabilities and business of River Bank America ("River Bank" or the "Predecessor Bank"). Prior to the Reorganization, River Bank was a New York State chartered stock savings bank and was regulated by the New York State Banking Department (the "Banking Department" or the "NYSBD") and, until December 31, 1997, the Federal Deposit Insurance Corporation (the "FDIC"). The Company's principal business continues to be the management of its real estate assets, mortgage loans and investment securities, under a business plan intended to maximize shareholder value. Following the Reorganization, the Company intends to manage its business and assets without the regulatory constraints previously imposed on the Predecessor Bank by the Banking Department. This report is for the fiscal year ended June 30, 1998. Unless the context otherwise requires, references to the business, assets and liabilities of the Company prior to May 22, 1998 include the business, assets and liabilities of the Predecessor Bank.

The Predecessor Bank was founded in 1848. In 1925, the Predecessor Bank adopted the name "East River Savings Bank" which it continued to use in its retail business through June 28, 1996. The Predecessor Bank converted to a stock-form savings bank through a plan of conversion in 1985. Effective October 1, 1988, East River Savings Bank formally changed its corporate name to "River Bank America." On June 28, 1996, the Predecessor Bank sold its remaining eleven branches ("the Branch Sale") to Marine Midland Bank ("Marine"), inclusive of the name East River Savings Bank. Following consummation of the Branch Sale, all retail banking operations of the Predecessor Bank ceased.

On May 22, 1998, River Bank completed its Reorganization into a Delaware corporation named RB Asset, Inc. under a plan that was approved at the Predecessor Bank's special meeting of stockholders on May 1, 1998. RB Asset, Inc., as the successor in the Reorganization, succeeded to the assets, liabilities and business of River Bank. As a result of the reorganization and related dissolution discussed below, the capital stock of River Bank was canceled and, as of the close of business on May 22, 1998, River Bank's stock transfer records were closed.

Following stockholder approval of the Reorganization, all of the Predecessor Bank's assets, liabilities and business were transferred to, or assumed by, the Predecessor Bank's wholly-owned subsidiary, River Asset Sub, Inc. on May 11, 1998, pursuant to the terms of an assignment and assumption agreement and related transfer documents. Thereafter, on May 18, 1998, the Board of Directors declared distribution of the capital stock of its wholly-owned subsidiary, River Distribution Sub, Inc. ("River Distribution"), payable on a book-entry basis to the Predecessor Bank's stockholders of record on May 22, 1998. At the time of such distribution the capital stock of River Distribution had no value.

In the distribution, all of the issued and outstanding shares of common stock ("River Distribution Common Stock") and 15% noncumulative perpetual preferred stock, series A of River Distribution ("River Distribution Series A Preferred") held by the Predecessor Bank were distributed to the Predecessor Bank's stockholders on a share-for-share basis such that each holder of the common stock of River Bank ("River Bank Common Stock") received one share of River Distribution Common Stock for each share of River Bank Common Stock held by such stockholder and each holder of 15% noncumulative perpetual preferred stock, series A, of River Bank ("River Bank Series A Preferred") received one share of River Distribution Series A Preferred Stock for each share of River Bank Series A Preferred Stock held by such stockholder.

Finally, upon book-entry payment of the distribution, on May 22, 1998, River Distribution merged with and into River Asset whereupon the stockholders of River Distribution became stockholders of the surviving corporation which changed its name to RB Asset, Inc. In the merger, the shares of capital stock of River Distribution were converted into shares of identical capital stock of RB Asset, Inc., the renamed surviving corporation in the merger. Accordingly, subsequent to the merger, the capital stock of River Bank had no value. Stock certificates representing shares of capital stock of RB Asset, Inc. were then distributed to holders of record as of May 22, 1998.

In connection with the reorganization steps, on May 19, 1998, a petition for an order of dissolution declaring River Bank dissolved and its legal existence terminated was filed in the Supreme Court of the State of New York. The Supreme Court issued the order on June 18, 1998 and, upon the filing of the order of dissolution with the Banking

Department on June 23, 1998, the Predecessor Bank was dissolved and its legal existence terminated. Upon such dissolution, the capital stock of River Bank was canceled and the stock transfer records of River Bank were closed.

On June 28, 1996, the Predecessor Bank consummated the "Branch Sale contemplated by the Purchase of Assets and Liability Assumption Agreement (the "Branch Sale Agreement") by and between the Predecessor Bank and Marine. Pursuant to the terms of the Branch Agreement, Marine assumed $1,159.6 million of deposit liabilities (the "Assumed Deposits") and acquired assets with an aggregate carrying value of $1,066.6 million (the "Transferred Assets"). The Transferred Assets consisted primarily of loans secured by real estate, mortgage-backed and investment securities, and 11 bank branch offices, inclusive of the name East River Savings Bank. Included in the Transferred Assets was approximately $32.4 million of loans in which the Predecessor Bank was granted subordinated participation interests. Also included in the Transferred Assets were the proceeds of dispositions from five individual asset sale transactions with third parties, aggregating $60.4 million, composed of real estate assets, loans and other receivables (the "Asset Sale Transactions"). The Asset Sale Transactions were structured to include ongoing recourse to, and participation by, the Predecessor Bank with respect to the assets sold, based upon the net proceeds realized on disposition of assets by the purchasers. See "Asset Sale Transactions" and Note 11 to the Consolidated Financial Statements.

The Assumed Deposits exceeded the Transferred Assets by approximately $93.0 million, which represented the premium received by the Predecessor Bank in the Branch Sale. Marine also purchased the Predecessor Bank's branch office realty at 96th Street in Manhattan for $1.3 million. The Predecessor Bank recorded a net pretax gain on the sale of offices and branches of $77.6 million reflecting the deposit premium of $93.0 million, partially offset by Branch Sale transaction costs of $5.8 million, professional fees of $3.2 million, employee benefits and severance costs of $4.6 million, net losses on the sale of assets of $1.1 million and other net costs of $700,000. During the year ended June 30, 1997, the Predecessor Bank's indemnification agreements with Marine were amended and a $3.3 million contingency reserve was recorded.

At June 30, 1996, the Predecessor Bank retained $285.5 million in assets, including primarily real estate assets and non-performing loans. The balance of the retained assets consisted of performing loans (including loans sold with recourse, subordinated participations, junior subordinated participations, loans to facilitate the sale of real estate owned and mortgage and other loans) and a modest amount of cash and investment securities (collectively, the "Retained Assets"). Subsequent to the Branch Sale, the Predecessor Bank continued substantially the same asset management strategy for Retained Assets as had been previously employed by the Predecessor Bank, in the years immediately prior to the Branch Sale.

Following the Branch Sale, the Company engaged RB Management Company, LLC (the "Management Company") to manage its operations on a day-to-day basis, including developing and recommending strategies to the Company's Board of Directors regarding the ongoing management of assets. The Management Company is a privately-owned entity that was newly formed in June 1996 and is controlled by Alvin Dworman, who owns 39.0% of the outstanding Common Stock of the Company. See "Management."

The closing of the Branch Sale was conditioned upon the Predecessor Bank's obtaining financing with terms and in an amount reasonably acceptable to the Predecessor Bank and determined to be reasonably adequate to permit consummation of the Branch Sale. The Predecessor Bank obtained from Marine a loan facility (the "Facility" or "Initial Facilities") consisting of eleven independent mortgage loans with additional collateral, in an aggregate amount not to exceed $99.1 million. As of June 30, 1996, Marine had extended $89.8 million under the Facility to the Predecessor Bank, which has been reduced by repayment activity to $60.6 million at June 30, 1998, with an additional $19.6 million in proceeds maintained in a restricted cash account pending negotiation with Marine as to the application of such proceeds to reduce the outstanding balances of the Facility. Proceeds of the Facility were utilized by River Bank to (i) refinance all or part of the certain indebtedness secured by assets to be transferred to Marine, including all or a substantial part of the outstanding advances from the Federal Home Loan Bank ("FHLB") and (ii) provide additional funds for the development and completion of two individual real estate assets as part of the Predecessor Bank's operations subsequent to the Branch Sale.

Marine assumed substantially all of the Predecessor Bank's retail deposits in connection with the Branch Sale. In addition, the Predecessor Bank ceased accepting retail deposits on the date of the Branch Sale. At June 30, 1996, the Predecessor Bank held certain non-retail deposits, which aggregated approximately $3.0 million. During the quarter following the Branch Sale, the Predecessor Bank arranged for the assumption by other insured depository institutions of its remaining non-retail deposits. Accordingly, the Predecessor Bank held no deposit liabilities at June 30, 1997. However, at June 30, 1997, the Predecessor Bank continued to be regulated by the FDIC and the NYSBD. On October

31, 1996 the Predecessor Bank requested that the FDIC terminate its insurance of accounts in accordance with the requirements of the NYSBD's approval of the Branch Sale. On April 14, 1997, the Predecessor Bank received notice that the FDIC, as requested by the Predecessor Bank, intended to terminate the Predecessor Bank's status as an insured state nonmember Bank on December 31, 1997. Upon the issuance of this order by the FDIC, the Predecessor Bank was no longer subject to banking regulation by the FDIC. In connection therewith, the Predecessor Bank also received from the Banking Department a waiver of any applicable New York State deposit insurance requirements.

Conditions imposed in connection with the NYSBD's approval of the Branch Sale included: (i) the Predecessor Bank's agreement to file an application with the Banking Department, within one year of the closing of the Branch Sale, for approval of a plan of dissolution; (ii) the Predecessor Bank's agreement to file with the Supreme Court of the State of New York an application for a closing order within 13 months of the closing of the Branch Sale and an application for a final order of dissolution within five months following the filing of an application for a closing order; (iii) increased levels of minimum regulatory capital requirements; (iv) the Predecessor Bank's agreement to continue to submit its proposed capital transactions to the NYSBD for prior approval; (v) the continuation of the Predecessor Bank's then-current periodic reporting obligations with respect to its retained assets, as well as in connection with its ongoing activities subsequent to the Branch Sale; and (vi) such other conditions and obligations as the Banking Department may have deemed appropriate.

In June 1997, the Predecessor Bank submitted an alternate proposal (the "Alternate Proposal") to the NYSBD pursuant to which the Predecessor Bank would implement Conditions No. 1 and No. 2 of the approval of the Branch Sale, described above. The Predecessor Bank proposed to adopt a plan under which it would transfer all of its assets and liabilities, including all contingent liabilities, to a successor corporation ("Successor") incorporated under Delaware General Corporation Law. Successor would acquire all of the assets of the Predecessor Bank and continue all of the business of the Predecessor Bank under the same business plan as adopted by the Predecessor Bank. Following the transfer of its assets and liabilities to Successor, the Predecessor Bank would surrender its banking charter and dissolve. The implementation of the proposed plan would result in a mere change of form from a banking corporation to a corporation incorporated under the Delaware General Corporation Law, which would not be subject to the jurisdiction of the Banking Department. The proposed transfer was expected to qualify as a tax-free reorganization under the Internal Revenue Code and, as such, the Company expected (and continues to expect) that certain of the Predecessor Bank's tax attributes would be preserved. In connection with the Alternate Proposal, common and preferred shareholders of River Bank would receive shares of Successor on a share-for-share basis so that Successor will be owned by the same stockholders, in the same proportions, as owned the Predecessor Bank on the record date.

Prior to June 30, 1997, the Predecessor Bank received the NYSBD's letter indicating their conditional approval of the Alternate Proposal as meeting the Conditions of the Banking Department's approval of the Branch Sale, if implemented by the Predecessor Bank on a timely basis. The NYSBD's conditional approval of the Alternate Proposal and related modification of Condition No. 1 of the Approval of the Branch Sale provided that the approval of shareholders of the Alternate Proposal not later than September 30, 1997 would be deemed to satisfy Condition No. 1. Condition No. 2 of the Banking Department's approval of the Branch Sale would be deemed to be satisfied if the petition required by Condition No. 2 was filed by the Bank by October 15, 1997. The Predecessor Bank met Condition No. 1 and Condition No. 2 on a timely basis. A copy of the Alternate Proposal and the NYSBD's letter indicating their conditional approval of the Alternate Proposal were included as Exhibits 14 and 15 to FDIC Form F-2, dated June 30, 1997.

The Banking Department had also advised the Predecessor Bank that the Predecessor Bank's minimum capital requirement, set at $115 million in the NYSBD's approval of the Branch Sale and subsequently amended to $106 million in May 1997, was to remain at $106 million until the Predecessor Bank's final dissolution. Further, the Banking Department's conditional approval of the Alternate Proposal required that the Predecessor Bank seek prior approval from the NYSBD for any material sale or transfer of assets, or expenditures for development or renovation of any properties held by the Predecessor Bank prior to the completion of the dissolution of the Predecessor Bank.

The Company will continue to be subject to the requirements of the Securities Exchange Act of 1934 (the "Exchange Act") as amended and will be required to file periodic reports and other information with the Securities Exchange Commission (the "SEC").

Primarily as a result of deterioration in the real estate markets and a general economic recession in the New York metropolitan area and, later in other areas in which the Predecessor Bank was engaged in lending activities, particularly California, the Company's non-performing assets began increasing in 1989 and continued to increase in the aggregate through 1992. The resolution of non-performing assets, which substantially resulted from the Predecessor Bank's lending strategy of the 1980s, required significant time and attention by the Predecessor Bank's management. Over the five-year period preceding the Branch Sale, the Bank's primary loan origination focus was single-family (one-to-four units) and, to a lesser extent, multi-family (five or more units) residential loans secured by properties in the New York City metropolitan area. Primarily as a result of conditions imposed by the NYSBD, subsequent to June 28, 1996, the Predecessor Bank has not originated a material amount of loans.

The Predecessor Bank has previously received notice that the approvals necessary to declare or pay dividends on the Predecessor Bank's outstanding shares of River Bank Series A Preferred Stock would not be provided. In June 1996, the Predecessor Bank's Board of Directors declared a River Bank Series A Preferred Stock dividend for the quarter ending June 30, 1996, payment of which was subject to the receipt of required approvals from the FDIC and the NYSBD (the Predecessor Bank's regulators at the time), as well as Marine (the Predecessor Bank's and the Company's principal lender). Primarily as a result of the above, neither the Company's or the Predecessor Bank's Board of Directors has taken any action regarding a quarterly dividend on the Company's Series A Preferred Stock for any of the quarterly periods ended from September 30, 1996 through June 30, 1998. Although the Company is no longer subject to the jurisdiction of either the FDIC or the NYSBD, declaration or payment of future dividends on the Company's Series A Preferred Stock will continue to be subject to the approval of Marine for so long as the Facility remains outstanding. The Company has received notice from Marine that the approval necessary to declare or pay dividends on the Company's Series A Preferred Stock will not be provided at this time. There can be no assurance that the Board of Directors of the Company will deem it appropriate to pay dividends on the Series A Preferred Stock, even if permitted to do so by Marine.

During the fiscal year ended June 30, 1998, the Company reported a net loss applicable to common shares of $1.5 million, or $0.21 per share. Significant factors contributing to the Company's fiscal 1998 results include a net interest loss (interest expense on borrowed funds in excess of interest income from loan assets), after provision for possible credit losses, of $3.4 million, real estate property and maintenance expenses of $10.9 million, other operating expenses of $6.1 million, writedowns of investment in real estate of $1.1 million, depreciation expenses of $383,000 and provisions for income taxes of $434,000, partially offset by rental income from real estate operations of $13.8 million, realization of contingent participation interest and gains on the sale of real estate of $3.4 million and $2.0 million, respectively, and net gains on the sale of investment securities, available for sale, of $1.7 million.


Real Estate Assets

At June 30, 1998, the Company held total real estate assets with a book value of $145.1 million, which represented approximately 76.0% of the Company's total assets on that date.

Categorization of Real Estate Assets. The Company accounts for its real estate assets in accordance with Statement of Financial Accounting Standards No. 121 (SFAS-121), "Accounting for the Impairment of Long-Lived Assets to be Disposed of," issued by the Financial Accounting Standards Board (the "FASB"). SFAS-121 requires that long-lived assets be reviewed for impairment whenever circumstances and situations change such that there is an indication that the carrying amount of the asset may not be recoverable. In addition, SFAS-121 requires that long-lived assets to be disposed of be carried at the lower of carrying value or fair value less the cost to sell. Under SFAS-121, the Company is required to categorize its real estate assets as either real estate held for investment or real estate held for disposal.


Real Estate Held for Investment. This category is comprised of the following types of real estate assets:

                  Assets to Be Held and Used. This category is represented by assets which the Company intends to hold until such time as the Company determines that such assets are ready for sale. No aggressive marketing activities would be commenced with respect to these assets until such time. When the asset is marketed, it is expected that the asset would be recategorized as real estate held for disposal.

                  Assets to Be Developed. This category is represented by assets which the Company intends to develop over an extended period of time. Certain costs (such as interest and overhead) will be capitalized until the project is substantially complete. At the completion of the development phase, the asset would normally will be expected to be recategorized as real estate assets held for disposal, or real estate held and used.

Real Estate Held for Disposal. This category is represented by assets for which marketing activities are underway with a goal of consummating a sale within one year. Real estate held for disposal may include entire real estate properties held for disposal or separately saleable portions of properties, generally described as Assets Held for Inventory. The Assets Held for Inventory category primarily consists of co-operative apartment shares and condominium units. The Company intends to sell such assets on a unit-by-unit basis in as expedient a manner as possible. Marketing and sales activities are underway for this category of assets. The portion of such real estate asset expected to be sold within one year have been categorized as real estate held for disposal at June 30, 1998.

These categories identify the Company's disposition strategy with respect to each individual real estate asset. See "Disposition Strategy." See also "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset Quality."

Under generally accepted accounting principals ("GAAP"), the Company is required to depreciate real estate held for investment over the estimated useful life of the assets. The depreciable portion of assets categorized as real estate held for investment includes the accumulated costs of acquisition and/or development of building structures and leasehold improvements. No depreciation charges are made for the portion of the asset's historical cost attributable to land. Depreciation for real estate held for investment is generally calculated on a straight-line basis over a 30-year period or over the remaining term of the lease for leasehold improvements, whichever period is less.

During the year ended June 30, 1998, the Company recorded depreciation charges of approximately $383,000, of which $175,000 represents depreciation of the capitalized costs of the real estate held for investment (less land value) for five of the Company's six real estate assets from the period May 22, 1998 to June 30, 1998. The remaining $208,000 in depreciation charges recorded during the year ended June 30, 1998 were for the sixth property, accounted for as a leasehold improvement, consistent with depreciation charges taken in prior periods for that property. On May 22, 1998, as a consequence of the Reorganization, the Company was no longer subject to the categorization and depreciation regulations for investments in real estate previously imposed by the Predecessor Bank's regulators. Accordingly, on that date, the Company began to record depreciation charges, as required by GAAP, for all real estate held for investment, that had not been subject to depreciation charges in prior periods.

Real Estate Assets Composition. Tables that set forth information concerning the Company's real estate portfolio at the dates indicated are included in a separate section of this annual report on Form 10-K. See "Financial Schedules".

Lending Activities and the Real Estate Loan Portfolio. From 1985 until 1990, the Predecessor Bank's lending activities emphasized multi-family residential, commercial real estate, construction and commercial business loans and, to a lesser extent, single-family residential loans and education loans. In addition, pursuant to a business plan adopted by the Predecessor Bank, the Predecessor Bank during this time restructured its assets and liabilities to reduce the vulnerability of its operations to changes in interest rates. The Predecessor Bank effected this strategy by emphasizing multi-family residential, commercial real estate and construction loans, including loans to joint ventures in which the Predecessor Bank, or a subsidiary of the Predecessor Bank, had an interest in the real estate development activities and loans secured by properties primarily outside of the New York metropolitan area, as well as commercial business lending activities.

As a result of deteriorating economic conditions beginning in 1989 and the resultant increases in non-performing assets (non-accrual loans and real estate acquired by foreclosure) during 1989, the Predecessor Bank began to substantially decrease its lending activities during 1990, particularly investments in higher-risk multi-family residential, commercial real estate, construction and commercial business loans, as well as its joint venture activities. These practices were formalized by the Board of Directors of the Predecessor Bank in April 1991 following the Predecessor Bank's entering into a Memorandum of Understanding in December 1990. As a result of the Board's actions, the Predecessor Bank changed its lending policies to specifically exclude acquisition, development and construction loans and all lending characterized as highly-leveraged transactions or joint venture activities. In addition, the Predecessor Bank substantially curtailed its multi-family residential and commercial real estate lending. The foregoing loans were permitted, however, to the extent that the Predecessor Bank was obligated under legally binding commitments, as well as in connection with the restructuring/refinancing of existing loans or in connection with the sale of investments in real estate.

During this period, the Predecessor Bank continued to originate relatively low volumes of single-family residential loans and, to a lesser extent, certain consumer loans. In addition, since 1990 and 1991, other than single-family residential loans, the Company has primarily originated loans secured by multi-family residential elevator properties with approximately 75 units, generally in its market area and under much stricter underwriting guidelines than had previously been in effect for multi-family residential and commercial real estate loans. Following consummation of the Branch Sale, primarily as a result of conditions imposed by the NYSBD, the Company no longer engaged in lending activities.

Loans Secured by Real Estate. At June 30, 1998, the Company's loans secured by real estate primarily consist of performing and non-performing loans secured by multi-family residential properties and commercial real estate. Commercial real estate and multi-family residential loans may involve a substantial risk of loss due to, among other things, the potentially negative effects of changes in either property-specific or general economic conditions, which may result in excessive vacancy rates, inadequate rental income levels and volatility in real estate values.

The Company's multi-family residential loans consist primarily of loans secured by rental apartment buildings, unsold condominium units, cooperative apartment buildings and unsold shares secured by cooperative apartments. The Company's commercial real estate loans consist primarily of loans secured by office buildings, shopping centers, industrial warehouse buildings, hotels and other income-producing properties.

The terms of the Company's multi-family residential and commercial real estate loans are most commonly five to ten years. Certain of these loans have options to extend the term of the loan at interest rates which may be fixed or adjusted upward for one, or in certain instances two, additional five-year periods. These loans include amortizing loans which require the monthly payment of interest and principal. The amortization period for the payment of principal on such loans generally is 20 to 30 years, with balloon payments of the remaining principal amount due upon the maturity of the loan. The Company's commercial real estate loans also were frequently made on an interest-only basis, with the payment of the entire principal amount due at maturity. The multi-family residential and commercial loans included in the Retained Assets are nearly all fixed interest rate loans.

Performing Loans Secured by Real Estate. Performing loans secured by real estate at June 30, 1998 consist of loans secured by multi-family residential, commercial real estate and single-family residential loans which are wholly-owned by the Company, as well as participation interests in multi-family residential and commercial real estate loans pursuant to the Participation Agreements with Marine. Approximately $36.4 million or approximately 19.3% of the Company's total assets are categorized as performing loans secured by real estate as of June 30, 1998. Of the approximately $36.4 million of performing loans included in this total, approximately $13.5 million or approximately 37.2% of such loans are subordinated loans. Subordinated loans, including second mortgages and participation interests, generally involve more risk than senior loans.

Whole Loans. At June 30, 1998, the Retained Assets include 4 performing loans (exclusive of participating loans) of approximately $22.8 million, all of which are commercial real estate loans. All of such loans have been modified since origination and are currently performing in accordance with their terms. Approximately $1 million or approximately 2.7% of the Company's performing loans (other than the participation loans) at June 30, 1998, are currently interest-only loans, with the payment of the entire principal amount due at maturity.

Subordinated Participation Interests. At June 30, 1998, performing loans secured by real estate include a subordinated participation interest in 9 performing loans in which the Company retained an interest in approximately $13.5 million of principal amount on such loans. All of the performing loans have been modified since origination and are currently performing in accordance with their modified terms.

Non-Performing Loans Secured by Real Estate. Non-performing loans consist of multi-family residential, commercial real estate, commercial business loans and student loans. Non-performing loans are those loans which have been placed on non-accrual status. The Company generally places a loan which is delinquent 90 days or more on non-accrual status unless it is well secured and, in the opinion of management, collection appears likely. In addition, the Company may place a loan on non-accrual status even when it is not yet delinquent 90 days or more if the Company makes a determination that such loan is not collectible. When loans are placed on non-accrual status, any accrued but unpaid interest on the loan is reversed and future interest income is recognized only if actually received by the Company and collection of principal is not in doubt. Approximately $22.6 million, or approximately 12.0%, of the Company's assets comprised of loans categorized as non-performing as of June 30, 1998 and are all currently on non-accrual status.

Junior Subordinated Participation Interests. The Retained Assets include a junior subordinated participation interest in three non-performing loans in which the Company retains an interest of approximately $2.9 million in principal amount, which have been fully reserved (100%) for by the Company. All of such loans have been modified since origination and are currently performing in accordance with their terms.

Real Estate Loan Portfolio Composition. Tables that set forth information concerning the Company's loans secured by real estate portfolio at the dates indicated are included in a separate section of this annual report on Form 10-K. See "Financial Schedules".

Origination, Purchase and Sale of Loans. As of the close of business on June 28, 1996, primarily as a result of conditions imposed by the NYSBD, the Company's lending activities were substantially curtailed. During 1998, the Company advanced funds only to fund continuing construction involving a limited number of loans and investments in real estate. The multi-family residential and commercial real estate loans originated by the Company in recent periods have been primarily in connection with the restructuring/refinancing of existing loans and loans to facilitate the sale of investments in real estate.

The following table sets forth the activity in the Company's loans, including commercial business and consumer loans, originated by the Predecessor Bank during the periods indicated (dollars in thousands).


                                                            Year Ended          Year Ended          Year Ended
                                                            June 30,            June 30,            June 30,
                                                            1998                1997                1996
                                                            ------------------- ------------------- -------------
Originations:
     Single-family residential loans                        $          --       $          --       $     105,850
     Multi-family residential loans                                    --                  --               3,701
     Commercial real estate loans                                      --                  --              11,838
     Consumer loans                                                    --                  --               3,237
                                                            -------------       -------------       -------------
            Total loans originated                                     --                  --             124,626
     Loans to facilitate sale of investments                           --                  --              83,892
     Repurchased from Marine                                           --                 471                  --
                                                            -------------        ------------     ---------------
     Total loan increases                                              --                 471             208,518
     Sales (1)                                                         --                  --          (1,034,928)
     Loans transferred (to)/from                                       --                  --              (7,852)
     Principal repayments, net                                    (26,333)             (7,706)            (65,360)
                                                            -------------      --------------      --------------

     Net increase (decrease) in total loans                 $     (26,333)      $      (7,235)      $    (899,622)
                                                            -------------      --------------      --------------
                                                            -------------      --------------      --------------


During the year ended June 30, 1997, the Company repurchased a loan from Marine in the amount of $471,000 in accordance with the terms of the Branch Sale Agreement.

      (1) Primarily loans sold to Marine in connection with the Branch Sale and included within Transferred Assets. Also includes the sale of $48.0 million of loans to facilitate sales to third parties. Such loans to facilitate were delivered to Marine as part of the Transferred Assets in the Branch Sale. See Asset Sale Transactions and Note 11 to the Consolidated Financial Statements.

Concentrations of Loans Secured by Real Estate by Loan and by Borrower. At June 30, 1998, the Company's loans secured by real estate portfolio included 2 loans aggregating $36.5 million with principal amounts greater than $10.0 million, 1 loan with a principal balance of $6.8 million and 4 loans aggregating $8.1 million with principal amounts of $1.0 million to $5.0 million. At the same date, the Company's five largest loans secured by real estate borrowers (including their related entities) had $21.8 million, $14.7 million, $6.8 million, $3.1 million and $1.8 million, respectively, of loans outstanding, and the aggregate amount of loans to the Company's five, 10 and 20 largest real estate borrowers (including related entities) amounted to $48.2 million, $54.5 million and $59.0 million, respectively. At June 30, 1998, $22.1 million of the loans to the Company's 20 largest borrowers were non-performing loans and $7.7 million had been restructured and were performing according to their restructured terms.

Loans Sold With Recourse. At June 30, 1998 and 1997, the Company held three loan assets secured by multi-family residential projects currently under development. These assets were carried at $15.8 million and $24.5 million at June 30, 1998 and 1997, respectively.

In connection with the Branch Sale, on June 28, 1996, the Company consummated $24.0 million of Asset Sale Transactions, known as the Pool B and C transactions. These Asset Sale Transactions represented two of five such transactions (totaling $60.4 million) which were structured to include ongoing recourse to, and participation by, the Company with respect to the assets sold, based upon the proceeds realized by the purchasers. See "Asset Sales Transactions."

For accounting purposes the Company accounted for the Asset Sale Transactions included in Pools B and C as financings, primarily due to their longer term nature and the more substantial risks related to ongoing construction for the assets included in each of the other Pools. Pool B and C Asset Sale Transactions have been included in the Company's consolidated financial statements as loans sold with recourse. Related financing for such assets has been included in the Company's consolidated financial statements as Borrowed Funds, secured by assets sold with recourse. Financings related to loans sold with recourse were $8.2 million and $18.2 million at June 30, 1998 and 1997, respectively. The Company believes that it has made adequate provision at June 30, 1998 for all recourse amounts expected to result from the sale of the assets included in Pools B and C.

At June 30, 1998, one of these loans (the Pool B transaction) was composed of a mortgage loan secured by land and construction in process related to a single family condominium project in Wayne, New Jersey (the "Wayne Project"). The Wayne Project is in the final phase of a three-phase development and all remaining units are under contract to be sold. The Company believes that the Wayne Project will be fully completed and all individual units sold prior to June 30, 1999. The Company's remaining investment in the Wayne Project, net of applicable reserves, was $3.0 million at June 30, 1998. At June 30, 1998, $2.1 million of borrowed funds remained outstanding with respect to the Pool B recourse financing.

During the year ended June 30, 1998, the Company made deposits in the amount of $2.1 million against recourse claims related to the Pool B asset sale transaction completed on June 28, 1996. Such deposits were made to terminate the recourse provisions of the Pool B asset sale transaction and interest expense to the Company subsequent to December 1997. These deposits will be refunded to the Company when the remaining $2.1 million in recourse debt related to Pool B is repaid from asset sales proceeds. See "Asset Sale Transactions," and Note 15 to the Consolidated Financial Statements.

At June 30, 1998 Pool C consisted of contracts of sale for two adjacent parcels of land located in the Bronx, New York (the "Bronx Projects"). At June 30, 1998, the Company's remaining investment in the Bronx Projects aggregated $12.7 million, including $9.0 million for one site ("Site One") and $3.7 million for a second site ("Site Two"). The sale contract for the Bronx Projects represented the sale of ownership and development rights for each of the parcels of land and, for Site One, the Company's investment in construction in process. At June 30, 1998, development of the first phase of Site One, involving the construction of 84 condominium units, was completed and all units were sold. Site Two was vacant on June 30, 1998 with no development yet commenced. At June 30, 1998, the Company was evaluating various development and joint venture strategies with respect to these properties. Such strategies would include, but not be limited to, sales of one or both of the sites and various arrangements for a joint venture to accommodate the development and sale of subparcels of the sites.

The following table details activity with respect to loans sold with recourse for the periods indicated (dollars in thousands).


                                                                     The Bronx             The Bronx
                                               The Wayne              Projects-            Projects-
                                                Project               Site One             Site Two               Total
                                                (Pool B)              (Pool C)             (Pool C)
                                          --------------------  -------------------- --------------------- --------------------
Investment at June 30,1996                      $       13,137       $        11,210        $        5,567        $      29,914
   Project fundings                                      2,268                 5,763                    --                8,031
   Unit sales                                           (7,693)               (3,801)                   --              (11,494)
   Writedowns                                               --                    --                (2,000)              (2,000)
                                                 -------------       ---------------     -----------------      ---------------

Investment at June 30, 1997                              7,712                13,172                 3,567               24,451
   Project fundings                                      1,647                 1,538                   195                3,380
   Unit sales                                           (6,310)               (5,740)                   --              (12,050)
   Writedowns                                               --                    --                    --                   --
                                                 -------------       ---------------       ---------------        -------------

Investment at June 30, 1998                     $        3,049        $        8,970        $        3,762        $      15,781
                                                 -------------       ---------------       ---------------        -------------
                                                 -------------       ---------------       ---------------        -------------

Composition of Loans Sold with Recourse. Tables that set forth information concerning the Company's loans sold with recourse portfolio at the dates indicated are included on page 91 of this annual report on Form 10-K. See "Financial Schedules".

Joint Ventures. During the mid- to late-1980s, the Predecessor Bank sought to supplement the income derived from its mortgage activities by engaging in real estate development activities, most commonly through participations in joint ventures. These activities generally were conducted through subsidiaries of the Predecessor Bank and, unlike loans, were intended to provide a return which was based on the overall profitability of each project. The structure of each of the Predecessor Bank's joint venture investments generally involved the formation of a partnership between the Company's co-venturer and a subsidiary of the Predecessor Bank. The Predecessor Bank's subsidiary generally had up to a 50% interest in the partnership, which was responsible for the acquisition, development and sale of a project. The Predecessor Bank's subsidiary generally functioned as both a non-managing general partner and in many cases a limited partner in the partnership. Upon completion and sale of a project, and after all partnership obligations were satisfied, the Predecessor Bank's equity investment was expected to be paid in full and any profits would then be distributed to the partners in accordance with the terms of the partnership agreement.

At June 30, 1998, the Company held one investment in a joint venture project, totaling $1.5 million. This joint venture project is a shopping center located in Escondido, CA. Thirty-five percent of the joint venture is owned by the Company. At June 30, 1997, the Company held three investments in joint ventures, totaling $3.1 million. The three investments in joint venture projects at June 30, 1997 were (1) A shopping center located in Escondido, CA, 35% owned by the Company (carrying value of $1.6 million), (2) Four industrial buildings and adjacent land located in Sacramento, CA, 50% owned by the Company (carrying value of $1.2 million), and (3) an industrial warehouse located in Cicero, IL, 50% owned by the Company (carrying value of $364,000).

During the year ended June 30, 1998, the Company sold a part of its investment in the Sacramento, CA joint venture project for $423,000 and wrote off the remainder of this investment ($756,000). In addition, during the year ended June 30, 1998, the Company also wrote off its investment in the Cicero, IL joint venture project ($364,000).

At June 30, 1998, the Company did not have any material amounts left to be funded pursuant to legally binding commitments relating to its joint ventures, except certain ongoing operating expenses and limited amounts of capital investment. Failure by the Company or its joint venture partner to fund operating expenses, in the event that the underlying property does not generate sufficient cash flow to meet its operating costs, could result in the loss of the asset.

Other Assets

Cash, Due from banks and Cash Equivalents. Included in cash, due from banks and cash equivalents at June 30, 1998, are approximately $3.0 million in funds maintained on deposit by wholly-owned subsidiaries and required to meet ongoing cash flow requirements of those subsidiaries. At June 30, 1998, Marine had restricted a total of $19.6 million in funds, held on deposit with Marine, in accordance with the terms of the Branch Sale and the Marine Facility agreements. At June 30, 1997, Marine had restricted a total of approximately $5.1 million. Restricted funds held by Marine are not available to the Company for the settlement of any of the Company's current obligations. Of the $19.6 million cash balance restricted by Marine at June 30, 1998, $5.0 million relates to reserve amounts specified under the Branch Sale Agreement. The remaining restricted cash reserves arose from the sale of assets which were pledged as primary or additional collateral for the Marine Facility. The restricted cash held by Marine is intended to serve as substitute collateral for the Marine Facility until the Company and Marine negotiate the application or other use of the funds in accordance with the Company's Asset Management Plan and the terms of the Marine Facility agreements.

Investment Securities. The following table sets forth the Company's investment securities portfolio at carrying value at the dates indicated.


                                                                           June 30,
                                                       -----------------------------------------------
                                                       1998                  1997                 1996
                                                       ----                  ----                 ----
                                                                        (In Thousands)

Securities:
 Marketable Equity Securities
  Common                                                $    2,299           $     2,298           $     2,298
  Preferred                                                     --                    --                    --
 Valuation allowance                                          (926)               (1,105)               (1,218)
                                                        ------------          ------------          ------------
       Total                                                 1,373                 1,193                 1,080
Non-marketable Equity Securities, net                           --                 5,082                 4,605
                                                        ------------          ------------          ------------
Total Equity Securities, net                                 1,373                 6,275                 5,685
                                                        -----------           ------------          ------------
   Total Investment Securities, net (1)                 $    1,373           $     6,275           $     5,685
                                                        -----------           ------------          ------------
                                                        -----------           ------------          ------------

(1) At June 30, 1998, 1997 and 1996, all of the Company's investment securities were classified as available for sale and carried at market value in accordance with SFAS-115. See Note 1 to the Consolidated Financial Statements.

At June 30, 1998, the Company's investment in common stock was comprised of investments in the common stock of one corporate issuer.

The Company's investments in equity securities prior to June 30, 1997 include a historically required investment in the FHLB of New York, redeemed during the Company's 1997 fiscal year, which amounted to $9.0 million at June 30, 1996. The Company's investments in equity securities prior to June 30, 1998 also include investments, liquidated in 1997, in two service organizations, which amounted to $790,000 at June 30, 1996. These organizations previously provided data processing and related services to their shareholders, which included the Predecessor Bank, on a cooperative basis.

The Company held no debt securities as of June 30, 1998 and 1997. For additional information relating to the Company's investment securities, see Note 7 to the Consolidated Financial Statements.

Commercial Business and Consumer Loans. The Company has been collecting the portfolio of commercial business and consumer loans, which consisted of $6.1 million of commercial business loans, net of provision for possible credit losses, $2.0 million of consumer loans at June 30, 1998. Of the $6.1 million commercial business loans in the Company's portfolio at June 30, 1998, $6.1 million, or 100%, was classified as non-performing and maintained on non-accrual status. Of the $2.0 million consumer loans in the Company's portfolio at June 30, 1998, $2.0 million or 100% was classified as non-performing.

The Company's commercial business loans previously consisted primarily of loans which involved the buyout, acquisition or recapitalization of an existing business (including management buyouts and corporate mergers and acquisitions). Such loans involved a high degree of risk in their origination since such transactions frequently resulted in a substantial increase in both the borrower's liabilities and its liabilities-to-assets leverage ratio, thus increasing the prospects for default. At June 30, 1998 all of the Company's commercial business loans had fixed rates of interest and stated maturities greater than five years.

Other assets. The Company held other assets equal to $4.2 million and $2.2 million at June 30, 1998 and 1997, respectively. At June 30, 1998, other assets were primarily composed of deposits against asset sale recourse claims, accrued interest receivable, net of interest reserves, and other prepaid assets. At June 30, 1997, other assets were primarily composed of accrued interest receivable, net of interest reserves, and other prepaid assets.

The increase in other assets of $2.0 million from June 30, 1997 to June 30, 1998 was primarily attributable to deposits in the amount of $2.1 million made during 1998 against recourse claims related to the Pool B asset sale transaction completed on June 28, 1996. Such deposits were made to terminate the recourse provisions of the Pool B asset sale transaction and interest expense to the Company subsequent to December 1997. These deposits will be refunded to the Company when the remaining $2.1 million in recourse debt related to Pool B is repaid from asset sales proceeds. See "Asset Sale Transactions," and Note 15 to the Consolidated Financial Statements.


Asset Sale Transactions

In connection with, and to facilitate the closing of, the Branch Sale, the Company consummated $60.4 million of Asset Sale Transactions. The Asset Sale Transactions, which were arranged by RB Management Company LLC, were structured to include ongoing recourse to, and participation by, the Company with respect to the assets sold, based upon the proceeds realized by the purchasers. The assets included within each pool of assets sold and the nature of related recourse provisions are described below. The Asset Sales Transactions were entered into with five entities, each of which was independent of the Company and Alvin Dworman, who owns 39% of the common stock of the Company and 100% of RB Management, LLC. In connection with the Asset Sale Transactions, entities controlled by Mr. Dworman loaned $12.8 million to the five entities on a non-recourse basis.

Assets included within each pool sold were, with the exception of Pool C (the Bronx Projects), believed by the Company and the purchasers to be in the final process of disposition by the Company. In essence the Asset Sale Transactions resulted in the acceleration of the receipt of disposition proceeds which the Company expected to realize on the included assets in fiscal years immediately following the Company's 1996 fiscal year.

In each of the Asset Sale Transactions, the Company sold a pool of assets and received a 20% cash down payment and non-recourse purchase money notes (the "Purchase Money Notes") which approximated 80% of the sale price. In all cases, except for Pool C, the Purchase Money Notes had maturity dates, including any extension options, of less than one year from June 30, 1996. The maturity date on the Pool C Purchase Money Note was three years. The Company also received additional contingent proceeds notes for each of the five pools which provided the Company with rights to receive proceeds from subsequent asset sales by purchasers in excess of the initial sales price after the purchaser had received a return of 8%, a transaction fee of 25 basis points and reimbursement of certain transaction expenses. In the event that proceeds of subsequent assets sales exceed specified amounts for each pool, such amounts were to be retained by the purchaser.

The Company received aggregate cash down payments of $12.8 million in connection with the Asset Sale Transactions. The Purchase Money Notes, aggregating $47.6 million, were included in the assets delivered to Marine in connection with the Branch Sale.

The Company made representations and warranties (the "Recourse Provisions") with respect to the assets sold which included, among other things, the present condition of each asset, the nature of disposition arrangements which had been entered into by the Company prior to June 28, 1996 and that each of the assets was free of any liens or encumbrances. The Recourse Provisions also included representations with respect to certain of the assets that the Company had taken all actions to effect specific proposed dispositions or had made arrangements with third parties to complete actions required to effect such dispositions.

For accounting purposes the Company accounted for the Asset Sale Transactions included in Pools B and C as financings, primarily due to their longer term nature and the more substantial risks related to ongoing construction for the assets included in each of the Pools. Pool B and C Asset Sale Transactions have been included in the Company's consolidated financial statements as loans sold with recourse. Related financing for such assets has been included in the Company's consolidated financial statements as Borrowed Funds, secured by assets sold with recourse. The Company believes that it has made adequate provision at June 30, 1998 for all recourse amounts expected to result from the sale of the assets included in Pools B and C.

For accounting purposes the Company accounted for the Asset Sale Transactions included in Pools A, D, and E as sale transactions since each of the financial receivables, asset sale contracts or other proceeds included in these pools represented reasonably estimable amounts, including related recourse claims, in transactions with limited duration. Substantial proceeds from dispositions conducted within Pools A, D and E were realized by the purchasers during the fiscal year ended June 30, 1997 with the reminder being realized during the fiscal year ended June 30, 1998. Assets included in Asset Sale Transactions, and a description of the assets sold, were as follows:

Pool A

Pool A originally included $13.8 million in assets, composed of $12.0 million of receivables related to the collection of certain federally guaranteed, defaulted student loans and other student loan related claims from the Student Loan Marketing Agency ("SLMA") (collectively, the "Student Loan Receivables") and $1.8 million related primarily to delinquent single family residential loans (collectively the "Single Family Receivables").

The Company's aggregate investment in the Student Loan Receivables and the Single Family Receivables prior to the Asset Sale Transactions approximated $12.4 million and $7.1 million, respectively.

During the year ended June 30, 1998, the Company elected to satisfy its debt to the purchaser and reacquire, under the recourse terms of the Asset Sale Transaction, the remaining unsold assets sold to the purchaser on June 28, 1996. This action was undertaken to reduce the Company's ongoing interest expense and related obligations under the debt agreement with the purchaser. As a result of this action, and the realization of asset disposition proceeds during the 1998 fiscal year, at June 30, 1998 the purchaser had realized all anticipated proceeds from its participation in the Asset Sale Transactions and all fundings associated with the transaction had been retired by the Company.

At June 30, 1998, the remaining Student Loan Receivables balance, net of applicable reserves, was $1.9 million. This balance is carried by the Company as a component of it commercial and consumer loans. This balance represented claims which had been filed with state processing agencies for reimbursement for which the Company expected to receive more timely reimbursement. At June 30, 1998, the remaining Single Family Receivables balance, net of applicable reserves, of $1.1 million were in the process of being disposed of through amortization and sales of individual loans or, to a lesser degree, sales of real estate owned to bulk buyers or individuals. This balance is carried by the Company as loans secured by real estate.

Pool B

At June 30, 1996, Pool B was composed of a mortgage loan in the amount of $13.0 million secured by land and construction in process related to a single-family condominium project in Wayne, New Jersey (the Wayne Project). The Company's aggregate investment in the Wayne Project prior to the Asset Sale Transactions approximated $13 million.

At June 30, 1998, the Wayne Project is in the final phase of a three-phase development and all remaining units are under contract to be sold. The Company believes that the Wayne Project will be fully completed and all individual units sold prior to June 30, 1999. The Company's remaining investment in the Wayne Project, net of applicable reserves, was $3.0 million at June 30, 1998. At June 30, 1998, all Marine debt related to this asset has been repaid and $2.1 million of recourse debt remained payable to a third party.

Pool C

Pool C included contracts of sale, in the amount of $11.0 million for two adjacent parcels of land located in the Bronx, New York (the "Bronx Projects"). The Company's investment in the Bronx Projects prior to the Asset Sale Transactions aggregated $17.7 million, including $12.1 million for one site ("Site One") and $5.6 million for a second site ("Site Two"). The sale contract for the Bronx Projects represented the sale of ownership and development rights for each of the parcels of land and, for Site One, the Company's investment at June 28, 1996 in construction in process.

At June 30, 1998, the Company's remaining investment in the Bronx Projects aggregated $12.7 million, including $9.0 million for Site One and $3.7 million for Site Two. At June 30, 1998, development of the first phase of Site One, involving the construction of 84 condominium units, was completed and all units were sold. Site Two was vacant on

June 30, 1998 with no development yet commenced. At June 30, 1998, the Company was evaluating various agreements for a joint venture to accommodate the sale of these properties. Such strategies would include, but not be limited to, sales of one or both of the sites and joint venture arrangements for the development and sales of subparcels of the sites.

Payments made to reduce the remaining recourse claims related to the Pool C sale were made from Bronx Project condominium unit sales proceeds to Marine and to a third party lender aggregating $2.1 million and $2.2 million, respectively, in the year ended June 30, 1998 and $600,000 and $0, respectively, in the year ended June 30, 1997. Such payments reduced the outstanding amount payable to Marine and the third party lender to $6.1 million and $0, respectively, at June 30, 1998 and to $8.2 million and $2.2 million, respectively, at June 30, 1997.

Pool D

Pool D, with an aggregate sales price of $14.3 million, included six individual real estate properties, located in New York State, New Jersey and California (collectively, the "Real Estate Properties"). The Company's aggregate investment in the Real Estate Properties prior to the Asset Sale Transactions aggregated $16.1 million. Each of the properties included in Pool D were either under contract of sale or contracts of sale for the remaining assets were being actively negotiated. All properties were disposed of during 1997 with the exception of one property. This property had a remaining asset balance of approximately $2.0 million at June 30, 1998.

During the year ended June 30, 1998, the Company elected to satisfy its debt to the purchaser and reacquire, under the recourse terms of the Asset Sale Transaction, the remaining unsold asset sold to the purchaser on June 26, 1998. This action was undertaken to reduce the Company's ongoing interest expense and related obligations under the debt agreement with the purchaser. As a result of this action, at June 30, 1998 the purchaser had realized all anticipated proceeds from its participation in the Asset Sale Transactions and all debt associated with the transaction had been retired by the Company.

Pool E

Pool E, with an aggregate sales price of $8.3 million, included the rights to proceeds from sale of two joint venture projects, the sale of which was scheduled to close within 90 days, rights to proceeds of sale of 35 condominium projects located in New York City, a mortgage secured by cooperative apartment units in New York City and a mortgage secured by a multi-family apartment complex in New York State (collectively, the "Venture Proceeds and Residential Mortgages Pool"). The Company's aggregate investment in the Venture Proceeds and Residential Mortgages Pool prior to the Asset Sale Transactions aggregated $11.6 million. Each of the assets included in Pool E was disposed of during fiscal 1997 and consequently, the purchaser had realized all anticipated proceeds from its participation in the Asset Sale Transactions and all debt associated with this transaction had been retired by the Company prior to June 30, 1997.


Sources of Financing

Subsequent to the Branch Sale, the primary source of the Company's financing has been secured financing provided by Marine.

The closing of the Branch Sale was conditioned upon the Company's obtaining financing with terms and in an amount reasonably acceptable to the Company and determined to be reasonably adequate to permit consummation of the Branch Sale. The Company obtained from Marine the Facility, consisting of eleven independent mortgage loans with additional collateral, in an aggregate amount not to exceed $99.06 million. Proceeds of the Facility were utilized by the Company to (i) refinance all or part of the certain indebtedness secured by assets to be transferred to Marine, including all or a substantial part of the outstanding advances from the FHLB and (ii) provide additional funds for the development and completion of two individual real estate assets as part of the Company's operations subsequent to the Branch Sale.

Each of the individual loans included in the Facility were structured as three-year term loans with options to extend the initial term for two additional one-year periods subject to the Company's achieving pre-agreed minimum repayment amounts which are equal to 60% and 30% of the original aggregate amount of the Facility and remaining fully current on all obligations and in compliance with all covenants.

The Facility is priced at 175 basis points over LIBOR for the initial six months following June 28, 1996, automatically increasing by 25 basis points at the beginning of each of the subsequent three six-month periods and will be priced at 275 basis points over LIBOR for the third year of the Facility. In the event that the Company elects to exercise its option to extend the initial term of the Facility, the Facility will be priced at 300 basis points over LIBOR during the initial one year extension and 325 basis points over LIBOR during the second one-year extension. Following maturity or an event of default, the Senior Debt Financing (as defined below) will accrue interest at a specified default rate.

The Facility was initially secured by first priority mortgage liens on eleven of River Bank's real estate assets approved by Marine and collateral assignments of first priority mortgages held by River Bank (the "Primary Collateral"). Each of the loans are cross-defaulted with each other and cross-collateralized by all collateral for the Facility. As additional collateral for the Facility, each loan is also secured by first priority mortgages (or, where applicable, a collateral assignment of first priority mortgages held by the Company), stock pledges and assignment of partnership interests and assignment of miscellaneous interests on additional Bank assets (the "Additional Collateral"). The Company collaterally assigned to Marine all of the cash flow from the Primary Collateral and the Additional Collateral. All of the net cash flow from the Primary Collateral and Additional Collateral will be applied to the prepayment of the Facility. In addition, all net proceeds from the sale of any Primary Collateral, and the proceeds from the sale of any Additional Collateral, is required to be applied to the prepayment of the Facility subject to the Company's right to establish reserves for its operating needs. The Company will be permitted to prepay the Facility in whole or in part at any time without prepayment penalty or premium (subject to customary LIBOR breakage provisions).

The commitment letter for the Facility provided that the Company could continue to pursue additional debt financing of up to $25 million of additional debt financing from other lenders or, in the alternative or in combination, accelerate the Company's disposition of assets so as to reduce or eliminate its need for supplemental financing. If the Company pursued additional debt financing, the proceeds of such financing would be required to be utilized in a manner approved by Marine (which might include the application of a percentage of such proceeds to the prepayment of the Senior Debt Financing), such financing could not be secured by any assets which are Primary Collateral and the lender must enter into an intercreditor agreement with Marine satisfactory to Marine. If the Company elects to accelerate its disposition of assets, such dispositions must be of assets which are not Primary Collateral and the proceeds of such asset dispositions will be required to be utilized in a manner approved by Marine (which may include the application of a percentage of such proceeds to the prepayment of the Senior Debt Financing). Such proceeds, received during the 1998 Fiscal Year, are currently held by Marine as restricted cash ($19.6 million at June 30, 1998) pending negotiations with Marine as to the application of the proceeds.

Additionally, Marine initially indicated that it would be willing to consider a request by the Company for an increase in the Facility by an amount not to exceed an additional $25 million in mortgage loans (such increase in the Facility, together with the initial Facility, the "Senior Debt Financing"). Any increase in the Facility was subject to Marine's approval and was to be secured by additional mortgaged properties of the Company or collateral assignments of mortgage loans of the Company acceptable to Marine, in its sole discretion. In addition, any increase in the Facility will be subject, among other things, to the acceptability to Marine of the terms of all regulatory approvals or restrictions associated with the Company's continuing operations. The increase in the Facility, if any, would be utilized by the Company only to facilitate the retirement of the Series A Preferred Stock. The Company has been advised by Marine that it has no intent to provide additional financing for this purpose at this time.

The Loan Agreement requires that while any amounts remain outstanding under the Senior Debt Financing, the Company must receive Marine's prior written consent to, among other things, materially alter its charter or by-laws, incur additional corporate indebtedness and liens, make any distributions to stockholders or repurchases or redemptions of capital stock, acquire additional assets, exchange existing assets with a third party or assume additional liabilities as a result of any proposed merger transaction.

As a former member of the FHLB, River Bank had, prior to June 28, 1996, been eligible to obtain borrowed funds from the FHLB, subject to the availability of collateral, which was sufficient, in the judgment of the FHLB, to fully secure advances and compliance with other applicable requirements. The outstanding FHLB financing prior to June 28, 1996, was previously fully secured by individual assets of the Company, a substantial amount of which were being sold to Marine as part of the Branch Sale. As a result, the Company was required to repay or refinance substantially all of its FHLB indebtedness at or prior to the closing of the Branch Sale. At June 30, 1998 and 1997, the Company had no outstanding advances from the FHLB of New York. As a consequence of the Branch Sale and, further, the Reorganization, the Company is no longer a member of the FHLB or eligible to become a member. Consequently, FHLB financing is no longer an available source of funds for the Company.

Deposits. As a Delaware corporation, the Company may no longer accept any banking deposits and such deposits are no longer a potential source of funds available to the Company. The Predecessor Bank had not offered any banking deposit products subsequent to the Branch Sale. Prior to the Branch Sale, deposits obtained through retail banking offices of the Predecessor Bank had traditionally been the primary source of the Company's funds for use in lending and for other general business purposes.

Borrowed Funds. The following table sets forth certain information concerning the Company's borrowed funds at the dates indicated.


                                                                 June 30,
                                           ---------------------------------------------------
                                           1998                    1997                   1996
                                           ----                    ----                   ----
                                                              (In Thousands)
FHLB Advances                      $            --         $           --          $       2,026
Marine Initial Facilities                   60,557                 66,066                 89,760
Secured by loans sold
    with recourse                            8,203                 18,206                 24,000
                                   ---------------         --------------          -------------
Total                              $        68,760         $       84,272          $     115,786
                                   ---------------         --------------          -------------
                                   ---------------         --------------          -------------

For additional information relating to the Company's borrowed funds, see Asset Sale Transactions and Note 16 to the Consolidated Financial Statements.


Subsidiaries

Under the Banking Law, which had applied to the Predecessor Bank prior to the Reorganization, the Company previously invested in subsidiaries which engaged in various activities authorized for savings banks, as well as additional activities authorized by the Banking Department. These activities were subject to the requirements of federal laws and regulations.

A substantial amount of the Company's activities in subsidiaries consists of holding investments in real estate not held directly by the Company. The Company has established a number of subsidiaries for the sole purpose of holding and/or disposing of a single real estate asset. Real estate assets located in New York City are generally held by subsidiaries of Rivercity Realty Corp. ("RRC"), and those located in the eastern United States including New York State are held by subsidiaries of Riverbank Properties, Inc. ("RPI") and certain other subsidiaries of the Company. RRC and RPI are New York corporations. The Company's investments in real estate located in the western United States are generally held by subsidiaries of Riverbank Financial Group ("RFG"), a California corporation which had an office in San Francisco. RPI, RRC and RFG were originally formed to engage in real estate development and lending activities.

A wholly-owned subsidiary of the Company, East River Financial Group, Inc., previously sold on an agency basis certain tax-deferred and variable annuities issued by specified insurance companies. This subsidiary ceased origination and sale activity as of the date of the Branch Sale.


Employees

Following the consummation of the Branch Sale by the Predecessor Bank, at June 30, 1996, the Company had 37 full-time and 13 part-time employees. At June 30, 1997 the Company maintained a full-time staff compliment of four personnel, the President and Chief Executive Officer, one employee who performs administrative functions and two employees directly involved in day-to-day management of certain real estate properties. Due to the retirement of the Company's President and Chief Executive Officer, at June 30, 1998 the Company had only one employee. That employee continued to be involved in administrative functions. Subsequent to June 30, 1998, the Company increased its staff to two with the appointment of a new President and Chief Executive Officer. See Note 14 to the Consolidated Financial Statements. See "Directors and Principal Officers of the Registrant."

Taxation

Federal Income Tax Considerations of the Reorganization. The following discussion summarizes the principal material federal income tax considerations of the Reorganization. Except as otherwise indicated, conclusions of tax treatment, tax effect, or tax consequences set forth in this section are based on the Internal Revenue Code (the "Code"), Regulations of the United States Treasury Department thereunder, Internal Revenue Service ("IRS" or the "Service") Rulings, and judicial and administrative decisions in effect as of the date of the Reorganization, all of which are subject to change at any time, possibly with retroactive effect. Such conclusions have no binding effect on the IRS or the courts. Roberts & Holland LLP, special tax counsel to River Bank, has provided an opinion, in the form attached as an exhibit to the Registration Statement of River Distribution Sub, Inc and River Asset Sub, Inc., filed on Form S-4, to the effect that the discussion set forth under the caption "Tax Consequences of the Reorganization" below as to the characterization of the transaction as a "reorganization" under section 368 of the Code is correct. As with all such complex matters, there is a risk that the IRS could disagree with the conclusions stated herein and in the opinion of counsel.

Tax Consequences of the Reorganization. The Reorganization was structured and implemented in a manner intended to constitute a tax-free "reorganization" for Federal income tax purposes, within the meaning of section 368 of the Code. Assuming that the Reorganization did constitute such a "reorganization," the following consequences would pertain:

1. The transaction would be treated for Federal income tax purposes as though River Bank had transferred substantially all of its assets to the Company in exchange for RB Asset, Inc. capital stock followed by a distribution of the RB Asset, Inc. capital stock by River Bank to its stockholders in exchange for their River Bank capital stock in constructive liquidation of River Bank.

2. No gain or loss would be recognized to a holder of River Bank Common Stock who is deemed to exchange such stock for RB Asset, Inc. common stock ("RB Asset Common Stock"). No gain or loss would be recognized to a holder of River Bank Series A Preferred Stock who is deemed to exchange such stock for RB Asset, Inc. series A preferred stock ("RB Asset Series A Preferred Stock"). The basis of any RB Asset Common Stock or RB Asset Series A Preferred Stock would continue to be the same as that of the River Bank Common Stock or River Bank Series A Preferred Stock, respectively, deemed exchanged therefor. In determining the period for which a holder of RB Asset Common Stock or RB Asset Series A Preferred Stock has held such stock received in the Reorganization, there will be included the period for which such holder held the River Bank Common Stock or River Bank Series A Preferred Stock deemed exchanged therefor. The foregoing conclusions do not address taxation to holders of the River Bank Series A Preferred Stock of the dividend declared, but not paid, for the quarter ended June 30, 1996. Those holders should consult their own tax advisers concerning the tax treatment of such dividends.

3. No gain or loss will be recognized by River Bank on its disposition or distribution of property in connection with the Reorganization. The basis of the property of River Bank acquired by RB Asset, Inc. shall be the same as it would be in the hands of River Bank. RB Asset, Inc. will succeed to and take into account various tax attributes of River Bank (including net operating loss carryforwards, to the extent not used to offset income or gain of River Bank, and accumulated earnings and profits).

The Reorganization was reasonably characterized as a tax-free "reorganization." However, the ability of the Reorganization to qualify as a tax-free reorganization turns on certain unresolved and complex issues of tax law as to which there are no clearly established legal precedents and for which the Company has not requested a ruling from the IRS. As a result, the IRS or a court could determine that the Reorganization did not constitute a tax-free reorganization. If such a determination were made and sustained, certain of the tax consequences described above would not apply. In particular, the Predecessor Bank's stockholders would be required to recognize gain upon the deemed exchanges of River Bank capital stock for RB Asset Common Stock and RB Asset Series A Preferred Stock to the extent that the fair market value of any RB Asset, Inc. capital stock received exceeded the basis of the River Bank capital stock deemed exchanged therefor, and their holding period would begin on the date of the exchange. Recognition of loss on such deemed exchanges might not be allowed until the stockholders dispose of some or all of their RB Asset, Inc. capital stock. Moreover, the Predecessor Bank would be required to recognize gain on its disposition and distribution of property in connection with the Reorganization and any loss on such disposition and distribution may be required to be deferred until RB Asset, Inc. were to sell the assets to an unrelated third party, and, to the extent its tax attributes were not used to offset any gain, RB Asset, Inc. would not succeed to them.

See "Tax Consequences of Holding RB Asset Common Stock and RB Asset Preferred Stock" in the Registration Statement of River Bank America, filed on Form S-4, for a summary of the tax effects of holding the Reorganization on RB Asset Common Stock and RB Asset Preferred Stock subsequent to the Reorganization.

Certain Tax Attributes. As of June 30, 1998, the Bank had recorded a gross deferred tax liability of approximately $19.2 million in its consolidated financial statements. Also, as of June 30, 1998, the Bank had recorded a gross deferred tax asset of approximately $68.6 million, primarily attributable to net operating loss carryforward attributes ("NOLs") of approximately $88.9 million, reserves for loan losses and real estate valuation allowances of approximately $12.2 million and general business and alternative minimum tax credits of approximately $10.7 million. The Company's ability to realize the excess of the gross deferred tax asset over the gross deferred tax liability is dependent upon its ability to earn taxable income in the future. As a result of recent losses and other evidence, this realization is uncertain and a valuation allowance has been established to reduce the deferred tax asset to the amount that management of the Bank believes will more likely than not be realized. Accordingly, neither a net overall liability nor a net overall asset was reflected in the Bank's consolidated financial statements. The tax attributes associated with the deferred tax assets have not been reviewed or approved by the IRS. As described further below, the Equity Offering and related transactions may have adversely affected the ability of the Bank to realize its deferred tax assets, with the effect that the Bank would have an overall net deferred tax liability and concomitant reduction to its stockholders' equity. As a result, the Bank could be subject to substantial increased out-of-pocket tax expenditures.

Section 382 of the Code generally provides that if a corporation undergoes an "ownership change," the amount of taxable income that the corporation may offset after the date of the ownership change (the "Change Date") by NOLs (and certain built-in losses, as described below) existing on the Change Date will be subject to an annual limitation. In general, the annual limitation is equal to the product obtained by multiplying (i) the fair market value of the corporation's equity immediately prior to the Change Date (with certain adjustments, including an exclusion of capital contributions made during the two years preceding the Change Date), by (ii) the long-term tax-exempt bond rate determined for the month in which the Change Date occurs, as published by the IRS. For "ownership changes" occurring during June 1994, that rate is 6.01%. If an "ownership change" of the Bank took place during June 1994, the Bank might be permitted to use no more than approximately $865,000 of its NOLs annually to offset taxable income realized after the Change Date, including income which will be realized in connection with the Branch Sale. Accordingly, the Bank's ability to use its deferred tax assets may be reduced materially, resulting in the recognition of additional tax expense and a reduction to its stockholders' equity and the Company's liquidity.

Built-in losses, measured by the excess, if any, of the tax basis of each asset of the corporation over its fair market value, also may be limited under Section 382, if, as is believed to be the case with respect to the Bank, the corporation had a net unrealized built-in loss in excess of the lesser of $10.0 million or 15% of the fair market value of its assets, and if the built-in losses are recognized within five years after the Change Date. Certain deductions that have accrued economically on the Change Date and would otherwise have been taken after the Change Date (possibly including suspended passive activity losses) may also be treated as built-in losses.

In general, an "ownership change" occurs with respect to a corporation if any of its stockholders who own, directly or indirectly, five percent or more of the stock of the corporation ("5-percent stockholders") increase their aggregate percentage ownership of such stock by more than 50 percentage points over the lowest percentage of stock owned by those stockholders at any time during a three-year testing period. In applying Section 382, newly-issued stock generally is considered to have been acquired by one or more 5-percent stockholders, even if none of the persons acquiring that stock in fact owns (or owned) at least five percent of the issuer's stock.

Based on current ownership information available to the Company, the Company is of the view that no ownership change of the Bank occurred within the three years preceding and three years succeeding the Equity Offering. The Bank expects that the Equity Offering, when combined with prior changes in ownership of stock of the Bank and other contemplated transactions affecting ownership of the capital stock of the Bank occurring in connection with the Equity Offering, did not result in an ownership change of the Bank. However, the application of Section 382 is in many respects uncertain. In assessing the effects of prior transactions and of the Equity Offering under Section 382, the Bank has made certain legal judgments and certain factual assumptions. The Bank has not requested or received any rulings from the IRS with respect to the application of Section 382 to the Equity Offering and the IRS could challenge the Bank's determinations.

Although it may not have caused an ownership change, the Equity Offering caused a significant increase in the percentage ownership of stock of the Predecessor Bank by one or more new 5-percent stockholders. Specifically, the Company believes that the Equity Offering resulted in 5-percent stockholders increasing their ownership for purposes of Section 382 of the Code by approximately 49 percentage points. Therefore, the Equity Offering significantly increased the likelihood that relatively small future issuances of, or transactions in or affecting the direct or indirect ownership of, shares of Common Stock would result in an ownership change.

As part of its efforts to avoid any limitation under Section 382 of the Code on the use of its NOLs and other tax attributes, each of Mr. Dworman, Odyssey Partners, L.P. and East River Partnership B agreed to certain restrictions on the transfer of the Common Stock and any other security of the Company which is deemed to be "stock" for purposes of Section 382 of the Code and regulations promulgated thereunder for a five-year period following consummation of the Equity Offering. These restrictions on transfer are intended to reduce, but do not eliminate, the possibility that there may be a future ownership change affecting the ability of the Bank to use its then-existing losses, loss carryovers and built-in losses. Mr. Dworman, as the largest stockholder of the Bank following the Equity Offering, may continue to exert substantial influence over decisions made by the Company's Board, including its decisions whether to approve a transfer of stock of the Bank that could result in an ownership change, with the above-described consequences.

Section 269(a)(1) of the Code generally provides that, if one or more persons acquire control of a corporation and the principal purpose of the acquisition is to evade or avoid federal income tax by securing the benefit of a deduction, credit or other allowance which those persons or the corporation would not otherwise enjoy, then the IRS may disallow the corporation's deductions, credits or other allowances. For this purpose, "control" means ownership of stock possessing either at least 50% of the voting power or at least 50% of the total value of all classes of stock of the corporation. Although the Bank's Equity Offering resulted in one or more persons acquiring control of the Bank, the Bank understands that the principal purpose of the investors for participating in the Equity Offering was not to avail themselves of any tax benefits of the Bank. It is possible, however, that the IRS may challenge this view. If any such challenge were successful, the Bank could lose its future ability to use its losses, loss carryovers and built-in losses to offset its future income.

Federal Taxation. For federal income tax purposes, the Company reports its income and expenses using the accrual method of accounting. The Company and certain of its subsidiaries file consolidated federal income tax returns on a fiscal year basis and are subject to federal income tax under the rules of the Internal Revenue Code ("Code") in the same manner as other corporations. Pursuant to the Omnibus Budget Reconciliation Act of 1993, signed into law by President Clinton on August 10, 1993, the maximum federal corporate income tax rate increased to 35%, effective January 1, 1993. In addition to regular income taxes, corporations such as the Company are subject to an alternative minimum tax which is generally equal to 20% of the excess of alternative minimum taxable income (taxable income, increased by tax preference items and adjusted for certain other tax items) over regular income taxes. A portion of alternative minimum taxes paid can be credited against regular taxes due in later years, subject to certain limitations.

In prior years, the Predecessor Bank maintained "qualifying assets," as defined in the Code, in excess of 60% of its assets on an unconsolidated basis, and as a result was considered to be a "domestic building and loan association" which was able to use the percentage of taxable income method for computing a deductible addition to its bad debt reserve for federal, state and local income tax purposes. Beginning in 1992, the Predecessor Bank failed to maintain qualifying assets in excess of 60% of total assets and, as a result, was no longer considered a "domestic building and loan association," but was considered to be a "bank" for federal income tax purposes. As a result, as of December 31, 1992, the Company had recaptured the entire balance of the bad debt reserve which it had previously maintained for federal tax purposes while it was a "domestic building and loan association" into taxable income. Due to operating losses incurred in 1991 and 1992, however, no tax was required to be paid on the recaptured amount.

As of June 30, 1998, the Company had four existing tax attributes which could be used to reduce federal tax liabilities in the current and future years. These are its passive activity loss carryforwards and credits, net operating loss
(NOL) carryforwards, and general business and alternative minimum tax credits, each of which is discussed below and in Note 19 to the Consolidated Financial Statements.

At June 30, 1998, the Company had suspended passive activity losses for federal income tax purposes of approximately $277,000 and suspended passive activity credits (consisting of rehabilitation tax credits) which it has not been able to utilize in prior periods and are subject to substantially similar limitations, of approximately $8.2 million. In addition, tax credits of $1.0 million, $784,000, and $555,000 were generated in 1998, 1997 and 1996, respectively, and are considered non-passive. This credit is primarily attributable to the Company's investment in the rehabilitation of an historic multi-family residential project located in Philadelphia, Pennsylvania. See Note 19 to the Consolidated Financial Statements for additional information. The primary source of the Company's "passive" losses has been from losses incurred by subsidiaries of the Company in real estate joint ventures, and certain losses incurred by the Company in connection with real estate acquired through foreclosure. "Passive" losses from these sources may be deducted against the Company's "active income" other than its "portfolio income." For tax years in which the Company is considered to be "closely held" within the meaning of the Code, passive activity losses and credits in excess of the amounts currently allowed are suspended and may be carried forward indefinitely to offset taxable income and liabilities from passive activities or from an active trade or business in future years, or will generally be fully deductible (but not creditable) upon a complete disposition of the underlying passive activity. These tax credits are only utilizable against tax liability which would otherwise be incurred, and, accordingly, can not be used until after the available deductible loss carryforwards have been utilized.

The passive activity loss limitations applied to the Company in prior years because the Company was considered to be "closely held" within the meaning of the passive activity loss limitation rules set forth in the Code. The Company was previously considered to be "closely held" for this purpose because more than 50% of the value of its outstanding stock was owned, directly or indirectly, by or for not more than five individuals. The determination of stock ownership for the purposes of the passive activity loss limitation rules differs from the requirements of Section 382 of the Code with regard to the ownership of certain preferred stock (see Note 18 to the Consolidated Financial Statements). As a result of the Equity Offering, the Company believes that it is not "closely held" for purposes of the passive activity loss rules following consummation of the Equity Offering notwithstanding the absence of the occurrence of an "ownership change" for purposes of Section 382 of the Code. The passive activity loss limitation rules will continue to apply to losses and credits from any preceding period during which the Company was "closely held," but current losses and credits are not subject to treatment as passive activity losses.

At June 30, 1998, the Company had NOL carryforwards for federal income tax purposes of approximately $88.9 million. The Company's NOLs may be carried forward 15 years and will expire in 2006 through 2013.

The Company is subject to Federal income tax on its operations conducted after the Branch Sale and will recognize gain or loss at the time of the disposition of those of its assets not sold therein. Commencing with the taxable year of the making of any liquidating distribution with regard to the Series A Preferred Stock, the Company will become subject to the passive activity loss limitation rules and the "at-risk" rules of the Code and, if at least 60% of the Company's "adjusted ordinary gross income" for any year is "personal holding company income" (each as defined), the Company may be subject to a personal holding company tax on its undistributed personal holding company income for such year. The passive activity loss limitation and "at-risk" rules have not applied to the Company during the period that the Series A Preferred Stock was outstanding (although the Company has passive activity loss carryovers and credits arising before that period) and the personal holding company rules have not applied to the Company during the time that it has been a "bank" or a "domestic building and loan association," each as defined in the relevant provisions of the Code.

At June 30, 1998, the Company had an alternative minimum tax credit carryforward of approximately $2.5 million for federal income tax and financial reporting purposes attributable to alternative minimum taxes paid in prior periods. This tax credit is only utilizable against regular tax liabilities which would otherwise be incurred, and, accordingly, can not be used until after the available deductible loss carryforwards have been utilized.

The Company's federal income tax returns have been audited or closed without audit by the IRS through its 1991 taxable year.

The IRS has reviewed the Company's federal income tax returns for calendar years 1991 and 1990 in connection with the Company's claims for refunds of taxes paid in 1987 through 1989 as a result of the carryback of NOLs from 1991 and 1990. The agent's adjustments have been issued to the Company. The adjustments, which are not material, have been approved by the Joint Committee review and a final assessment was issued.

For additional information regarding Federal tax matters, see Note 19 to the Consolidated Financial Statements.

State and Local Taxation. Prior to May 22, 1998, the Company was subject to the New York State Franchise Tax on Banking Corporations and to the New York City Banking Corporation Tax (collectively, the "Banking Tax" rules). The reorganization on May 22, 1998, and the dissolution of the Predecessor Bank under New York State Banking Law, resulted in the new organization becoming (on that date) subject to the New York State and New York City Corporate tax rules, as opposed to the Banking Tax rules. The Corporate tax rules impose a tax calculated on the greater of either tax imposed on net income or capital tax base, as defined in the regulations.

In addition to the foregoing, the New York State Tax Law also imposes a Metropolitan Transportation Business Tax surcharge equal to 17% of the portion of the net New York State franchise tax (after deduction of any allowable credits against tax) otherwise payable which is attributable to the Company's gross income within New York City and in several other New York counties in the New York Metropolitan Area. Also, New York State imposed through 1993 a surcharge on banking corporations at a rate of 15% of the net franchise tax due (after deduction of any allowable credits against tax). This rate was effectively reduced to 2.5% for the Company's tax year ending December 31, 1996.

The Company files a combined New York State franchise tax return with several of its currently active subsidiaries that do business in New York. The Company's New York State tax returns have either been audited or closed without audit by the New York State Department of Taxation and Finance through its 1984 taxable year.

In October 1995, the Company paid New York State $2.0 million to settle all amounts claimed including penalties and interest for the tax years 1985 and 1986. In addition, New York State agreed that no additional taxes will be assessed for the years 1987, 1988 and 1989 as a result of any potential adjustment to the bad debt reserve deduction reported for any of those years. Please see the Company's Report F-3 filed for the month of October 1995 which is incorporated herein by reference. In November 1995, the Company paid New York State $761,000 to settle all amounts, including penalties and interest for the calendar years 1987, 1988 and 1989.

The Company has filed claims for refunds of New York State and local franchise taxes of approximately $1.2 million related to calendar year 1982. The basis of such claims relates to the applicability of the exemption from such taxes when net worth certificates ("Certificates") are outstanding. Certificates were those issued to the FDIC by the Company under the 1982 Assistance Agreement. The Company's initial refund claims were denied on the basis that the exemption was applicable only during the period Certificates were outstanding and not for the entire year. On October 13, 1994, a decision was rendered in a court case involving a similar claim for refund on behalf of another savings institution which confirmed the position taken by New York State in denying the Company's initial refund claim. The Company continues to review the impact of this decision on its position.


                                   REGULATION

The references to laws and regulations which are applicable to the Company set forth below and elsewhere herein do not purport to be complete and are qualified in their entirety by reference to such laws and regulations.

General. The Company is a Delaware corporation that succeeded to the assets, liabilities and business of River Bank as a result of a reorganization consummated on May 22, 1998. Prior to the Reorganization, the Company was a stock-form savings bank chartered under the laws of the State of New York, and its remaining non-retail deposit accounts and escrow accounts were insured up to applicable limits by the Bank Insurance Fund administered by the FDIC. The Company was therefore subject to extensive regulation, examination and supervision by the Banking Department and by the FDIC. For a summary of regulations that were applicable to the Predecessor Bank, prior to the Reorganization, see "Regulation" in the annual report on FDIC Form F-2, dated June 30, 1997.

Marine assumed all the Company's remaining retail deposits in connection with the Branch Sale, and so notified the FDIC. The Company ceased accepting deposits on the date of the Branch Sale. At June 30, 1997, the Company continued to be regulated by the FDIC and the NYSBD. On October 31, 1996 the Company requested that the FDIC terminate its insurance of accounts in accordance with the requirements of the NYSBD's approval of the Branch Sale. On April 14, 1997, the Company received notice that the FDIC, as requested by the Company, intends to terminate the Company's status as an insured state non-member Bank on December 31, 1997. Upon the issuance of such order by the FDIC, the Company was no longer be subject to banking regulation by the FDIC but remained a banking organization chartered and regulated by the Banking Department. In connection therewith, the Company received from the Banking Department a waiver of any applicable New York State deposit insurance requirements.

On May 22, 1998, River Bank completed its reorganization into a Delaware corporation named RB Asset, Inc., under a plan that was approved at the Predecessor Bank's special meeting of stockholders on May 1, 1998. RB Asset, Inc., as the successor in the Reorganization, succeeded to the assets, liabilities and business of River Bank.

At this time, the Company remains subject to the information and reporting requirements of the Exchange Act, as amended, administered by the SEC.

Restrictions on Dividends. In addition to the conditions imposed in connection with approval by the NYSBD and Marine in connection with the Branch Sale, dividends payable by the Predecessor Bank were also subject to restrictions under the Banking Law. According to the Banking Law, dividends could only be declared and paid out of net profits of a regulated bank. The approval of the Superintendent would have been required if the total of all dividends declared in any calendar year exceeded net profits for that year plus the retained net profits of the preceding two years less any required transfer to surplus or a fund for the retirement of any preferred stock.

The Company has previously received notice that the approvals necessary to declare or pay dividends on the Company's outstanding shares of Series A Preferred Stock would not be provided. In June 1996, the Predecessor Bank's Board of Directors declared a Series A Preferred Stock dividend for the quarter ending June 30, 1996, payment of which was subject to the receipt of required approvals from the FDIC and the NYSBD (the Predecessor Bank's regulators at the time), as well as Marine (the Predecessor Bank's and the Company's principal lender). Primarily as a result of the above, neither the Company's or the Predecessor Bank's Board of Directors has taken any action regarding a quarterly dividend on the Company's Series A Preferred Stock for any of the quarterly periods ended from September 30, 1996 through June 30, 1998. Although the Company is no longer subject to the jurisdiction of either the FDIC or the NYSBD, declaration or payment of future dividends on the Company's Series A Preferred Stock will continue to be subject to the approval of Marine for so long as the Facility remains outstanding. The Company has received notice from Marine that the approval necessary to declare or pay dividends on the Company's Series A Preferred Stock will not be provided at this time. There can be no assurance that the Board of Directors of the Company will deem it appropriate to pay dividends on the Series A Preferred Stock, even if permitted to do so by Marine.

ITEM 2
                     EXECUTIVE OFFICES AND OTHER PROPERTIES

During the year ended June 30, 1996 the Company terminated all remaining lease obligations involving properties and executive offices. The Company is no longer obligated under any material amounts of non-cancelable operating leases. During 1998, the Company paid rent in an aggregate amount that was not material to its financial statements.

ITEM 3
                                LEGAL PROCEEDINGS

Litigation. The Company is involved in various legal proceedings occurring in the ordinary course of business. Management of the Company, based on discussions with litigation counsel, believes that such proceedings will not have a material adverse effect on the financial condition or operations of the Company. There can be no assurance that any of the outstanding legal proceedings to which the Company is a party will not be decided adversely to the Company's interests and have a material adverse effect on the financial condition and operations of the Company.

In recent periods, the Company has been involved in several legal proceedings relating to certain commercial business loans and joint venture investments made by Quest in the mid- to late-1980s. Upon the defaults of certain of these loans and the bankruptcy of one of the joint venture participants, the Company and Quest participated in a global settlement in September 1990 with an arbitrator and accepted a $1.4 million payment in settlement of certain claims which the Company and Quest believed were available. As reported in the Company's Current Report on Form F-3 for the month of December 1994, all of such legal proceedings, except for the Adversary Proceeding in the FBN Bankruptcy case discussed below, have been settled. See also the Company's Report on Form F-3 for the month of December 1994, which is incorporated by reference herein.

Regarding the Adversary Proceeding entitled In Re FBN Food Services, Inc., Debtor, et al. v. River Bank America and Quest Equities Corp., United States Bankruptcy Court, Northern District of Illinois, Eastern Division (Chapter 7 No. 91 B 08983, Adversary No. 92 A 00961), as reported in the Company's Current Report on Form F-3 for the month of December 1994, on December 6, 1994, the Bankruptcy Court issued a decision which dismissed Quest Equities and Quest Realty as defendants and entered judgment against the Company for $1,400,000, together with prejudgment interest of approximately $150,000. The decision of the Bankruptcy Court was affirmed by the United States District Court for the Northern District of Illinois. On appeal, the United States Court of Appeals for the 7th Circuit affirmed certain portions of the lower court decision and reversed other portions, remanding those issues to the Bankruptcy Court. The Bankruptcy Court ordered the institution to which the collateral was pledged to turn over the proceeds to the Trustee in the amount of $1,683,790. Proceedings continue with regard to the disbursement of those funds by the Trustee; the Company has a claim for a refund. Since the Company has satisfied the judgment, it has no further exposure to the Bankruptcy Court Trustee.

Environmental Matters. Under various federal, state and local laws, ordinances and regulations, an owner, operator or manager of real property, including under certain circumstances the directors and officers of such entities, may become liable for the costs of removal or remediation of certain hazardous substances and materials released on or in its property or as a result of the disposal of such substances or materials on the owner's or another person's property. Such loans can impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of such substances, or the failure to properly remediate such substances when released, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. Under certain circumstances secured lenders may become exposed to environmental liabilities if, among other things, they take on an active management role with respect to the real estate property that is the subject of their security interest. While the Comprehensive Environmental Response, Compensation and Liability Act provides certain exemptions from liability for secured lenders, the scope of such exemptions are limited and may not be applicable to all the assets currently or previously owned by the Company and its subsidiaries.

The Company has not been notified by any governmental authority of any material noncompliance, liability or other claim in connection with any of the real estate properties currently owned or classified as in-substance foreclosures by the Company or its subsidiaries, but it is aware of the presence of certain hazardous substances and materials on certain of its properties (foreclosed and in-substance foreclosed), which it has taken into account in connection with the appraisals of such properties. The Company believes that the expected costs of remediation of such conditions are not significant and would not materially impair the Company's ability to sell such properties. It is the Company's general practice to take title to a property only if a Phase I environmental audit (which involves only limited procedures) does not reveal a risk of a material environmental condition and to establish a separate subsidiary to hold each newly-foreclosed property. There can be no assurance, however, that such audits reveal all potential environmental liabilities that might exist with respect to a foreclosed property, that no prior owner created any material unknown environmental condition, that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability on the Company or its subsidiaries, or that the establishment of separate subsidiaries for foreclosed properties will insulate the Company against potential environmental liability relating to such properties.

ITEM 4

                SUBMISSION OF MATTERS TO A VOTE OF STOCKHOLDERS


The Company held its annual meeting of shareholders on September 16, 1998. The Company's stockholders considered proposals to:

1. elect Edward V. Regan and James J. Houlihan as directors to serve for a term of three years or until such directors' successors are elected and shall have qualified ("Proposal 1");

2. ratify the appointment of Ernst & Young LLP as the independent auditors of the Bank for fiscal year 1999 ("Proposal 2"); and

3.       consider and vote upon a proposal to elect David J. Liptak and Jeffrey
         E. Susskind as directors nominated by holders of RB Asset 15% non-cumulative perpetual preferred stock, series A, $1.00 par value (the "Series A Preferred Stock") for a term of one year or until such directors' successors are elected and shall have qualified. ("Proposal 3").

According to the records of the Company and American Stock Transfer Company, the Company's transfer agent ("AST"), there were a total of 7,100,000 shares of common stock, $1.00 par value, of the Company (the "Common Shares") that could be voted at the meeting, and 5,125,284 Common Shares were represented at such meeting by the holders thereof or by proxy, which constitutes a quorum with respect to Proposal 1 and Proposal 2.

According to the records of the Company and AST, there were a total of 1,400,000 shares of 15% non cumulative perpetual preferred stock, series A, $1.00 par value, of the Company the ("Series A Preferred Shares") that could be voted on Proposal 3 only, and that 1,201,700 Series A Preferred Shares were represented at such meeting by the holders thereof or by proxy, which constitutes a quorum with respect to Proposal 3.

The following table sets forth the number of votes in favor, the number of votes opposed, and the number of abstentions (or votes withheld in the case of the election of directors) with respect to each of the foregoing proposals:

                                                                     Abstentions
Proposal                          Votes in Favor   Votes Opposed      (Withheld)
--------------------------------------------------------------------------------
Proposal 1
   Edward V. Regan                     5,124,284       --                1,000
   James J. Houlihan                   5,124,284       --                1,000

--------------------------------------------------------------------------------
Proposal 2                             5,125,284       --                 --

Proposal 3
   David J. Liptak                     1,201,700       --                 --
   Jeffrey E. Susskind                 1,201,700       --                 --


PART II
ITEM 5

      MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Common Stock - The Common Stock of the Company is traded in the over-the-counter market. As of September 21, 1998, the Company had approximately 12 holders of record of its Common Stock. Prior to the Reorganization, River Bank Common Stock traded in the over-the-counter market for which trading price information was available. No trading price information for the Company's Common Stock is available. Neither the Company nor River Bank have ever declared dividends on their respective common stock. See "Regulation - Restrictions on Dividends" in
Item 1 hereof for certain information regarding the payment of dividends.

Stock Price

The table below shows the reported last trade prices of the River Bank Common Stock during the fiscal year ended June 30, 1998.


                                                             Quarterly Stock Prices
                                                  --------------------------------------------------
                                                    High               Low             Quarter End
                                                    ----              ------           -----------
First Quarter ended September 30, 1997          $   6.375            $  5.500           $   6.000
Second Quarter ended December 31, 1997              6.125               5.750               5.875
Third Quarter ended March 31, 1998                  5.625               5.500               5.560
Fourth Quarter ended June 30, 1998                 (1)                  (1)                 (1)

(1) - As of May 22, 1998, market quotations for RB Asset, Inc. common stock were deleted from published listings due to an insufficient number of market makers for the stock. The last trade price reported for the Predecessor Bank was $7.50 per share based on the most recent transaction prior to May 22, 1998.

Please reference the information contained in Note 18 of the Notes to Consolidated Financial Statements.

ITEM 6
                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (Dollars in Thousands, Except Per Share Data)

The following table sets forth selected consolidated financial and other data of the Company at the dates and for the periods indicated. The data at June 30, 1998, 1997, 1996, 1995 and 1994 and for the years ended June 30, 1998, 1997,
1996, 1995 and 1994 (unaudited), have been derived from audited consolidated financial statements of the Company, including the audited Consolidated Financial Statements and related Notes included elsewhere herein and other schedules prepared for item 6 of this document. At a meeting on September 21, 1994, the Board of Directors of the Company authorized management to change the Company's fiscal year end from December 31 to June 30. The selected consolidated financial and other data set forth below should be read in conjunction with, and is qualified in its entirety by, the more detailed information included in the Consolidated Financial Statements and related Notes, included elsewhere herein.


                                                                              June 30
                                                      --------------------------------------------------------------------------
                                                          1998            1997              1996            1995         1994
                                                          ----            ----              ----           ----          ----
                                                                     (Dollars in thousands, except per share data)
     Balance Sheet Data (1):
     Total assets                                     $  190,910      $  211,659       $  285,478      $1,463,637    $1,541,368

     Real estate held for investment                      82,835          84,102               --              --            --
     Real estate held for disposal, net                    3,650          13,247               --              --            --
     Investments in real estate, net (3)                      --              --          146,440         231,302       233,286

     Loans receivable:
        Single-family residential                          1,306           3,924            4,557         234,386       209,295
        Multi-family residential                          24,638          26,092           31,336         249,252       245,245
        Commercial real estate                            33,062          50,077           51,090         463,760       488,830
        Construction                                          --              --               --           5,301         6,157
        Commercial business                                   --              --           12,984          36,695        40,224
        Consumer                                              --              --            3,038          21,274        15,421
        Less:
           Deferred fees and unearned discount                --              --               --         (2,220)       (3,880)
           Allowance for credit losses                  (17,697)        (25,787)         (34,142)        (33,985)      (41,076)
                                                        --------       ---------        ---------       ---------     ---------
     Total loans receivable, net                          41,309          54,306           68,863         974,463       960,216
     Loans sold with recourse                             15,781          24,451           29,914              --            --
                                                        --------       ---------        ---------       ---------     ---------
     Total loans, net and  loans sold with recourse       57,090          78,757           98,777         974,463       960,216

     Cash and due from banks and money                    32,087          14,036           17,129         108,540       173,631
        market instruments
     Investment securities, net and investment
      securities available for sale (2)                    1,373           6,275            5,685          31,372        49,185
     Commercial and consumer loans, net                    8,091           9,894               --              --            --
     Mortgage-backed and related securities
        and mortgage-backed and related
        securities available for sale  (2)                    --              --              187          72,643        82,074

     Deposits                                                 --              --            3,022       1,171,530     1,254,199
     Borrowed funds                                       68,760          84,272          115,786         179,061       141,592
     Stockholders' equity (6) (11)                    $  107,183      $  108,510       $  138,520      $   90,134    $  117,847
                                                        --------       ---------        ---------       ---------     ---------
                                                        --------       ---------        ---------       ---------     ---------
                                                       7,100,000       7,100,000        7,100,000       7,100,000     7,100,000
     Shares of Common Stock outstanding
     Book value per common share (5)                  $   10.17       $    10.35       $    14.58      $     7.77    $    11.67
                                                        --------       ---------        ---------       ---------     ---------
                                                        --------       ---------        ---------       ---------     ---------

     (Footnotes on second following page)



                                                                               Fiscal Year Ended June 30,
                                                                  -------------------------------------------------------------
                                                                  1998            1997           1996        1995          1994
                                                                  ----            ----           ----        ----          ----
                                                                        (Dollars in thousands, except per share data)
 Operations Data(1):
 Rental revenue and operations:
         Rental income and other property revenue               $ 13,779        $ 16,158       $ 18,530   $       --    $    --
         Property operating and maintenance expense              (10,884)        (12,827)       (17,734)          --         --
         Depreciation - real estate held for investment             (383)           (200)          (208)          --         --
                                                                 -------        --------       --------     --------     ------
       Net rental operations                                       2,512           3,131            588           --         --
 Other property income (expense):
         Net gain (loss) on sale of real estate                    1,998          (1,754)        (3,499)          --         --
         Writedowns of investment in real estate                  (1,106)        (19,745)        (1,889)     (14,460)   (16,050)
                                                                 -------        --------       --------      -------     ------
       Total other property income (expense)                         892         (21,499)        (5,388)     (14,460)   (16,050)
 Other income:
    Interest income:
         Interest and dividend income                              4,197           5,469         94,409       88,878     93,478
         Provision for possible credit losses                     (1,500)         (1,000)        (5,250)      (5,041)    (5,360)
                                                                 -------        --------       --------     --------    -------
              Total interest income                                2,697           4,469         89,159       83,837     88,118
    Realization of contingent participation revenues               3,356              --             --           --         --
    Income (loss) from other real estate owned, net                   --              --             --          103      4,973
    Other                                                             --              --             --        1,228      1,065
                                                                 -------        --------       --------     --------    -------
       Total other income                                          6,053           4,469         89,159       85,168     94,156
                                                                 -------        --------       --------      -------     ------
  Total revenues                                                   9,457         (13,899)        84,359       70,708     78,106

 Interest expense                                                  6,109           7,360         61,794       52,255     51,636
 Other expenses:
         Deposit insurance expenses                                   --              --          2,533        3,704      4,683
         Foreclosure costs                                            --              --            225        1,105      2,780
         Other                                                     6,117           7,369         33,996       38,666     39,616
                                                                 -------        --------       --------     --------    -------
     Total other expenses                                          6,117           7,369         36,754       43,475     47,079
                                                                 -------        --------       --------      -------     ------
   Total expenses                                                 12,226          14,729         98,548       95,730     98,715
                                                                 -------        --------       --------      -------     ------
 Net loss before other income (expense) and before
     Provision for income taxes                                   (2,769)        (28,628)       (14,189)     (25,022)   (20,609)
 Other income (expense):
        Banking fees, service charges and other net
         income                                                       --              --          3,996        2,320      3,531
        Gains on sale of offices and branches of the
          Predecessor Bank (6) (11)                                   --              --         77,560           --     18,045
        Net gains (losses) on sale of investment securities        1,697          (1,495)          (605)         441      1,179
        Provision for Marine Branch Sale
          contingencies (4)                                           --          (3,300)            --           --         --
                                                                 -------        --------       --------      --------    -------
    Total other income (expense)                                   1,697          (4,795)        80,951        2,761     22,755
                                                                 -------        --------       --------      --------    -------

 Income (loss) before income tax expense (benefit)                (1,072)        (33,423)        66,762      (22,261)      2,146
 Income tax expense (benefit)                                        434          (3,300)        11,749        2,113       2,608
                                                                 -------        --------       --------      --------    -------
 Income (loss after income tax expense (benefit)                  (1,506)        (30,123)        55,013      (24,374)       (462)
 Dividends declared on preferred stock                                --              --          5,250        5,250        --
                                                                 -------        --------       --------      --------    -------
 Net income (loss) applicable to Common Shares                  $ (1,506)       $(30,123)      $ 49,763    $(29,624)        (462)
                                                                 -------        --------       --------      --------    -------
                                                                 -------        --------       --------      --------    -------
 Primary and diluted net income (loss) per share (5)            $  (0.21)       $  (4.24)      $   7.01    $  (4.17)    $  (0.45)
                                                                 -------        --------       --------      --------    -------
                                                                 -------        --------       --------      --------    -------

 Other Data (1) (7):
 Average equity to average assets                                 54.37%           50.97%          5.51%       7.18%      2.69%
 Equity to assets at period end (9)                               56.14            51.35          48.52        6.16       7.65
 Weighted average yield on interest earning assets (8)             4.21             4.90           7.42        7.11       7.13
 Weighted average rate paid on interest-bearing
 liabilities (8)                                                   8.17             6.97           4.43         3.88      3.39
 Interest rate spread (8)                                         (3.96)           (2.07)          2.99         3.23      3.74
 Net interest margin                                              -n/a-            -n/a-          -n/a-         2.93      3.19
 Return on average assets (10)                                    (0.76)           (1.27)          3.64       (1.65)     (0.03)
 Return on stockholders' equity (10)                              (1.40)          (24.84)          66.12      (27.04)    (0.39)


    (1) Reflects the sale, effective June 28, 1996, of the Company's remaining eleven branch offices. As a result of such transaction, the Company's total assets, loans receivable, net, and deposits decreased by $1,066.6 million, $1,034.9 million and $1,159.6 million, respectively, and the Company recorded a pre-tax net gain of $77.6 million.

    (2)           At June 30, 1998, 1997, 1996, and 1995, all of the Company's
                  investment and mortgage backed securities, were classified as available for sale in accordance with the Company's asset disposition plan and in 1994 because of the possibility that they may be sold in response to changes in interest rates, prepayment risk, liquidity needs or similar factors in connection with the Predecessor Bank's asset and liability management strategy.

    (3) For years prior to June 30, 1997, investments in real estate consist of in-substance foreclosures, real estate held for disposal and real estate held for investment, net of related reserves.

    (4) During the year ended June 30, 1997, the Company and Marine undertook an overall review of the closing of the Branch Sale. As a result of such review, the Company established a reserve of $3.3 million for potential closing settlement adjustments and claims which it believes may be asserted by Marine related to certain assets acquired by Marine in the Branch Sale. The establishment of this reserve is reflected on the 1997 Statement of Operations as provision for Marine Branch Sale contingencies. The Company believes that the reserve for closing settlement adjustments adequately provides for claims which may be asserted by Marine.

    (5) Per share information is based on the weighted average number of outstanding shares of Common Stock during the period. The Company had no securities outstanding that have a dilutive effect.

    (6) Consists of a $77.6 million net pre-tax gain from the sale, in June 1996, of the Company's eleven branch offices, the 96th Street branch office realty and related deposits.

    (7) With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods.

    (8) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities (which do not include non- interest-bearing demand accounts), and net interest margin represents net interest income as a percent of average interest-earning assets.

    (9)           Data is as of the end of the indicated periods.

    (10) Net income for fiscal 1996 includes a $67.6 million after-tax net gain from the Branch Sale in June 1996. Excluding this gain, return on average assets and return on stockholders' equity for 1996 would have been (0.83%) and (15.09%), respectively.

    (11) Consists of $18.1 million gain from the sale, in October 1993, of the Company's four branch offices in Westchester County, New York and related deposits and a $2.3 million gain from the sale of a building, in March 1993, which formerly contained a branch office of the Company in Manhattan, New York, the operations of which were consolidated into another branch office of the Company.

The following table sets forth selected data related to non-performing loans for the periods indicated: (Dollars in thousands)


                                                                 1998        1997       1996       1995       1994
                                                                 ----        ----       ----        ----      ----

Non-performing Loans Data (1):

Non-performing loans (2):
   Single-family residential (3)                              $  1,306    $   3,924   $   4,557   $   7,496    $  7,587
   Multi-family residential                                     14,724       16,790      19,658          --       2,900
   Commercial real estate                                        6,611       11,557       3,113      38,685      89,569
   Construction                                                     --           --          --       4,941       5,641
   Commercial business                                           8,458       12,806       6,817       6,263       3,938
   Consumer                                                      1,973        2,871       2,671         165         702
                                                               -------     --------    --------    --------     -------

   Total non-performing loans                                       --           --          --          --          --

Other asset Quality Data                                      $ 33,072    $  47,948   $  36,816   $  57,550    $110,337
                                                               -------     --------    --------    --------     -------
   Delinquent loans (4)                                             --           --          --       9,206       1,595
   Restructured loans (5)                                       22,999       24,454      29,842     166,291     132,944
   Loans to facilitate sale of real estate assets(6)                --           --          --     215,191     149,555
   Allowance for potential credit losses
                                                                20,037       31,570      34,142      33,985      41,076
Ratios: Loan Quality
Non-performing loans as a percentage
   of total assets                                              17.52%       22.65%      12.90%       3.93%       7.16%
Non-performing loans as a percentage
   of total loans                                                47.63        50.07       35.74        5.71       11.02
Allowance for credit losses as a percentage
   of non-performing loans                                       60.59        65.84       92.74       59.05       37.23
Net charge-offs as a percentage of
   average loans during the period ended                         14.41         3.59        1.03        0.90        3.00






(1) Non-performing loans consist of loans for which the Company has ceased to accrue interest income and has fully reserved against previously accrued interest income.

(2) The Company's total non-performing loans decreased by $14.9 million or 31.0% to $33.1 million at June 30, 1998, as compared to $47.9 million at June 30, 1997. Such net decreases were due primarily to the sales/satisfactions of an aggregate of $3.8 million of non-performing loans, a return of $2.2 million to performing status, and a writeoff of $8.9 million.

(3) Prior to fiscal 1997, these loans primarily consisted of completed single-family residential developments and lots for the development of single-family residences. After June 30, 1996, such loans represent non-accrual loans on 1-4 family residential properties for which interest income is recognized only as received.

(4)      Delinquent loans consist of loans which are 31 to 89 days overdue.

(5) Restructured loans consist of loans which have been restructured primarily as a result of the financial condition of the property which secures the loan and which are performing in accordance with their restructured terms.

(6) Loans to facilitate consist of loans to finance the sale of investments in real estate.

   ITEM 7
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Changes in Financial Condition

General. The Company's assets and liabilities have substantially decreased during the past two fiscal years, consistent with the Company's asset management plan and the conditions imposed by the NYSBD. Following the Branch Sale by the Predecessor Bank at June 28, 1996 (which resulted in the sale of all of the Predecessor Bank's branches and a substantial portion of the Predecessor Bank's assets) the Company undertook to manage its assets in a manner that was consistent with the Predecessor Bank's efforts to improve its capital ratios (as defined by the Predecessor Bank's then-current regulators, FDIC and the NYSBD) by, among other things, reducing the total assets of the Company. Total assets decreased from $285.5 million at June 28, 1996 to $190.9 million at June 30, 1998 and total liabilities decreased from $147.0 million to $83.7 million at the same dates, respectively. Total assets decreased by $20.7 million, or 9.8% during the year ended June 30,1998, following a decrease of $73.8 million or 25.9% during the year ended June 30, 1997. Total liabilities decreased by $19.4 million, or 18.8% during the year ended June 30, 1998 following a decrease of $43.8 million or 29.8% during the year ended June 30, 1997. Decreases in assets and liabilities in recent periods have been generally comprised of decreases in most of the principal categories of assets and liabilities.

The following table sets forth the principal categories of the Company's assets and liabilities at the dates indicated.


                                                         June 30,
                                             ---------------------------------
                                              1998        1997        1996
                                              ----        ----        ----
                                                  (Dollars in Thousands)
   Assets:
   Investments in real estate, net            $ 86,485    $ 97,349    $146,440
   Real estate loans receivable, net            57,090      78,757      88,628
   Cash due from banks and money market
      instruments                               32,087      14,036      17,129
   Investment securities available for sale      1,373       6,275       5,685
   Commercial and consumer loans, net            8,091       9,894      10,239
   Total assets                                190,910     211,659     285,478

   Liabilities:
   Borrowed funds                               68,760      84,272     115,786

   Total liabilities                            83,727     103,149     146,958

   Stockholders' equity                       $107,183    $108,510    $138,520

Investments in Real Estate, Net. Investments in real estate, which are comprised of real estate held for investment and real estate held for disposal, net of applicable fair market value reserves, declined $10.9 million, or 11.2%, and $49.1 million, or 33.5%, during the years ended June 30, 1998 and 1997, respectively. The net disposals of investments in real estate, during fiscal 1998 and 1997, were made in accordance with the Company's asset disposition strategies.

During the year ended June 30, 1998, the company disposed of two properties totaling $5.2 million. In addition, investments in real estate decreased, during the fiscal year ended June 30, 1998, as the result of the sale/satisfaction of $9.1 million in investments in real estate and depreciation affecting investments in real estate of $383,000. These decreases in investments in real estate, totaling $14.7 million, were partially offset by additional asset fundings in the amount of $3.8 million which were made during the year.

During the year ended June 30, 1997, the company disposed of 13 properties totaling $32.2 million. In addition, investments in real estate decreased, during the fiscal year ended June 30, 1997, as the result of the writedown of $16.6 million and the sale/satisfaction of $3.1 million in investments in real estate, and depreciation affecting investments in real estate of $200,000. These decreases in investments in real estate, totaling $52.1 million, were partially offset by additional asset fundings in the amount of $3.0 million made during the year. The writedowns in investments in real estate of $16.3 million, recorded during the year ended June 30, 1997, included a writedown of $11.3 million for an office building complex in Atlanta, GA, categorized as real estate held for investment. This charge followed a change in operating plans for the property and a resultant reevaluation of projected operating cash flows related to this property. For detailed information concerning the Company's investments in real estate, see "Real Estate Assets" and Notes 1, 12 and 13 to the Consolidated Financial Statements.

Loans Secured by Real Estate. Total loans secured by real estate declined $21.1 million, or 26.3%, and $6.9 million, or 7.9%, during the fiscal years ended June 30, 1998 and 1997, respectively. During the year ended June 30, 1998, 5 loans were paid in full, totaling $6.3 million. In addition, the Company received principal reduction payments of $15.9 million. During the year ended June 30, 1998, the Company funded $1.1 million.

The decrease during the fiscal year ended June 30, 1997 was due primarily to the disposition of $8.8 million in loans as part of the Company's continuing efforts to liquidate its remaining assets and the effects of normal loan amortization and borrower prepayments activity, partially offset by the reacquisition of a single property carried at $1.9 million. See Notes 1, 8, 10 and 11 to the Consolidated Financial Statements.

Cash and Due from Banks and Money Market Instruments. Cash and due from banks and money market instruments increased by $18.1 million or 128.6% during the year ended June 30, 1998, following a decrease of $3.1 million or 18.1% during the year ended June 30, 1997. The increase in cash for the year ended June 30, 1998 was primarily due to the sales and/or repayment of investments in real estate and loans receivable during the year. The decrease in cash and due from banks during the year ended June 30, 1997 was due to payment of other liabilities related to the Branch Sale and the settlement of the Company's remaining non-retail deposit liabilities. For additional information, see Note 5 to the Consolidated Financial Statements.

At June 30, 1998, Marine had restricted a total of $19.6 million in funds, held on deposit with Marine, in accordance with the terms of the Branch Sale and the Marine Facility agreements. At June 30, 1997, Marine had restricted a total of approximately $5.1 million. Restricted funds held by Marine are not available to the Company for the settlement of any of the Company's current obligations. Of the $19.6 million cash balance restricted by Marine at June 30, 1998, $5.0 million relates to reserve amounts specified under the Branch Sale Agreement. The remaining restricted cash reserves arose from the sale of assets which had served as primary or supplemental collateral for the Marine Facility. The restricted cash held by Marine is intended serve as substitute collateral for the Marine Facility, until such time as the Marine Facility is reduced in accordance with the Company's Asset Management Plan and the Marine Facility agreements.

Investment Securities, Available for Sale. Total investment securities, available for sale decreased $4.9 million, or 78.1%, during the year ended June 30, 1998, following an increase of $590,000, or 10.4% during the year ended June 30, 1997. During the year ended June 30, 1998, the Company liquidated its preferred stock investment which had been carried on the books of the Company at June 30, 1997 at $5.0 million. The disposition proceeds received by the Company were $6.9 million, which included $54,000 in additional accrued preferred dividends. Accordingly the Company recognized a gain in the amount of $1.8 million during the 1998 fiscal year. The increase in investment securities, available for sale during the year ended June 30, 1997 was due to the recognition of $590,000 in accrued preferred dividends associated with the Company's preferred stock investment. These accrued dividends were added to the carrying value of the asset at June 30, 1997 and were received in conjunction with the disposition of this asset during fiscal 1998.

Commercial and Consumer Loans, Net. Total commercial and consumer loans decreased $5.2 million, or 39.3%, and $345,000, or 3.4%, during the fiscal years ended June 30, 1998 and 1997, respectively. During the year ended June 30, 1998, one loan was paid in full, totaling $400,000. In addition, the Company received principal reduction payments of $1.0 million. During the year ended June 30, 1998, the Company also wrote off $3.8 million in commercial and consumer loans.

Borrowed Funds. The Company's borrowed funds decreased by $17.6 million or 20.9% and $31.5 million or 27.2% during the years ended June 30, 1998 and 1997, respectively. Borrowed funds decreased during fiscal 1998 and 1997 primarily as the result of repayment transactions utilizing funds received from the liquidation of certain assets under the Company's plan of asset dispositions.

Stockholders' Equity. Total stockholders' equity decreased by $1.3 million, or 1.2%, and $30.0 million, or 21.7%, during the fiscal years ended June 30, 1998 and 1997, respectively. The declines in total stockholders' equity in each of the past two fiscal years was primarily a result of the Company's reported operating losses of $1.5 million and $30.1 million in the years ended June 30, 1998 and 1997, respectively. At June 30, 1998 and 1997, an aggregate of $926,000 and $1.1 million, respectively, were deducted from the Company's stockholders' equity under Statement of Financial Accounting Standards No. 115 (SFAS-115) "Accounting for Marketable Equity Securities," reflecting net unrealized losses on investment securities classified as available for sale. See the consolidated statements of changes to stockholders' equity in the Consolidated Financial Statements and Note 18 to the Consolidated Financial Statements.

The following table summarizes the calculation of the Company's book value per share at June 30, 1998, June 30, 1997, and June 30, 1996.

                                                      Year ended June 30,
                                            ------------------------------------
                                                 1998         1997         1996
                                                 ----        -----         ----
                                                     (Dollars in thousands)
Total stockholders' equity                  $  107,183   $  108,510   $  138,520
Less: liquidation value of preferred stock      35,000       35,000       35,000
                                            ----------   ----------   ----------
Net stockholders' equity                    $   72,183   $   73,510   $  103,520
                                            ----------   ----------   ----------
                                            ----------   ----------   ----------

Total shares of Common Stock issued
    and outstanding (1)                      7,100,000    7,100,000    7,100,000
Book value per common share                 $    10.17   $    10.35   $    14.58
                                            ----------   ----------   ----------
                                            ----------   ----------   ----------

See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset Quality - Allowance for Credit Losses."

(1) As reduced by the preferred stock dividend for the quarter ending June 30, 1996 which was declared and not yet paid as of June 30, 1998.

Results of Operations - Fiscal year ended June 30, 1998 compared to fiscal year ended June 30, 1997

General. The Company reported a net loss attributable to common shares of $1.5 million, or ($0.21) per share, for the years ended June 30, 1998, as compared with a net loss applicable to Common Shares of $30.1 million, or ($4.24) per share, for the fiscal year ended June 30, 1997. The primary reason for the decrease in the Company's net loss for the fiscal year ended June 30, 1998, as compared to the previous year, was the reduction in writeoffs of investments in real estate from $19.7 million in fiscal 1997 to $1.1 million in fiscal 1998, a net pre-tax reduction in such writeoffs of $18.6 million, or 94.4%. In addition, the Company's total revenues, excluding other income (expense), increased to $21.8 million during the year ended June 30, 1998, as compared to $18.8 million in the previous year. Total revenues increased during fiscal 1998, as compared with the previous year, primarily as a result of the realization of contingent participation revenues in the amount of $3.4 million in 1998, as compared with zero in the previous year, and the recognition of a net gain from real estate sales during 1998 of $2.0 million, as compared with a net loss in the previous year of $1.8 million. Other operating expenses declined $1.3 million to $6.1 million during fiscal 1998 as compared to $7.4 million in the previous fiscal year. In addition, other income (expense) was $1.7 million in the year ended June 30, 1998, an increase of $6.5 million, as compared to a loss of $4.8 million recorded as other income (expense) in the previous fiscal year.

Rental Income. For the year ended June 30, 1998, rental income was $13.8 million, a decline of $2.4 million, or 14.7%, from $16.2 million for the year ended June 30, 1997. The decline in rental income was primarily attributable to sales of properties and reductions in the number of rental units at some of the Company's multi-family residential properties as units were converted to condominiums and sold.

Interest Income. For the year ended June 30, 1998, total interest income, net of provisions for possible credit losses, was $2.7 million, a decline of $1.8 million, or 39.7%, from $4.5 million for the previous fiscal year. The decline in interest income in fiscal 1998, as compared with the previous year, was primarily due to a decline in interest from loans and an increase in the provision for possible credit losses in fiscal 1998 as compared with fiscal 1997.

For the year ended June 30, 1998, interest income from loans was $3.7 million, a decline of $824,000, or 18.3%, from $4.5 million for the year ended June 30, 1997. The decline was primarily attributable to the repayment in full of a $10.2 million participation loan secured by real estate in the quarter ended September 30, 1997.

For the year ended June 30, 1998, income from investment securities was $55,000, a decline of $519,000, or 90.4%, from $574,000 for the year ended June 30, 1997. The decline was primarily attributable to the recovery of the Company's $5.0 million preferred stock investment during the quarter ended September 30, 1997. Total proceeds from the recovery of this preferred stock investment were $6.8 million. Accordingly, a gain on the recovery was recognized in the amount of $1.8 million during the year.

For the year ended June 30, 1998, the Company's provision for possible credit losses was $1.5 million, an increase of $500,000, or 50%, from the $1.0 provision taken in the previous fiscal year. These provisions resulted from management's ongoing evaluation of the adequacy of the allowance for credit losses in light of, among other things, the amount of non-performing loans, the risks inherent in the Company's loan portfolio and the markets for real estate and economic conditions in the New York metropolitan area and other areas in which the Company had engaged in lending activities. The provision for credit losses in the fiscal 1998 and 1997 period reflects management's internal analysis of its loan assets. See Note 10 to the Consolidated Financial Statements.

Depreciation - Real Estate Held for Investment. For the year ended June 30, 1998, depreciation charges associated with real estate held for investment were $383,000 an increase of $183,000, or 91.5%, as compared with depreciation charges associated with real estate held for investment in fiscal 1997 of $200,000. Under SFAS-121, the Company is required to depreciate Real Estate Held for Investment over the estimated useful life of the assets. No depreciation charges are made for the portion of the assets attributable to land values. During the year ended June 30, 1998, the Company recorded depreciation charges of approximately $383,000, of which $175,000 represents depreciation of the capitalized costs of the Real Estate Held for Investment (less land value) for five of the Company's six real estate assets from the period May 22, 1998 to June 30, 1998. The remaining $208,000 in depreciation charges recorded during the year ended June 30, 1998 were for the sixth property, consistent with depreciation charges taken in prior periods for that property. On May 22, 1998, as a consequence of the Reorganization, the Company was no longer subject to the categorization and depreciation regulations for investments in real estate previously imposed by the Predecessor Bank's regulators. Accordingly, on that date, the Company began to record depreciation charges, as required by SFAS-121, for all Real Estate Held For Investment, that had not been subject to depreciation charges in prior periods. See Note 1 to the Consolidated Financial Statements.

Writedowns of Investments in Real Estate. During the year ended June 30, 1998, the Company wrote down investments in real estate in the amount of $1.1 million. This amount represents a decrease in writedowns for investments in real estate of $18.6 million, or 94.4%, as compared with writedowns taken in fiscal 1997, totaling $19.7 million. During 1998, the Company wrote down two investments in joint ventures, totaling $1.1 million.

During the quarter ended December 31, 1996, the Predecessor Bank determined that it would not immediately undertake the rehabilitation and leasing of an Atlanta, GA office property that had been leased by the Federal Government under a lease with a term which ended during 1997. The Atlanta office property was acquired by the Predecessor Bank in foreclosure and previously had a net book value of approximately $25.3 million. At that time, as an alternative to undertaking the major rehabilitation project and assuming the resultant risk of leasing the building at a rate sufficient to recover the Company's substantially increased investment subsequent to rehabilitation, the Predecessor Bank elected to explore the sale of the property with expected net proceeds of approximately $14.0 million. As a result, the Predecessor Bank established a real estate valuation reserve for this property in the amount of $11.3 million. At June 30, 1998, the Company continues to explore strategic alternatives with respect to this property other than its immediate sale and has, therefore, categorized the property as real estate held for investment.

The Predecessor Bank also decided during the quarter ended December 31, 1996 to dispose of four other real estate properties and one real estate joint venture and has established aggregate real estate valuation reserves for these properties in the amount of $3.4 million.

During the quarter ended September 30, 1996, the Bank also established a $4.0 million real estate valuation reserve providing for the anticipated sale of four other real estate properties at net sale proceeds which are expected to be less than the Bank's previously recorded net book value for those assets.

Other Income. During the year ended June 30, 1998, other income was $5.4 million, an increase of $7.2 million as compared with a loss of $1.8 million in fiscal 1997. Other income increased during fiscal 1998, as compared with the previous year, primarily as a result of the realization of contingent participation revenues in the amount of $3.4 million in 1998, as compared with zero in the previous year, and the recognition of a net gain from real estate sales during 1998 of $2.0 million as compared with a net loss in the previous year of $1.8 million.

Contingent participation revenues were realized on two junior participation loans, which were paid in full during fiscal 1998. Each of the loans had been sold to Marine on June 28, 1996 and were fully reserved for on the Company's books following the Branch Sale. The Company retained a contingent interest in these two loans approximating $3.3 million in principal amount following the Branch Sale. At June 30, 1998, the Company had a remaining contingent interest in three junior participation loans in which the Company retains an interest of approximately $2.9 million in principal amount, which are fully reserved for (100%) by the Company. All of such loans have been modified since origination and are currently performing in accordance with their terms.

During the year ended June 30, 1998, the Company sold two properties realizing a net gain on sale of $2.0 million. During the previous fiscal year, the Company sold 13 properties realizing a net loss of $1.8 million.

Property Operating and Maintenance Expenses. For the year ended June 30, 1998, property operating and maintenance expenses ("property expenses") were $10.9 million, a decline of $1.9 million, or 15.2%, from $12.8 million for the year ended June 30, 1997. The decline in property expenses was primarily attributable to reductions in operating costs associated with maintaining rental units at certain multi-family residential properties, as these units were converted to condominiums and sold.

Interest Expense. During the year ended June 30, 1998, the Company recorded interest expenses in the amount of $6.1 million, a decline of $1.3 million, or 17.0%, as compared with interest expenses of $7.4 million in the previous fiscal year. Interest expenses declined in 1998 as compared with 1997 primarily as a result of declines in the average amount borrowed by the Company in fiscal 1998 as compared with fiscal 1997. During 1997, the Company borrowed an average of $73.3 million, a decline of $19.9 million, or 21.4%, as compared with average borrowings of $93.2 million during the year ended June 30, 1997. The decline in the average amount of borrowed funds was attributable to the repayment of outstanding obligations which occurred in fiscal 1998 as a result of asset dispositions.

Other Expenses. Other expenses consist of the Company's general and administrative expenses. Other expenses do not include direct real estate operations expenses, which are included in "property operating and maintenance expense."

During the year ended June 30, 1998, the Company recorded other expenses in the amount of $6.1 million, a decline of $1.3 million, or 17.0%, as compared with other expenses of $7.4 million in the previous fiscal year. Other expenses declined in 1998 as compared with 1997 primarily as a result of declines in the average amount borrowed by the Company in fiscal 1998 as compared with fiscal 1997. The following table sets forth the components of the Company's other expenses, excluding during the periods indicated.


                                                   Fiscal Year ended June 30,
                                                       1998              1997
                                                       ----              ----
                                                    (Dollars in Thousands)
   Depreciation - other                        $           --   $           15
   Salaries and employee benefits                         900            1,170
   Legal and professional fees                          2,305            1,892
   Management fees                                      2,562            2,942
   Other operating expenses                               350            1,350
                                               --------------   --------------
   Total                                       $        6,117   $        7,369
                                               --------------   --------------
                                               --------------   --------------

Legal and professional fees expense increased from $1.9 million during the year ended June 30, 1997 to $2.3 million during the same period in 1998, as a result of expenses incurred in connection with the Bank's successful reorganization from a New York State chartered savings bank to a Delaware corporation. The Company initiated these corporate form conversion activities in the quarter ended June 30, 1997. The Company accrued and paid $53,000 and $53,000, respectively, in the year ended June 30, 1997, and the Company accrued and paid $900,000 and $1.6 million, respectively, in the year ended June 30, 1998, for legal and professional fees associated with this conversion.

The Company engaged RB Management Company, LLC (the "Management Company") to manage the operations of the Company after the Branch Sale, including the management and disposition of Company assets. The Management Company was a newly-formed, privately-owned entity controlled by Alvin Dworman, who owns 39.0% of the outstanding Common Stock of the Company. During the year ended June 30, 1998, the Company accrued $2.9 million in fees payable to the Management Company, of which $360,000 related to fees incurred for the successful disposition of assets. During the year ended June 30, 1997, the Company accrued $3.7 million in fees payable to the Management Company, of which $774,000 related to fees incurred for the successful disposition of assets. At June 30, 1998, the Company had accrued fees payable to the Management Company and its affiliate, Fintek, Inc., aggregating $224,000. See "Management."

All other operating expenses declined $1.0 million, or 74.1%, to $350,000 for the year ended June 30, 1998 as compared with the year ended June 30, 1997, in which other operating expenses were $1.35 million. These expenses declined in 1998, as compared with the previous year due to the Company's continuing efforts to reduce the expense of managing its operations.

Other Income (Expense). Other income and expense was income of $1.7 million during the year ended June 30, 1998, an increase of $6.5 million, as compared to the year ended June 30, 1997 where other income (expense) was a loss of $4.8 million. Other income (expense) in the year ended June 30, 1998 was primarily due to the $1.8 million recorded gain on sale of the Company's largest preferred stock holding during the quarter ended September 31, 1997.

During the quarter ended December 31, 1996, the Company and Marine undertook an overall review of the closing of the Branch Sale. As a result of such review, the Company established a reserve of $3.3 million for potential closing settlement adjustments and claims which it believes may be asserted by Marine related to certain assets acquired by Marine in the Branch Sale. The establishment of this reserve is reflected on the Statement of Operations, for fiscal 1997, as provision for Marine Branch Sale contingencies. The Company believes that the remaining reserve for closing settlement adjustments adequately provides for claims which may be asserted by Marine.

Provision for Income Taxes. Statement of Financial Accounting Standards No. 109 (SFAS-109), "Accounting for Income Taxes," requires the Company to recognize a deferred tax asset relating to the unrecognized benefit for all temporary differences that will result in future tax deductions and for all unused NOL and tax credit carryforwards, subject to, in certain circumstances, reduction of the asset by a valuation allowance. A valuation allowance is recorded if it is more likely than not that some portion or all of the deferred tax asset will not be realized based on a review of available evidence. Realization of tax benefits for deductible temporary differences and unused NOL and tax credit carryforwards may be based upon the future reversals of existing taxable temporary differences, future taxable income exclusive of reversing temporary differences and carryforwards, taxable income in prior carryback years and, if appropriate, from tax planning strategies.

The high levels of loan charge-offs and other losses, which were largely responsible for losses during the periods, effectively eliminated federal income tax liability for fiscal 1998, fiscal 1997, and fiscal 1996. The Company's income tax provision includes state and local taxes on the greater of combined entire net income, combined alternative entire net income or combined taxable assets. Certain subsidiaries provide for state and local taxes on a separate company basis on income, capital, assets or an alternative minimum tax. For additional information, see Note 19 to the Consolidated Financial Statements.

Under SFAS-109, at June 30, 1998, the Company recorded a net deferred tax asset of approximately $19.2 million and deferred tax liabilities of $19.2 million. The net deferred tax asset reflects gross deferred tax assets of $68.6 million and a valuation allowance of $49.4 million. The net deferred tax asset represents primarily the anticipated federal and state and local tax benefits that could be realized in future years upon the utilization of existing tax attributes. The deferred tax asset primarily relates to provisions for anticipated credit losses recognized for financial statement purposes that have not yet been realized for tax purposes, suspended passive activity losses and credits, deferred income on venture investments and available NOL carryforwards. Generally, the amount of a company's net deferred tax asset may serve to increase its net worth under generally accepted accounting principles. However, because of the net losses incurred by the Company in recent years, the Company established a $49.4 million valuation allowance, resulting in a net deferred tax asset of $19.2 million. The valuation allowance decreased by approximately $12.5 million during the fiscal year ended June 30, 1998. Realization of the net deferred tax asset is expected to occur upon reversal of existing taxable temporary differences for which deferred tax liabilities of $19.2 million have been recorded.

The provision for income taxes differs from the amount computed by applying the statutory Federal income tax rate of 35% to the reported loss before provision for income taxes primarily due to state and local income and franchise taxes and limitations on the recognition of tax benefits of net operating losses. During the year ended June 30, 1998, the Company recorded a net provision for income taxes of $434,000, primarily to reflect the effects of operations and asset disposition on its current state and local income tax liability at June 30, 1998.

During the year ended June 30, 1997, the Company completed a review of its potential current and deferred federal and state tax liability for the fiscal year in light of the Branch Sale and its related effect. As a result of the review of its potential current and deferred tax liabilities and the results of operations for the twelve months ended June 30, 1997, the Company reduced its provision (recorded a benefit from) for state and local income taxes by $3.3 million. Additionally, the Company reduced its estimated current state and local income tax liability at June 30, 1997 to reflect the effect of the Branch Sale and disposition transactions completed during the twelve months ended June 30, 1997.


Results of Operations - Fiscal year ended June 30, 1997 compared to fiscal year ended June 30, 1996

General. The Company reported a net loss attributable to common shares of $30.1 million or ($4.24) per share for the years ended June 30, 1997, as compared with net income applicable to Common Shares of $49.8 million or $7.01 per share for the fiscal year ended June 30, 1996. The primary reason for the decrease in the Company's net income in the fiscal year ended June 30, 1997 as compared to the previous year was the net pre-tax gain of $77.6 million on the Branch Sale recorded in 1996, a decrease in income (net of interest expenses) in fiscal 1997 as compared to fiscal 1996 of $30.3 million as a result of the substantial decline in net earning assets as a result of the Branch Sale and an increase in the writedowns of investments in real estate from $1.9 million in fiscal 1996 to $19.7 million in fiscal 1997, partially offset by reduction in operating expenses in 1997 as compared to the previous year of $36.7 million.

In fiscal 1996, the operations of the Company, operating as the Predecessor Bank, were substantially dependent on its net interest income, which is the difference between the interest income received from its interest-earning assets, including investment securities, mortgage-backed and related securities and loans, and the interest expense incurred on its interest-bearing liabilities, including deposits, FHLB advances and other borrowed funds. Net interest income is determined by an institution's interest rate spread (i.e., the difference between the yield earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amount of interest-earning assets and interest-bearing liabilities. Net interest income can be positively or negatively impacted by changes in interest rates. The level of the Company's non-performing loan assets continues to have a negative effect on net interest income.

Rental Income. For the year ended June 30, 1997, rental income was $16.2 million, a decline of $2.4 million, or 12.8%, from $18.5 million for the year ended June 30, 1996. The decline in rental income was due to the sale of 10 real estate properties in 1997. In addition, the decline in rental income was also partially attributable to reductions of rental units at some of the Company's multi-family residential properties as units were converted to condominiums and sold. In addition rental income declined as a result of falling occupancy rates at certain other properties.

Interest Income. For the year ended June 30, 1997, total interest income, net of provisions for possible credit losses, was $4.5 million, a decline of $84.7 million, or 95.0%, from $89.2 million for the previous fiscal year. The decline in interest income in fiscal 1997, as compared with the previous year, was primarily due to a decline in interest and other interest-bearing assets as a result of the Branch Sale.

For the year ended June 30, 1997, the Company's provision for possible credit losses was $1.0 million, a decrease of $4.3 million, or 80.9%, from the $5.3 million provision taken in the previous fiscal year. These provisions resulted from management's ongoing evaluation of the adequacy of the allowance for credit losses in light of, among other things, the amount of non-performing loans, the risks inherent in the Company's loan portfolio and the markets for real estate and economic conditions in the New York metropolitan area and other areas in which the Company had engaged in lending activities. The provision for credit losses in the fiscal 1997 and 1996 period reflects management's internal analysis of its loan assets. See Note 10 to the Consolidated Financial Statements.

Writedowns of Investments in Real Estate. During the year ended June 30, 1997, the Company wrote down investments in real estate in the amount of $19.7 million. This amount represents an increase in writedowns for investments in real estate of $18.6 million, or 94.4%, as compared with writedowns taken in fiscal 1997, totaling $19.7 million. During 1998, the Company wrote down two investments in joint ventures, totaling $1.1 million.

During the quarter ended December 31, 1996, the Predecessor Bank determined that it would not undertake the rehabilitation and leasing of an Atlanta, GA office property leased by the Federal Government under a lease with a term which ended during 1997. The Atlanta office property was acquired by the Predecessor Bank in foreclosure and previously had a net book value of approximately $25.3 million. As an alternative to undertaking the major rehabilitation project and the risk of leasing the building to recover the Predecessor Bank's substantially increased investment subsequent to rehabilitation, the Predecessor Bank elected to list the property for sale at that time with expected net proceeds of approximately $14.0 million. As a result, the Predecessor Bank established a real estate valuation reserve for this property in the amount of $11.3 million. At June 30, 1998, the Company continues to explore strategic alternatives with respect to this property in addition to its immediate sale. The Predecessor Bank also decided during the quarter ended December 31, 1996 to dispose of four other real estate properties and one real estate joint venture and has established aggregate real estate valuation reserves for these properties in the amount of $3.4 million.

During the quarter ended September 30, 1996, the Predecessor Bank also established a $4.0 million real estate valuation reserve providing for the anticipated sale of four other real estate properties at net sale proceeds which are expected to be less than the Predecessor Bank's previously recorded net book value for those assets.

Other Income. During the year ended June 30, 1997, other income was a reported loss of $1.8 million, an increase of $1.7 million as compared with a loss of $3.5 million in fiscal 1996. The loss reported in other income decreased during fiscal 1997, as compared with the previous year as a result of the reduced losses realized on the sale of investments in real estate during 1997 as compared with the previous year.

Property Operating and Maintenance Expenses. For the year ended June 30, 1997, property operating and maintenance expenses ("property expenses") were $12.8 million, a decline of $4.9 million, or 27.7%, from $17.7 million for the year ended June 30, 1996. The decline in property expenses was primarily attributable to the sale of real estate assets as a result of the Branch Sale and additional real estate asset dispositions which took place in fiscal 1997.

Interest Expense. The Company's interest expense decreased by $54.4 million or 88.1% during the fiscal year ended June 30, 1997 compared to fiscal 1996. Such decrease was primarily attributable to the decrease in the Company's average balances of interest-bearing liabilities in 1997 as compared with 1996 following the Branch Sale.

Other Expenses. During the year ended June 30, 1997, the Company recorded other expenses in the amount of $7.4 million, a decline of $29.4 million, or 80.0%, as compared with other expenses of $36.8 million in the previous fiscal year. Other expenses declined in 1997, as compared with 1997, primarily as a result of the substantial reduction in the Company's operating activities and associated expenses following the Branch Sale. The following table sets forth the components of the Company's other expenses, excluding during the periods indicated.

                                                      Fiscal Year ended June 30,
                                                         1997             1996
                                                        (Dollars in Thousands)
--------------------------------------------------------------------------------
   Depreciation - other                              $     15        $     951
   Salaries and employee benefits                       1,170           14,163
   Legal and professional fees                          1,892            4,521
   Management fees                                      2,942               --
   Other operating expenses                             1,350           17,119
                                                     --------        ---------
       Total                                         $  7,369        $  36,754
                                                     --------        ---------
                                                     --------        ---------

The Company engaged RB Management Company, LLC (the "Management Company") to manage the operations of the Company after the Branch Sale, including the management and disposition of Company assets. The Management Company was a newly-formed, privately-owned entity controlled by Alvin Dworman, who owns 39.0% of the outstanding Common Stock of the Company. During the year ended June 30, 1997, the Company accrued $3.7 million in fees payable to the Management Company, of which $774,000 related to fees incurred for the successful disposition of assets. See "Management."

Other Income (Expense). Other income and expense was a loss of $4.8 million during the year ended June 30, 1997, a decrease of $85.7 million, as compared to the year ended June 30, 1997 where other income (expense) was $81.0 million.

During the quarter ended December 31, 1996, the Company and Marine undertook an overall review of the closing of the Branch Sale. As a result of such review, the Company established a reserve of $3.3 million for potential closing settlement adjustments and claims which it believes may be asserted by Marine related to certain assets acquired by Marine in the Branch Sale. The establishment of this reserve is reflected on the Statement of Operations, for fiscal 1997, as provision for Marine Branch Sale contingencies. The Company believes that the remaining reserve for closing settlement adjustments adequately provides for claims which may be asserted by Marine.

Other income (expense) in fiscal 1997, includes a recorded gain of $77.6 million related to the premium paid by Marine for the branches and purchased assets of the Predecessor Bank as a result of the Branch Sale.

Income Tax Expense. The high levels of loan charge-offs and other losses, which were largely responsible for losses during the periods, effectively eliminated federal income tax liability for fiscal 1997, fiscal 1996, and fiscal 1995. The Company's income tax provision includes state and local taxes on the greater of combined entire net income, combined alternative entire net income or combined taxable assets. Certain subsidiaries provide for state and local taxes on a separate company basis on income, capital, assets or an alternative minimum tax. For additional information, see Note 19 to the Consolidated Financial Statements.

Under SFAS No. 109, at June 30, 1997, the Company recorded a net deferred tax asset of approximately $19.6 million and deferred tax liabilities of $19.6 million. The net deferred tax asset reflects gross deferred tax assets of $56.4 million and a valuation allowance of $36.9 million. The net deferred tax asset represents primarily the anticipated federal and state and local tax benefits that could be realized in future years upon the utilization of existing tax attributes. The deferred tax asset primarily relates to provisions for anticipated credit losses recognized for financial statement purposes that have not yet been realized for tax purposes, suspended passive activity losses and credits, deferred income on venture investments and available NOL carryforwards. Generally, the amount of an institution's net deferred tax asset may serve to increase its net worth under generally accepted accounting principles. However, because of the net losses incurred by the Company in recent years, the Company established a $36.9 million valuation allowance, resulting in a net deferred tax asset of $19.6 million. The valuation allowance increased by approximately $2.9 million during the fiscal year ended June 30, 1997. Realization of the net deferred tax asset is expected to occur upon reversal of existing taxable temporary differences for which deferred tax liabilities of $19.6 million have been recorded.

The provision for income taxes differs from the amount computed by applying the statutory Federal income tax rate of 35% to the reported loss before provision for income taxes primarily due to state and local income and franchise taxes and limitations on the recognition of tax benefits of net operating losses. During the year ended June 30, 1997, the Company completed a review of its potential current and deferred federal and state tax liability for the fiscal year in light of the Branch Sale and its related effect. As a result of the review of its potential current and deferred tax liabilities and the results of operations for the twelve months ended June 30, 1997, the Company reduced its provision (recorded a benefit from) for state and local income taxes by $3.3 million. Additionally, the Company reduced its estimated current state and local income tax liability at June 30, 1997 to reflect the effect of the Branch Sale and disposition transactions completed during the twelve months ended June 30, 1997.

Income tax expense in 1996 was $11.7 million, which was largely attributable to provisions made for taxes associated with the Predecessor Bank's $77.6 million gain on the Branch Sale. During 1996, the provision for income taxes differs from the amount computed by applying the statutory Federal income tax rate of 35% to the reported income before provision for income taxes primarily due to state and local income and franchise taxes and limitations on the recognition of tax benefits of net operating losses.


Asset Quality

Loan Asset Portfolio Composition The high levels of the Company's non-performing loan assets in recent years was primarily attributable to the Company's emphasis during the mid- to late-1980s on loans to joint ventures for the acquisition, development and construction of real estate in which the Company or a subsidiary had an equity interest, commercial business loans, commercial real estate loans and multi-family residential loans. Primarily as a result of the restrictions imposed by the NYSBD, the Company did not originate any such loans during the years ended June 30, 1998 and 1997.

Among various types of loans secured by real estate, commercial real estate, construction and multi-family residential loans are generally considered to involve more risk than single-family residential loans due to, among other things, the higher principal amount of such loans and the effects of a downturn in general economic conditions, which may result in excessive vacancy rates, inadequate rental income levels and volatility in real estate values. At June 30, 1998, the Company's total loans secured by real estate portfolio of $59.0 million included $24.6 million or 41.8% of multi-family residential loans and $33.1 million or 56.0% of commercial real estate loans. Since the early 1990s, the Company continued to originate such loans, on a limited basis, in connection with the sale of investments in real estate and other resolutions of non-performing assets.

The Company discontinued construction lending and loans to joint ventures in 1991. Construction lending is considered to involve even more credit risk than multi-family residential and commercial real estate lending. Construction loans generally require only interest payments prior to the ultimate sale or lease of the completed project, which are funded by the lender and added to the outstanding principal of the loan. To evaluate a construction loan prior to completion, leasing and/or sale of the underlying property, the Company must rely on estimates of anticipated completed cost and subjective assessments of future demand for the completed project. Accurate assessments of these factors have been (and continue to be) difficult to perform because of the weakness of the local economies and the real estate markets in which the Company has engaged in lending activities. Loans to joint ventures are subject to the same risks as construction loans and may even be more susceptible to risks of uncertain costs and changing economic conditions due to the broader scope and longer term of some ventures and the Company's status in some ventures as an equity participant.


The Company's multi-family residential, commercial real estate and construction lending activities included activities conducted outside of its primary market area, primarily in states on the eastern and western coasts of the United States. Although the Company's largest concentration remains in New York, in which the Company had $53.2 million of multi-family residential and commercial real estate at June 30, 1998, primarily located in the New York metropolitan area, at such date the Company also had $1.4 million, $1.8 million and $1.3 million of such loans in California, Kentucky and other states, respectively. Like the New York metropolitan area, certain of these states, particularly California, have experienced adverse economic conditions, including declining business and real estate activity and declining real estate values, resulting in increases in loan delinquencies, defaults and foreclosures. Loans secured by properties located outside of the Company's primary market area may involve a higher degree of risk because the Company may not be as familiar with economic conditions and other relevant factors as it would be in the case of loans secured by properties in its primary market area.

Non-performing loans are those loans placed on non-accrual status and loans which are on accrual status but delinquent 90 days or more. The Company generally places a loan which is delinquent 90 days or more on non-accrual status unless it is well secured and, in the opinion of management, collection appears likely. In addition, the Company may place a loan on non-accrual status even when it is not yet delinquent 90 days or more if the Company makes a determination that such loan is not collectible. When loans are placed on non-accrual status, any accrued but unpaid interest on the loan is reversed and future interest income is recognized only if actually received by the Company and collection of principal is not in doubt.

The commercial business lending activities emphasized by the Company during the mid-to late-1980s also involved a high degree of risk. These activities were conducted primarily through Quest, a wholly-owned subsidiary of the Company which was formed in 1986 to implement a program of secured and unsecured commercial business lending. The loans, and in certain cases equity investments, made by Quest generally involved the buyout, acquisition or recapitalization of an existing business and included management buyouts and corporate mergers and acquisitions. Such transactions frequently resulted in a substantial increase in both the borrower's liabilities and its liabilities-to-assets leverage ratio, thus increasing the prospects for default. The Company discontinued its new commercial business lending activities in 1991 and, as a result, the Company's gross commercial business loans decreased to $8.5 million at June 30, 1998, as compared to $12.8 million at June 30, 1997. At June 30, 1998, the remaining investments made through Quest consisted of $1.3 million of equity securities, net.

The following table summarizes the gross and net carrying values of the Company's non-performing loan assets at June 30, 1998.

------------------------------------------------------------------------------------------------
                                                  Writedowns                     Net Book Value
                                    Gross          Specific                    as a percentage of
                                   Balance         Reserves (1)   Net Value      Gross Balance

                                                    (Dollars in Thousands)
------------------------------------------------------------------------------------------------

   Non-performing loans:
   Single-family residential      $   1,306      $      194       $   1,112        85.2%
   Multi-family residential          14,724           6,485           8,239        56.0
   Commercial real estate             6,611           3,900           2,711        41.0
                                  ---------          -----           -----        -----
   Total non-performing real
   estate loans                      22,641          10,579          12,062        53.3

   Commercial business                8,458           2,290           6,168        72.9
   Consumer                           1,973              50           1,923        97.5

   Total non-performing
   commercial business and
   consumer loans                    10,431           2,340           8,091        77.7
                                  ---------          -----           -----        -----

   Total non-performing loans
                                 $   33,072        $ 12,919       $  20,153        60.9%
                                  ---------          -----           -----        -----
                                  ---------          -----           -----        -----


Non-performing Loan Activity. The following tables sets forth the activity in the Company's non-performing loan assets during the periods indicated.


                                                                Year ended June 30,
                                                       ----------------------------------
                                                  1998                  1997              1996
                                                  ----                  ----              ----
                                                            (Dollars in Thousands)
   Beginning balance                        $       47,948    $        36,816     $        57,550
      Additions                                      3,266             16,033              27,662
      Transfers to REO                                  --                (34)             (7,852)
      Write-offs                                    (8,917)                --              (7,825)
      Moved to performing loans                     (2,165)                --             (14,738)
      Satisfaction/sales                            (7,060)            (4,867)            (17,981)
                                            --------------    ---------------     ---------------
   Ending balance                           $       33,072    $        47,948     $        36,816
                                            --------------    ---------------     ---------------
                                            --------------    ---------------     ---------------

Non-performing loans decreased by $14.9 million or 31.0% during the year ended June 30, 1998 following an increase of $11.1 million or 30.2% during the fiscal year ended June 30, 1997. The decrease in non-performing loans in fiscal 1998 reflects continued efforts to liquidate assets. The increase in non-performing loans in 1997 was the result of the continued deterioration in certain loans placed in non-performing status.

Loans to Finance the Sale of Real Estate. The Company had previously financed the sale of investments in real estate under appropriate circumstances. Such financing was provided by the Company on what management of the Company considered to be market terms, which generally were more flexible than the Company's standard underwriting guidelines for multi-family residential and commercial real estate loans. All loans to finance the sale of investments in real estate were approved in advance by the Board of Directors of the Company and involve an amount of borrower equity and other terms which result in the transaction constituting a sale of the property under generally accepted accounting principles. At June 30, 1998 and 1997, the Company did not retain any loans which had been made to finance the sale of investments in real estate, except those reflected in loans sold, with recourse, net. (See "Asset Sales" and Notes 8, 9 and 11 to the Consolidated Financial Statements).

Restructured Loans. The Company's asset resolution efforts previously included the restructuring of loans primarily as a result of the financial condition of the property which secures the loan. The Company encourages restructure agreements only when it is in the best interest of the Company and it is practical for the borrower.

The Work-Out Group, and after the Branch Sale RB Management, is responsible for promptly responding to problem loans to determine if a restructuring is viable or to commence foreclosure proceedings. Many problem loans are such due to market conditions (particularly vacancies or market-driven rent reductions, either of which may result in an impairment of the economic viability of the underlying property). Therefore, non-performing loans may be restructured by an agreement which recognizes that the borrower's inability to meet contractual terms may be remedied through a modification which both protects the financial interests of the Company and is economically feasible for the borrower.

At June 30, 1998, the Company had restructured loans which aggregated $23.0 million and were performing in accordance with their restructured terms. At the same date, the Company's restructured loans had been outstanding or periods which range from 17 months to approximately five years. The Company's restructured loans generally have performed in accordance with their restructured terms. At June 30, 1998, the Company had 3 restructured loans with an aggregate balance of $15.8 million which were included in the Company's non-performing loans. Payments on these loans are being made in accordance with the restructured terms.

As a result of restructurings which reduced the initial interest rate on certain loans, the Company's restructured loans had a weighted average rate of 7.08% at June 30, 1998, as compared to an original weighted average rate of 10.16%. The Company's restructured loans generally do not call for the payment of foregone interest at a later date, although many of such loans provide for increases in the interest rate over the life of the loan.

The Company's restructured loans may have been renegotiated to lower the interest rate, to defer the payment of principal and/or interest or to effect other concessions. Because restructured loans may include concessionary terms related to interest rates, payment terms, loan-to-value ratios and debt service coverage, however, such loans have a higher degree of credit risk than the remainder of the performing loans in the Company's loan portfolio.

The following table sets forth information regarding the Company's restructured loans at the dates indicated.


                                                  June 30,
                                              1998             1997              1996
                                              ----             ----              ----
                                                  (Dollars in Thousands)
   Multi-family residential              $      22,499      $    23,954     $    27,167
   Commercial real estate                          500              500           2,675
   Commercial business                             --                --              --
                                         -------------      -----------     ------------
      Total                              $      22,999      $    24,454     $    29,842
                                         -------------      -----------     ------------
                                         -------------      -----------     ------------
   Total restructured loans as a
      percentage of total loans                  33.12%           25.53%          34.65%
   Total restructured loans as a
      percentage of total assets                 12.18%           11.55%          10.45%


Allowance for Credit Losses. Although the process of evaluating the adequacy of the Company's reserves involves a high degree of management judgment, such judgment is based, in part, on systematic procedures deemed helpful in assessing the adequacy of the Company's reserves. The Company's reserve analysis is prepared quarterly in conjunction with the Company's internal asset classification system and is used by management in determining if an additional provision is required to maintain the allowance for credit losses at an appropriate level or additional writedowns of equity investments and investments in real estate are needed to reduce the carrying values of such assets in accordance with the requirements of generally accepted accounting principles.




                                      -44

The Company's reserve analysis is a computation of reserve requirements based upon the risks inherent in the various asset portfolios. The various categories of loans are grouped separately to recognize the various degrees of risk associated with them. Loan portfolios are further stratified by internal asset classification categories to assign higher risk weighted reserve percentages or include targeted reserve definitions. Aggregated computed reserve balances are compared to recorded reserves to measure the adequacy of reserve levels.

The Company's provisions for credit losses and writedowns of investments in real estate have been significant in recent years. Such provisions and writedowns aggregated $2.6 million, $20.7 million and $7.1 million during the years ended June 30, 1998, 1997 and 1996 and contributed significantly to the Company's recorded net losses (excluding the effects of the Branch Sale in 1996) during those years.

At June 30, 1998, the Company's allowance for credit losses amounted to $20.0 million or 28.9% of total loans and 60.6% of non-performing loans, as compared to $31.6 million or 33.0% of total loans and 65.9% of non-performing loans at June 30, 1997. The decrease in the Company's allowance for credit losses in 1998 reflects the continued decrease in the size of the Company's loan portfolio and management's internal analysis of the composition of its non-performing assets. Of the $20.0 million allowance for credit losses at June 30, 1998, $12.9 million or 64.5% were specific reserves relating to particular loans and $7.1 million or
35.5 were general reserves. See Note 10 to the Consolidated Financial
Statements.

Management of the Company, based on facts available to it, believes that the Company's allowance for credit losses at June 30, 1998 was adequate and that the net carrying value of the Company's investments in real estate equaled the lower of cost or fair value minus estimated costs to sell. It is anticipated, however, that the adverse effects of the high level of the Company's non-performing assets, consisting of provisions for credit losses, net loan charge-offs, loss of interest income on non-performing loans, writedowns of investments in real estate and increased operating expenses as a result of the allocation of resources to the collection and work-out of non-performing assets, will continue to adversely affect the Company's operations. Because the nature and extent of these adverse effects will be dependent on many factors outside the control of the Company, including conditions in the relevant real estate markets and prevailing interest rates, these adverse effects are not presently determinable by the Company.

In establishing an appropriate level of loan loss reserves, the Company does not attempt to predict whether or how much the real estate market and general economy of its market area may decline in the future. However, the Company continues to closely monitor the status of its loan portfolio in relation to the economic and market conditions in the relevant area for any further signs of weakening. If declining conditions in the relevant area continue, particularly in the New York City metropolitan area, causing existing non-performing loan situations to worsen and additional loans to be classified as non-performing, significant additional provisions for credit losses may be required.

     The following table sets forth information concerning the activity in the Company's allowance for credit losses during the periods indicated.



                                                                                                                          Fiscal
                                                                                                        Six months      Year ended
                                                             Fiscal Year Ended June 30,                ended June 30,   December 31,
                                            ------------------------     ---------------------------   --------------  -------------
                                                                              (Dollars in Thousands)
                                                  1998         1997            1996            1995            1994          1993
                                            ----------     ---------     -----------     -----------   --------------  -------------

Average loans outstanding                  $    86,139      $99,403      $1,018,477      $1,007,333      $1,080,317    $1,311,904
                                            ----------     ---------     -----------     -----------   --------------  -------------
                                            ----------     ---------     -----------     -----------   --------------  -------------

Allowance at the beginning of the period   $    31,570      $34,142         $33,985         $41,076         $55,258       $92,589

Charge-offs:
  Single-family residential loans               (2,026)      (3,523)         (1,089)         (1,302)            (39)       (2,046)
  Multi-family residential loans                (1,147)      (1,287)         (2,665)           (850)        (13,336)      (11,060)
  Commercial real estate loans                  (3,801)          --          (6,795)        (11,160)         (1,518)      (23,249)
  Commercial business loans                     (3,773)         (23)             --          (1,380)         (1,500)         (442)
  Consumer loans and other                      (2,827)          --             (21)             (9)            (36)      (13,917)
                                           -----------      -------         -------         -------         -------       -------
Total loans charged off                        (13,574)      (4,833)        (10,570)        (14,701)        (16,429)      (50,714)
                                            ----------     ---------     -----------     -----------   --------------  -------------
                                            ----------     ---------     -----------     -----------   --------------  -------------

Recoveries:
  Single-family residential loans                  204           98              40              10              --            --
  Multi-family residential loans                     3          704              --           1,424              --            --
  Commercial real estate loans                     146          437              --           1,135             347           555
  Consumer loans and other                         188           22               1              --              --            --
                                           -----------      -------         -------         -------         -------       -------

Total loans recovered                              541        1,261              41           2,569             347           555
  Net charge-offs                              (13,033)      (3,572)        (10,529)        (12,132)         (6,082)      (50,159)
Additions charged to operating expenses          1,500        1,000           5,250           5,041           1,900        12,828
Additions charged to non-operating expenses         --           --           5,436              --              --            --
                                           -----------      -------         -------         -------         -------       -------
Allowance at end of period (1)             $    20,037      $31,570         $34,142         $33,985         $41,076       $55,258
                                           -----------      -------         -------         -------         -------       -------
                                           -----------      -------         -------         -------         -------       -------
Ratio of net charge-offs to average
  loans outstanding                              15.13%        3.59%           1.03%           1.20%           4.05%         3.82%
Ratio of allowance to total loans at
  end of period (1)                              28.86        32.96           33.15            3.36            4.06          5.36
Ratio of allowance to non-performing
  loans at end of period (1)                     60.59        65.84           92.74           59.05           37.23         34.25

(1) As noted above, the decrease in the Company's allowance for credit losses in recent periods reflects the transfer of a substantial amount of non-performing loans to investments in real estate and the Company's loan restructuring activities, the continued decrease in the size of the Company's loan portfolio and management's internal analysis of the composition of its non-performing assets.

(2) Percentages for the six month period are computed on an annualized basis.

The following table sets forth information concerning the allocation of the Company's allowance for credit losses by loan categories at the dates indicated.

                                June 30, 1998                     June 30, 1997                    June 30, 1996
                           ------------------------------------------------------------------------------------------------
                                           Percent                          Percent                          Percent
                                           Of Total                         Of Total                         Of Total
                                           Loans by                         Loans by                         Loans by
                           Amount          Category         Amount          Category         Amount          Category
                           ------          --------         ------          --------         ------          --------
   Single-family
   residential           $        328          0.47%  $     1,294               1.86%        $     1,410        2.03%

   Multi-family
   residential                  9,011         12.98         8,553              12.32              12,359       17.80

   Commercial real
   estate                       7,290         10.50        16,543              23.82              10,822       15.59

   Construction                    --          0.00            --               0.00                 --        0.00

   Commercial
   business                     3,157          4.55         4,357               6.27               6,956       10.02

   Consumer                       251          0.36           823               1.19               2,595        3.74
                           ----------                  ----------                              ---------

                           $   20,037                  $   31,570                             $   34,142
                           ----------                  ----------                              ---------
                           ----------                  ----------                              ---------



                           June 30, 1995                     June 30, 1994
                      ----------------------------------------------------------
                                      Percent                           Percent
                                      Of Total                         Of Total
                                      Loans by                         Loans by
                      Amount          Category          Amount         Category
                      ------          --------          ------         --------

  Single-family
   residential      $        986        0.42%   $     1,488              0.71%

   Multi-family
   residential             2,969        1.19          3,008              1.23

   Commercial real
   estate                 21,302        4.59         30,248              6.19

   Construction            2,746       51.80            717             11.65

   Commercial
   business                5,982       16.30          5,533             13.76

   Consumer                --           0.00             82              0.53
                       ---------                  ---------

                      $   33,985                 $   41,076
                       ---------                  ---------
                       ---------                  ---------

Asset Carrying Values. Investments in real estate are recorded on the books of the Company at the lower of the Company's historical cost, less applicable depreciation for real estate held for investment, or the estimated fair value of the property minus estimated costs to sell. Adjustments made to the value at transfer are charged to the allowance for credit losses. See Notes 1, 10, 12 and 13 to the Consolidated Financial Statements.

The Company primarily utilizes two means of valuation in evaluating the carrying value of its investments in real estate: (1) appraisals and (2) discounted cash flows. The discounted cash flow ("DCF") is based on assumptions wherein the forecasted future cash flow attributable to the benefits of ownership are discounted, at a rate commensurate with the risk involved, to a present value. The DCF is based on information from various sources, including: actual operating results, recent appraisals, third party market information and current investment parameters. The Company believes that the DCF approach generally is the most accurate predictor of value of a real estate asset over time. This approach is an accepted means of valuation under GAAP. Under GAAP, among other things, the DCF method allows for adjustments when local markets are dominated by forced or liquidation sales, or when properties have unusual characteristics, so that value estimates can be based on rent levels and occupancy that are reasonably estimated to be achieved over time. The Company utilizes management judgement and does not generally make adjustments to appraisal assumptions using worst case scenarios that are unlikely to occur, direct capitalization of non-stabilized income flows or simple projections of current levels of operating income if markets are depressed but can be expected over a reasonable period of time to return to stabilized conditions. Generally, for purposes of the DCF analysis, property cash flows will be extended until stabilization, as it is the Company's intent is to sell investments in real estate as quickly as possible, assuming a stabilized sales price can be achieved. Assumptions in the DCF model are made to most accurately reflect the Company's asset disposition plan.

The Company's real estate loan appraisal policy generally requires that all appraisals conform to the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of the Appraisal Foundation and prepared by an appraiser who is either certified or licensed by the state in which the property is located. Appraisals may be performed by an outside fee appraiser or by a staff appraiser, provided that, among other things, such appraiser is independent of the lending, investment and collection functions of the Company.

The Company generally reviews the value of its investments in real estate on at least a quarterly basis. In the event that such reviews indicate a decline in the value of such investments, writedowns are recorded as appropriate.

Strategy. Following the Branch Sale, the Management Company assumed the duties of the Predecessor Bank's former "Work-Out Group" which monitored the Predecessor Bank's problem assets. The Management Company continues to monitor the Company's problem assets and develop individual business plans, including cash flow analysis, for each problem asset after inspections, analysis of economic factors and meetings with the borrower and counsel. These plans are then documented for approval of the Board of Directors of the Company. See "Management."

Loans which become delinquent are analyzed to determine the nature and extent of the problem and whether a restructuring of the loan or some other method of resolution is appropriate under the circumstances. Every effort is made by the Company to work with borrowers who are cooperative with the Company to effect a restructuring that is economically feasible for both parties. When the Company concludes that a restructuring is not economically feasible or where the borrower does not demonstrate a willingness to cooperate, the Company pursues available legal remedies. In most cases, the Company's strategy in recent years has been to aggressively pursue the foreclosure process when a restructuring or other resolution of a non-performing loan does not appear to be feasible or otherwise in the best interests of the Company. This strategy has been pursued so that the Company can acquire control of the security property as soon as possible, and thereby implement a strategy designed by the Company for disposition and ultimate resolution.

Loans that go through the foreclosure process, particularly in New York, are subject to extensive delays before the Company can gain title to the property. Non-judicial foreclosure generally is unavailable in New York, and the procedures mandated by New York law can result in time-consuming litigation in order to foreclose a mortgage loan. Moreover, the federal and state courts in New York are overburdened with litigation and, as a result, decisions are often delayed. Further complications occur when bankruptcy proceedings are involved. For all these reasons, it can take an extended period of time, often two to six years, for a lender to obtain title to property that secures a loan which is in default. Although the foreclosure process can be long and complicated, the Company aggressively pursues foreclosures or negotiates with borrowers to acquire properties which secure problem loans by deed-in-lieu of foreclosure.

The Company's general approach once it has acquired an investment in real estate has been to seek to minimize further losses to the Company through active management of the properties while they are held by the Company and by developing disposition strategies tailored to the individual properties and whose ultimate objective is to sell each property at, or above, its net book value. The Company generally pursues a specific disposition strategy for each investment in real estate because it believes that the depressed levels of the real estate markets in which the Company has engaged in lending activities will improve as national and regional economies recover and that it has the requisite real estate expertise to individually address and resolve each problem asset. Although the Company has evaluated bulk sales of non-performing assets from time to time, it has not elected to pursue this strategy to date because it believes that the discounts which are sought by potential purchasers are excessive, that individual disposition strategies have the most potential for maximum recovery and return to the Company and that the Company did not have sufficient equity capital prior to and following the Offering to support such a strategy. There can be no assurance, however, that the Company will be successful in its disposition strategies.

The Company's approach with respect to a particular investment in real estate generally falls into one of the following categories: (i) attempt to sell the investment as soon as practicable, (ii) actively manage the property until the cash flow and other relevant factors have been stabilized or (iii) develop the property to facilitate sale. Each of these strategies generally involves some investment by the Company to improve the property in order to make it more saleable, which can range from minor fix-up costs to substantial costs to develop the property. Each work-out strategy is reviewed and approved by the Company's Board of Directors.

In most cases, the Company's strategy consists of an attempt to sell the property as soon as practicable. The Company generally works closely with a real estate brokerage firm in this regard, and frequently will specifically target known investors which it believes may be interested in a particular property which is owned by the Company. In addition, in a few cases during the year ended December 31, 1993, the Company used the public auction process to offer for sale certain investments in real estate. Such auctions can provide broader exposure to potential purchasers than may be able to be obtained through listings by a real estate brokerage firm in the area in which the property is located. Public auctions involve the payment of fees to the auctioneer, which can vary based on, among other things, whether the property is sold and on what terms.

In many cases it seeks to stabilize the cash flow from the property by investing in necessary improvements and seeking to increase the occupancy of the property. This approach increases the amount of time that the Company holds the property, but may enhance the value of the property and be the best means of disposing of the investment without further loss. In certain cases, the Company will have made the investment and taken the actions necessary to stabilize the cash flow from the property, but the real estate markets in the area in which the property is located will not have stabilized or other factors will be present which prevent the Company from selling the property at a price which is reflective of its estimated value. In some cases, the cash flow from the property has been stabilized such that it is providing a yield above the Company's cost of funds, thus effectively making it an earning asset. Although such assets continue to be classified by the Company as investments in real estate and, thus, non-performing assets, the yield provided by the properties increases the Company's flexibility to maximize their value in connection with a sale.

In a number of cases, the Company's strategy to dispose of an investment in real estate has consisted of development of the property. Although this approach may involve the best prospects for maximizing the return to the Company, it also may involve more risk and, as a result, the Company generally does not pursue this alternative unless other alternatives are clearly not preferable under the circumstances. In most cases in which this alternative is pursued, development previously has been initiated by the defaulted borrower prior to the Company's acquisition of the property upon foreclosure or by deed-in-lieu thereof. On occasion, however, the Company has commenced development of an investment in real estate as a disposition strategy.


Liquidity

The Company must maintain sufficient liquidity to meet its funding requirements for debt repayments related to asset sales, operating expenses, development costs related to certain real estate projects, and to satisfy the regulatory requirements described below.

At June 30, 1998, the Company had $68.8 million in borrowed funds. In connection with the Branch Sale, the Company obtained financing with Marine (Initial Facilities) which amounted to $60.6 million as of June 30, 1998.

Borrowed Funds related to Asset Sale Transactions amounted to $8.2 million at June 30, 1998. The Company actively monitors and manages its cash inflows and outflows in an attempt to maximize payment of its debt obligations to Marine and to invest, to the extent possible, all cash balances.

The Company seeks to maintain liquidity within a range of 5% to 10% of total assets. Liquidity for this purpose is defined as unrestricted cash. At June 30, 1998, the Company's liquidity ratio, as so defined, amounted to 6.6% which was within the maintenance range.

Recent Accounting Developments

From time to time the Financial Accounting Standards Board ("FASB") adopts accounting standards (generally referred to as Statements of Financial Accounting Standards, or "SFASs") which set forth required generally accepted accounting principles. Set forth below is a description of certain of the accounting standards recently adopted by the FASB which are relevant to financial institutions such as the Company.

SFAS No. 121. In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of." The statement requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The SFAS No. 121 definition of long-lived assets includes the Company's other real estate owned and real estate held assets. There was no material effect on the reported operations of the Company resulting from the implementation of SFAS No. 121, which was adopted by the Company during the fiscal year ended June 30, 1997.

SFAS No. 128. In February 1997, the FASB issued SFAS No. 128, "Earnings per Share," which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The implementation of SFAS No. 128 is not expected to have any effect on the Company's primary earnings per share for the years ended June 30, 1997, 1996 and 1995.

SFAS No. 130. During June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which is required to be adopted for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 requires that all components of comprehensive income be reported in a financial statement. The adoption of this standard will not have a material impact on the Company's financial position or results of operations.


Impact of Inflation

The consolidated financial statements and related consolidated data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial positions and operating results in terms of historical dollars without considering the changes in the relative purchasing power of dollars over time due to inflation. The primary impact of inflation on the operations of the Company is reflected in increased operating costs and increases in interest rates paid to depositors. Unlike most commercial enterprises, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Over any given term, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.


Impact of Year 2000.

The Company has completed an assessment to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. Since the Company's accounting software is maintained and supported by a third party, the total year 2000 cost is estimated to be minimal.

The Company believes that modifications to existing software and conversions to new software, the year 2000 issue will not pose significant operational problems for its computer systems. Further, due to the limited number of assets managed by the Company and the limited scope of the Company's continuing operations, which could be managed and accounted for by methods not relying on the computer systems currently employed by the Company, if such modifications are not made, or if such modifications and conversions are not completed in a timely manner, the year 2000 issue is unlikely to have a material impact on the operations of the Company.


Risks Associated with Forward-Looking Statements.

This Form 10-K, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risk, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following, which are discussed in greater detail in the "Risk Factors" section of the Company's Registration Statement on Form S-4 (File No. 333-386730 and File No. 333-386730-01) filed with the SEC: general economic conditions, which will among other things, affect demand for commercial and residential properties, availability and credit worthiness of prospective tenants, lease rents and the availability of financing: difficulty of locating suitable investments; competition; risks of real estate acquisition, development, construction and renovation; vacancies at existing commercial properties; dependence on rental income from real property; adverse consequences of debt financing; risks of investments in debt instruments, including possible payment defaults and reductions in the value of collateral; illiquidity of real estate investments; lack of prior operating history; and other risks listed from time to time in the Company's reports filed with the SEC. Therefore, actual results could differ materially from those projected in such statements.

ITEM 8

            CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements required by this item and the reports of the independent accountants thereon required by Item 14(a)(2) appear on pages 71 to
111. See accompanying Index to the Consolidated Financial Statements on page 70.



ITEM 9
           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

None.

                                    PART III
ITEM 10

               DIRECTORS AND PRINCIPAL OFFICERS OF THE REGISTRANT

Subsequent to the closing of the Branch Sale, although the Company has executive officers under SEC requirements and New York Banking Law, which was formerly applicable to the Predecessor Bank, the Company no longer maintains any significant staff of employees to manage the Company's affairs. Rather, the day-to-day management responsibilities of the Company are vested with the Management Company, a newly-formed management company affiliated with Mr. Dworman. A significant amount of services, necessary to manage and dispose of the Company's assets, have been and will be provided by the Management Company or third-party subcontractors who will not have any continuing fiduciary obligations to the Company or the stockholders. The selection of third-party subcontractors to provide various services to the Company will be made by the Management Company, subject to the ratification by committees of the Board of Directors but without stockholder approval. The Company's success in maximizing returns from the disposition of its assets will depend on the efforts of the Management Company and third-party contractors retained to provide services to the Company.


Directors of the Company

The Company's Board of Directors is divided into three classes of directors, serving staggered three-year terms. At the 1998 annual meeting of stockholders of the Company, the holders of the Preferred Stock elected two directors to serve for a term of one year. The right of holders of Preferred Stock to elect such two directors continues until dividends on the Preferred Stock have been paid for four consecutive quarterly dividend periods at which time such voting rights will terminate.

The name, age as of September 21, 1998, position with the Company, if any, term of office following the Annual Meeting, and period of service as a director, of each of the Company's directors, nominees for election director and proposed nominees for appointment as director are as follows:


                                                                                         Class
                                                                                         Term              Director
             Name                   Age                       Position                  Expires            Since(1)
             ----                   ---                       --------                   -----             --------
   Robin Chandler Duke.........     74            Director, Vice President and              1999           1977
                                                  Secretary (2)
   Alvin Dworman...............     72            Director (3)                              2001           1998
   William D. Hassett..........     62            Director (3) (4)                          2000           1976
   James J. Houlihan...........     46            Director (4)                              2001           1998
   David J. Liptak.............     40            Director (5)                               ---           1998
   Jerome R. McDougal..........     70            Director and Chairman of the              2000           1991
                                                  Board (3)
   Edward V. Regan.............     68            Director (2)                              2001           1995
   David A. Shapiro............     47            Director (2)(4)                           1999           1998
   Jeffrey E. Susskind.........     45            Director (5)                               ---           1998

(1)  Includes tenure with the Predecessor Bank.
(2)  Member of the audit committee.
(3)  Member of the executive committee.
(4)  Member of the asset management committee.
(5)  Elected by holders of Preferred Stock for a term of one year.

The principal occupation for the last five years and selected biographical information of each of the directors, nominees for director and executive officers is set forth below.

Robin Chandler Duke. Ms. Duke is National Chairman of Population Action International, and she serves as a director of International Flavors and Fragrances and American Home Products Corporation. Ms. Duke has served in an unsalaried capacity as Vice President and Secretary of the Company and the Predecessor Bank since July 1996.

Alvin Dworman. Mr. Dworman is the founder and chairman of The ADCO Group, a financial services, merchant banking and real estate company established in 1981. Mr. Dworman also has been a director of the Sequa Corporation since 1987 and has been serving as a member of the New York State Real Estate Advisory Committee since 1985.

William D. Hassett. Mr. Hassett, a real estate investor and managing member of Hassett-Belfer Senior Housing L.L.C. is also owner of W.D. Hassett, Inc., a real estate management company. Mr. Hassett, formerly a director of Olympia & York Holdings (USA), was the Chairman of the New York State Urban Development Corporation from 1977 to 1981, Chairman of the Battery Park City Authority from 1979 to 1981, Chairman of the Board of the New York State Dormitory Authority from 1985 to 1994 and is a former New York State Commerce Commissioner. He presently serves as a member of the Real Estate Advisory Committee to the New York State Common Retirement Fund.

James J. Houlihan. Mr. Houlihan has been a partner of Houlihan-Parnes Realtors, LLC, a commercial real estate firm for more than the past five years. Mr. Houlihan is president of JHP Realty Advisors, Inc., a real estate advisory firm and a partner in each of Kislev Management Corp., a commercial real estate management firm, and Real Estate Servicing, Inc. and C.C. Capital Servicing, Inc., both mortgage servicing firms.

David J. Liptak. Mr. Liptak has been the President of West Broadway Partners, Inc., which is the General Partner of West Broadway Partners, L.P. and the investment manager of AIG International West Broadway Fund, Ltd for more than the past five years. Mr. Liptak was previously a Senior Vice President at Oppenheimer & Co., Inc.

Jerome R. McDougal. Mr. McDougal served as Chief Executive Officer of the Company and the Predecessor Bank from April 1995 and as President from July 1997 until he retired from such positions in June 1998. Mr. McDougal served as President and Chief Executive Officer of the Predecessor Bank from March 1991 to April 1995, at which time he became Chairman of the Board and Chief Executive Officer. Prior to joining the Company, Mr. McDougal was Chairman and Chief Executive Officer of the Apple Company for Savings for four years. Prior to joining Apple Company, Mr. McDougal held various positions, including management positions in a manufacturing concern, operating a consulting company, and running one of the largest automotive retail chains in the New York metropolitan area.

Edward V. Regan. Mr. Regan is Chairman of the Municipal Assistance Corporation and Policy Advisor for the Jerome Levy Economics Institute. Mr. Regan previously served as the New York State Comptroller from 1979 to 1993.

David A. Shapiro. Mr. Shapiro has been a portfolio manager for Seneca Capital Management LLC, an investment management firm since May 1995. Mr. Shapiro founded Asset Holdings Group, a privately held originator of senior and mezzanine commercial real estate loans formed in 1993. From 1991 to 1993, Mr. Shapiro also served as an advisor to the Predecessor Bank in connection with the restructuring and disposition of a portion of its commercial real estate portfolio.

Jeffrey E. Susskind. Mr. Susskind has been a principal of Strome, Susskind Investment Management, L.P., an investment management company located in Santa Monica, California for more than the past five years. Mr. Susskind was previously an investment manager with Kayne, Anderson & Co. Mr. Susskind is also the Chairman of the Board of Sheridan Energy, Inc., a publicly traded domestic independent energy company engaged in the production of oil and gas.

Board of Directors and Committees

The Company is managed by a nine-member Board of Directors. The Board of Directors has three standing committees, an executive committee, an asset management committee and an audit committee.

Executive Committee. The executive committee is comprised of Messrs. Dworman, Hassett and McDougal. The executive committee oversees the management of the day-to-day business and affairs of the Company and the implementation of the management of the Company's assets.

Audit Committee. The audit committee is comprised of Messrs. Regan and Shapiro and Ms. Duke. The audit committee reviews and provides recommendations to the Board of Directors with respect to the engagement of the Company's independent auditors, financial reporting practices and internal accounting and financial controls and procedures of the Company and monitors the Company's compliance with its policies and procedures. In addition, the audit committee also administers and reviews all compensation policies and will provide recommendations to the Board of Directors with respect thereto.

Asset Management Committee. The asset management committee is comprised of Messrs. Hassett, Houlihan and Shapiro. The asset management committee oversees the performance of the asset portfolio of the Company.

During fiscal year 1998, the Board of Directors (including meetings held by the Board of Directors of the Predecessor Bank) held 17 meetings, including telephonic meetings. The audit committee held 3 meetings during the fiscal year. The asset management committee held 11 meetings. During fiscal year 1998, each director attended 94% of the total number of meetings of the Board of Directors and 100% percent of the total number of meetings of committees on which he or she served.

The Company's Board of Directors may, from time to time, establish certain other committees of the Board to facilitate the management of the Company.

Advisory Board: Upon consummation of the Branch Sale, the new Board of Directors established an Advisory Board. The purpose of the Advisory Board is to provide such additional support and advice to the Board of Directors as may from time to time be requested by the Board of Directors. Members of the Advisory Board will be selected annually. The initial members of the Advisory Board are Messrs. Austin 'S. Murphy (Chairman), David L. Yunich, Thomas A. Coleman, Alan V. Tishman and John T. Sargent, each of whom served as a director of the Company in the previous year through June 28, 1996. During 1998, the Board of Directors dissolved the Advisory Board and all members submitted their resignations.

Directors will be elected in a manner consistent with, and shall serve for a term, as provided in the Company's Restated Organization Certificate as Amended and By-Llaws.

The Management Company; The Management Agreement: The Company has engaged the Management Company under a management agreement (the "Management Agreement") to provide Company Management Services and Asset Management Services (each as defined below). The responsibilities of the Management Company include, but are not limited to, development and recommendation to the Company's Board of Directors of strategies intended to maximize stockholder value. The Management Company is responsible for developing, recommending and maintaining business plans and operating budgets, individual asset and liability strategies and decisions relating to sales and retentions of assets. The Management Company reports to the Company's Board of Directors or its Asset Management Committee.

The Management Company was newly formed in 1996 and is controlled by Alvin Dworman, who serves as its Managing Member. Mr. Dworman also owns 39.0% of the outstanding Common Stock of the Company.

The Management Company has access to the expertise, resources and business relationships accumulated by Mr. Dworman over 35 years in a wide variety of general business activities. Mr. Dworman currently serves as a member of the Real Estate Advisory Committee of the New York State Employee Retirement System and is a member of the Board of Trustees of the New York Law School. As an individual and as Chairman and Chief Executive Officer of the ADCO Financial Group, Mr. Dworman maintains investments in a number of financial services, banking and real estate entities. During his career, Mr. Dworman has founded, developed, owned and managed a wide variety of entities throughout the United States. Mr. Dworman, Odyssey Partners, L.P. and East River Partnership B hold in the aggregate 50.8% of the Common Stock. In connection with the equity recapitalization offering in June 1994, Mr.

Dworman, Odyssey Partners, L.P. and East River Partnership B agreed not to sell their Common Stock for a period of three years. In addition, such agreement provided that, for an additional two years, they would not sell their Common Stock without the approval of the Board of Directors of the Company under certain circumstances.

The terms of the Loan Agreement with Marine include a requirement that, while any amount remains outstanding under the Facility, Mr. Dworman retain his 39% common stock interest in the Company and remain actively involved in the day-to-day management of the affairs of the Company and its assets.

The Management Company also employs certain individuals previously employed by River Bank who were directly involved in managing the Company's real estate portfolio.

"Company Management Services" includes the management of the general business affairs of the Company, including:

1. Developing and recommending policies and procedures appropriate for continuing the orderly disposition of the Company's assets and implementation of all policies and procedures approved by the Company's Board of Directors or the Asset Management Committee of the Board.

2. Providing quarterly and annual financial and operating reports and such other information to the Company's Board of Directors and the Asset Management Committee and Audit Committee as may be necessary and reasonably requested by the Company's Board of Directors or such committee.

3. Analyzing the Company's performance, including progress in continuing the orderly disposition of the Company's assets and preparation of financial forecasts and periodic variance analyses of actual performance relative to plan.

 4. Overseeing provision of all accounting and financial reporting services, including maintenance and control of a general ledger, controlling accounts payable and processing services and payroll processing services, preparation of financial reports and regulatory compliance reports and preparation and filing of tax returns, and establishing and maintaining management information systems.

5. Providing treasury services and control functions, including: - implementing cost and disbursement controls. -cash management and investment of short-term funds. - debt management, corporate finance and development and implementation of alternative financing arrangement.

6.       Overseeing legal and accounting services required by the Company.

7. Using best efforts to ensure compliance with any conditions imposed by the Banking Department on the Company as a predicate to its approval of the Branch Sale, including but not limited to, the preparation and submission to the Banking Department of required reports.

"Asset Management Services" entails management of all of the Company's assets on a day-to-day basis and include the following:

8. Maintaining and implementing individual business plans for each asset of the Company, as modified from time to time to reflect changes in conditions and circumstances.

9. Development, marketing, negotiation and execution of transactions necessary to continue to effect the Company's asset disposition plans, subject to the ongoing approval of the Banking Department.

10. Obtaining and overseeing marketing and brokerage activities relating to real estate dispositions and property leasing.

11. Managing real estate activities, including retention and oversight of third-party property managers.

12. Obtaining and overseeing third-party loan servicing, including ordinary course monthly payment collections and pay-offs.

13. Providing loan administration services, including delinquency monitoring and response and enforcement of rights under loan agreements.

14. Overseeing loan servicing activities for subordinated participations in loans acquired by Marine in connection with the Branch Sale.

15. Administration of joint ventures and oversight of the business activities the joint ventures.

The Management Company obtains and oversees the provision, on an outsourced basis, of those services not provided directly by the Management Company. All outsourcing arrangements is subject to prior review and recommendation as to compensation terms by the Audit Committee and as to the other terms of the engagement subject to prior approval by the Asset Management Committee of the Company's Board of Directors. The cost of approved outsourced arrangements is borne by the Company.

The Management Company offers similar services to entities not affiliated with Mr. Dworman, and also renders services to affiliates of Mr. Dworman.

The Management Company is paid an annual base fee for Company Management Services in an amount not to exceed $1.25 million. The annual base fee is reviewed no less frequently than annually by the Audit Committee of the Company and adjusted based upon the costs expected to be incurred by the Management Company to provide the Company Management Services. In addition, the Management Company also receives an annual fee for Asset Management Services of 0.75% of the average month-end book value of the Company's assets and an Asset Disposition Success Fee of 0.75% of the proceeds from the sale or collection of any asset sold by the Company.

During the year ended June 30, 1998, the Company accrued expenses for services provided by the Management Company in the amount of $1,250,000 for the Base Fee payable to the Management Company, $1,331,000 for the Asset Service Fee, and $360,000 for Asset Disposition Fees in accordance with the fee schedule outlined above. During 1998, the Company paid RB Management, LLC an aggregate amount of $5,108,000. At June 30, 1998, the Company had a remaining payable to the Management Company amount of approximately $42,000.

The Kenneth Leventhal Real Estate Group of Ernst & Young LLP, which was engaged for this purpose by the Special Transactions Committee of the Predecessor Bank's Board of Directors, reviewed the form and amount of the fees payable to the Management Company and advised upon the comparability of the fees and terms to similar arrangements negotiated on an arm's-length basis.

The Management Agreement has an initial term of three years, which will be extended for up to two additional one-year terms if the Marine senior debt is so extended. The Management Agreement is terminable by either party at any time on 180 days' notice with the consent of Marine or other senior lenders, as applicable. In addition, the Company's Board of Directors, subject to the consent of Marine, may terminate the Management Agreement without notice for "Cause." "Cause" is defined as a material breach of the Management Agreement and/or willful act or omission by the Management Company that is materially detrimental to the best interests of the Company. In addition, the Management Agreement may be terminated by the Company's Board of Directors during the last year of any term 60 days after the sale of the last asset of the Company.

Upon any termination of the Management Agreement, the fees payable to the Management Company will be pro rated for such year to the date of termination. If the Management Agreement is terminated prior to the expiration of any term, the Company also reimburses the Management Company for the reasonable costs incurred by the Management Company in terminating its services to the Company including, but not limited to, reasonable termination or severance payments made to service providers or employees terminated by the Management Company as a result of such termination.

Employees; Other Service Providers: In addition to retaining the Management Company to provide the Company with the services described above, the Company, subject to regulatory approval, terminated most of its employees and retained third parties (including Fintek, Inc. and other entities controlled by Mr. Dworman) to provide much of the administrative and non-real estate operating functions of the Company's operations.

The Management Company has engaged Fintek, Inc. ("Fintek"), a firm 50% beneficially owned by Mr. Dworman which has previously provided certain advisory services to the Company, to continue to provide such services to the Company. All fees paid to Fintek for such advisory services were the obligation of the Management Company and were paid out of the fees received by the Management Company from the Company. On June 28, 1996 Fintek and the Company mutually agreed to the termination of the previous contract between Fintek and the Company.

Persons or entities engaged by the Board of Directors, the Asset Management Committee or by the Management Company on behalf of the Company entered into a service contract with the Company and are compensated in accordance with market rates for similar services. The terms of these contracts, including compensation, were reviewed prior to execution by the Audit Committee of the Board of Directors, and the Board of Directors engaged the Kenneth Leventhal Real Estate Group of Ernst & Young LLP to review each service contract and to advise the Audit Committee on the terms of the contracts and the comparability to similar arrangements for similar services.

ITEM 11

                    MANAGEMENT COMPENSATION AND TRANSACTIONS

Executive Officers: Inasmuch as the Predecessor Bank had disposed of its depository banking operations in connection with the sale of its branches and transfer of its deposits to Marine Midland Bank in June 1996 (the "Branch Sale"), the Company as successor does not require a large staff of officers or employees to manage the business and affairs of the Company. Certain day-to-day management functions are performed by RB Management Company LLC pursuant to the terms of a management agreement. See "--Certain Relationships and Related Transactions".

The Company's officers are Nelson L. Stephenson, who serves as president and chief executive officer of the Company and Robin Chandler Duke, who serves without compensation as the vice president and secretary of the Company. Set forth below is certain biographical information for Mr. Stephenson.

Nelson L. Stephenson. Mr. Stephenson was elected to the offices of president and chief executive officer of the Company in July 1998. For more than the past five years, Mr. Stephenson has been President of Fintek Inc., a privately-held financial advisory firm that provides services to the Company and the Predecessor Bank. Mr. Stephenson is also President and a Director of Coast-To-Coast Financial Corporation, a unitary savings and loan holding company which owns Fintek, Inc. and Superior Bank FSB as well as other subsidiaries engaged in consumer finance.

Remuneration of Executive Officers - Summary Compensation Table: The following table discloses compensation received by the Company's chief executive officer for the years indicated. The cash compensation amounts below reflect compensation received from the Company and its subsidiaries. There were no other executive officers who received compensation in 1998 from the Company (other than director fees).


                                                                        Annual Compensation
                                                  -----------------------------------------------------------------

                                                                                       Other             All Other
      Executive Officer                           Base Salary        Bonus         Compensation        Compensation
      -----------------                           -----------        -----         ------------        ------------

   Jerome R. McDougal         Year ended               $300,000        --          $63,214 (1)        $123,110 (2)
   Chairman of the            June 30, 1998
   Board and Chief
   Executive Officer (3)      Year ended                300,000        --           66,990 (1)         117,296 (2)
                              June 30, 1997

                              Year ended                300,000        --           84,988 (1)         112,431 (2)
                              June 30, 1996

(1) Consists of a housing allowance, club dues, automobile and driver expenses (aggregating $21,548, $25,324 and $42,760 for the 1998, 1997 and 1996 periods presented, respectively), certain tax expense reimbursements and health insurance premiums.

(2) Consists of contributions of $9,000, $9,500 and $9,370 made by the Company to its 401(k) Tax Deferred Savings Plan, accruals of and earnings on deferred compensation in the amounts of $110,053, $103,739 and $100,551 and payments of $4,057, approximately $4,057 and $2,400 for life and personal liability insurance premiums for the 1998, 1997 and 1996 periods presented, respectively.

(3) Mr. McDougal retired as the company's Chief Executive Officer effective June 30, 1998.

Employment Arrangement: Jerome R. McDougal was compensated pursuant to an arrangement with the Predecessor Bank reached in 1991. The terms of Mr. McDougal's employment were memorialized in the minutes of the Predecessor Bank's January 22, 1991 Board of Directors meeting, which provided for an annual salary of $375,000 and customary employee benefits commensurate with Mr. McDougal's position at the Company. $75,000 of Mr. McDougal's annual salary was in the form of deferred compensation. Mr. McDougal's annual deferred compensation accrues quarterly in equal amounts and earns a variable rate of interest on the cumulative balance. Prior to the Branch Sale, interest was compounded quarterly at the highest rate offered on the predecessor's customer deposits each quarter and was thereafter compounded at the prime rate. Mr. McDougal received additional compensation in the form of a housing allowance, an automobile and payment of club membership dues. The Company also reimbursed Mr. McDougal for the amount of personal income taxes incurred as a result of the additional benefits. Mr. McDougal retired from his offices of president and chief executive officer in June 1998 at which time he was granted severance equal to two years of his $375,000 annual salary. As part of his severance package, the Company will continue to fund his health insurance premiums for the two year severance period and his automobile allowance until the lease term for his current vehicle expires in November 1998. Mr. McDougal also elected to withdraw his deferred compensation in the amount of $689,728 during the quarter ended June 30, 1998.

Mr. Stephenson is compensated pursuant to an arrangement with the Company that provides for a salary of $2,000 per month.

Board of Directors Compensation: Effective July 1, 1998, directors of the Company will receive an annual retainer of $20,000, plus $1,000 for each Board meeting attended and $750 for each committee meeting attended.

Compensation Committee Interlocks and Insider Participation: Determinations regarding compensation of the Company's employees were previously made by the Compensation and Benefits Committee of the Board of Directors prior to the Branch Sale. Mr. McDougal was a member of the Compensation and Benefits Committee. Subsequent to the Branch Sale such determinations will be made by the Audit Committee.

Retirement Plan: Effective April 30, 1992, the Company determined to suspend the Company's Retirement Plan. As of the date of suspension, there have been no new enrollments in the Retirement Plan and no further benefit accruals. As of June 30, 1998, Mr. McDougal was entitled to an accrued benefit of less than $5,000 pursuant to the terms of the Retirement Plan.

Payments to Officers and Employees Pursuant to Phantom Stock Plan: No awards were granted under the Phantom Stock Plan during fiscal year 1997 or 1996. In connection with the Branch Sale, the Phantom Stock Plan was terminated and participants, all of whom were officers and/or employees of the Company received cash payments in exchange for surrender of their performance units. The following table details payments made to certain former officers and employees subsequent to June 28, 1996:

              Mr. Jerome R. McDougal                 $       --
              Mr. John P. Sullivan                           --
              Mr. Peter L. Dinardi                          57,766  (1)(2)
              Mr. Joseph Guastavino                         85,525  (1)(3)
              Mr. Edward Shugrue                           175,050  (1)
              All other officers and
                employees as a group                       422,704  (1)
                                                           -------
                                                          $741,045
                                                           -------
                                                           -------

(1)      Amounts distributed on June 28, 1996.

(2) Mr. Dinardi resigned effective November 21, 1995 and received one third of the value of his performance units granted under the Phantom Stock Plan and severance payments of $208,000.

(3) Mr. Guastavino has resigned effective October 16, 1997 and was entitled to receive severance payments of $144,200.

Subsequent to the payments described above, no units remained outstanding under the Phantom Stock Plan. It is not anticipated at this time that the Board of Directors will grant additional performance units in the future.

Termination of the Company's Predecessor's Former Severance Plan: The Board of Directors has also approved a severance plan for designated key senior management personnel which provides for the payment of one year's salary upon termination for any reason other than cause, and including a change of control. The Company also maintained a general severance plan for all other officers and employees. In connection with the Branch Sale payments under the severance plans were made on or after June 28, 1996 in an amount aggregating $2.5 million.

Indebtedness of Management: The Company's current policy is not to make loans to its directors, executive officers or members of their immediate families, although it did so from time to time in the past. All loans to directors and executive officers and all other loans to the Company's employees were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collection or present other unfavorable features. All such loans were transferred to Marine as Transferred Assets in connection with the Branch Sale.

Transactions With Affiliates: The Company previously obtained certain services from Fintek. Effective October 31, 1991, substantially all of the employees of the Company's then-existing capital markets group became employees of Fintek, a newly-formed corporation. At the same time, Nelson L. Stephenson, a Senior Executive Vice President of the Company at the time, resigned as an officer of the Company and became the President and Chief Executive Officer of Fintek, as well as a director of Fintek. Fintek may be deemed to be under common control with the Company as a result of interests of Mr. Dworman, and, in addition, an adult child of Mr. Dworman's is a director of Fintek. Fintek, pursuant to a written agreement approved by the Company's Board of Directors, provided certain financial consulting, strategic planning and advisory services to the Company, including providing advice and consulting services with regard to the Company's treasury functions. The Company had the right to terminate the agreement (which was for a term of one year with automatic annual renewals) by giving Fintek 180 days' notice of such termination. In addition, the Company had the right to terminate the agreement by giving Fintek thirty days' notice prior to any renewal.

At June 30, 1996, the Company had an accrued aggregate liability to Fintek in the amount of $1,516,000 for services performed prior to that date. The services performed by Fintek on behalf of the Company prior to June 30, 1996 were primarily in connection with the Branch Sale. During 1998 the Company made aggregate cash payments to Fintek in the amount of $706,000. At June 30, 1998, the Company had a remaining aggregate liability to Fintek in the amount of $223,000.

The Fintek Agreement was terminated by mutual consent of the Company and Fintek on June 28, 1996. Fintek has been engaged by the Management Company to provide similar services to RB Management and the Company subsequent to the Branch Sale. See "Management."

ITEM 12

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock and Preferred Stock by (i) each person known by the Company to own beneficially or of record more than 5% of Common Stock or Preferred Stock, (ii) each director, nominee for director and executive officer of the Company, and (iii) all directors and executive officers as a group. Unless otherwise indicated, each stockholder listed in the table has sole voting and investment powers as of September 21, 1998 with respect to the shares owned beneficially or of record by such person.


                                                             Title of                Amount and Nature of           Percent of
   Name and Address of Beneficial Owner                        Class                 Beneficial Ownership             Class
   ------------------------------------                     -----------              --------------------          -----------

   Ariel Management Corp.(1)                               Common Stock                       371,689                 5.2%
   450 Park Avenue
   New York, New York 10022

   East River Partnership B(3)                             Common Stock                       415,800                 5.9%
   Madison Plaza
   200 West Madison Street
   Suite 3800
   Chicago, Illinois 60606

   Mr. J. Ezra Merkin(1)                                   Common Stock                       623,666                 8.8%
   450 Park Avenue
   New York, New York 10022

   Odyssey Partners, L.P.(4)                               Common Stock                       415,800                 5.9%
   31 West 52nd Street
   New York, New York 10019

   Ms. Robin Chandler Duke                                 Common Stock                          -                     *
   Director

   Mr. Alvin Dworman                                       Common Stock                     2,778,550                39.0%
   Director

   Mr. William D. Hassett                                  Common Stock                         2,150                  *
   Director

   Mr. James J. Houlihan                                   Common Stock                          -                     *
   Director

   Mr. David J. Liptak                                     Common Stock                          -                     *
   Director

   Mr. Jerome R. McDougal                                  Common Stock                         4,000                  *
   Director**

   Mr. Edward V. Regan                                     Common Stock                          -                     *
   Director

   Mr. David A. Shapiro                                    Common Stock                          -                     *
   Director



                                                             Title of                Amount and Nature of           Percent of
   Name and Address of Beneficial Owner                        Class                 Beneficial Ownership             Class
   ------------------------------------                     -----------              --------------------          -----------

   Mr. Nelson L. Stephenson                                Common Stock                       -                        *
   President

   Mr. Jeffrey E. Susskind                                 Common Stock                       -                        *
   Director

   All directors and executive officers                    Common Stock
      as a group (10 persons)                                                             2,784,700                 39.1%

  * Amount represents less than 1% of the Common Stock outstanding as of June 30, 1998.

  ** Effective July 2, 1997 Mr. McDougal took on the additional title of President with duties as described in the Company's By-Laws. Mr. McDougal retired as Chief Executive Officer on June 30, 1998.



                                                             Title of                Amount and Nature of          Percent of
   Name and Address of Beneficial Owner                        Class                 Beneficial Ownership             Class
   ------------------------------------                     -----------              --------------------          -----------

   Cargill Financial Services                             Preferred Stock                 145,000                       10.4%
     Corporation(2)
   6000 Clearwater Drive
   Minnetonka, Minnesota 55343

   Corbyn Asset Management, Inc.(2)                       Preferred Stock                 322,700                       23.1%
   2330 West Joppa Road, Suite 108
   Lutherville, Maryland 21093

   Lutheran Brotherhood Research                          Preferred Stock                 270,000                       19.3%
     Corp.(3)
   625 Fourth Avenue South
   Indianapolis, Minnesota   55415

   State Street Research & Management                     Preferred Stock                 200,000                       14.3%
     Company(2)
   One Financial Center
   Boston, Massachusetts 02111

   Ms. Robin Chandler Duke                                Preferred Stock                   -                              *
   Director

   Mr. Alvin Dworman                                      Preferred Stock                   -                              *
   Director

   Mr. William D. Hassett                                 Preferred Stock                   -                              *
   Director

   Mr. James J. Houlihan                                  Preferred Stock                   -                              *
   Director

   Mr. David J. Liptak                                    Preferred Stock                 110,000                        7.9%
   Director(5)

   Mr. Jerome R. McDougal                                 Preferred Stock                   2,950                          *
   Director**





                                                             Title of                Amount and Nature of          Percent of
   Name and Address of Beneficial Owner                        Class                 Beneficial Ownership             Class
   ------------------------------------                     -----------              --------------------          -----------

   Mr. Edward V. Regan                                    Preferred Stock                   -                         *
   Director

   Mr. David A. Shapiro                                   Preferred Stock                   -                         *
   Director

   Mr. Nelson L. Stephenson                               Preferred Stock                   -                         *
   President

   Mr. Jeffrey E. Susskind                                Preferred Stock                  130,000                    9.3%
   Director(6)

   All directors and executive officers                   Preferred Stock                  242,950                   17.4%
      as a group (10 persons)

  * Amount represents less than 1% of the Preferred Stock outstanding as of July 1, 1997.

  ** Effective July 2, 1997 Mr. McDougal took on the additional title of President with duties as described in the Company's By-Laws. Mr. McDougal retired as Chief Executive Officer on June 30, 1998.

   ---------------------

(1) Ariel Fund Limited, a Cayman Islands corporation ("Ariel Fund"), is the holder of 371,689 shares of Common Stock. Gabriel Capital , L.P., a Delaware limited partnership ("Gabriel"), is the holder of 251,977 shares of Common Stock. Gabriel and Ariel Fund are managed investment vehicles and neither is the beneficial owner of such shares. Ariel Management Corp., a Delaware corporation ("Ariel"), as investment advisor to Ariel Fund, has voting and dispositive power over the 371,689 shares of Common Stock held by Ariel Fund and therefore, may be deemed to be the beneficial owner of 371,689 shares of Common Stock. As the general partner of Gabriel, J. Ezra Merkin has voting and dispositive power over the 251,977 shares of Common Stock held by Gabriel. In addition, as the sole shareholder and president of Ariel, Mr. Merkin may be deemed to have voting and dispositive power over the 371,689 shares of Common Stock owned by Ariel Fund. Accordingly, Mr. Merkin may be deemed to be the beneficial owner of 623,666 shares of Common Stock.

(2) Based solely on legal proxies received by the Company at the 1998 annual meeting of stockholders.

(3) East River Partnership B is an Illinois general partnership, the general partners of which are: (1) JAP Grandchildren Trust # 1, the co-trustees of which are Marshall E. Eisenberg and Jay A. Pritzker; (2) Don Trust #25, the co-trustees of which are Marshall E. Eisenberg and Thomas J. Pritzker; and (3) R.A. Trust #25, the co-trustees of which are Marshall E. Eisenberg and Thomas J. Pritzker.

(4) Odyssey Partners, L.P. is a Delaware limited partnership having six general partners: Stephen Berger, Leon Levy, Jack Nash, Joshua Nash, Brian Wruble and Nash Family Partnership, L.P. The general partners of Odyssey Partners, excluding Nash Family Partnership, L.P., share voting and dispositive power over all owned shares.

(5) As the President of West Broadway Partners, Inc., Mr. Liptak has voting and dispositive power over the 110,000 shares of Preferred Stock held by West Broadway Partners, Inc. See Note 1 above. Accordingly, Mr. Liptak may be deemed to be the beneficial owner of 110,000 shares of Preferred Stock.

(6) As a principal of Strome, Susskind Investment Management, Inc., Mr. Susskind has voting and dispositive power over the 130,000 shares of Preferred Stock held by Strome, Susskind Investment Management, Inc. See Note 1 above. Accordingly, Mr. Susskind may be deemed to be the beneficial owner of 130,000 shares of Preferred Stock.

ITEM 13

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Management Company; The Management Agreement: The Company has engaged the Management Company under a management agreement (the "Management Agreement") to provide Company Management Services and Asset Management Services (each as defined below). The responsibilities of the Management Company include, but are not limited to, development and recommendation to the Company's Board of Directors of strategies intended to maximize stockholder value. The Management Company is responsible for developing, recommending and maintaining business plans and operating budgets, individual asset and liability strategies and decisions relating to sales and retentions of assets. The Management Company reports to the Company's Board of Directors or its Asset Management Committee.

The Management Company was newly formed in 1996 and is controlled by Alvin Dworman, who serves as its Managing Member. Mr. Dworman also owns 39.0% of the outstanding Common Stock of the Company.

The Management Company has access to the expertise, resources and business relationships accumulated by Mr. Dworman over 35 years in a wide variety of general business activities. Mr. Dworman currently serves as a member of the Real Estate Advisory Committee of the New York State Employee Retirement System and is a member of the Board of Trustees of the New York Law School. As an individual and as Chairman and Chief Executive Officer of the ADCO Financial Group, Mr. Dworman maintains investments in a number of financial services, banking and real estate entities. During his career, Mr. Dworman has founded, developed, owned and managed a wide variety of entities throughout the United States. Mr. Dworman, Odyssey Partners, L.P. and East River Partnership B hold in the aggregate 50.8% of the Common Stock. In connection with the equity recapitalization offering in June 1994, Mr. Dworman, Odyssey Partners, L.P. and East River Partnership B agreed not to sell their Common Stock for a period of three years. In addition, such agreement provided that, for an additional two years, they would not sell their Common Stock without the approval of the Board of Directors of the Company under certain circumstances.

The terms of the Loan Agreement with Marine include a requirement that, while any amount remains outstanding under the Facility, Mr. Dworman retain his 39% common stock interest in the Company and remain actively involved in the day-to-day management of the affairs of the Company and its assets.

The Management Company also employs certain individuals previously employed by River Bank who were directly involved in managing the Company's real estate portfolio.

"Company Management Services" includes the management of the general business affairs of the Company, including:

1. Developing and recommending policies and procedures appropriate for continuing the orderly disposition of the Company's assets and implementation of all policies and procedures approved by the Company's Board of Directors or the Asset Management Committee of the Board.

2. Providing quarterly and annual financial and operating reports and such other information to the Company's Board of Directors and the Asset Management Committee and Audit Committee as may be necessary and reasonably requested by the Company's Board of Directors or such committee.

3. Analyzing the Company's performance, including progress in continuing the orderly disposition of the Company's assets and preparation of financial forecasts and periodic variance analyses of actual performance relative to plan.

4. Overseeing provision of all accounting and financial reporting services, including maintenance and control of a general ledger, controlling accounts payable and processing services and payroll processing services, preparation of financial reports and regulatory compliance reports and preparation and filing of tax returns, and establishing and maintaining management information systems.

5.       Providing treasury services and control functions, including:

        - implementing cost and disbursement controls.

        - cash management and investment of short-term funds.

        - debt management, corporate finance and development and implementation of alternative financing arrangement.

6.      Overseeing legal and accounting services required by the Company.

7. Using best efforts to ensure compliance with any conditions imposed by the Banking Department on the Company as a predicate to its approval of the Branch Sale, including but not limited to, the preparation and submission to the Banking Department of required reports.

"Asset Management Services" entails management of all of the Company's assets on a day-to-day basis and include the following:

8. Maintaining and implementing individual business plans for each asset of the Company, as modified from time to time to reflect changes in conditions and circumstances.

9. Development, marketing, negotiation and execution of transactions necessary to continue to effect the Company's asset disposition plans, subject to the ongoing approval of the Banking Department.

10. Obtaining and overseeing marketing and brokerage activities relating to real estate dispositions and property leasing.

11. Managing real estate activities, including retention and oversight of third-party property managers.

12. Obtaining and overseeing third-party loan servicing, including ordinary course monthly payment collections and pay-offs.

13. Providing loan administration services, including delinquency monitoring and response and enforcement of rights under loan agreements.

14. Overseeing loan servicing activities for subordinated participations in loans acquired by Marine in connection with the Branch Sale.

15. Administration of joint ventures and oversight of the business activities of the joint ventures.

The Management Company obtains and oversees the provision, on an outsourced basis, of those services not provided directly by the Management Company. All outsourcing arrangements is subject to prior review and recommendation as to compensation terms by the Audit Committee and as to the other terms of the engagement subject to prior approval by the Asset Management Committee of the Company's Board of Directors. The cost of approved outsourced arrangements is borne by the Company.

The Management Company offers similar services to entities not affiliated with Mr. Dworman, and also renders services to affiliates of Mr. Dworman.

The Management Company is paid an annual base fee for Company Management Services in an amount not to exceed $1.25 million. The annual base fee is reviewed no less frequently than annually by the Audit Committee of the Company and adjusted based upon the costs expected to be incurred by the Management Company to provide the Company Management Services. In addition, the Management Company also receives an annual fee for Asset Management Services of 0.75% of the average month-end book value of the Company's assets and an Asset Disposition Success Fee of 0.75% of the proceeds from the sale or collection of any asset sold by the Company.

During the year ended June 30, 1998, the Company accrued expenses for services provided by the Management Company in the amount of $1,250,000 for the Base Fee payable to the Management Company, $1,331,000 for the Asset Service Fee, and $360,000 for Asset Disposition Fees in accordance with the fee schedule outlined above. During 1998, the Company paid RB Management, LLC an aggregate amount of $5,108,000. At June 30, 1998, the Company had a remaining payable to the Management Company amount of approximately $42,000.

The Kenneth Leventhal Real Estate Group of Ernst & Young LLP, which was engaged for this purpose by the Special Transactions Committee of the Predecessor Bank's Board of Directors, reviewed the form and amount of the fees payable to the Management Company and advised upon the comparability of the fees and terms to similar arrangements negotiated on an arm's-length basis.

The Management Agreement has an initial term of three years, which will be extended for up to two additional one-year terms if the Marine senior debt is so extended. The Management Agreement is terminable by either party at any time on 180 days' notice with the consent of Marine or other senior lenders, as applicable. In addition, the Company's Board of Directors, subject to the consent of Marine, may terminate the Management Agreement without notice for "Cause." "Cause" is defined as a material breach of the Management Agreement and/or willful act or omission by the Management Company that is materially detrimental to the best interests of the Company. In addition, the Management Agreement may be terminated by the Company's Board of Directors during the last year of any term 60 days after the sale of the last asset of the Company.

Upon any termination of the Management Agreement, the fees payable to the Management Company will be pro rated for such year to the date of termination. If the Management Agreement is terminated prior to the expiration of any term, the Company also reimburses the Management Company for the reasonable costs incurred by the Management Company in terminating its services to the Company including, but not limited to, reasonable termination or severance payments made to service providers or employees terminated by the Management Company as a result of such termination.

Employees; Other Service Providers: In addition to retaining the Management Company to provide the Company with the services described above, the Company, subject to regulatory approval, terminated most of its employees and retained third parties (including Fintek, Inc. and other entities controlled by Mr. Dworman) to provide much of the administrative and non-real estate operating functions of the Company's operations.

The Management Company has engaged Fintek, Inc. ("Fintek"), a firm 50% beneficially owned by Mr. Dworman which has previously provided certain advisory services to the Company, to continue to provide such services to the Company. All fees paid to Fintek for such advisory services were the obligation of the Management Company and were paid out of the fees received by the Management Company from the Company. On June 28, 1996 Fintek and the Company mutually agreed to the termination of the previous contract between Fintek and the Company.

Persons or entities engaged by the Board of Directors, the Asset Management Committee or by the Management Company on behalf of the Company entered into a service contract with the Company and are compensated in accordance with market rates for similar services. The terms of these contracts, including compensation, were reviewed prior to execution by the Audit Committee of the Board of Directors, and the Board of Directors engaged the Kenneth Leventhal Real Estate Group of Ernst & Young LLP to review each service contract and to advise the Audit Committee on the terms of the contracts and the comparability to similar arrangements for similar services.

Transactions With Affiliates: The Company previously obtained certain services from Fintek. Effective October 31, 1991, substantially all of the employees of the Company's then-existing capital markets group became employees of Fintek, a newly-formed corporation. At the same time, Nelson L. Stephenson, a Senior Executive Vice President of the Company at the time, resigned as an officer of the Company and became the President and Chief Executive Officer of Fintek, as well as a director of Fintek. Fintek may be deemed to be under common control with the Company as a result of interests of Mr. Dworman, and, in addition, an adult child of Mr. Dworman's is a director of Fintek. Fintek, pursuant to a written agreement approved by the Company's Board of Directors, provided certain financial consulting, strategic planning and advisory services to the Company, including providing advice and consulting services with regard to the Company's treasury functions. The Company had the right to terminate the agreement (which was for a term of one year with automatic annual renewals) by giving Fintek 180 days' notice of such termination. In addition, the Company had the right to terminate the agreement by giving Fintek thirty days' notice prior to any renewal.

At June 30, 1996, the Company had an accrued aggregate liability to Fintek in the amount of $1,516,000 for services performed prior to that date. The services performed by Fintek on behalf of the Company prior to June 30, 1996 were primarily in connection with the Branch Sale. During 1998 the Company made aggregate cash payments to Fintek in the amount of $706,000. At June 30, 1998, the Company had a remaining aggregate liability to Fintek in the amount of $223,000.

The Fintek Agreement was terminated by mutual consent of the Company and Fintek on June 28, 1996. Fintek has been engaged by the Management Company to provide similar services to RB Management and the Company subsequent to the Branch Sale. See "Management."

PART IV
ITEM 14

         EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)(1) The following financial statements of the Company are included elsewhere in this Form 10-K at the pages indicated and are incorporated by reference:

                                                                          Page
                                                                          ----
Report of Independent Auditors                                             71

Consolidated Statements of Financial Condition
      June 30, 1998 and 1997                                               72

Consolidated Statements of Operations
      Years ended June 30, 1998, 1997, and 1996                            73

Consolidated Statements of Changes in Stockholders' Equity
      Years ended June 30, 1998, 1997, and 1996                            74

Consolidated Statements of Cash Flows
      Years ended June 30, 1998, 1997, and 1996                            75

Notes to Consolidated Financial Statements                                 77

(a)(2) Certain financial statement schedules are omitted due to inapplicability or because the required financial information is shown in the Consolidated Financial Statements or Notes thereto.

(b) Reports on Form 8-K filed during the last quarter of the period covered this report:

    (i) Form 8-K, dated May 21, 1998, to report in Item 5 the consummation of the Reorganization, as filed on May 29, 1998.

(c)     Exhibits:

  *2.1.-- Agreement and Plan of Merger, dated as of October 9, 1997, by and between River Asset Sub, Inc. and River Distribution Sub, Inc.

**2.1b -- Amendment No. 1, dated as of May 15, 1998, to Agreement and Plan of
          Merger, October 9, 1997, by and between River Asset Sub, Inc. and River Distribution Sub, Inc.

 *2.2  -- Petition for a Closing Order, made by River Bank America to the New
          York State Supreme Court, dated October 15, 1997.

*2.2b -- Notice of Settlement of Closing Order, made by River Bank America to the New York State Supreme Court, dated December 8, 1997.

**2.2c -- Closing Order, signed by the New York State Supreme Court on
          January 9, 1998 and entered on January 14, 1998.

*2.3   -- Assignment and Assumption Agreement, dated as of May 11, 1998, by and between River Bank America and River Asset Sub, Inc.

***3.1 -- Certificate of Merger, dated May 18, 1998, of River Asset Sub, Inc.
          and River Distribution Sub, Inc.

***3.2 -- Certificate of Incorporation of the Company.

***3.3 -- Certificate of Designation of the 15% Noncumulative Perpetual
          Preferred Stock, Series A, $1.00 par value, of the Company.

***3.4 --   By-Laws of the Company.

 *10.1 -- Credit Agreement dated as of June 28, 1996 among River Bank America and other borrowers and Marine Midland Bank and related loan documents.

**10.1b --  Consent of Marine Midland Bank to River Bank America's
            Reorganization dated October 30, 1997.

  *10.2 -- Management Agreement dated as of June 28, 1996, by and between River
           Bank America and RB Management Company LLC.

***21.1 -- Subsidiaries of the Company.

***27.1 -- Financial data schedule.

****99.1 --Proxy and Information Statement with respect to 1998 Annual Meeting of Stockholders.

****99.2 --Proxy Card with respect to 1998 Annual Meeting of Stockholders.

-------------------

* Incorporated by reference to the Registration Statement Form S-4 filed on March 26, 1998.

** Incorporated by reference to the Registration Statement on Form S-4 filed on February 24, 1998.

*** Previously filed with original Annual Report on Form 10-K amended hereby, as filed with the the SEC on September 28, 1998.

**** These exhibits are not deemed "filed" with the Commission or otherwise subject to the liabilities of Section 18 of the Act, and are not incorporated by reference in any filing of the Company under the Securities Act of 1993 or the Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

Supplemental Information to Be Furnished with Reports Filed Pursuant to Section 15(d) of the Act by Registrants Which Have Not Registered Securities Pursuant to
Section 12 of the Act.

The Company previously mailed a proxy and information statement and related proxy card with respect to its 1998 Annual Meeting of Stockholders (copies of which are filed hereto as Exhibits 99.1 and 99.2, respectively). The Company has not mailed its 1998 annual report to stockholders which it intends to prepare and mail as soon as practicable following the filing of this Report on Form 10-K.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Date: October 9, 1998               /s/ Nelson L. Stephenson
                                        ------------------------
                                        Nelson L. Stephenson
                                        President and Chief Executive Officer
                                        (principal executive and accounting
                                         officer)

   FINANCIAL STATEMENTS

                                 RB ASSET, INC.
                   Index to Consolidated Financial Statements


                                                                            Page
                                                                            ----

     Report of Independent Auditors                                         71

     Consolidated Statements of Financial Condition
           June 30, 1998 and 1997                                           72

     Consolidated Statements of Operations
           Years ended June 30, 1998, 1997, and 1996                        73

     Consolidated Statements of Changes in Stockholders' Equity
           Years ended June 30, 1998, 1997, and 1996                        74

     Consolidated Statements of Cash Flows
           Years ended June 30, 1998, 1997, and 1996                        75

     Notes to Consolidated Financial Statements                             77

     Schedule III - Real Estate and Accumulated Depreciation                107

     Schedule IV - Mortgage Loans on Real Estate                            109

                         Report of Independent Auditors

The Board of Directors
RB Asset, Inc.

We have audited the consolidated statements of financial condition of RB Asset, Inc. (the "Company"), successor to River Bank America (see Note 1), as of June 30, 1998 and 1997 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1998. We have also audited the financial statement schedules listed in the Index to Financial Statements included in the Form 10-K. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at June 30, 1998 and 1997 and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the financial statements, the Company has adopted, as of July 1, 1997, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long Lived Assets to be Disposed Of."




                                        /s/ Ernst & Young LLP



New York, New York
July 21, 1998

                                 RB ASSET, INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             June 30, 1998 and 1997
                             (Dollars in Thousands)

                                                        Assets
                                                                                     June 30,             June 30,
                                                                                      1998                 1997
                                                                                      ----                 ----
   Real estate assets:
   Real estate held for investment, net of accumulated
      depreciation of $956 and $573, respectively (note 12)                        $     82,835        $      84,102
   Real estate held for disposal                                                          5,013               15,096
         Allowance for fair market value reserve
         Under SFAS-121 (note 13)                                                        (1,363)              (1,849)
                                                                                   ------------        -------------
         Total real estate held for disposal, net                                         3,650               13,247

   Loans receivable:
     Secured by real estate (note 8)                                                     59,006               80,093
     Loans sold with recourse, net (note 11)                                             15,781               24,451
     Allowance for possible credit losses (note 10)                                     (17,697)             (25,787)
                                                                                   ------------        -------------
         Total loans receivable, net                                                     57,090               78,757

   Investments in joint ventures                                                          1,536                3,113
                                                                                   ------------        -------------

         Total real estate assets                                                       145,111              179,219
                                                                                   ------------        -------------

   Cash, due from banks and cash equivalents (note 6)                                    12,532                8,940
   Cash, due from banks - restricted cash (note 6)                                       19,555                5,096
   Investment securities available for sale (note 7)                                      1,373                6,275
   Commercial and consumer loans (note 9)                                                10,431               15,677
   Allowance for possible credit losses (note 10)                                        (2,340)              (5,783)
                                                                                   ------------        -------------
   Commercial and consumer loans, net                                                     8,091                9,894
   Other assets (note 15)                                                                 4,248                2,235
                                                                                   ------------        -------------
     Total Assets                                                                  $    190,910        $     211,659
                                                                                   ------------        -------------
                                                                                   ------------        -------------


                                         Liabilities and Stockholders' Equity
   Borrowed funds (note 16)                                                        $     68,760        $     84,272
   Other liabilities (note 17)                                                           14,967              18,877
                                                                                   ------------        ------------
         Total Liabilities                                                               83,727             103,149
                                                                                   ------------        ------------

   Stockholders' equity
   15% non-cumulative perpetual preferred stock, Series A, par value $1, liquidation value $25 (1,400,000 shares authorized, issued
   and outstanding at June 30, 1998 and 1997)                                             1,400               1,400

   Common stock, par value $1 (30,000,000 shares authorized,
   7,100,000 shares issued and outstanding at June 30,1998 and
   1997)                                                                                  7,100               7,100

   Additional paid-in capital                                                           111,170              11,170

   Accumulated deficit (note 18)                                                        (11,561)            (10,055)

   Securities valuation account (notes 1 and 7)                                            (926)             (1,105)
                                                                                    -----------         -----------
         Total stockholders' equity                                                     107,183             108,510
                                                                                    -----------         -----------

Total Liabilities & stockholders' Equity                                            $   190,910         $   211,659
                                                                                   ------------        -------------
                                                                                   ------------        -------------


   See Notes to Consolidated Financial Statements.

                                 RB ASSET, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    Years ended June 30, 1998, 1997, and 1996
                  (Dollars in Thousands, except per share data)

                                                                                    Year ended June 30,
                                                                         ---------------------------------------------
                                                                         1998                 1997                1996
                                                                         ----                 ----                ----
REVENUE:
Rental revenue and operations:
                 Rental income and other property revenue           $       13,779            $    16,158       $          18,530
                 Property operating and maintenance expense                (10,884)               (12,827)                (17,734)
                 Depreciation - real estate held for investment               (383)                  (200)                   (208)
                                                                 ------------------        ---------------       ----------------
       Net rental operations                                                 2,512                  3,131                     588

Other property income (expense):
                 Net gain/(loss) on sale of real estate                      1,998                 (1,754)                 (3,499)
                 Writedown of investments in real estate                    (1,106)               (19,745)                 (1,889)
                                                                 ------------------        ---------------       ----------------
       Total other property income/(expense)                                   892                (21,499)                 (5,388)

Other income:
       Interest income:
                 Loans receivable                                            3,680                  4,504                  76,614
                 Investment securities                                          55                    574                   9,347
                 Money market investments and other                            462                    391                   8,448
                 Provision for possible credit losses                       (1,500)                (1,000)                 (5,250)
                                                                 -----------------        ---------------         ---------------
                           Total interest income                             2,697                  4,469                  89,159

             Realization of contingent participation revenues                3,356                     --                      --
                                                                  ----------------        ---------------         ---------------
       Total other income                                                    6,053                  4,469                  89,159
                                                                 -----------------        ---------------         ---------------
             Total revenues                                                  9,457                (13,899)                  4,359
                                                                  ----------------        ---------------         ---------------
EXPENSES:
       Interest expense:
             Deposits liabilities of Predecessor Bank                           --                     --                  47,719
             Borrowed funds                                                  6,026                  7,132                  14,026
             Other                                                              83                    228                      49
                                                                  ----------------        ---------------         ---------------
                           Total interest expense                            6,109                  7,360                  61,794

       Other expenses:
             Depreciation - other                                               --                     15                     951
             Salaries and employee benefits                                    900                  1,170                  14,163
             Legal and professional fees                                     2,305                  1,892                   4,521
             Management fees                                                 2,562                  2,942                      --
             Other                                                             350                  1,350                  17,119
                                                                 -----------------       ----------------          --------------
                           Total other expenses                              6,117                  7,369                  36,754
                                                                 -----------------       ----------------          --------------

             Total expenses                                                 12,226                 14,729                  98,548
                                                                 -----------------       ----------------          --------------

Loss before other income (expense) and before
   provision for income taxes                                               (2,769)               (28,628)                (14,189)

Other income (expense):
             Banking fees, service charges and other net income                 --                     --                   3,996
             Gains on sale of offices and branches of
                Predecessor Bank                                                --                     --                  77,560
             Net gains (losses) on sales of investment securities            1,697                 (1,495)                   (605)
             Provision for Marine Branch Sale contingencies                     --                 (3,300)                    --
                                                                 -----------------        ---------------         ---------------
       Total other income (expense)                                          1,697                 (4,795)                 80,951

Net (loss)/income after other income (expense) and before
    provision for income taxes                                              (1,072)               (33,423)                 66,762
                                                                  ----------------        ---------------          --------------

Provision for (benefit from) income taxes                                      434                (3,300)                  11,749

Net (loss)/income                                                           (1,506)              (30,123)                  55,013

Dividends declared on preferred stock                                         --                      --                    5,250
                                                                 -----------------        --------------           --------------

Net (loss)/income applicable to common stock                   $            (1,506)       $     ( 30,123)          $       49,763
                                                                 -----------------        --------------           --------------
                                                                 -----------------        --------------           --------------

Basic and diluted loss per common share                          $           (0.21)       $        (4.24)          $         7.01
                                                                 -----------------        --------------           --------------
                                                                 -----------------        --------------           --------------

   See Notes to Consolidated Financial Statements.

                                 RB ASSET, INC.
                      CONSOLIDATED STATEMENTS OF CHANGES IN
                               STOCKHOLDERS' EQUITY
                    Years ended June 30, 1998, 1997, and 1996
                             (Dollars in Thousands)


                                   Series A
                                     Non-
                                  cumulative                                                                             Total
                                   Perpetual                         Additional        Retained                      Stockholders'
                                   Preferred          Common          Paid-in          Earnings       Securities        Equity
                                     Stock            Stock           Capital          (deficit)       Valuation        Account
                                     -----            -----           -------          ---------       ---------        -------

    Balances at June 30, 1995         $      1,400      $     7,100   $    111,170   $     (29,695)   $      159     $    90,134

    Net income for the year
    ended June 30, 1996                        --               --             --           55,013           --           55,013

    Preferred Stock dividends                   --               --             --          (5,250)                       (5,250)
                                                                                                             ---
    Change in securities valuation
           account                              --               --             --              --       (1,377)          (1,377)
                                    --------------    -------------   ------------   --------------   ----------     ------------

    Balances at June 30, 1996                1,400            7,100        111,170          20,068      (1,218)          138,520

    Net loss for the year ended
           June 30, 1997                        --               --             --         (30,123)           --         (30,123)

    Change in securities valuation
           account                              --               --             --              --          113              113
                                   ---------------   --------------   ------------   --------------  -----------     ------------

    Balances at June 30, 1997                1,400            7,100        111,170         (10,055)      (1,105)         108,510

    Net loss for the year ended
           June 30, 1998                        --               --             --          (1,506)           --          (1,506)

    Change in securities valuation
           account                              --               --             --              --          179              179
                                   ---------------   --------------   ------------   --------------  -----------     ------------

    Balances at June 30, 1998       $        1,400   $        7,100    $   111,170    $    (11,561)  $     (926)     $   107,183
                                   ---------------   --------------   ------------   --------------  -----------     ------------
                                   ---------------   --------------   ------------   --------------  -----------     ------------


   See Notes to Consolidated Financial Statements.

                                 RB ASSET, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   Years ended June 30, 1998, 1997, and 1996
                            (Dollars in Thousands)

                                                                                                Year Ended
                                                                                                 June 30,
                                                                                                 --------
                                                                                     1998                 1997             1996
                                                                                     ----                 ----             ----
   Operating Activities
   Cash Flows Provided by (Used in) Operating Activities:
      Net (loss)/income                                                       $       (1,506)     $     (30,123)    $      55,013
      Adjustments to reconcile net (loss)/income to cash
        used in operating activities
      Provision for possible credit losses                                             1,500              1,000             5,250
       Writedowns of real estate assets                                                1,106             19,745             1,889
       Depreciation and amortization                                                     383                215             1,159
       Amortization of deferred fees and premiums                                         --                 --            (2,717)
       Loan fees collected net of expenses deferred                                       --                 --              (761)
       Net (gain)/loss on sales of loans, other investments
           and investment securities                                                  (5,241)             3,249               605
       Gain recorded on Branch Sale by Predecessor Bank                                                      --           (77,560)
       Change in operating assets and liabilities:
           Net decrease/(increase) in accrued interest and
                           preferred stock dividend receivable                           405               (326)            5,939
           Net (decrease)/increase in accrued interest payable                          (486)               964            (1,341)
           Net (decrease)/increase in accrued income taxes                                16             (5,019)           18,018
           Net (decrease)/increase in accrued expenses
                           and other liabilities                                      (3,439)            (4,947)            4,944
           Net (increase)/decrease in prepaid expenses and other assets               (1,672)             1,195               398
           Cash effect of increases/(decreases) in allowance for
                           possible credit losses                                        372                (23)               --
           Other                                                                         172               (330)              (37)
                                                                             ---------------   -----------------  ----------------
   Net cash (used in)/provided by operating activities                                (8,390)           (14,400)           10,799
                                                                             ---------------    ---------------   ----------------
   Investing Activities:
   Cash Flows Provided by (Used in) Investing Activities
       Proceeds from sales and maturities of investment
           securities, available for sale                                              6,871                 --           285,084
       Purchases of investment securities, available for sale                             --                 --          (280,591)
       Transfer of securities in Branch Sale                                              --                 --            78,419
       Proceeds from sales, collections and maturities of
           mortgage-backed securities, available for sale                                 --                187             6,248
       Transfer of loans in Branch Sale                                                   --                 --         1,067,472
       Net repayment/(origination) of loans secured by real estate, net               18,812              4,252           (82,942)
       Net (reacquisition)/repayment of commercial and consumer                       (1,579)               345                --
           loans                                                                          --                 --            21,188
       Net originations of commercial and consumer loans                               8,667              3,463           (29,914)
       Net decrease/(increase) in loans sold with recourse                                --              8,976                --
       Redemption of FHLB Stock                                                           --                 --             6,913
       Proceeds from sales of premises and other fixed assets                             --                 --              (234)
       Purchase of fixed assets                                                       14,041             43,161            97,827
       Proceeds from sales of real estate held                                        (5,069)           (14,270)          (30,438)
                                                                            ----------------   ----------------     ---------------
       Additional fundings on real estate held                                 $      41,743    $        46,114     $    ,139,032
                                                                            ----------------   ----------------     ---------------
   Net cash provided by investing activities


   See Notes to Consolidated Financial Statements.

                                 RB ASSET, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Years ended June 30, 1998, 1997, and 1996
                             (Dollars in Thousands)

                         (Continued from previous page)

                                                                                             Year Ended
                                                                                              June 30,
                                                                             ----------------------------------------------
                                                                                 1998               1997               1996
                                                                                 ----               ----               ----
   Financing Activities:
   Cash Flows Provided by (used in) Financing Activities:
     Increase in restricted cash                                              $     (14,459)    $      (5,096)     $          --
     Interest credited to time deposits and savings accounts                              --                --            47,719
     Dividends paid on preferred stock                                                    --                --            (5,250)
     Net decrease in deposit accounts                                                     --           (3,022)           (56,611)
     Deposits transferred in Branch Sale                                                  --                --        (1,159,616)
     Proceeds from borrowed funds                                                         --            4,459             89,760
     Repayment of borrowed funds                                                     (5,509)          (30,179)          (177,035)
     Increase/(decrease) in borrowed funds secured by loans
         sold with recourse, net of construction advances                            (9,793)           (5,794)            24,000
     Net increase/(decrease) in escrow deposits                                           --             (271)            (4,209)
                                                                           -----------------   ---------------     -------------
   Net cash used in financing activities                                             (29,761)          (39,903)       (1,241,242)
                                                                           -----------------   ---------------     -------------

   Net increase/(decrease) in cash and money market investments                        3,592           (8,189)           (91,411)

   Beginning cash                                                                      8,940           17,129            108,540
                                                                           -----------------   ---------------     -------------

   Ending cash                                                                 $      12,532     $      8,940       $     17,129
                                                                           -----------------   ---------------     -------------
                                                                           -----------------   ---------------     -------------


   Supplemental Disclosure of Cash Flow Information
   Non-cash investing and financing activities:
     Net transfer of mortgage loans to real estate held for
       investment and real estate held for disposal                            $          --    $          --      $       7,852
     Loans to facilitate real estate sales                                                --               --             23,436
     Changes in securities valuation account                                             179              113             (1,377)

   Cash paid for:
     Interest                                                                          6,594            7,682             61,429
     Federal, state and local taxes                                                      433            1,952              3,675


   See Notes to Consolidated Financial Statements.

                                  RB ASSET, INC.
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     Years ended June 30, 1998, 1997, and 1996
                  (Dollars in thousands, except per share data)


1. Organization, summary of significant accounting policies and accounting change

RB Asset, Inc. (the "Company") is a Delaware corporation which, on May 22, 1998, completed a reorganization whereby the Company succeeded to the assets, liabilities and business of River Bank ("River Bank" or the "Predecessor Bank"). The Company's principal business continues to be the management of its real estate assets, mortgage loans and investment securities, under a business plan intended to maximize shareholder value.

Through a series of reorganization steps, more fully described in Note 2 to the Consolidated Financial Statements, all of the issued and outstanding shares of common stock and 15% noncumulative perpetual preferred stock, Series A of the Company were distributed to stockholders of the dissolved Predecessor Bank on a share-for-share basis such that each holder of River Bank's common stock received one share of the Company's common stock, for each share held by the stockholder and each holder of River Bank's Series A preferred stock received one share of the Company's Series A preferred stock, for each share held by the stockholder.

In connection with the reorganization steps, on May 19, 1998, a petition for an order of dissolution declaring River Bank dissolved and its legal existence terminated was filed in the Supreme Court of the State of New York. The Supreme Court issued the order on June 1, 1998 and, upon the filing of the order of dissolution with the Banking Department, the Predecessor Bank was dissolved and its legal existence terminated. Upon such dissolution, the capital stock of Predecessor Bank was canceled and the stock transfer records of the Predecessor Bank were closed.

Prior to its reorganization into a Delaware corporation, River Bank was a New York State chartered stock savings bank, founded in 1848. In 1925, the Predecessor Bank adopted the name "East River Savings Bank" which it continued to use in its retail business through June 28, 1996. River Bank converted to a stock-form savings bank through a plan of conversion in 1985. Effective October 1, 1988, East River Savings Bank formally changed its corporate name to "River Bank." On June 28, 1998, the Predecessor Bank sold its remaining eleven branches ("the Branch Sale") to Marine Midland Bank ("Marine"), inclusive of the name East River Savings Bank. See Note 3 to the Consolidated Financial Statements. Following consummation of the Branch Sale, all retail banking operations of the Predecessor Bank ceased.

Basis of presentation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation. Due to the anticipated short-term nature of such investments, investments in unconsolidated real estate partnerships are generally carried at cost, which results do not differ materially from generally accepted accounting principles, subject to periodic assessment of net realizable value. Gains on sales or dispositions of such investments are recognized dependent upon the terms of the transaction. Losses on sales or dispositions and any adjustments related to redetermination of net realizable value are charged to operations of the current period.

For the purpose of the statements of cash flows, cash equivalents are defined as those amounts included in cash and due from banks and money market investments.

Certain reclassifications have been made to the prior years' consolidated financial statements to conform to the current year's presentation.

Money market investments: Money market investments are carried at cost, which approximates market value.

Investment and mortgage-backed securities: In accordance with Statement of Financial Accounting Standards No. 115 (SFAS-115), "Accounting for Certain Investments in Debt and Equity Securities," at June 30, 1998, the balance of stockholders' equity included a $926 unrealized loss on securities classified as available for sale.

Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Available for sale securities are stated at estimated fair value, with unrealized

                                   RB ASSET, INC.
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     Years ended June 30, 1998, 1997, and 1996
                  (Dollars in thousands, except per share data)


gains and losses, net of tax, reported in a separate component of stockholders' equity. The cost of debt securities classified as available for sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security using a method approximating the level yield method. Such amortization is included in interest income from these investments. Interest and dividends are included in interest income from the respective investments. Realized gains and losses, and declines in value judged to be other-than-temporary, are included in net securities gains and losses. The cost of securities sold is based on the specific identification method.

Loans receivable, interest, and loan origination fees and costs: Loans receivable are stated at principal balances, net of deferred fees and costs. Interest on loans is accrued based on principal amounts outstanding. Loans are placed on non-accrual status when they become 90 days past due or at any time collection of principal or interest is doubtful unless, in the opinion of management, collection appears likely. Accrued but unpaid interest on such loans is reversed and interest income is subsequently recognized only to the extent that payments are received and when no doubt exists as to the collectibility of the remaining book balance of the asset. Interest is subsequently accrued when such loans return to full current status and have had a period of performance in accordance with a loan's terms.

Loan origination fees and certain loan origination direct costs are deferred, and the net fee or cost is recognized as an adjustment to interest income over the approximate lives of the related loans, adjusted for estimated prepayments as appropriate to provide a level interest yield.

Allowance for possible credit losses: The allowance for possible credit losses is provided by charges to operations. Credit losses, net of recoveries, are charged directly to the allowance for possible credit losses. Additions to the allowance are based on management's periodic review and evaluation of the Company's assets, the potential for loss in light of the current composition of the Company's assets, and economic conditions.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated statements of financial condition and operations for the period. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for possible credit losses and the valuation of other real estate owned and real estate held for investment. A substantial portion of the Company's loans are collateralized by real estate and, accordingly, the performance of such loans may be affected by market conditions for real estate. As of June 30, 1998, most of the Company's real estate held for investment is located in New York. The Company has 61% of its total assets in five real estate properties and loans. Accordingly, the ultimate collectibility of these assets collateralized by real estate is particularly susceptible to changes in local market conditions. Management believes that the allowance for possible credit losses is adequate and that other real estate owned and real estate held for investment is properly recorded.

Real estate: The Company accounts for its real estate assets in accordance with Statement of Accounting Standard No. 121 (SFAS-121), "Accounting for the Impairment of Long Lived Assets to be Disposed Of," issued by the Financial Accounting Standards Board (the "FASB"). SFAS-121 requires that a loss is recorded for assets held for investment when events and circumstances indicate impairment and the undiscounted future cash flow generated by the investment in real estate is less than the related carrying amount. When the carrying amount of the asset may not be recoverable, the asset balance must be directly written down as part of the recorded loss. In addition, SFAS- 121 requires long-lived assets held for sale to be carried at the lower of carrying value or fair value less the costs to sell. Fair value is defined in SFAS-121 as the amount at which an asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale.

Depreciation: Under generally accepted accounting principals ("GAAP"), SFAS-121, the Company is required to depreciate real estate held for investment over the estimated useful life of the assets. The depreciable portion of assets categorized as real estate held for investment includes the accumulated costs of acquisition and/or development of building structures and leasehold improvements. No depreciation charges are made for the portion of the asset's

                                 RB ASSET, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997, and 1996
                (Dollars in thousands, except per share data)


historical cost attributable to land. Depreciation for real estate held for investment is generally calculated on a straight-line basis over a 30 year period or over the remaining term of the lease for leasehold improvements, whichever period is less. On May 22, 1998, as a consequence of the Reorganization, the Company was no longer subject to the categorization and depreciation regulations for investments in real estate previously imposed by the Predecessor Bank's regulators. Accordingly, as of that date, the Company began to record depreciation charges, as required by GAAP, for all real estate held for investment, that had not been subject to depreciation charges in prior periods.

Retirement plan: The Company has a contributory 401(k) plan and a non-contributory pension plan (the "Plan") covering substantially all of its employees. During 1992, the Company adopted an amendment to the Plan which ceased the accrual of benefits under the Plan ("Plan suspension") effective April 30, 1992. The Plan was further amended to exclude employees hired on or after April 30, 1992 from participating in the Plan.

Income taxes: For federal income tax purposes, the Company files a consolidated tax return with its subsidiaries on a calendar-year basis. The Company files combined New York State and New York City income tax returns with various subsidiaries. In addition, certain subsidiaries file on a separate basis in New York and the Company and certain subsidiaries file income and franchise tax returns in various other states.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. To the extent that current available evidence about the future raises doubt about the realization of deferred tax assets, a valuation allowance must be established. Deferred tax assets and liabilities are measured using enacted tax rates which are expected to be applicable to taxable income in the years in which those temporary differences are expected to be recovered or settled.


Recent Accounting Pronouncements:

SFAS No. 121. In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of." The statement requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flow estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. SFAS No. 121 definition of long-lived assets includes the Bank's other real estate owned and real estate held assets. There was no material effect on the reported operations of the Bank resulting from the implementation of SFAS No. 121, which was adopted by the bank during the fiscal year ended June 30, 1997.

SFAS No. 128. In February 1997, the FASB issued SFAS No. 128, "Earnings per Share," which was required to be adopted on December 31, 1997. At that time, the Company was required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options was excluded. The implementation of SFAS No. 128 is not expected to have any effect on the Company's primary earnings per share for the years ended June 30, 1998, 1997 and 1996.

SFAS No. 130. During June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which is required to be adopted for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 requires that all components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The adoption of this standard will not have a material impact on the Company's financial position or results of operations.

                                 RB ASSET, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997, and 1996
                (Dollars in thousands, except per share data)


2. Reorganization

On May 22, 1998, the Predecessor Bank, a New York State chartered stock savings bank, completed its reorganization (the "Reorganization") into a Delaware corporation named RB Asset, Inc. under a plan that was approved at the Predecessor Bank's special meeting of stockholders on May 1, 1998. RB Asset, Inc., as the successor in the Reorganization, succeeded to the assets, liabilities and business of the Predecessor Bank. As a result of the reorganization and related dissolution discussed below, the capital stock of River Bank was canceled and, as of the close of business on May 22, 1998, River Bank's stock transfer records were closed.

As a New York State chartered stock savings bank, the Predecessor Bank was regulated by the New York State Banking Department ("the Banking Department" or the "NYSBD") and, until December 31, 1997, the Federal Deposit Insurance Corporation (the "FDIC"). Following the Reorganization of the Predecessor Bank into a Delaware corporation, which was completed on May 22, 1998, the Company intends to manage its business and assets without the regulatory constraints previously imposed on the Predecessor Bank by the Banking Department.

Following stockholder approval of the Reorganization, all of the Predecessor Bank's assets, liabilities and business were transferred to, or assumed by, the Predecessor Bank's wholly-owned subsidiary, River Asset Sub, Inc., on May 11, 1998, pursuant to the terms of an assignment and assumption agreement and related transfer documents. Thereafter, on May 18, 1998, the Board of Directors declared distribution of the capital stock of its wholly-owned subsidiary, River Distribution Sub, Inc. ("River Distribution"), payable on a book-entry basis to the Predecessor Bank's stockholders of record on May 22, 1998. At the time of such distribution the capital stock of River Distribution had no value.

In the distribution, all of the issued and outstanding shares of common stock ("River Distribution Common Stock") and 15% noncumulative perpetual preferred stock, series A of River Distribution ("River Distribution Series A Preferred Stock") held by the Predecessor Bank were distributed to the Predecessor Bank's stockholders on a share-for-share basis such that each holder of the common stock of River Bank ("River Bank Common Stock") received one share of River Distribution Common Stock for each share of River Bank Common Stock held by such stockholder and each holder of River Bank 15% noncumulative perpetual preferred stock, series A ("River Bank Series A Preferred") received one share of River Distribution Series A Preferred Stock for each share of River Bank Series A Preferred Stock held by such stockholder.

Finally, upon book-entry payment of the distribution, on May 22, 1998, River Distribution merged with and into River Asset whereupon the stockholders of River Distribution became stockholders of the surviving corporation which changed its name to RB Asset, Inc. In the merger, the shares of capital stock of River Distribution were converted into shares of identical capital stock of RB Asset, Inc., the renamed surviving corporation in the merger. Accordingly, subsequent to the merger, the capital stock of River Bank had no value. Stock certificates representing shares of capital stock of RB Asset, Inc. were then distributed to holders of record as of May 22, 1998.

In connection with the reorganization steps, on May 19, 1998, a petition for an order of dissolution declaring River Bank dissolved and its legal existence terminated was filed in the Supreme Court of the State of New York. The Supreme Court issued the order on June 18, 1998 and, upon the filing of the order of dissolution with the Banking Department, on June 23, 1998, the Predecessor Bank was dissolved and its legal existence terminated. Upon such dissolution, the capital stock of River Bank was canceled on the closed transfer records of the Predecessor Bank.


3. Purchase of Assets and Liability Assumption Agreement

On June 28, 1996, the Predecessor Bank consummated the transactions (the "Branch Sale") contemplated by the Purchase of Assets and Liability Assumption Agreement (the "Branch Sale Agreement") by and between the Predecessor Bank and Marine. Pursuant to the terms of the Branch Sale Agreement, Marine assumed $1,159.6 million of deposit liabilities (the "Assumed Deposits") and acquired assets with an aggregate carrying value of $1,066.6 million

                                 RB ASSET, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997, and 1996
                (Dollars in thousands, except per share data)

(the "Transferred Assets"). The Transferred Assets consisted primarily of loans secured by real estate, mortgage-backed and investment securities, and 11 Bank branch offices. Included in the Transferred Assets was approximately $32.4 million amount of loans in which the Predecessor Bank was granted subordinated participation interests. Also included in the Transferred Assets were the proceeds of dispositions from five individual asset sale transactions with third parties, aggregating $60.4 million composed of real estate assets, loans and other receivables (the "Asset Sale Transactions"). The Asset Sale Transactions were structured to include ongoing recourse to, and participation by, the Predecessor Bank with respect to the assets sold, based upon the net proceeds realized on disposition of assets by the purchasers. See "Asset Sale Transactions" and Notes 1 and 11 to the Consolidated Financial Statements.

The Assumed Deposits exceeded the Transferred Assets by approximately $93.0 million, which amount represents the premium received by the Predecessor Bank in the Branch Sale. Marine also purchased the Predecessor Bank's branch office realty at 96th Street in Manhattan for $1.3 million. The Predecessor Bank recorded a net pre-tax gain on the sale of offices and branches of $77.6 million reflecting the deposit premium of $93.0 million, partially offset by Branch Sale transaction costs of $5.8 million, professional fees of $3.2 million, employee benefits and severance costs of $4.6 million, net losses on the sale of assets of $1.1 million and other net costs of $700,000. During the year ended June 30, 1997, the indemnification agreements with Marine were amended and a $3.3 million contingency reserve was recorded.

At June 30, 1996, the Predecessor Bank retained $285.5 million in assets, including primarily real estate assets and non-performing loans; the balance of the retained assets consisted of performing loans (including loans sold with recourse, subordinated participations, junior subordinated participations, loans to facilitate the sale of real estate owned and mortgage and other loans) and a modest amount of cash and investment securities (collectively, the "Retained Assets"). The Predecessor Bank continued substantially the same management and disposition strategy for Retained Assets subsequent to the Branch Sale as was previously employed by the Predecessor Bank.

The closing of the Branch Sale was conditioned upon the Predecessor Bank's obtaining financing with terms and in an amount reasonably acceptable to the Predecessor Bank and determined to be reasonably adequate to permit consummation of the Branch Sale. The Predecessor Bank obtained from Marine a facility (the "Facility") consisting of eleven independent mortgage loans with additional collateral, in an aggregate amount not to exceed $99.1 million. As of June 30, 1996, Marine had extended $89.8 million under the Facility to the Predecessor Bank, which has been reduced by repayment activity to $60.6 million at June 30, 1998. Proceeds of the Initial Facilities were utilized by River Bank to (i) refinance all or part of the certain indebtedness secured by assets to be transferred to Marine, including all or a substantial part of the outstanding advances from the Federal Home Loan Bank ("FHLB") and (ii) provide additional funds for the development and completion of two individual real estate assets as part of the Company's operations subsequent to the Branch Sale.

The Predecessor Bank held certain non-retail deposits at June 30, 1996, following the Branch Sale described above. Marine assumed substantially all of the Predecessor Bank's retail deposits in connection with the Branch Sale. In addition, the Predecessor Bank ceased accepting retail deposits on the date of the Branch Sale. During 1997, the Predecessor Bank arranged for the assumption by other insured depository institutions of its remaining non-retail deposits. Accordingly, the Predecessor Bank held no deposit liabilities at June 30, 1997. However, at June 30, 1997, the Predecessor Bank continued to be regulated by the FDIC and the NYSBD. On October 31, 1996 the Predecessor Bank requested that the FDIC terminate its insurance of accounts in accordance with the requirements of the NYSBD's approval of the Branch Sale. On April 14, 1997, the Predecessor Bank received notice that the FDIC, as requested by the Predecessor Bank, intended to terminate the Predecessor Bank's status as an insured state nonmember Bank on December 31, 1997. Upon the issuance of this order by the FDIC, the Predecessor Bank was no longer subject to banking regulation by the FDIC. In connection therewith, the Predecessor Bank also received from the Banking Department a waiver of any applicable New York State deposit insurance requirements.

                                 RB ASSET, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997, and 1996
                (Dollars in thousands, except per share data)

Conditions imposed in connection with the NYSBD's approval of the Branch Sale included: (i) the Predecessor Bank's agreement to file an application with the Banking Department, within one year of the closing of the Branch Sale, for approval of a plan of dissolution; (ii) the Predecessor Bank's agreement to file with the Supreme Court of the State of New York an application for a closing order within 13 months of the closing of the Branch Sale and an application for a final order of dissolution within five months following the filing of an application for a closing order; (iii) increased levels of minimum regulatory capital requirements; (iv) the Predecessor Bank's agreement to continue to submit its proposed capital transactions to the NYSBD for prior approval; (v) the continuation of the Predecessor Bank's then-current periodic reporting obligations with respect to its retained assets, as well as in connection with its ongoing activities subsequent to the Branch Sale; and (vi) such other conditions and obligations as the Banking Department may have deemed appropriate.

In June 1997, the Predecessor Bank submitted an alternate proposal (the "Alternate Proposal") to the NYSBD pursuant to which the Predecessor Bank would implement Conditions No. 1 and No. 2 of the approval of the Branch Sale described above. The Predecessor Bank proposed to adopt a plan under which it would transfer all of its assets and liabilities, including all contingent liabilities, to a successor corporation ("Successor") incorporated under Delaware General Corporation Law. Successor would acquire all of the assets of the Predecessor Bank and continue all of the business of the Predecessor Bank under the same business plan as adopted by the Predecessor Bank. Following the transfer of its assets and liabilities to Successor, the Predecessor Bank would surrender its banking charter and dissolve. The implementation of the proposed plan would result in a mere change of form from a banking corporation to a corporation incorporated under the Delaware General Corporation Law, which would not be subject to the jurisdiction of the Banking Department. The proposed transfer was expected to qualify as a tax-free reorganization under the Internal Revenue Code and, as such, the Company expected (and continues to expect) that certain of the Predecessor Bank's tax attributes would be preserved. In connection with the Alternate Proposal, common and preferred shareholders of River Bank would receive shares of Successor on a share-for-share basis so that Successor would be owned by the same stockholders, in the same proportions, as owned the Predecessor Bank on the record date.

Prior to June 30, 1997, the Predecessor Bank received the NYSBD's letter indicating their conditional approval of the Alternate Proposal as meeting the Conditions of the Banking Department's approval of the Branch Sale, if implemented by the Predecessor Bank on a timely basis. The NYSBD's conditional approval of the Alternate Proposal and related modification of Condition No. 1 of the Approval of the Branch Sale provided that the approval of shareholders of the Alternate Proposal not later than September 30, 1997 would be deemed to satisfy Condition No. 1. Condition No. 2 of the Banking Department's approval of the Branch Sale would be deemed to be satisfied if the petition required by Condition No. 2 was filed by the Bank by October 15, 1997. The Predecessor Bank met Condition No. 1 and Condition No. 2 on a timely basis. A copy of the Alternate Proposal and the NYSBD's letter indicating their conditional approval of the Alternate Proposal have been included as Exhibits 14 and 15 to FDIC Form F-2, dated June 30, 1997.

The Company will continue to be subject to the requirements of the Securities Exchange Act of 1934 (the "Exchange Act") as amended and will be required to file periodic reports and other information with the Securities Exchange Commission (the "SEC").

Subsequent to the closing of the Branch Sale, the Company continued to have an executive officer, under New York Banking Law. However, the Company no longer retained a significant number of employees to manage the Company's affairs. Rather, the day-to-day management responsibilities of the Company have been obtained from RB Management Company ("RB Management), a newly-formed management company affiliated with Mr. Dworman.

After the closing of the Branch Sale, a significant amount of services necessary to manage the Retained Assets were provided by RB Management or third-party subcontractors who do not have any continuing fiduciary obligations to the Company or the stockholders. It is anticipated that such services will continue to be provided by RB Management and third-party subcontractors. The selection of third-party subcontractors to provide various services to the Company will be made by RB Management Company,

                                 RB ASSET, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997, and 1996
                (Dollars in thousands, except per share data)

subject to the ratification by committees of the Board of Directors but without stockholder approval. The Company's success in maximizing returns through management of the Retained Assets will depend on the efforts of RB Management and third-party contractors retained to provide services to the Company.

4. Regulatory capital requirements

Prior to the reorganization of the Predecessor Bank into a Delaware corporation, which was completed on May 22, 1998, the Banking Department had advised the Predecessor Bank that the Predecessor Bank's minimum capital requirement, set at $115 million in the NYSBD's approval of the Branch Sale and subsequently amended to $106 million in May 1997, was to remain at $106 million until the Predecessor Bank's final dissolution, unless the Banking Department shall provide prior approval of the Company's written request to amend the Company's minimum capital requirement. So long as the Company's deposit accounts were insured by the FDIC, as a Federally-insured state-chartered bank, the Company was required to maintain minimum levels of regulatory capital. Under those FDIC regulations, insured state-chartered banks were generally required to maintain (i) a ratio of Tier 1 leverage capital to total assets of at least 4.0% to 5.0% (3.0% for the most highly-rated banks) and (ii) a ratio of Tier 1 capital to risk weighted (as defined by regulation) assets of at least 4.0% and a ratio of total capital to risk weighted assets of at least 8.0%.

On October 31, 1996, the Company requested that the FDIC terminate its insurance of accounts as a result of having transferred all of its remaining non-retail deposits and mortgage escrow accounts to other insured institutions or servicing entities. On April 14, 1997, the Company received notice that the FDIC, as requested by the Company, intended to terminate the Company's status as an insured state nonmember Bank on December 31, 1997.

Subsequent to the termination of the Predecessor Bank's status as an insured nonmember bank by the FDIC and the reorganization of the Predecessor Bank into a Delaware corporation, the Company is no longer subject to the regulatory capital requirements of either the FDIC or the Banking Department.


5. Earnings per share

Earnings per share were based upon 7,100,000 weighted average shares of Common Stock outstanding during the years ended June 30, 1998, 1997, and 1996, respectively. The Company had no securities outstanding that were convertible to common stock at June 30, 1998, 1997 and 1996.

In 1997, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 128, "Earnings Per Share" ("SAS-128"). SAS-128 replaced previously promulgated GAAP regarding the calculation of, and reporting requirements for, earnings per share information. Specifically, SAS-128 replaced primary and fully diluted earnings per share, as previously defined under GAAP, with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any delusive effects of options, warrants and convertible securities. Under SAS-128, diluted earnings per share is very similar to the previously-reported fully-diluted earnings per share. All earnings per share amounts for all periods have been presented, and where necessary, restated to conform to SAS-128 requirements.


6. Cash due from banks and cash equivalents

Included in Cash, due from banks and cash equivalents at June 30, 1998, are approximately $3.0 million in Funds maintained on deposit by wholly-owned subsidiaries and required to meet ongoing cash flow requirements of those subsidiaries. At June 30, 1998, Marine had restricted a total of $19.6 million in funds, held on deposit with Marine, in accordance with the terms of the Branch Sale and the Marine Facility agreements. At June 30, 1997, Marine had restricted a total of approximately $5.1 million. Restricted funds held by Marine are not available to the Company for the settlement of any of the Company's current obligations. Of the $19.6 million cash balance restricted by Marine at June 30, 1998, $5.0 million relates to reserve amounts specified under the Branch Sale Agreement. The remaining

                                 RB ASSET, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997, and 1996
                (Dollars in thousands, except per share data)

restricted cash reserves arose from the sale of assets which had served as primary collateral for the Marine Facility. The restricted cash held by Marine is intended to serve as substitute collateral for the Marine Facility, until such time the Marine Facility, until such time as the Marine Facility is reduced in accordance with the Company's Asset Management Plan and the Marine Facility agreements.

7. Investment securities available for sale, net

The amortized cost of investment securities available for sale and their estimated fair values at June 30, 1998 are as follows:


                                                                  Gross               Gross
                                             Amortized          Unrealized          Unrealized    Estimated
                                                 Cost              Gains              Losses         Value
                                                 ----              -----              ------         -----


           Equity securities              $          2,299  $             --  $          (926) $      1,373
                                          ----------------  ----------------- ---------------- --------------
                                          ----------------  ----------------- ---------------- --------------

The amortized cost of investment securities available for sale and their estimated fair values at June 30, 1997 are as follows:


                                                                   Gross              Gross
                                             Amortized          Unrealized          Unrealized      Estimated
                                                Cost               Gains              Losses          Value
                                                ----               -----              ------          -----

              Equity securities              $         7,380   $            --   $       (1,105)  $    6,275
                                          ----------------  ----------------- ---------------- --------------
                                          ----------------  ----------------- ---------------- --------------




8. Loans receivable, secured by real estate

Loans secured by real estate at June 30, 1998 and 1997 consist of the following:



                                                   June 30,                June 30,
                                                     1998                    1997
                                                 ------------            -----------
   One-to-four family residential                $      1,306            $     3,924
   Multi-family residential                            24,638                 26,090
   Commercial                                          33,062                 50,079
                                                 ------------            -----------
                                                 $     59,006            $    80,093
                                                 ------------            -----------
                                                 ------------            -----------

In accordance with SFAS No. 114 (SFAS-114), "Accounting by Creditors for Impairment of a Loan," the Company considers a loan impaired if, based on current information and events, it is probable that all amounts due under the loan agreement are not collectable. Impairment is measured based upon the fair value of the underlying collateral.

At June 30, 1998 and 1997, the recorded investment in loans that are considered to be impaired under SFAS-114 were $19,130 and $24,791, respectively (of which $19,130 and $24,791 were on a non-accrual basis). The related allowance for credit losses is $7,679 and $8,396. The average recorded investment in impaired loans during the years ended June 30, 1998 and June 30, 1997, were $22,952 and $25,024, respectively. . For the years ended June 30, 1998 and June 30, 1997, the Company recognized interest income on those impaired loans of $41 and $161, respectively, using the cash basis of income recognition.

                                 RB ASSET, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997, and 1996
                (Dollars in thousands, except per share data)

At June 30, 1998 and 1997, the Company had restructured 5 loans, secured by real estate which aggregated $22,999 and $24,454, respectively. The gross interest income that would have been recorded if those loans had been current in accordance with their original terms and had been outstanding throughout the years ended June 30, 1998 and 1997 is $2,411 and $2,559 respectively. The amount of interest on these loans that was included in interest income for the year ended June 30, 1998, and 1997 is $1,679 and $1,783.


9. Commercial and consumer Loans

Commercial and consumer loans at June 30, 1998 and 1997 consist of the following:

                                                      June 30,             June 30,
                                                        1998                 1997
                                                       ------               -----
   Commercial loans:
     Secured                                     $        2,520         $      2,520
     Unsecured                                            5,939               10,286
                                                 --------------         ------------
                                                          8,459               12,806
   Consumer loans:
     Student education loans                              1,972                2,504
     Other                                                   --                  367
                                                 --------------         ------------
                                                          1,972                2,871
                                                 --------------         ------------

   Total commercial and consumer                 $       10,431         $     15,677
                                                 --------------         ------------
                                                 --------------         ------------
   loans


10. Allowance for possible credit losses

The following is an analysis of the allowance for possible credit losses for the years ended June 30, 1998 and 1997:


                                                          1998                 1997
                                                          ----                 ----
   Balance at July 1, 1997 and 1996                 $     31,570         $     34,142
   Provision charged to operations                         1,500                1,000
   Charge-offs, net of recoveries                        (13,033)              (3,572)
                                                    ------------         ------------
   Balance at June 30, 1998 and 1997                $     20,037         $     31,570
                                                    ------------         ------------
                                                    ------------         ------------


Charge-offs, net of recoveries, relate to losses incurred and recoveries realized in the sale or liquidation of assets.

At June 30, 1998, the total provisions for possible credit losses were allocated to real estate loans in the amount of $17,697 and to commercial and consumer loans in the amount of $2,340. At June 30, 1997, the total provisions for possible credit losses were allocated to real estate loans in the amount of $25,787 and to commercial and consumer loans in the amount of $5,783.

                                 RB ASSET, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997, and 1996
                (Dollars in thousands, except per share data)

11. Loans sold with recourse, net.

Loans sold with recourse, were carried at $15,781 and $24,451, net of valuation allowances of $4,901 and $4,901 at June 30, 1998 and 1997, respectively. At June 30, 1998 and 1997, loans sold with recourse consist of loans and contracts of sale related to three multi-family residential developments, including a parcel of undeveloped land.

Asset Sale Transactions

In connection with, and to facilitate the closing of, the Branch Sale, the Company consummated $60.4 million of Asset Sale Transactions. The Asset Sale Transactions, which were arranged by RB Management Company LLC, were structured to include ongoing recourse to, and participation by, the Company with respect to the assets sold, based upon the proceeds realized by the purchasers. The assets included within each pool of assets sold and the nature of related recourse provisions are described below.

The Asset Sale Transactions were entered into with five entities, each of which was independent of the Company and Alvin Dworman, who owns 39% of the common stock of the Company. In connection with the Asset Sale Transactions, entities controlled by Mr. Dworman loaned $12.8 million to the five entities on a non-recourse basis.

Assets included within each pool sold were, with the exception of Pool C, believed by the Company and the purchasers to be in the final process of disposition by the Company. In essence the Asset Sale Transactions resulted in disposition proceeds which the Company expected to realize on the included assets within the fiscal year following the Company's 1996 fiscal year.

In each of the Asset Sale Transactions, the Company sold a pool of assets and received a 20% cash down payment and non-recourse purchase money notes (the "Purchase Money Notes") which approximated 80% of the sale price. In all cases, except for Pool C, the Purchase Money Notes had maturity dates, including any extension options, of less than one year from June 30, 1996. The maturity date on the Pool C Purchase Money Note was three years. The Company also received additional contingent proceeds notes for each of the five pools which provided the Company with rights to receive proceeds from subsequent asset sales by purchasers in excess of the initial sales price after the purchaser had received a return of 8%, a transaction fee of 25 basis points and reimbursement of certain transaction expenses. In the event that proceeds of subsequent assets sales exceed specified amounts for each pool, such amounts were to be retained by the purchaser.

The Company received aggregate cash down payments of $12.8 million in connection with the Asset Sale Transactions. The Purchase Money Notes, aggregating $47.6 million, were included in the assets delivered to Marine in connection with the Branch Sale.

The Company made representations and warranties (the "Recourse Provisions") with respect to the assets sold which included, among other things, the present condition of each asset, the nature of disposition arrangements which had been entered into by the Company prior to June 28, 1996 and that each of the assets was free of any liens or encumbrances. The Recourse Provisions also included representations with respect to certain of the assets that the Company had taken all actions to effect specific proposed dispositions or had made arrangements with third parties to complete actions required to effect such dispositions.

For accounting purposes the Company accounted for the Asset Sale Transactions included in Pools B and C as financings, primarily due to their longer-term nature and the more substantial risks related to ongoing construction for the assets included in each of the Pools. Pool B and C Asset Sale Transactions have been included in the Company's consolidated financial statements as Loans sold with recourse. Related financing for such assets has been included in the Company's consolidated financial statements as Borrowed Funds, secured by assets sold with recourse. The

                                 RB ASSET, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997, and 1996
                (Dollars in thousands, except per share data)

Company believes that it has made adequate provision at June 30, 1998 for all recourse amounts expected to result from the sale of the assets included in Pools B and C.

For accounting purposes the Company accounted for the Asset Sale Transactions included in Pools A, D, and E as sale transactions since each of the financial receivables, asset sale contracts or other proceeds included in these pools represented reasonably estimable amounts, including related recourse claims, in transaction with limited duration. Substantial proceeds from dispositions conducted within Pools A, D and E were realized by the purchasers during the fiscal year ended June 30, 1997 with the reminder being realized during the fiscal year ended June 30, 1998.

Assets included in Asset Sale Transactions, and a description of the assets sold, were as follows:

Pool A

Pool A originally included $13.8 million in assets, composed of $12.0 million of receivables related to the collection of certain federally guaranteed, defaulted student loans and other student loan related claims from the Student Loan Marketing Agency ("SLMA") (collectively, the "Student Loan Receivables") and $1.8 million related primarily to delinquent single family residential loans (collectively the "Single Family Receivables").

The Company's aggregate investment in the Student Loan Receivables and the Single Family Receivables prior to the Asset Sale Transactions approximated $12.4 million and $7.1 million, respectively.

During the year ended June 30, 1998, the Company elected to satisfy its debt to the purchaser and reacquire, under the recourse terms of the Asset Sale Transaction, the remaining unsold assets sold to the purchaser on June 26, 1998. This action was undertaken to reduce the Company's ongoing interest expense and related obligations under the debt agreement with the purchaser. As a result of this action, and the realization of asset disposition proceeds during the 1998 fiscal year, at June 30, 1998 the purchaser had realized all anticipated proceeds from its participation in the Asset Sale Transactions and all debt associated with the transaction had been retired by the Company.

At June 30, 1998, the remaining Student Loan Receivables balance, net of applicable reserves, was $1.9 million. This balance is carried by the Company as a component of it commercial and consumer loans. This balance represented claims which had been filed with state processing agencies for reimbursement for which the Company expected to receive reimbursement. At June 30, 1998, the remaining Single Family Receivables balance, net of applicable reserves was $1.3 million and were in the process of being disposed of through amortization and sales of individual loans or, to a lesser degree, sales of real estate owned to bulk buyers or individuals. This balance is carried by the Company as a component of its loans secured by real estate portfolio.

Pool B

At June 30, 1996, Pool B was composed of a mortgage loan in the amount of $13.0 million secured by land and construction in process related to a single-family condominium project in Wayne, New Jersey (the "Wayne Project"). The Company's aggregate investment in the Wayne Project prior to the Asset Sale Transactions approximated $13 million.

At June 30, 1998, the Wayne Project is in the final phase of a three-phase development and all remaining units are under contract to be sold. The Company believes that the Wayne Project will be fully completed and all individual units sold prior to June 30, 1999. The Company's remaining investment in the Wayne Project, net of applicable reserves, was $3.0 million at June 30, 1998. At June 30, 1998, all Marine debt related to this asset has been repaid and $2.1 million of recourse debt remained payable to a third party.

                                 RB ASSET, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997, and 1996
                (Dollars in thousands, except per share data)

Pool C

Pool C included contracts of sale, in the amount of $11.0 million for two adjacent parcels of land located in the Bronx, New York (the "Bronx Projects"). The Company's investment in the Bronx Projects prior to the Asset Sale Transactions aggregated $17.7 million, including $12.1 million for one site ("Site One") and $5.6 million for a second site ("Site Two"). The sale contract for the Bronx Projects represented the sale of ownership and development rights for each of the parcels of land and, for Site One, the Company's investment at June 28, 1996 in construction in process.

At June 30, 1998, the Company's remaining investment in the Bronx Projects aggregated $12.7 million, including $9.0 million for Site One and $3.7 million for Site Two. At June 30, 1998, development of the first phase of Site One, involving the construction of 84 condominium units, was completed and all units were sold. Site Two was vacant on June 30, 1998 with no development yet commenced. At June 30, 1998, the Company was evaluating various development and distribution strategies with respect to these properties. Such strategies would include, but not be limited to, sales of one or both of the sites and various arrangements for the sale and development of subparcels of the sites.

Payments made to reduce the remaining recourse claims related to the Pool C sale were made from Bronx Projects condominium unit sales proceeds to Marine and to a third-party lender aggregating $2.1 million and $2.2 million, respectively, in the year ended June 30, 1998 and $600,000 and $0, respectively, in the year ended June 30, 1997. Such payments reduced the outstanding amount payable to Marine and the third-party lender to $6.1 million and $0, respectively, at June 30, 1998 and to $8.2 million and $2.2 million, respectively, at June 30, 1997.

Pool D

Pool D, with an aggregate sales price of $14.3 million, included six individual real estate properties, located in New York State, New Jersey and California (collectively, the "Real Estate Properties"). The Company's aggregate investment in the Real Estate Properties prior to the Asset Sale Transactions aggregated $16.1 million. Each of the properties included in Pool D were either under contract of sale or contracts of sale for the remaining assets were being actively negotiated. All properties were disposed of during 1997 with the exception of one property. This property had a remaining asset balance of approximately $2.0 million at June 30, 1998.

During the year ended June 30, 1998, the Company elected to satisfy its debt to the purchaser and reacquire, under the recourse terms of the Asset Sale Transaction, the remaining unsold asset sold to the purchaser on June 26, 1996. This action was undertaken to reduce the Company's ongoing interest expense and related obligations under the debt agreement with the purchaser. As a result of this action, at June 30, 1998 the purchaser had realized all anticipated proceeds from its participation in the Asset Sale Transactions and all debt associated with the transaction had been retired by the Company.

Pool E

Pool E, with an aggregate sales price of $8.3 million, included the rights to proceeds from sale of two joint venture projects, the sale of which was scheduled to close within 90 days, rights to proceeds of sale of 35 condominium projects located in New York City, a mortgage secured by cooperative apartment units in New York City and a mortgage secured by a multi-family apartment complex in New York State (collectively, the "Venture Proceeds and Residential Mortgages Pool"). The Company's aggregate investment in the Venture Proceeds and Residential Mortgages Pool prior to the Asset Sale Transactions aggregated $11.6 million. Each of the assets included in Pool E was disposed of during fiscal 1997 and consequently, the purchaser had realized all anticipated proceeds from its participation in the Asset Sale Transactions and all debt associated with this transaction had been retired by the Company prior to June 30, 1997.

                                 RB ASSET, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997, and 1996
                (Dollars in thousands, except per share data)

12. Real estate held for investment

Real estate held for investment at June 30, 1998 and 1997, respectively, consists of the following:


                                               June 30, 1998                      June 30, 1997
                                               -------------                      -------------
                                          Number of             Amount      Number of             Amount
                                         Properties                        Properties

   Multi-family                              2              $    62,426        2              $    63,266
   Commercial real estate:
      Office buildings                       2                   17,616        2                   19,502
   Shopping centers                          1                    1,966        1                       68
      Other                                  1                      827        1                    1,266
                                            ---             -----------       ---            ------------
                                             6              $    82,835        6              $    84,102
                                            ---             -----------       ---            ------------
                                            ---             -----------       ---            ------------

At June 30, 1998, the Company's principal real estate held for investment properties consists of a multi-family apartment complex located in Philadelphia, PA, an office building complex in Atlanta, GA and co-operative apartment shares in New York, NY. The book values of the three properties are $56.0 million, $12.4 million and $6.4 million, respectively.

The Company has used currently available information to establish valuations for real estate held for investment at June 30, 1998. Future writedowns of real estate held for investment may be necessary based on changes in economic conditions, the receipt of newly-available information involving specific properties, or changes in management strategies.

For the year ended June 30, 1998, the company has conformed to SFAS 121; therefore all previously stated valuation allowances are now considered direct writedowns of the real estate held for investment.

                                 RB ASSET, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997, and 1996
                (Dollars in thousands, except per share data)

13. Real estate held for disposal

Real estate held for disposal, net of $1,363 and $1,849 valuation allowance at June 30, 1998 and 1997, respectively, consists of the following (dollars in thousands):


                                                      June 30, 1998                        June 30, 1997
                                                      -------------                        -------------
                                               Number of                          Number of
                                              Properties          Amount         Properties            Amount
                                              ----------          ------         ----------            ------
   One-to-four family including
     single-family developments                      --            $       --          2             $      596
   Multi-family                                      1                  2,000          3                 12,651
   Commercial real estate:
      Office buildings                               1                  1,650          --                    --
                                                 ---------         ----------      ----------        ----------
                                                     2             $    3,650          5             $   13,247
                                                 ---------         ----------      ----------        ----------
                                                 ---------         ----------      ----------        ----------

Activity in the valuation allowance for real estate held for disposal for the years ended June 30, 1998 and 1997 is as follows:


                                                            June 30,            June 30,
                                                              1998                1997
                                                          ------------        -----------

   Beginning balance - July 1, 1997 and
     1996                                                 $      1,849        $     1,701
   Provisions charged to operations                                 --              8,445
                                                          ------------        -----------
   Charge-offs                                                    (486)            (8,297)
                                                          ------------        -----------
                                                          ------------        -----------
   Ending balance -- June 30                              $      1,363        $     1,849


At June 30, 1998, the Company's principal real estate held for disposal properties consists of a parking garage adjacent to an office building complex in Atlanta, GA and co-operative apartment shares in New York, NY. The related rental income and expenses for these properties are as follows (dollars in thousands):

                                                           June 30,            June 30,
                                                             1998                1997
                                                         -------------       -----------
   Rental income                                         $          83       $     1,656
   Less:
       Rental and other property expenses                           (6)           (1,817)
       Writedowns of asset value                                    --            (1,300)
                                                         -------------       -----------
   Net income                                            $          77       $    (1,461)
                                                         -------------       -----------
                                                         -------------       -----------


Management believes that the allowance for possible losses is adequate and that real estate held for disposal is properly valued. The Company has used currently available information to establish reserves and resultant net valuations for real estate held for disposal at June 30, 1998.

                                 RB ASSET, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997, and 1996
                (Dollars in thousands, except per share data)

14. Salaries and Employee Benefits

Due to the general cessation of all loan origination activities in anticipation of and subsequent to the Branch sale, salaries and employee benefits were not reduced by any capitalized direct loan origination costs in the years ended June 30, 1998, 1997, and 1996.


15. Other assets

Other assets at June 30, 1998 and 1997 consist of the following:


                                                           June 30,           June 30,
                                                             1998               1997
                                                          ----------         ----------

   Accrued interest receivable                            $      388         $      792
   Deposit against asset sale recourse claims                  2,107                 --
   Prepaid pension expenses and other                          1,753              1,443
                                                          ----------         ----------
                                                          $    4,248         $    2,235
                                                          ----------         ----------
                                                          ----------         ----------

16. Borrowed funds

Borrowed funds and weighted average year-end interest rates at June 30, 1998 and 1997 consist of the following:

                                                     June 30, 1998                      June 30, 1997
                                                     -------------                      -------------
                                                                Weighted                           Weighted
                                              Year-end          Average          Year-end          Average
                                               Amount             Rate            Amount             Rate
                                               ------             ----            ------             ----
   Initial facilities (Marine)                 $    60,557            8.20%      $    66,066              8.25%
   Borrowed funds secured by loans
    sold with recourse (note 11)                     8,203            8.00            18,206              8.25
                                               -----------                       -----------
                                               $    68,760                       $    84,272
                                               -----------                       -----------
                                               -----------                       -----------

   Average cost of funds during the                                   8.17%                               8.25%
   year ended                                                        ------                               -----
                                                                     ------                               -----

Borrowed funds secured by loans sold with recourse: In June 1996, the Company financed the sale of loans, in the amount of $24,000, in connection with and to facilitate the closing of the Branch Sale. These loans were sold to third parties, with recourse and have been accounted for as financings. See "Asset Sales," and Note 11.

Borrower funds secured by loans sold with recourse bear interest at the prime rate (or, at the Company's option, in LIBOR based rate). See Note 11 for more information concerning the three properties securing this information.

Initial Facility with Marine: The closing of the Branch Sale was conditioned upon the Company's obtaining financing with terms and in an amount reasonably acceptable to the Company and determined to be reasonably adequate to permit consummation of the Branch Sale. The Company obtained from Marine the Facility, consisting of eleven independent mortgage loans with additional collateral, in an aggregate amount not to exceed $99.1 million. As of June 30, 1998, Marine had extended $60.6 million under the Facility to the Company.

                                 RB ASSET, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997, and 1996
                (Dollars in thousands, except per share data)

Proceeds of the Facility were utilized by the Company to (i) refinance all or part of the certain indebtedness secured by assets to be transferred to Marine, including all or a substantial part of the outstanding advances from the Federal Home Loan Bank ("FHLB") and (ii) provide additional funds for the development and completion of two individual real estate assets as part of the Company's operations subsequent to the Branch Sale.

Each of the individual loans included in the Facility were structured as three-year term loans with options to extend the initial term for two additional one-year periods subject to the Company's achieving pre-agreed minimum repayment amounts which are equal to 60% and 30% of the original aggregate amount of the Facility and remaining fully current on all obligations and in compliance with all covenants.

The Facility was priced at 175 basis points over LIBOR for the initial six months following June 28, 1996, automatically increasing by 25 basis points at the beginning of each of the subsequent three six month periods and will be priced at 275 basis points over LIBOR for the third year of the Facility. In the event that the Company elects to exercise its option to extend the initial term of the Facility, the Facility will be priced at 300 basis points over LIBOR during the initial one-year extension and 325 basis points over LIBOR during the second one-year extension. Following maturity or an event of default, the Senior Debt Financing will accrue interest at a specified default rate.

The Facility is secured by first priority mortgage liens on eleven of River Bank's real estate assets approved by Marine and collateral assignments of first priority mortgages held by River Bank (the "Primary Collateral"). Each of the loans is cross defaulted with each other and cross collateralized by all collateral for the Facility. As additional collateral for the Facility, each loan is also secured by first priority mortgages (or, where applicable, a collateral assignment of first priority mortgages held by the Company), stock pledges and assignment of partnership interests and assignment of miscellaneous interests on additional Bank assets (the "Additional Collateral"). The Company collaterally assigned to Marine all of the cash flow from the Primary Collateral and the Additional Collateral. All of the net cash flow from the Primary Collateral and Additional Collateral will be applied to the prepayment of the Facility. In addition, all net proceeds from the sale of any Primary Collateral, and the proceeds from the sale of any Additional Collateral, shall be applied to the prepayment of the Facility subject to the Company's right to establish reserves for its operating needs. The Company will be permitted to prepay the Facility in whole or in part at any time without prepayment penalty or premium (subject to customary LIBOR breakage provisions).

The Loan Agreement requires that while any amounts remain outstanding under the senior debt financing, the Company must receive Marine's prior written consent to, among other things, materially alter its charter or by-laws, incur additional corporate indebtedness and liens, make any distributions to stockholders or repurchases or redemptions of capital stock, acquire additional assets, exchange existing assets with a third party or assume additional liabilities as a result of any proposed merger transaction.

                                 RB ASSET, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997, and 1996
                (Dollars in thousands, except per share data)

17. Other liabilities

Other liabilities at June 30, 1998 and 1997 consist of the following:


                                                          June 30,        June 30,
                                                            1998            1997
                                                           ------          -----

   Accrued interest payable                              $        479   $        964
   Accrued income taxes                                         5,787          5,771
   Accounts payable and accrued expenses                        3,036          6,101
   Postretirement benefits obligation                           4,352          4,728
   Preferred Stock dividend, declared and unpaid                1,313          1,313
                                                           ----------     ----------
                                                           $   14,967     $   18,877
                                                           ----------     ----------
                                                           ----------     ----------

18. Stockholders' equity

On June 30, 1994, the Predecessor Bank consummated the placement ("Offering") of 5,500,000 shares of its common stock, par value $1.00 per share ("Predecessor Common Stock), and 1,400,000 shares of 15% noncumulative perpetual preferred stock, series A, par value $1.00 per share ("Predecessor Preferred Stock") which resulted in net proceeds to the Predecessor Bank of $78,200. The issuance price of the offered stock was $9 per share for the Predecessor Common Stock and $25 per share for the Predecessor Preferred Stock. The Predecessor Bank's Restated Organization Certificate was amended prior to consummation of the Offering in order to authorize the issuance of up to 30,000,000 shares of Predecessor Common Stock and 10,000,000 shares of Predecessor Preferred Stock. Prior to the Offering, the Predecessor Bank had 1,000,000 shares of Predecessor Common Stock issued and outstanding, plus warrants to purchase an additional 690,000 shares of Predecessor Common Stock. The Predecessor Bank also had 200,000 shares of 3% Noncumulative Senior Preferred Stock and 130,000 shares of 4% Noncumulative Preferred Stock issued and outstanding (each of which series of preferred stock had a liquidation value of $100 per share). Substantially concurrently with the Offering these shares were exchanged for 600,000 shares of Predecessor Common Stock and outstanding warrants to purchase Predecessor Common Stock were canceled. The Predecessor Bank had 7,100,000 shares of its Predecessor Common Stock and 1,400,000 shares of its Predecessor Preferred Stock outstanding at June 30, 1997 and 1996.

In connection with the Reorganization (See Note 2), the stockholders of the Predecessor Bank received substantially identical capital stock of the Company (with substantially identical rights and privileges) on a share-for-share basis and as a result the Company had 7,100,000 shares of its common stock, $1.00 par value ("Company Common Stock"), and 1,400,000 shares of its 15% non-cumulative perpetual preferred stock, series A, $1.00 par value ("Company Preferred Stock"), outstanding at June 30, 1998. An investor continues to be the largest stockholder of the Company with 2,768,400 shares or 39% of the Company Common Stock outstanding.

The Company's certificate of incorporation authorizes the issuance of up to 30,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, of which 1,400,000 have been designated and issued as the Company Preferred Stock pursuant to the certificate of designation with respect thereto. This Company Preferred Stock is perpetual and is not subject to any sinking fund or other obligation of the Company to redeem or retire it.

The board of directors of the Company has the power from time to time to issue additional shares of Company Common Stock or preferred stock authorized by its certification of incorporation without obtaining approval of the Company's stockholders. The board of directors has the power to fix various terms with respect to additional shares of preferred stock, including voting powers, designations, preferences, price, dividend rate, conversion and exchange provisions, redemption provisions and the amounts that holders are entitled to receive upon any dissolution, liquidation or winding up of the Company.

                                 RB ASSET, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997, and 1996
                (Dollars in thousands, except per share data)

The Company may pay dividends as declared from time to time by the board of directors. Except as provided with respect to any series of preferred stock, the holders of Company Common Stock possess exclusive voting rights in the Company. Each holder of Company Common Stock is entitled to one vote for each share held on all matters voted upon by stockholders. Stockholders are not permitted to cumulate votes in elections of directors. Subject to the prior rights of the holders of any shares of the Company's outstanding preferred stock, in the event of any liquidation, dissolution or winding up of the Company, the holders of the Company Common Stock would be entitled to receive, after payment of all debts and liabilities of the Company, all assets of the Company available for distribution.

The Company Preferred Stock ranks prior to the Company Common Stock with respect to dividend rights and rights upon the voluntary or involuntary dissolution, liquidation or winding up of the Company, and to all other classes and series of equity securities of the Company hereafter issued, other than any class or series of equity securities of the Company expressly designated as being on a parity with or senior to the Company Preferred Stock with respect to dividend rights or rights upon any such dissolution, liquidation or winding up. The Company Common Stock and any other classes or series of equity securities of the Company not expressly designated as being on a parity with or senior to the Company Preferred Stock are referred to hereafter as "Junior Stock." The rights of holders of shares of Company Preferred Stock are subordinate to the rights of the Company's creditors, including its depositors. The Company may not issue any capital stock that ranks senior to the Company Preferred Stock without the approval of holders of at least 66% of the outstanding shares of Company Preferred Stock, voting as a class.

Holders of Company Preferred Stock will be entitled to receive, when, as and if declared by the board of directors of the Company, out of funds legally available therefor, noncumulative cash dividends at the rate of 15% per annum. The right of holders of Company Preferred Stock to receive dividends is noncumulative. Accordingly, if the board of directors does not declare a dividend payable in respect of any quarterly dividend period (a "Dividend Period"), then holders of Company Preferred Stock will have no right to receive, and the Company will have no obligation to pay, a dividend in respect of such Dividend Period, whether or not dividends are declared payable in respect of any future Dividend Period. No full dividends may be declared or paid or set aside for payment as dividends on any class or series of equity securities ranking, as to dividends, on a parity with the Company Preferred Stock for any Dividend Period unless full dividends on the Company Preferred Stock for such Dividend Period shall have been paid or declared and set aside for payment.

Dividends on the Company Preferred Stock will not be declared and paid if payment of such dividends is then restricted by (i) laws, rules, regulations or regulatory conditions applicable to the Company or (ii) orders, judgments, injunctions or decrees issued by, or agreements with, federal or state authorities with respect to the Company. The Company is not permitted to declare or pay dividends (whether in cash, stock or otherwise) on its Company Common stock without the prior written consent of Marine.

The Predecessor Bank previously received notice that the approvals necessary to declare or pay dividends on the Predecessor Bank's outstanding shares of Predecessor Preferred Stock would not be provided. In June 1996, the Predecessor Bank's board of directors declared a Predecessor Preferred Stock dividend for the quarter ending June 30, 1996, payment of which was subject to the receipt of required approvals from the Predecessor Bank's regulators at the time, the FDIC and the NYSBD, as well as Marine (the Predecessor Bank's and the Company's principal lender). Primarily as a result of the above, neither the Company's nor the Predecessor Bank's respective boards of directors has taken any action regarding a quarterly dividend on the Predecessor Preferred Stock or the Company Preferred Stock, as the case may be, for any of the quarterly periods ended from September 30, 1996 through June 30, 1998. Although the Company is no longer subject to the jurisdiction of either the FDIC or the NYSBD, declaration or payment of future dividends on the Company Preferred Stock will continue to be subject to the approval of Marine for so long as the Facility remains outstanding. The Company has received notice from Marine that the approval necessary to declare or pay dividends on the Company Preferred Stock will not be provided at this time. There can be no assurance that the board of directors of the Company will deem it appropriate to pay dividends on the Company Preferred Stock even if permitted by Marine.

                                 RB ASSET, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997, and 1996
                (Dollars in thousands, except per share data)

Holders of the Company Preferred Stock are not entitled to vote in the election of directors and on matters put to a vote for stockholder action generally. Holders of the Company Preferred Stock, however, are entitled to elect two members of the Company's Board to fill two newly-created directorships upon the occurrence of a "Voting Event." A Voting Event occurs if the Company or the Predecessor Bank fails to pay full dividends on the Company Preferred Stock or the Predecessor Preferred Stock (or to declare such full dividends and set apart a sum sufficient for payment thereof) with respect to each of any six Dividend Periods, whether consecutive or not. A Voting Event has occurred and two nominees for director will be nominated by certain holders of the Company Preferred Stock and will be elected to the Company's board of directors upon exercise of the foregoing voting rights at the Company's 1998 annual meeting of stockholders to be held on September 16, 1998.

The Company Preferred Stock is perpetual and is not redeemable prior to July 1, 2004. The Company Preferred Stock is redeemable by the Company at its option at any time on or after July 1, 2004, in whole or in part, at the per share redemption prices set forth below in cash, plus in each case an amount in cash equal to accrued but unpaid dividends for the then-current Dividend Period up to, but excluding, the date fixed for redemption (the "Redemption Date") without the accumulation of unpaid dividends for prior Dividend Periods:

                      July 1, 2004 to June 30, 2005            $27.50
                      July 1, 2005 to June 30, 2006             27.25
                      July 1, 2006 to June 30, 2007             27.00
                      July 1, 2007 to June 30, 2008             26.75
                      July 1, 2008 to June 30, 2009             26.50
                      July 1, 2009 to June 30, 2010             26.25
                      July 1, 2010 to June 30, 2011             26.00
                      July 1, 2011 to June 30, 2012             25.75
                      July 1, 2012 to June 30, 2013             25.50
                      July 1, 2013 to June 30, 2014             25.25
                      July 1, 2014 and thereafter               25.00

If fewer than all the outstanding shares of Company Preferred Stock are to be redeemed, the shares to be redeemed shall be selected pro rata or by lot or by such other method as the board of directors of the Company, in its sole discretion, determines to be equitable.

In the event of a change of control, the acquirer ("Note Issuer") may, at its option, exchange (the "Note Exchange") all or part of the outstanding Company Preferred Stock for subordinated notes (the "Notes") of the Note Issuer. Pursuant to a Note Exchange, each $1,000 in liquidation value of the shares of Company Preferred Stock covered thereby will be exchangeable for $1,000 principal amount of Notes. Such Notes shall have the terms, covenants and conditions set forth under "Description of Notes" below. The rate of interest on the Notes shall be 15%, the maximum principal amount of the Notes shall be 100% of the aggregate liquidation preference of the Company Preferred Stock to be exchanged and the principal of such Notes shall not be payable prior to July 1, 2004.

                                 RB ASSET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   Years ended June 30, 1998, 1997, and 1996
                  (Dollars in thousands, except per share data)


19. Income taxes

Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method as required by SFAS No. 109 (SFAS-109), "Accounting for Income Taxes."

At June 30, 1998, the Company had a net operating loss ("NOL") carryforward for federal income tax purposes of approximately $88.9 million attributable to operating losses incurred in 1991 through 1998. The Company's NOL's may be carried forward 15 years and will expire in years 2006 through 2013.

For income tax purposes, certain deductions of "closely held" corporations from "passive activities" are generally deductible only against either income from passive activities or net income from an active trade or business. Passive activity losses in excess of the amounts currently allowed are suspended and may be carried forward indefinitely to offset taxable income from passive activities or from an active trade or business in future years, or will generally be fully deductible upon a complete disposition of the underlying passive activity. At June 30, 1998, the Company had suspended passive activity losses for federal income tax purposes of approximately $277,000, suspended passive activity credits, which are subject to similar limitations, of approximately $8.2 million and additional non-passive credits of $784, $555 and $429 which were generated in 1997, 1996 and 1995, respectively, and will expire in the years 2009 to 2012 if not used. Alternative minimum tax payments of $2.5 million may be carried forward as a credit to offset regular federal tax liabilities in future years, subject to certain limitations.

The Reorganization was structured and implemented in a manner intended to constitute a tax-free "reorganization" for Federal income tax purposes, within the meaning of section 368 of the Code. Assuming that the Reorganization did constitute such a "reorganization," the following consequences would pertain:

1. The transaction would be treated for Federal income tax purposes as though River Bank had transferred substantially all of its assets to the Company in exchange for RB Asset, Inc. capital stock followed by a distribution of the RB Asset, Inc. capital stock by River Bank to its stockholders in exchange for their River Bank capital stock in constructive liquidation of River Bank.

2. No gain or loss would be recognized to a holder of River Bank Common Stock who is deemed to exchange such stock for RB Asset, Inc. common stock ("RB Asset Common Stock"). No gain or loss would be recognized to a holder of River Bank Series A Preferred Stock who is deemed to exchange such stock for RB Asset, Inc. series A preferred stock ("RB Asset Preferred Stock"). The basis of any RB Asset Common Stock or RB Asset Preferred Stock would continue to be the same as that of the River Bank Common Stock or River Bank Series A Preferred Stock, respectively, deemed exchanged therefor. In determining the period for which a holder of RB Asset Common Stock or RB Asset Preferred Stock has held such stock received in the Reorganization, there will be included the period for which such holder held the River Bank Common Stock or River Bank Series A Preferred Stock deemed exchanged therefor. The foregoing conclusions do not address taxation to holders of the River Bank Series A Preferred Stock of the dividend declared, but not paid, for the quarter ended June 30, 1996; those holders should consult their own tax advisers concerning the tax treatment of such dividends.

3. No gain or loss will be recognized by River Bank on its disposition or distribution of property in connection with the Reorganization. The basis of the property of River Bank acquired by RB Asset, Inc. shall be the same as it would be in the hands of River Bank. RB Asset, Inc. will succeed to and take into account various tax attributes of River Bank (including net operating loss carryovers, to the extent not used to offset income or gain of River Bank, and accumulated earnings and profits).

The Reorganization was reasonably characterized as a tax-free "reorganization." However, the ability of the Reorganization to qualify as a tax-free reorganization turns on certain unresolved and complex issues of tax law as to which there are no clearly established legal precedents and for which the Company has not requested a ruling from

                                 RB ASSET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   Years ended June 30, 1998, 1997, and 1996
                  (Dollars in thousands, except per share data)

the IRS. As a result, the IRS or a court could determine that the Reorganization did not constitute a tax-free reorganization. If such a determination were made and sustained, certain of the tax consequences described above would not apply. In particular, the Predecessor Bank's stockholders would be required to recognize gain upon the deemed exchanges of River Bank capital stock for RB Asset Common Stock and RB Asset Preferred Stock to the extent that the fair market value of any RB Asset capital stock received exceeded the basis of the River Bank capital stock deemed exchanged therefor, and their holding period would begin on the date of the exchange. Recognition of loss on such deemed exchanges might not be allowed until the stockholders dispose of some or all of their RB Asset, Inc. capital stock. Moreover, the Predecessor Bank would be required to recognize gain on its disposition and distribution of property in connection with the Reorganization and any loss on such disposition and distribution may be required to be deferred until RB Asset, Inc. were to sell the assets to an unrelated third party, and, to the extent its tax attributes were not used to offset any gain, RB Asset, Inc. would not succeed to them.

Under current tax law, the Company's ability to utilize certain tax benefits in the future may be limited in the event of an "ownership change," as defined by the Internal Revenue Code Section 382 and the regulations thereunder. In the event that the Offering discussed in Note 18 is deemed to result in an ownership change, the subsequent utilization of net operating loss carryforwards, suspended passive activity losses and credits, alternative minimum tax credit carryforwards and certain other built-in losses would be subject to an annual limitation as prescribed by current regulations. The application of this limitation could have a material effect on the Company's ability to realize its deferred tax assets. The Company is of the view that no ownership change of the Company has occurred as a result of the Offering. The Company believes that the Offering, when combined with prior changes in ownership of stock of the Company and other transactions affecting ownership of the capital stock of the Company which occurred in connection with the Offering, also did not result in an ownership change of the Company. However, the application of Section 382 is in many respects uncertain. In assessing the effects of prior transactions and of the Offering under Section 382, the Company made certain legal judgments and certain factual assumptions. The Company has not requested nor received any rulings from the IRS with respect to the application of Section 382 to the Offering and the IRS could challenge the Company's determinations.

                                 RB ASSET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   Years ended June 30, 1998, 1997, and 1996
                  (Dollars in thousands, except per share data)

The significant components of the net tax effects of temporary differences and carryforwards that give rise to the deferred tax assets and liabilities at June 30, 1998, 1997 and 1996 are presented below:


                                                                          June 30,            June 30,           June 30,
                                                                            1998                1997               1996
                                                                            ----                ----               ----
   Deferred tax assets:
    Net operating loss carryforwards                                        $    31,136        $    35,074         $   10,375
    Allowance for credit losses and valuation allowances                         12,213              4,718             20,320
    Suspended passive activity losses                                               277                277                933
    Suspended passive activity credit carryforward                                8,236              5,391              5,391
    Non-passive activity credit carryforward                                         --              2,015              1,339
    Interest accrued on non-performing loans                                      9,854                758              6,043
    Alternative minimum tax credit carryforward                                   2,500              2,500              2,500
    Non-deductible reserves and contingencies                                     4,129              5,197              2,387
         Other                                                                      341                514                880
                                                                            -----------        -----------         ----------
       Total gross deferred tax assets                                           68,686             56,444             50,168

   Less: Valuation allowance                                                     49,456             36,874             34,059
                                                                            -----------        -----------         ----------
       Net deferred tax assets                                              $    19,230        $    19,570         $   16,109
                                                                            -----------        -----------         ----------
                                                                            -----------        -----------         ----------
     Deferred tax liabilities:
       Tax losses on partnership ventures                                   $    18,863        $    18,184         $   14,754
       Tax over book depreciation                                                   367              1,386              1,355
                                                                            -----------        -----------         ----------
       Total deferred tax liabilities                                       $    19,230        $    19,570         $   16,109
                                                                            -----------        -----------         ----------
                                                                            -----------        -----------         ----------

The Company's ability to realize the excess of the gross deferred tax asset over the gross deferred tax liability is dependent upon its ability to earn taxable income in the future. As a result of recent losses and other evidence, this realization is uncertain and a valuation allowance has been established to reduce the deferred tax asset to the amount that management of the Company believes will more likely than not be realized. The valuation allowance increased during the fiscal year ended June 30, 1998 by $12.6 million. This increase relates to the increase in the excess of the gross deferred tax assets over the gross deferred tax liability.

The components of the provision for income taxes for the fiscal years ended June 30, 1998, 1997 and 1996 are as follows:


                                     June 30,          June 30,         June 30,
                                       1998              1997             1996
                                       ----              ----             ----
   Current:
     Federal                       $           --     $        --      $       1,000
     State and local (benefit)                434          (3,300)            10,749
   Deferred                                    --              --                 --
                                  ---------------   ----------------   -------------
                                   $          434     $    (3,300)     $      11,749
                                  ---------------   ----------------   -------------
                                  ---------------   ----------------   -------------


The provision for state income taxes for the year ended June 30, 1997 includes a current tax benefit in the amount of $3.3 million. The credit is the result of the Company's redetermination of its state income tax liability at June 30, 1997. During the year ended June 30, 1997, the Company completed a review of its potential current and deferred

                                 RB ASSET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   Years ended June 30, 1998, 1997, and 1996
                  (Dollars in thousands, except per share data)


federal and state tax liability in light of the Branch Sale and its related tax effects. As a result of the review of its potential current and deferred tax liabilities and the results of operations for the year ended June 30, 1997, the Company reduced its provision for state and local income taxes by $3.3 million. Additionally, the Company reduced its estimated current state and local income tax liability at June 30, 1997 to reflect the effect of the Branch Sale and subsequent disposition transactions completed during the fiscal year.

The table below presents a reconciliation between the expected tax expense (benefit) and the recorded tax provision for the fiscal years ended June 30, 1998, 1997 and 1996 which have been computed by applying the statutory federal income tax rate (35%) to loss before provision for income taxes.


                                                                        June 30,         June 30,            June 30,
                                                                          1998             1997                1996
                                                                       -----------      -----------         ---------
   Federal income tax expense (benefit at statutory rates)             $     (528)      $   (10,543)        $  23,364
   Increases/(reductions) in tax resulting from:
   State and local income taxes (benefit), net of federal
        income tax effect                                                     283            (2,145)            7,939
   Effect of net operating loss currently utilized                              --               --           (19,559)
   Effect of net operating loss not currently
      recognized                                                              245            12,688                --
   Other, net                                                                   --               --                 5
                                                                       -----------      -----------         ---------
                                                                       $        --      $        --         $  11,749
                                                                       -----------      -----------         ---------
                                                                       -----------      -----------         ---------



20. Leases

The Company is no longer obligated under any material amounts of non-cancelable operating leases.


21. Other operating expenses

During the year ended June 30, 1998, the Company accrued expenses for services provided by RB Management, LLC in the amount of $1,250 for Bank Management Services, $1,312 for Asset Management Services, and $397 for Asset Disposition Fees in accordance with a fee schedule agreement between the two entities. During 1998, the Company paid RB Management, LLC an aggregate $5,037. At June 30, 1998, the Company had a remaining payable balance due to RB Management, LLC in the amount of $43, including interest, which is included in accrued liabilities on the Statement of Condition.


22. Retirement and other employee benefits

The Company maintains a noncontributory defined benefit retirement plan (the "Plan") in which substantially all employees participated.

                                 RB ASSET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   Years ended June 30, 1998, 1997, and 1996
                  (Dollars in thousands, except per share data)


The net periodic pension benefit of the Company's Plan for the years ended June 30, 1998, 1997 and 1996 includes the following components:


                                        June 30,         June 30,          June 30,
                                          1998             1997              1996
                                       ----------       -----------      -----------
   Service cost                        $       --       $        --      $        --
   Interest cost                              397               381              375
   Actual return on plan assets              (279)             (436)            (331)
   Net amortization and deferral             (107)               33              (61)
                                       ----------       -----------      -----------
   Net periodic pension benefit        $       11       $       (22)     $       (17)
                                       ----------       -----------      -----------
                                       ----------       -----------      -----------

Assumptions used in accounting were:

                                                                            June 30,         June 30,        June 30,
                                                                              1998             1997            1996
                                                                            --------         --------        --------
   Weighted average discount rates                                            7.25%            7.25%           7.25%

   Expected weighted average long-term rate of return on assets               7.25%            7.25%           7.25%


The funded status of the Company's Plan at June 30, 1998, June 30, 1997 and June 30, 1996 is as follows:

                                                                      June 30,            June 30,             June 30,
                                                                        1998                1997                 1996
                                                                     ----------        ------------          -----------
   Actuarial value of benefit obligations
   Vested benefit obligation                                         $   (5,691)       $     (5,481)         $    (5,402)
   Non-vested benefit obligation                                             --                  --                   --
                                                                     ----------        ------------          -----------
   Accumulated benefit obligation                                        (5,691)             (5,481)              (5,402)
   Effect of projected future salary increases                               --                  --                   --
                                                                     ----------        ------------          -----------
   Projected benefit obligation                                          (5,691)             (5,481)              (5,402)
   Plan assets at fair value (excluding receivables)                      5,800               5,872                5,749
                                                                     ----------        ------------          -----------

   Funded status                                                            109                 391                  347
   Unrecognized net losses                                                1,180                 908                  931
   Unrecognized prior service cost                                           --                  --                   --
   Unrecognized net obligation                                               --                  --                   --
                                                                     ----------        ------------          -----------
   Prepaid pension expense                                           $    1,289        $      1,299          $     1,278
                                                                     ----------        ------------          -----------
                                                                     ----------        ------------          -----------

In connection with contractual termination agreements, certain former officers of the Company have been granted additional retirement benefits, net of amounts provided by the Plan, based in part on additional years of service and early retirement subsidies. These retirement benefits are accounted for as deferred compensation arrangements. The liability for these retirement benefits at June 30, 1998, 1997 and 1996 aggregated $746, $554 and $791, respectively. The related expense for the years ended June 30, 1998, 1997, and 1996 was $192, $58 and $58, respectively.

                                 RB ASSET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   Years ended June 30, 1998, 1997, and 1996
                  (Dollars in thousands, except per share data)


Retirement benefits are also provided through a 401(k) plan which, through December 1993, allowed participants to contribute up to 6% of their compensation to the plan. The Company matched 100% of employee contributions. In January 1994, the 401(k) plan was amended to allow "non-highly compensated" participants to contribute up to 15% of their compensation to the Plan with the Company matching 100% of the contributions up to 6% of their compensation. In addition, the Company provides for the cost of administering the 401(k) plan. The costs of providing such benefits are not material to the results of operations.

In addition to providing retirement benefits, the Company provides various health care and life insurance benefits for retired employees. These benefits are provided through insurance companies and health care organizations and are primarily funded by contributions from the Company and its employees. Subsequent to December 31, 1993, the Company amended its retiree health care which became effective April 1, 1994 to require contributions from retirees including deductibles, co-insurance and reimbursement limitations.


23. Postretirement benefits other than pensions

The Company sponsors a voluntary, unfunded defined benefit postretirement medical and a funded postretirement life insurance plan to all full time employees who retired from the Company prior to July 1, 1991. In addition, full time active employees with ten years of service as of July 1, 1991 and who retire early with at least twenty years of service, or retire on or after age 65 are eligible to participate.

The Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" as of July 1, 1994.

The funded status of the Company's Plan at June 30, 1998, 1997, and 1996 is as follows:

                                                                      June 30,          June 30,         June 30,
                                                                        1998              1997             1996
                                                                    ------------      -----------       -----------
   Accumulated postretirement benefit obligation:
     Retired employees                                              $     (3,784)     $    (3,968)      $    (5,203)
         Fully eligible plan participants                                     --               --              (383)
         Other active plan participants                                       --               --              (545)
                                                                    ------------      -----------       -----------
     Unfunded postretirement benefit obligation                           (3,784)          (3,968)           (6,131)
   Unrecognized net (gains) / losses                                        (568)            (760)            1,047
   Unrecognized transition obligation                                         --               --             4,273
                                                                    ------------      -----------       -----------
     Accrued postretirement benefit liability                       $     (4,352)     $    (4,728)      $      (811)
                                                                    ------------      -----------       -----------
                                                                    ------------      -----------       -----------

                                 RB ASSET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   Years ended June 30, 1998, 1997, and 1996
                  (Dollars in thousands, except per share data)

The net periodic postretirement benefit cost of the Company's Plan for the years ended June 30, 1998, 1997, and 1996 include the following components:

                                                         June 30,         June 30,          June 30,
                                                           1998             1997              1996
                                                      ----------        ----------       ----------
   Service cost                                       $       --        $       --       $       28
   Interest cost                                             207               302              425
   Amortization of transition obligation                     (13)              (29)             277
                                                      ----------        ----------       ----------
   Net periodic postretirement benefit cost           $      194        $      273       $      730
                                                      ----------        ----------       ----------
                                                      ----------        ----------       ----------


For measurement purposes, an 8.0% and 8.8% annual increase in the per capita cost of covered health care benefits was assumed for fiscal 1998 and 1997, respectively. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of June 30, 1997 by $331 and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for fiscal 1997 by $24.

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.25% for the years ended June 30, 1998 and 1997. As the plan is unfunded, no assumption was needed as to the long term rate of return of assets.


24. Former management incentive plan and bonus plan

In April 1994, the Board of Directors of the Company approved a phantom stock plan (the "Phantom Stock Plan") for the Company. The Phantom Stock Plan provides for the grant of 200,000 performance units, which will vest at the rate of 33% per year on each anniversary of the date of grant and become fully vested after three years, to key employees selected by the Compensation Committee of the Board of Directors. Vesting of the performance units would be accelerated upon a change in control of the Company, as defined in the Phantom Stock Plan, or upon death or disability. Upon the third anniversary of the date of grant, a recipient of performance units would be entitled to receive from the Company an amount equal to the book value of a share of Common Stock as of the date of grant of such performance unit, as determined by the independent accountants for the Company, plus the accretion to the value, or minus the loss of value of such performance unit since the date of grant, calculated based upon the Company's earnings or loss per share in the second and third years following the date of grant, and disregarding the Company's earnings or loss per share in the first year following the date of grant. In the event of an earlier change in control of the Company, as defined, or upon death or disability, the value of the performance units would be calculated in relation to the Company's earnings or loss per share since the date of grant. The amount payable pursuant to each performance unit would never be less than (i) the book value per share of the Company's Common Stock at the time of a payment or (ii) the book value of a share of common stock of the Company on the date of grant ($11.67). As of July 1, 1994, 127,000 performance unit awards were granted under the Phantom Stock Plan. During the fiscal year ended June 30, 1995, two participants terminated employment with the Company and, as a result, forfeited 48,500 performance units which were not vested. A new participant was granted 3,500 performance units during the same period. During the fiscal year ended June 30, 1996, two participants terminated employment with the Company and, as a result, forfeited 13,500 performance units which were not vested. At June 30, 1996, no performance units were granted and outstanding due to the accelerated vesting and payment of the Phantom Stock Plan due to the closing of the Branch Sale. The vesting of these performance units resulted in compensation expense to the Company over the three-year vesting period. Compensation expense of $319 and $319 relating to the vesting of performance units was recorded for the years ended June 30, 1996 and June 30, 1995, respectively.

                                 RB ASSET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   Years ended June 30, 1998, 1997, and 1996
                  (Dollars in thousands, except per share data)

The Board of Directors of the Company approved a bonus plan ("Bonus Plan") which provided for a payment of a total amount of $350,000 during March 1995 or upon a change of control of the Company, if earlier, to certain executive and other senior officers of the Company as determined by the Compensation Committee of the Board of Directors. These payments were recorded as compensation expense during the fiscal year ended June 30, 1995. No amounts were approved under the Bonus Plan during fiscal year 1998 or 1997.

25. Fair value of financial instruments

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires the Company to disclose estimated fair values for its financial instruments. SFAS No. 107 defines fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. SFAS No. 107 uses the same definition for a financial instrument as SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk". SFAS No. 105 defines a financial instrument as cash, evidence of ownership interest in an entity, or a contract that imposes on an entity a contractual obligation to deliver cash or another financial instrument to a second entity or to exchange other financial instruments on potentially favorable terms with the second entity and conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity or to exchange other financial instruments on potentially favorable terms with the first entity.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no ready market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected net cash flows, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the deferred tax amounts and office premises and equipment. In addition, there are intangible assets that SFAS No. 107 does not recognize, such as the value of "core deposits", the Company's branch network and other items generally referred to as "goodwill".

                                 RB ASSET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   Years ended June 30, 1998, 1997, and 1996
                  (Dollars in thousands, except per share data)

The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at June 30, 1998, 1997 and 1996:

                                                      June 30, 1998                  June 30, 1997
                                                 ------------------------      --------------------------
                                                 Carrying      Estimated       Carrying         Estimated
                                                  Amount       Fair Value       Amount         Fair Value
                                                 --------      ----------      --------        ----------
   Cash and due from banks                       $   32,087     $   32,087      $   14,036     $   14,036
   Money Market investments                              --             --              --             --
   Investment securities available for sale, net      1,373          1,373           6,275          6,275
   Mortgage backed securities available for
    sale, net                                            --             --              --             --
   Accrued interest receivable                          388            388           2,047          2,047
   Gross loans receivable:
     Secured by real estate                          59,006         59,006          80,093         80,093
     Consumer                                         1,972          1,972           2,871          2,871
     Loans sold with recourse, net                   15,781         15,781          24,451         24,451
   Demand deposits                                       --             --              --             --
   Borrowed funds                                    68,760         68,760          84,272         84,272
   Mortgage escrow deposits                              --             --              --             --
   Accrued interest payable                             479            479             964            964


                                                         June 30, 1996
                                                   -------------------------
                                                   Carrying       Estimated
                                                    Amount        Fair Value
                                                    ------        ----------
   Cash and due from banks                          $   13,129     $   13,129
   Money Market investments                              4,000          4,000
   Investment securities available for sale, net         5,685          5,685
   Mortgage backed securities available for
    sale, net                                              187            187
   Accrued interest receivable                             943            943
   Gross loans receivable:
     Secured by real estate                             86,983         79,154
     Consumer                                            3,038          2,951
     Loans sold with recourse, net                      29,914         29,914
   Demand deposits                                       3,022          3,022
   Borrowed funds                                      115,786        115,786
   Mortgage escrow deposits                                271            271
   Accrued interest payable                                 --             --

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

        Short term instruments: For short term financial instruments, defined as those with remaining maturities of 90 days or less, the carrying amount was considered to be a reasonable estimate of fair value. The following instruments were predominately short term: cash and due from banks, money market investments, U.S. Treasury obligations, demand deposits, accrued interest receivable and payable, mortgage escrow deposits and other financial liabilities.

        Debt and equity securities (including mortgage-backed securities):
        Estimated fair values for securities are based on quoted market prices, if available. If quoted market prices are not available, fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for investments with similar terms and credit quality.

        Loans receivable: Fair values of performing loans receivable, secured by real estate, is calculated by discounting the contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources adjusted to reflect the credit risk inherent in the loans. Fair values of non-performing loans, secured by real estate, are based on recent appraisals of the underlying real estate or discounted cash flow analyses. The fair value of consumer loans is based on a third party offer.

        Approximately $8,459, $12,806 and $12,984, of the Company's $65,181,
        $95,770 and $132,919 total loans receivable relate to commercial loans at June 30, 1998, 1997 and 1996, respectively. The Company believes that dollar amounts relating to commercial loans are relatively small in comparison to total loans receivable at June 30, 1998, 1997 and 1996, and that an estimate of fair value of commercial loans cannot be made without incurring excessive costs. Therefore, the Company concludes that it is not practicable to estimate the fair value of its commercial loan portfolio.

                                 RB ASSET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   Years ended June 30, 1998, 1997, and 1996
                  (Dollars in thousands, except per share data)

        The Company's estimates of impairment due to collectibility concerns related to these loans are included in the allowance for possible credit losses. The weighted average of the effective interest rates and the weighted average maturity dates of commercial loans are 8.22% and 2.09 years, 9.32% and 3.09 years and 9.31% and 3.73 years at June 30, 1998, 1997 and 1996, respectively.

        Deposit liabilities: Fair values of time deposits maturing in excess of 90 days are calculated using contractual cash flows discounted at rates equal to current rates offered in the market for similar deposits with the same remaining maturities. These fair value estimates do not include the intangible value of the existing customer base.

        Borrowed funds: Fair values of borrowed funds are based on the discounted values of contractual cash flows. The discount rate is estimated using the rates currently offered for borrowed funds of similar remaining maturities.


26. Commitments and contingencies

Standby letters of credit and financial guarantees outstanding are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The amount of collateral obtained upon extension of credit varies and is based on management's credit evaluation of the counterparty.

At June 30, 1998, 1997 and 1996, the Company and its wholly-owned subsidiaries had arranged letters of credit aggregating $0, $1,197 and $3,225, respectively.

In the normal course of the Company's business, there are outstanding various claims, commitments and contingent liabilities. The Company also is involved in various other legal proceedings which have occurred in the ordinary course of business. Management, based on discussions with legal counsel, believes that the Company will not be materially affected by the actions of such legal proceedings. However, there can be no assurance that any outstanding legal proceedings will not be decided adversely to the Company and have a material adverse effect on the financial condition and the results of operations of the Company.

FINANCIAL SCHEDULES


                                 RB ASSET, INC.
                    Index to Consolidated Financial Schedules

                                                                         Page
                                                                         ----
       Real Estate and Accumulated Depreciation (Schedule III)           107
                 Year ended June 30, 1998

       Mortgage Loans on Real Estate (Schedule IV)                       109
             Year ended June 30, 1998

                                 RB ASSET, INC.
                                    FORM 10-K
             REAL ESTATE AND ACCUMULATED DEPRECIATION (SCHEDULE III)
                                  JUNE 30, 1998
                             (dollars in thousands)

                                                  Initial cost to complete      Cost capitalized subsequent to acquisition
                                                  ------------------------      ------------------------------------------
                                                              Buildings an
           Description            Encumbrances      Land      improvements      Improvements   Deductions     Description
           -----------            ------------      ----      ------------      ------------   ----------     -----------
    Alden Park                        $ 42,339    $ 11,220       $ 39,769           $5,113      $      --
     Multi-family apartment bldg.
      Philadelphia, PA
    Royal York                           7,792       1,479         20,099            3,424         16,537    Unit sales
     Multi-family apartment bldg.
      New York, NY
    260 W. Sunrise                       2,775         370          5,616               --             --
     Office complex
     North Woodmere, NY
    Middletown Commons                      --         394          1,576               --             --
     Shopping Center
     New York, NY                                                                                            Unit sales
    86 West                                 --         166          1,100               --            437
     Condominium                                                                                             Writedown
     New York, NY
    Kingston Atlanta                        --       2,488         22,901               --         11,300(4)
     Mixed use commercial
     Atlanta, GA
                                      ---------   ---------      --------          ---------  ------------   -------------
    Totals                            $ 52,906    $ 16,117       $ 91,061                       $  28,274
                                      ---------   ---------      --------          ---------  ------------   -------------
                                      ---------   ---------      --------          ---------  ------------   -------------



                                        Gross amount at which carried                                               Life on which
                                        at close of period, June 30,1998                                            depreciation in
                                      ----------------------------------                                            latest income
                                                   Buildings                                                         statement is
                                                      and                       Accumulated      Date of      Date      computed
                                      Land        improvements   Total          Depreciation   Construction  Acquired     (years)
                                      ----        ------------   -----          ------------   ------------  --------     -------
    Alden Park                      $ 11,220       $ 44,882    $ 56,102         $  125              (1)         (1)          30
     Multi-family apartment bldg.
      Philadelphia, PA
    Royal York                         1,479          6,986       8,465             16              (1)         (1)          30
     Multi-family apartment bldg.
      New York, NY
    260 W. Sunrise                       370          5,616       5,986            781              (1)         (1)          25
     Office complex
     North Woodmere, NY
    Middletown Commons                   394          1,576       1,970              4              (1)         (1)          30
     Shopping Center
     New York, NY
    86 West                              166            663         829              2              (1)         (1)          30
     Condominium
     New York, NY
    Kingston Atlanta                   2,488         11,601      14,089             28              (1)         (1)          30
     Mixed use commercial
     Atlanta, GA
                                    --------      ---------    --------         -------     --------     --------       --------
    Totals                          $ 16,117       $ 71,324    $ 87,441         $  956
                                    --------      ---------    --------         -------     --------     --------       --------
                                    --------      ---------    --------         -------     --------     --------       --------


The aggregate cost for Federal income tax purposes was approximately $116.1 million at June 30, 1998.


    The changes in real estate for each of
    the three years ended June 30, 1998    July 1, 1997 to   July 1, 1996 to   July 1, 1995 to
    are as follows:                        June 30, 1998     June 30, 1997     June 30, 1996
                                           -------------     -------------     -------------
    Balance at beginning of period           $     97,349      $    146,440    $     148,851
        Improvements                                3,366             9,838            2,832
        Re-acquired assets                          2,095                --               --
        Sales/Writedowns                          (16,325)          (58,929)          (5,243)
        Other                                          --                --              --
                                           ---------------   ---------------   -------------
    Balance at end of period                 $     86,485      $     97,349    $     146,440
                                           ---------------   ---------------   --------------
                                           ---------------   ---------------   --------------

  The changes in accumulated real estate
  depreciation  for the three years ended          July 1, 1997 to   July 1, 1996 to   July 1, 1995 to
  June 30, 1998 are as follows:                    June 30, 1998     June 30, 1997     June 1, 1996
                                                   -------------     -------------     ------------
  Balance at beginning of period                   $          573    $          373    $         173
      Depreciation for the period                             383               200              200
      Disposals, including write-off
         of fully depreciated building
         improvements                                          --                --               --
                                                   --------------    --------------    -------------
  Balance at end of period                         $          956    $          573    $         373
                                                   --------------    --------------    -------------
                                                   --------------    --------------    -------------

   See notes to this schedule on the following page.

                                 RB ASSET, INC.
                                    FORM 10-K
             REAL ESTATE AND ACCUMULATED DEPRECIATION (SCHEDULE III)
                                  JUNE 30, 1998
                             (dollars in thousands)


Notes to Real Estate and Accumulated Depreciation Schedule (previous page)


Note 1 - Property acquired, in substantially completed form, through foreclosure or transfer and satisfaction of obligations of borrowers prior to 1996.

Note 2 - Improvements totaling $3,424 were made to refurbish individual units in preparation for sale during the three-year period ended June 30, 1998. Proceeds of unit sales during the same three-year period, after selling costs other than refurbishment costs, were $16,537. Accordingly, net proceeds of unit sales, after selling and refurbishment costs, were $13,113 during the three-year period ended June 30, 1998.

Note 3 - Improvements totaling $5,113 were made to complete a rehabilitation project related to this asset, subsequent to the asset's acquisition by the Company.

Note 4 - For additional information related to this writedown of the asset's carrying value, see "Management Discussion and Analysis - Results of Operations" contained within the RB Asset, Inc. annual report on Form 10-K, dated June 30, 1998.

                                 RB ASSET, INC.
                                    FORM 10-K
                 MORTGAGE LOANS ON REAL ESTATE (SCHEDULE IV)
                                  JUNE 30, 1998
                             (dollars in thousands)

                                                         Final               Periodic
                                      Interest         Maturity              payment                   Prior
            Description                 rate             Date                 terms                    liens
            -----------                 ----             ----                 -----                    -----
   Residential 1-4 family and other
     real estate  loans                    7%-10%       5/1/99        Amortizing over 15-30
     New York, NY                                                     years

   Anita Terrace                            7.00%       5/1/09        Interest only, balloon
      Co-op                                                           payment at maturity
      Rego Park, NY

   Anita Terrace                            7.00%       5/1/09        Interest only, balloon      Subordinated
      Co-op                                                           payment at maturity         participation
      Rego Park, NY

   7402 Bay Ridge Parkway                  10.25%       6/13/01       Interest only, balloon
      Multi-family apartment                                          payment at maturity
      NY

   236 East 46th Street                     7.75%       8/27/98       Interest only, balloon      Subordinated
      Multi-family apartment                                          payment at maturity         participation
      New York, NY

   715 Associates                           9.25%       3/30/00       $200 principal annually
      Condominium
      New York, NY

   Washington Group                         7.67%      6/30/97 -      Amortizing over 30
      Office complex                                   extension      years,  balloon payment
      NY                                            agreement under   at maturity
                                                      negotiation

   Lohmaier Lane                            7.50%       9/1/98        Non-accrual loan,
      Office complex                                                  principal and interest
      NY                                                              not being received

   333 West 39th Street                     8.50%       1/1/00        Principal and interest      Junior subordinated
      Office complex                                                  contingently receivable-    participation
      New York, NY                                                    loan is fully reserved

   589 8th Avenue                           8.50%       1/1/00        Principal and interest      Junior subordinated
      Office complex                                                  contingently receivable-    participation
      New York, NY                                                    loan is fully reserved

   Hawthorne                                8.50%      10/15/00       Principal and interest      Junior subordinated
      Hotel                                                           contingently receivable-    participation
      SC                                                              loan is fully reserved

                                      Face amount             Carrying         Principal amount of loans
                                          of                 amount of        subject to delinquent principal
            Description               Mortgages              mortgages        or interest
            -----------               ---------              ---------        --------------------------------
   Residential 1-4 family and other
     real estate  loans                   $     1,352           $     1,158                $     590 (1)
     New York, NY

   Anita Terrace                               14,724                 8,239                   14,724 (2)
      Co-op
      Rego Park, NY

   Anita Terrace                                6,804                 6,804                           --
      Co-op
      Rego Park, NY

   7402 Bay Ridge Parkway                         997                   997                           --
      Multi-family apartment
      NY

   236 East 46th Street                         1,501                 1,501                           --
      Multi-family apartment
      New York, NY

   715 Associates                                 611                   611                           --
      Condominium
      New York, NY

   Washington Group                            21,803                21,803                           --
      Office complex
      NY


   Lohmaier Lane                                3,100                 2,100                        3,100
      Office complex
      NY

   333 West 39th Street                         1,700             -     (3)                           --
      Office complex
      New York, NY

   589 8th Avenue                                 700             -     (3)                           --
      Office complex
      New York, NY

   Hawthorne                                      500             -     (3)                           --
      Hotel
      SC

                            (continued on next page)

                                 RB ASSET, INC.
                                    FORM 10-K
                 MORTGAGE LOANS ON REAL ESTATE (SCHEDULE IV)
                                  JUNE 30, 1998

   (continued from previous page)                     (dollars in thousands)

                                                         Final               Periodic
                                      Interest         Maturity              payment                Prior
            Description                 rate             Date                 terms                 liens
            -----------                 ----             ----                 -----                 -----
   Camarillo                                7.50%       3/22/05       Interest only, balloon   Subordinated
      Shopping Center                                                 payment at maturity      participation
      CA
   5619 Broadway                            8.50%       11/1/99       Interest only, balloon   Subordinated
      Shopping Center                                                 payment at maturity      participation
      New York, NY
   Crossroads                               8.50%      12/22/98       Interest only, balloon   Subordinated
      Shopping Center                                                 payment at maturity      participation
      CA
   153 West 57th Street                     7.00%       10/1/98       Interest only, balloon   Subordinated
      Mixed use commercial                                            payment at maturity      participation
      New York, NY
   Flotilla Street                          6.89%      12/31/98       Interest only, balloon   Subordinated
      Industrial Complex                                              payment at maturity      participation
      CA
   Hawthorne                                8.50%      10/15/00       Interest only, balloon   Subordinated
      Hotel                                                           payment at maturity      participation
      SC
   Cromwell-Louisville                      6.18%       6/30/09       Interest only, balloon   Subordinated
      Garage                                                          payment at maturity      participation
      Louisville, KY
                                            -----      --------       ----------------------   -------------
   Totals
                                            -----      --------       ----------------------   -------------
                                            -----      --------       ----------------------   -------------

                               Face amount               Carrying          Principal amount of loans
                                    of                  amount of          subject to delinquent
            Description         Mortgages               mortgages          principal or interest
            -----------        -----------              ---------          -------------------------
   Camarillo                        625                      625                        --
      Shopping Center
      CA
   5619 Broadway                    620                      620                        --
      Shopping Center
      New York, NY
   Crossroads                       399                      399                        --
      Shopping Center
      CA
   153 West 57th Street             613                      613                        --
      Mixed use commercial
      New York, NY
   Flotilla Street                  360                      360                        --
      Industrial Complex
      CA
   Hawthorne                        809                      809                        --
      Hotel
      SC
   Cromwell-Louisville            1,788                    1,788                        --
      Garage
      Louisville, KY
                              ---------               ----------                ----------
   Totals                     $  59,006               $   48,427                $   18,414
                              ---------               ----------                ----------
                              ---------               ----------                ----------


   Reconciliation of mortgages                                                    July 1,1997 to    July 1, 1996 to  July 1, 1995 to
    receivable at their carrying values:                                           June 30, 1998    June 30, 1997     June 30, 1996
                                                                                  --------------    ---------------  ---------------
                                       Balance at beginning of period             $        65,499   $        69,522  $       76,393

                                         Advances made                                        649            1,910           59,592
                                         Capitalization of interest/expense                    --               --               --
                                         Collections of properties                        (16,413)          (4,933)         (62,560)
                                         Transfers of foreclosed properties                    --               --               --
                                         Charged to provision for credit losses            (1,308)           (1,000)         (3,903)
                                                                                  ---------------   ---------------  --------------
                                       Balance at end of period                   $        48,427   $        65,499  $       69,522
                                                                                  ---------------   ---------------  --------------
                                                                                  ---------------   ---------------  --------------

   See notes to this schedule on the following page.

                                 RB ASSET, INC.
                                    FORM 10-K
                 MORTGAGE LOANS ON REAL ESTATE (SCHEDULE IV)
                                  JUNE 30, 1998
                             (dollars in thousands)



Notes to Investments in Real Estate Assets Schedule (previous page)



Note 1 - The Company's 1-4 family residential loans are carried as non-accrual assets, whereby interest income is recognized only when received. At June 30, 1998 there were loans aggregating $590 in outstanding principal balance that were delinquent 60 days or longer.

Note 2 - This loan asset has been categorized as a non-accrual loan. Accrued interest related to this loan has been fully reserved for at June 30, 1998. Loan principal continues to be repaid from the proceeds of apartment unit sales of the property serving as collateral for this loan.

Note 3 - The loan is fully reserved for by the Company at June 30, 1998, although the loan continues to perform in accordance with its contractual terms. Principal and interest related to these loans is contingently receivable, following the satisfaction of all other lien holder's positions.

                                                                         ANNEX B

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549-1004

                                    FORM 10-Q


(Mark One)

[X] Quarterly report pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

         For the quarterly period ended September 30, 1998

                                       OR

[  ]     Transition  report  pursuant  to section 13 or 15(d) of the  Securities
         Exchange Act of 1934

         For the Transition Period From            To
                                        ----------     ------------

                        Commission file number 333-38673

                                 RB ASSET, INC.
                                 --------------
             (Exact name of registrant as specified in its charter)

Delaware                                                          13-5041680
--------------------------------------------------------------------------------
(State or other jurisdiction                                    (I.R.S. Employer
of incorporation or organization)                            Identification No.)


645 Fifth Avenue  Eight Floor, New York, New York                      10022
--------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)

Company's telephone number, including area code:   (212) 848-0201
                                                   --------------



Securities registered pursuant to section 12(b) of the Act:         None
Securities registered pursuant to section 12(g) of the Act:         None



Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter periods that the registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days: Yes  X    No
                                       ---      ---


The number of shares outstanding of the Registrant's Common Stock as of November 15, 1998 was 7,100,000. The number of shares outstanding of the Registrant's 15% Non-cumulative Perpetual Preferred Stock, Series A as of November 15, 1998 was 1,400,000.

                                 RB ASSET, INC.
                          QUARTERLY REPORT ON FORM 10-Q
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998

                                TABLE OF CONTENTS

                                                                                   PAGE
                                                                                   ----
INDEX

PART I.     FINANCIAL INFORMATION

            Item 1.    Financial Statements

                            Consolidated Statements of Financial Condition as of
                            September 30, 1998 (unaudited) and June 30, 1998....     3

                            Consolidated Statements of Operations for the three
                            months ended September 30, 1998 and 1997 (unaudited)     4

                            Consolidated Statements of Changes in Stockholders'
                            Equity for the three months ended September 30, 1998
                            and 1997 (unaudited)................................     5

                            Consolidated Statements of Cash Flows for the three
                            months ended September 30, 1998 and 1997 (unaudited)     6

                            Notes to the Consolidated Financial Statements .....     8

            Item 2.    Management's Discussion and Analysis of Financial
                       Condition and the Results of Operations..................    16

PART II.    OTHER INFORMATION

            Item 1.    Legal Proceedings .......................................    23
            Item 2.    Changes in Securities ...................................    23
            Item 3.    Defaults Upon Senior Securities .........................    23
            Item 4.    Submissions of Matters to a Vote of Securities Holders ..    23
            Item 5.    Other Information .......................................    23
            Item 6.    Exhibits and Reports ....................................    23

SIGNATURES......................................................................    24

PART I.  FINANCIAL INFORMATION
Item 1.  Financial Statements

                                 RB ASSET, INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                      September 30, 1998 and June 30, 1998
                             (Dollars in Thousands)

                                     Assets

                                                                 (Unaudited)
                                                                 September 30,     June 30,
                                                                     1998           1998
                                                                  ---------       ---------
Real estate assets:
Real estate held for investment, net of accumulated
   depreciation of $1,160 and $583, respectively                  $  81,342       $  82,835

Real estate held for disposal                                         5,300           5,013
      Allowance for fair market value reserve under SFAS-121         (1,363)         (1,363)
                                                                  ---------       ---------
           Total real estate held for disposal, net                   3,937           3,650

Real estate loans receivable:
      Secured by real estate                                         55,842          59,006
      Loans sold with recourse, net                                  14,939          15,781
      Allowance for possible credit losses                          (16,752)        (17,697)
                                                                  ---------       ---------
           Total loans receivable, net                               54,029          57,090

Investments in joint ventures                                         1,536           1,536
                                                                  ---------       ---------
     Total real estate assets                                       140,844         145,111

Cash, due from banks and cash equivalents                            11,295          12,532
Cash, due from banks -- restricted                                   26,217          19,555
Investment securities available for sale                              1,260           1,373
Commercial and consumer loans                                        10,324          10,431
  Allowance for possible credit losses                               (2,388)         (2,340)
                                                                  ---------       ---------
Commercial and consumer loans, net                                    7,936           8,091
Other assets                                                          4,192           4,248
                                                                  ---------       ---------
        Total Assets                                              $ 191,744       $ 190,910
                                                                  ---------       ---------
                                                                  ---------       ---------

                      Liabilities and Stockholders' Equity

Borrowed funds                                                    $  68,760       $  68,760
Other liabilities                                                    15,463          14,967
                                                                  ---------       ---------
        Total Liabilities                                            84,223          83,727
                                                                  ---------       ---------

Stockholders' equity:
15% non-cumulative preferred stock, Series A par value $1,
  liquidation value $25 (1,400,000 shares authorized, issued
  and outstanding at September 30, 1998 and June 30, 1998)            1,400           1,400

Common stock par value $1 (30,000,000 shares authorized,
  7,100,000 shares issued and outstanding at September 30,
  1998 and June 30, 1998)                                             7,100           7,100

Additional paid in capital                                          111,170         111,170
Accumulated deficit                                                 (11,111)        (11,561)
Accumulated comprehensive income                                     (1,038)           (926)
                                                                  ---------       ---------
        Total Stockholders' Equity                                  107,521         107,183
                                                                  ---------       ---------
Total Liabilities and Stockholders' Equity                        $ 191,744       $ 190,910
                                                                  ---------       ---------
                                                                  ---------       ---------



See notes to Consolidated Financial Statements

                                 RB ASSET, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 Three months ended September 30, 1998 and 1997
                  (dollars in thousands, except per share data)
                                   (Unaudited)

                                                                                  Three months ended
                                                                                    September 30,
                                                                         ------------------------------------
                                                                              1998                1997
                                                                         ---------------    -----------------

Revenue:
Rental revenue and operations:
         Rental income and other property revenue                         $       3,770      $         3,273
         Property operating and maintenance expense                              (2,564)              (2,264)
         Depreciation -- real estate held for investment                           (577)                 (50)
                                                                         ---------------    -----------------
     Net  rental operations                                                         629                  959

Other property income (expense):
         Net gain/(loss) on sale of real estate                                     488                 (914)
         Writedown of investments in real estate                                     --                 (350)
                                                                         ---------------    -----------------
      Total other property income/ (expense)                                        488               (1,264)

Other income:
      Interest income:
         Loans receivable                                                           640                 767
         Investment securities                                                       --                  55
         Money market investments and other                                         227                  59
         Provision for possible credit losses                                        --                  --
                                                                         ---------------    -----------------
              Total interest income                                                 867                  881

         Realization of contingent participation revenues                         1,000                  769
                                                                         ---------------    -----------------
     Total other income                                                           1,867                1,650

         Total revenues                                                           2,984                1,345
                                                                         ---------------    -----------------

Expenses:
   Interest expense:
         Borrowed funds                                                           1,426                1,637
         Other                                                                        5                   21
                                                                         ---------------    -----------------
              Total interest expense                                              1,431                1,658

   Other expenses:
         Salaries and employee benefits                                              50                  205
         Legal and professional fees                                                202                  745
         Management fees                                                            617                  671
         Other                                                                       65                  101
                                                                         ---------------    -----------------
              Total other expenses                                                  934                1,722

         Total expenses                                                           2,365                3,380
                                                                         ---------------    -----------------

Loss before other income (expense) and before
 provision for income taxes                                                         619              (2,035)
                                                                         ---------------    -----------------

Other income (expense):
         Net gains (losses) on sales of investment securities                        --               1,697

                                                                         ---------------    -----------------
   Total other income (expense)                                                      --               1,697

Net income (loss) after other income (expense) and before
 provision for income taxes                                                         619                (338)
                                                                         ---------------    -----------------
Provision for (benefit from) income taxes                                           169                  51

Net income (loss)                                                                   450                (389)

Dividends declared on preferred stock                                                --                   --
                                                                         ---------------    -----------------

Net income (loss) applicable to common stock                              $         450      $         (389)
                                                                         ---------------    -----------------
                                                                         ---------------    -----------------
Basic and diluted income (loss) per common share                          $        0.06      $        (0.05)
                                                                         ---------------    -----------------
                                                                         ---------------    -----------------


See notes to Consolidated Financial Statements

                                 RB ASSET, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 Three months ended September 30, 1998 and 1997
                             (dollars in Thousands)
                                   (Unaudited)

                                        Series A
                                     Non-cumulative
                                        Perpetual                   Additional    Retained         Accumulated          Total
                                        Preferred      Common        Paid-in      Earnings        Comprehensive     Stockholders'
                                          Stock        Stock         Capital      (Deficit)           Income           Equity
                                       ------------  ----------   ------------- -------------   ----------------  ---------------


Balances at June 30, 1997              $   1,400     $  7,100     $ 111,170     $ (10,055)      $    (1,105)      $   108,510

Net loss for the three months
  ended September 30, 1997                    --          --            --           (389)              --               (389)

Preferred stock dividends payable             --          --            --            --                --                --

Change in comprehensive income
  resulting from changes in unrealized
  loss on securities available-for-sale       --          --            --            --                --                --
                                       ------------  ----------   ------------- -------------   ----------------  ---------------
Balances at September 30, 1997         $   1,400     $  7,100     $ 111,170     $ (10,444)     $    (1,105)       $   108,121
                                       ------------  ----------   ------------- -------------   ----------------  ---------------
                                       ------------  ----------   ------------- -------------   ----------------  ---------------

Balances at June 30, 1998              $   1,400     $  7,100     $ 111,170     $ (11,561)     $      (926)       $   107,183

Net income for the three months
  ended September 30, 1998                   --           --            --            450               --                450


Preferred stock dividends payable            --           --            --             --               --                --

Change in comprehensive income
  resulting from changes in unrealized
  loss on securities available-for-sale      --           --            --             --             (112)              (112)
                                       ------------  ----------   ------------- -------------   ----------------  ---------------
Balances at September 30, 1998         $   1,400     $  7,100     $ 111,170     $ (11,111)     $    (1,038)     $     107,521
                                       ------------  ----------   ------------- -------------   ----------------  ---------------
                                       ------------  ----------   ------------- -------------   ----------------  ---------------



See notes to Consolidated Financial Statements

                                 RB ASSET, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)
                                   (Unaudited)

                                                                                    Three months ended
                                                                                      September 30,
                                                                            ---------------------------------
                                                                                   1998             1997
                                                                            ----------------  ---------------
Operating Activities:
Cash Flows Provided by (Used in) Operating Activities:
  Net (loss)/income                                                         $        450      $         (389)
  Adjustments to reconcile net (loss)/income to cash
   used in operating activities:
      Net (gain) loss on sale of real estate assets                                 (488)                914
      Write downs of real estate assets                                               --                 350
      Depreciation and amortization                                                  577                  50
      Net gain on sales of loans, other investments
            and investment securities                                                 --              (1,697)
  Change in operating assets and liabilities:
      Net decrease/(increase) in accrued interest  receivable                        (11)                181
      Net (decrease)/increase in accrued interest payable                             15                (360)
      Net (decrease)/increase in accrued income taxes                                505                (207)
      Net (decrease)/increase in accrued expenses
            and other liabilities                                                    (24)             (1,314)
      Net (increase)/decrease in prepaid expenses and other assets                    67                 814
      Cash effect of increases/(decreases) in allowance for
            possible credit losses                                                    86                 173
      Other                                                                          (10)                 --
                                                                             ----------------  ---------------
            Net cash (used in)/provided by operating activities                    1,167              (1,485)
                                                                             ----------------  ---------------

Investing Activities:
Cash Flows Provided by (Used in) Investing Activities:
  Proceeds from sales and maturities of investment
        securities, available for sale                                                --               6,871
  Net repayment/(origination) of loans secured by real estate, net                 3,164                 472
  Net repayment/(reacquisition) of commercial and consumer loans                      59              (2,404)
  Net decrease/(increase) in loans sold with recourse                                406               3,516
  Proceeds from sales of real estate held                                            938               4,217
  Additional fundings on real estate held                                           (309)             (3,067)
                                                                            ----------------  ---------------
            Net cash provided by investing activities                              4,258               9,605
                                                                            ----------------  ---------------

(Continued on next page)




See notes to Consolidated Financial Statements

                                 RB ASSET, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)
                                   (Unaudited)

(Continued from previous page)

                                                                                  Three months ended
                                                                                    September 30,
                                                                           --------------------------------
                                                                                 1998            1997
                                                                           ---------------- ---------------
Financing Activities:
Cash Flows Provided by (used in) Financing Activities:
  Increase in restricted cash                                                     (6,662)         (2,935)
  Proceeds from borrowed funds                                                                       116
  Repayment of borrowed funds                                                         --          (5,259)
  Increase/(decrease) in borrowed funds secured by loans
        sold with recourse, net of construction advances                              --          (2,410)
                                                                           ---------------- ---------------
            Net cash used in financing activities                                 (6,662)        (10,488)
                                                                           ---------------- ---------------

Net increase/(decrease) in cash and money market investments                      (1,237)          (2,368)

Beginning cash                                                                    12,532            8,940
                                                                           ---------------- ---------------

Ending cash                                                                 $     11,295    $       6,572
                                                                           ---------------- ---------------
                                                                           ---------------- ---------------

Supplemental Disclosure of Cash Flow Information
Cash paid for:
      Interest                                                              $      1,416    $       1,052
      Federal, state and local taxes                                                 152              258





See notes to Consolidated Financial Statements

                                 RB Asset, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 1998
                             (dollars in thousands)
                                   (Unaudited)


1.  Organization and Formation of the Company

RB Asset, Inc. (the "Company") is a Delaware corporation that, as a result of the completion of reorganization steps (the "Reorganization," described in detail below), on May 22, 1998, succeeded to the assets, liabilities and business of River Bank America ("River Bank" or the "Predecessor Bank"). Prior to the Reorganization, River Bank was a New York State chartered stock savings bank and was regulated by the New York State Banking Department ("the Banking Department" or the "NYSBD") and, until December 31, 1997, the Federal Deposit Insurance Corporation (the "FDIC"). The Company's principal business continues to be the management of its real estate assets, mortgage loans and investment securities, under a business plan intended to maximize stockholder value. Following the Reorganization, the Company intends to manage its business and assets without the regulatory constraints previously imposed on the Predecessor Bank by the Banking Department. This report is for the three month period ended September 30, 1998. Unless the context otherwise requires, references to the business, assets and liabilities of the Company prior to May 22, 1998 include the business, assets and liabilities of the Predecessor Bank

The Predecessor Bank was founded in 1848. In 1925, the Predecessor Bank adopted the name "East River Savings Bank" which it continued to use in its retail business through June 28, 1996. The Predecessor Bank converted to a stock-form savings bank through a plan of conversion in 1985. Effective October 1, 1988, East River Savings Bank formally changed its corporate name to "River Bank America." On June 28, 1996, the Predecessor Bank sold its remaining eleven branches ("the Branch Sale") to Marine Midland Bank ("Marine"), inclusive of the name East River Savings Bank. Following consummation of the Branch Sale, all retail banking operations of the Predecessor Bank ceased.

On May 22, 1998, River Bank completed its Reorganization into a Delaware corporation named RB Asset, Inc., under a plan that was approved at the Predecessor Bank's special meeting of stockholders reconvened on May 1, 1998. RB Asset, Inc., as the successor in the Reorganization, succeeded to the assets, liabilities and business of River Bank. As a result of the reorganization and related dissolution discussed below, the capital stock of River Bank was canceled and, as of the close of business on May 22, 1998, River Bank's stock transfer records were closed.

Following stockholder approval of the Reorganization, on May 18, 1998, all of the Predecessor Bank's assets, liabilities and business were transferred to, or assumed by, the Predecessor Bank's wholly-owned subsidiary, River Asset Sub, Inc. on May 11, 1998, pursuant to the terms of an assignment and assumption agreement and related transfer documents. Thereafter, the Board of Directors declared distribution of the capital stock of its wholly-owned subsidiary, River Distribution Sub, Inc. ("River Distribution"), payable on a book-entry basis to the Predecessor Bank's stockholders of record on May 22, 1998. At the time of such distribution the capital stock of River Distribution had no value.

In the distribution, all of the issued and outstanding shares of common stock and 15% noncumulative perpetual preferred stock, series A of River Distribution ("River Distribution Series A Preferred") held by the Predecessor Bank were distributed to the Predecessor Bank's stockholders on a share-for-share basis such that each holder of the common stock of River Bank ("River Bank Common Stock") received one share of River Distribution Common Stock for each share of River Bank Common Stock held by such stockholder and each holder of River Bank 15% noncumulative perpetual preferred stock, series A ("River Bank Series A Preferred") received one share of River Distribution Series A Preferred Stock for each share of River Bank Series A Preferred Stock held by such stockholder.

Finally, upon book-entry payment of the distribution, on May 22, 1998, River Distribution merged with and into River Asset whereupon the stockholders of River Distribution became stockholders of the surviving corporation which changed its name to RB Asset, Inc. In the merger, the shares of capital stock of River Distribution were converted into identical shares of capital stock of RB Asset, Inc. Accordingly, subsequent to the merger, the capital stock of River Bank had no value. Stock certificates representing shares of capital stock of RB Asset, Inc. were then distributed to holders of record as of May 22, 1998.

                                 RB Asset, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 1998
                             (dollars in thousands)
                                   (Unaudited)

In connection with the reorganization steps, on May 19, 1998, a petition for an order of dissolution declaring River Bank dissolved and its legal existence terminated was filed in the Supreme Court of the State of New York. The Supreme Court issued the order on June 18, 1998 and, upon the filing of the order of dissolution with the Banking Department, on June 23, 1998, the Predecessor Bank was dissolved and its legal existence terminated. Prior to dissolution, the stock transfer records of River Bank were closed and upon such dissolution, the capital stock of River Bank was canceled.

On June 28, 1996, the Predecessor Bank consummated the transactions (the "Branch Sale") contemplated by the Purchase of Assets and Liability Assumption Agreement (the "Branch Agreement") by and between the Predecessor Bank and Marine. Pursuant to the terms of the Branch Agreement, Marine assumed $1,159.6 million of deposit liabilities (the "Assumed Deposits") and acquired assets with an aggregate carrying value of $1,066.6 million (the "Transferred Assets"). The Transferred Assets consisted primarily of loans secured by real estate, mortgage-backed and investment securities, and 11 bank branch offices, inclusive of the name East River Savings Bank. Included in the Transferred Assets was approximately $32.4 million of loans in which the Predecessor Bank was granted subordinated participation interests. Also included in the Transferred Assets were the proceeds of dispositions from five individual asset sale transactions with third parties, aggregating $60.4 million, composed of real estate assets, loans and other receivables (the "Asset Sale Transactions"). The Asset Sale Transactions were structured to include ongoing recourse to, and participation by, the Predecessor Bank with respect to the assets sold, based upon the net proceeds realized on disposition of assets by the purchasers.

The Assumed Deposits exceeded the Transferred Assets by approximately $93.0 million, which represented the premium received by the Predecessor Bank in the Branch Sale. Marine also purchased the Predecessor Bank's branch office realty at 96th Street in Manhattan for $1.3 million. The Predecessor Bank recorded a net pretax gain on the sale of offices and branches of $77.6 million reflecting the deposit premium of $93.0 million, partially offset by Branch Sale transaction costs of $5.8 million, professional fees of $3.2 million, employee benefits and severance costs of $4.6 million, net losses on the sale of assets of $1.1 million and other net costs of $700,000. During the year ended June 30, 1997, the Predecessor Bank's indemnification agreements with Marine were amended and a $3.3 million contingency reserve was recorded.

At June 30, 1996, the Predecessor Bank retained $285.5 million in assets, including primarily real estate assets and non-performing loans. The balance of the retained assets consisted of performing loans (including loans sold with recourse, subordinated participations, junior subordinated participations, loans to facilitate the sale of real estate owned and mortgage and other loans) and a modest amount of cash and investment securities (collectively, the "Retained Assets"). Subsequent to the Branch Sale, the Predecessor Bank continued substantially the same asset management strategy for Retained Assets as had been previously employed by the Predecessor Bank, in the years immediately prior to the Branch Sale.

Following the Branch Sale, the Company engaged RB Management Company, LLC (the "Management Company") to manage its operations on a day-to-day basis, including developing and recommending strategies to the Company's Board of Directors regarding the ongoing management of assets. The Management Company is a privately-owned entity that was newly formed in June 1996 and is controlled by Alvin Dworman, who owns 39.0% of the outstanding Common Stock of the Company.

The closing of the Branch Sale was conditioned upon the Predecessor Bank's obtaining financing with terms and in an amount reasonably acceptable to the Predecessor Bank and determined to be reasonably adequate to permit consummation of the Branch Sale. The Predecessor Bank obtained from Marine a loan facility (the "Facility" or "Initial Facilities") consisting of eleven independent mortgage loans with additional collateral, in an aggregate amount not to exceed $99.1 million. As of June 30, 1996, Marine had extended $89.8 million under the Facility to the Predecessor Bank, which has been reduced by repayment activity to $60.6 million at September 30, 1998, with an additional $26.2 million in proceeds maintained in a restricted cash account pending negotiation with Marine as to the application of such proceeds to reduce the outstanding balances of the Facility. Proceeds of the Facility were utilized by River Bank to (i) refinance all or part of the certain indebtedness secured by assets to be transferred to Marine, including all or a substantial part of the outstanding advances from the Federal Home Loan Bank ("FHLB") and (ii) provide additional funds for the development and completion of two individual real estate assets as part of the Predecessor Bank's operations subsequent to the Branch Sale.

                                 RB Asset, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 1998
                             (dollars in thousands)
                                   (Unaudited)

Marine assumed substantially all of the Predecessor Bank's retail deposits in connection with the Branch Sale. In addition, the Predecessor Bank ceased accepting retail deposits on the date of the Branch Sale. At June 30, 1996, the Predecessor Bank held certain non-retail deposits, which aggregated approximately $3.0 million. During the quarter following the Branch Sale, the Predecessor Bank arranged for the assumption by other insured depository institutions of its remaining non-retail deposits. Accordingly, the Predecessor Bank held no deposit liabilities at June 30, 1997. However, at June 30, 1997, the Predecessor Bank continued to be regulated by the FDIC and the NYSBD. On October 31, 1996 the Predecessor Bank requested that the FDIC terminate its insurance of accounts in accordance with the requirements of the NYSBD's approval of the Branch Sale. On April 14, 1997, the Predecessor Bank received notice that the FDIC, as requested by the Predecessor Bank, intended to terminate the Predecessor Bank's status as an insured state nonmember Bank on December 31, 1997. Upon the issuance of this order by the FDIC, the Predecessor Bank was no longer subject to banking regulation by the FDIC. In connection therewith, the Predecessor Bank also received from the Banking Department a waiver of any applicable New York State deposit insurance requirements.

Conditions imposed in connection with the NYSBD's approval of the Branch Sale included: (i) the Predecessor Bank's agreement to file an application with the Banking Department, within one year of the closing of the Branch Sale, for approval of a plan of dissolution; (ii) the Predecessor Bank's agreement to file with the Supreme Court of the State of New York an application for a closing order within 13 months of the closing of the Branch Sale and an application for a final order of dissolution within five months following the filing of an application for a closing order; (iii) increased levels of minimum regulatory capital requirements; (iv) the Predecessor Bank's agreement to continue to submit its proposed capital transactions to the NYSBD for prior approval; (v) the continuation of the Predecessor Bank's then-current periodic reporting obligations with respect to its retained assets, as well as in connection with its ongoing activities subsequent to the Branch Sale; and (vi) such other conditions and obligations as the Banking Department may have deemed appropriate.

In June 1997, the Predecessor Bank submitted an alternate proposal (the "Alternate Proposal") to the NYSBD pursuant to which the Predecessor Bank would implement Conditions No. 1 and No. 2 of the approval of the Branch Sale, described above. The Predecessor Bank proposed to adopt a plan under which it would transfer all of its assets and liabilities, including all contingent liabilities, to a successor corporation ("Successor") incorporated under Delaware General Corporation Law. Successor would acquire all of the assets of the Predecessor Bank and continue all of the business of the Predecessor Bank under the same business plan as adopted by the Predecessor Bank. Following the transfer of its assets and liabilities to Successor, the Predecessor Bank would surrender its banking charter and dissolve. The implementation of the proposed plan would result in a mere change of form from a banking corporation to a corporation incorporated under the Delaware General Corporation Law, which would not be subject to the jurisdiction of the Banking Department. The proposed transfer was expected to qualify as a tax-free reorganization under the Internal Revenue Code and, as such, the Company expected (and continues to expect) that certain of the Predecessor Bank's tax attributes would be preserved. In connection with the Alternate Proposal, common and preferred stockholders of River Bank would receive shares of Successor on a share-for-share basis so that Successor will be owned by the same stockholders, in the same proportions, as owned the Predecessor Bank on the record date.

Prior to June 30, 1997, the Predecessor Bank received the NYSBD's letter indicating their conditional approval of the Alternate Proposal as meeting the Conditions of the Banking Department's approval of the Branch Sale, if implemented by the Predecessor Bank on a timely basis. The NYSBD's conditional approval of the Alternate Proposal and related modification of Condition No. 1 of the Approval of the Branch Sale provided that the approval of stockholders of the Alternate Proposal not later than September 30, 1997 would be deemed to satisfy Condition No. 1. Condition No. 2 of the Banking Department's approval of the Branch Sale would be deemed to be satisfied if the petition required by Condition No. 2 was filed by the Bank by October 15, 1997. The Predecessor Bank met Condition No. 1 and Condition No. 2 on a timely basis. A copy of the Alternate Proposal and the NYSBD's letter indicating their conditional approval of the Alternate Proposal were included as Exhibits 14 and 15 to FDIC Form F-2, dated June 30, 1997.

                                 RB Asset, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 1998
                             (dollars in thousands)
                                   (Unaudited)

The Banking Department had also advised the Predecessor Bank that the Predecessor Bank's minimum capital requirement, set at $115 million in the NYSBD's approval of the Branch Sale and subsequently amended to $106 million in May 1997, was to remain at $106 million until the Predecessor Bank's final dissolution. Further, the Banking Department's conditional approval of the Alternate Proposal required that the Predecessor Bank seek prior approval from the NYSBD for any material sale or transfer of assets, or expenditures for development or renovation of any properties held by the Predecessor Bank prior to the completion of the dissolution of the Predecessor Bank.

The Company will continue to be subject to the requirements of the Securities Exchange Act of 1934 (the "Exchange Act") as amended and will be required to file periodic reports and other information with the Securities Exchange Commission (the "SEC").

The Company's principal business continues to be the management of its real estate assets, mortgage loans and investment securities, under a business plan intended to maximize stockholder value. Primarily as a result of deterioration in the real estate markets and a general economic recession in the New York metropolitan area and, later in other areas in which the Predecessor Bank was engaged in lending activities, particularly California, the Company's non-performing assets began increasing in 1989 and continued to increase in the aggregate through 1992. The resolution of non-performing assets, which substantially resulted from the Predecessor Bank's lending strategy of the 1980s, required significant time and attention by the Predecessor Bank's management. Over the five year period preceding the Branch Sale, the Bank's primary loan origination focus was single-family (one-to-four units) and, to a lesser extent, multi-family (five or more units) residential loans secured by properties in the New York City metropolitan area. Primarily as a result of conditions imposed by the NYSBD, subsequent to June 28, 1996, the Predecessor Bank has not originated a material amount of loans.

The Predecessor Bank has previously received notice that the approvals necessary to declare or pay dividends on the Predecessor Bank's outstanding shares of River Bank Series A Preferred Stock would not be provided. In June 1996, the Predecessor Bank's Board of Directors declared a Series A Preferred Stock dividend for the quarter ending June 30, 1996, payment of which was subject to the receipt of required approvals from the FDIC and the NYSBD (the Predecessor Bank's regulators at the time), as well as Marine (the Predecessor Bank's and the Company's principal lender). Primarily as a result of the above, neither the Company's or the Predecessor Bank's Board of Directors has taken any action regarding a quarterly dividend on the Company's Series A Preferred for any of the quarterly periods ended from September 30, 1996 through September 30, 1998. Although the Company is no longer subject to the jurisdiction of either the FDIC or the NYSBD, declaration or payment of future dividends on the Company's Series A Preferred Stock will continue to be subject to the approval of Marine for so long as the Facility remains outstanding. The Company has received notice from Marine that the approval necessary to declare or pay dividends on the Company's Series A Preferred Stock will not be provided at this time. There can be no assurance that the Board of Directors of the Company will deem it appropriate to pay dividends on the Series A Preferred Stock, even if permitted to do so by Marine.


2.  Presentation of Interim Financial Statements

The accompanying unaudited consolidated financial statements of the Company include all adjustments which management believes necessary for a fair presentation of the Company's financial condition at September 30, 1998, the results of its operations for the three months ended September 30, 1998 and 1997 and the statements of changes in stockholders' equity and cash flows for the three months ended September 30, 1998 and 1997. Adjustments are of a normal recurring nature. These unaudited consolidated financial statements have been prepared in conformity with the accounting principles and practices in effect as of June 30, 1998, as set forth in the consolidated financial statements of RB Asset, Inc., at such date. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements of RB Asset, Inc. as of June 30, 1998.

The consolidated financial statements include the accounts of RB Asset, Inc. and its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation. Due to the anticipated short-term nature of such investments, investments in unconsolidated real estate partnerships are

                                 RB Asset, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 1998
                             (dollars in thousands)
                                   (Unaudited)

generally carried at cost, subject to periodic assessment of net realizable value. Losses on sales or dispositions and any adjustments related to redetermination of net realizable value are charged, as real estate charge-offs to operations of the current period.

In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the Company's financial condition as of September 30, 1998, the results of operations for the three months ended September 30, 1998 and 1997, and changes in stockholders' equity and cash flows for the three months ended September 30, 1998 and 1997.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated statements of financial condition and operations for the period. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for possible credit losses, the valuation of investments in real estate for investment.

Management believes that the allowance for possible credit losses is adequate and that other real estate owned and real estate held for investment are properly valued. While management uses available information to establish reserves, future additions to the allowance or write downs of other real estate owned or real estate held for investment may be necessary based on changes in economic conditions, as well as changes in management strategies.

Management determines the appropriate classification of debt and equity securities (collectively, "marketable" securities) at the time of purchase and reevaluates such designation as of each balance sheet date. Available-for-sale securities are stated at estimated fair value, with unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. The cost of marketable securities classified as available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security using a method approximating the level yield method. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. Realized gains and losses, and declines in value judged to be other-than-temporary are included in net securities gains and losses. The cost of securities sold is based on the specific identification method. At September 30, 1998, the balance of stockholders' equity included a $1,038,000 unrealized loss on marketable securities classified as available-for-sale.

The provision for income taxes differs from the amount computed by applying the statutory Federal income tax rate of 35% to the income (loss) before provision for income taxes primarily due to state and local income and franchise taxes and limitations on the recognition of tax benefits of net operating losses. At September 30, 1998 the Company reviewed its potential current and deferred federal and state tax liabilities in light of the results of operations for the Company since June 30, 1998. As a result of this analysis, the Company recognized income tax expense in the amount of $169,000, during the quarter ending September 30, 1998.

For the purpose of the statements of cash flows, cash equivalents are defined as those amounts included in cash and due from banks and money market investments.

Certain reclassifications have been made to the prior years' consolidated financial statements to conform to the current year's presentation.


3.  Commitments, Contingencies and Other

As of September 30, 1998, the Company had deferred tax assets that were primarily attributable to NOLs, an allowance for loan losses and suspended passive activity losses and credits which were partially offset by a deferred tax liability in its consolidated financial statements. However, a valuation allowance was set up equal to the amount of the difference between the tentative deferred tax asset and the tentative deferred tax liability due to the uncertainty of the Company's ability to utilize the deferred tax assets in the future. Accordingly, neither a net overall asset nor a net overall liability was reflected in the Company's

                                 RB Asset, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 1998
                             (dollars in thousands)
                                   (Unaudited)

consolidated financial statements.

Under current tax law, the Company's ability to utilize certain tax benefits in the future may be limited in the event of an "ownership change," as defined by the Internal Revenue Code Section 382 and the regulations thereunder. In the event that the Reorganization in Note 1 is deemed to be an ownership change, or if, transactions in the Company's capital stock subsequent to the Reorganization result in an ownership change, the subsequent utilization of net operating loss carryforwards, suspended passive activity losses and credits, alternative minimum tax credit carryforwards and certain other built-in losses would be subject to an annual limitation as prescribed by current regulations. The application of this limitation could have a material effect on the Company's ability to realize its deferred tax assets. The Company is of the view that no ownership change of the Company will be deemed to have occurred as a result of the Reorganization or otherwise. However, the application of Section 382 is in many respects uncertain. In assessing the effects of prior transactions and of the Reorganization under Section 382, the Company has made certain legal judgments and certain factual assumptions. The Company has not requested or received any rulings from the IRS with respect to the application of Section 382 to the implementation of the Reorganization and the IRS could challenge the Company's determinations.

In the normal course of the Company's business, there are outstanding various claims, commitments and contingent liabilities. The Company also is involved in various other legal proceedings which have occurred in the ordinary course of business. Management, based on discussions with legal counsel, believes that the Company will not be materially affected by the actions of any outstanding legal proceedings. However, there can be no assurance that any outstanding legal proceedings will not be decided adversely to the Company and have a material adverse effect on the financial condition and the results of operations of the Company.


4.  Regulatory capital requirements

Prior to the reorganization of the Predecessor Bank into a Delaware corporation, which was completed on May 22, 1998, the Banking Department had advised the Predecessor Bank that the Predecessor Bank's minimum capital requirement, set at $115 million in the NYSBD's approval of the Branch Sale and subsequently amended to $106 million in May 1997, was to remain at $106 million until the Predecessor Bank's final dissolution, unless the Banking Department shall provide prior approval of the Company's written request to amend the Company's minimum capital requirement. So long as the Company's deposit accounts were insured by the FDIC, as a Federally-insured state-chartered bank, the Company was required to maintain minimum levels of regulatory capital. Under those FDIC regulations, insured state-chartered banks were generally required to maintain (i) a ratio of Tier 1 leverage capital to total assets of at least 4.0% to 5.0% (3.0% for the most highly-rated banks) and (ii) a ratio of Tier 1 capital to risk weighted (as defined by regulation) assets of at least 4.0% and a ratio of total capital to risk weighted assets of at least 8.0%.

On October 31, 1996, the Company requested that the FDIC terminate its insurance of accounts as a result of having transferred all of its remaining non-retail deposits and mortgage escrow accounts to other insured institutions or servicing entities. On April 14, 1997, the Company received notice that the FDIC, as requested by the Company, intended to terminate the Company's status as an insured state nonmember Bank on December 31, 1997.

Subsequent to the termination of the Predecessor Bank's status as an insured nonmember bank by the FDIC and the reorganization of the Predecessor Bank into a Delaware corporation, the Company is no longer subject to the regulatory capital requirements of either the FDIC or the Banking Department.

                                 RB Asset, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 1998
                             (dollars in thousands)
                                   (Unaudited)

5.  Earnings per share

Earnings per share were based upon 7,100,000 weighted average shares of Common Stock outstanding during the three months ended September 30, 1998 and 1997, respectively. The Company had no securities outstanding that were convertible to common stock at September 30, 1998 or 1997.

In February 1997, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 128, "Earnings Per Share" ("SFAS-128"), which was required to be adopted on December 31, 1997. At that time, the Company was required to change the method it previously used to compute earnings per share and to restate all prior periods. Under the new requirements of SFAS-128, the dilutive effect of stock options was excluded. The implementation of SFAS-128 has not had any effect upon the Company's reported primary earnings per share for the periods ended September 30, 1998 and 1997, or for the fiscal years ended June 30, 1998, 1997 and 1996.


6.  Comprehensive Income

As of July 1, 1998, the Company adopted Statement of Accounting Standards No. 130, "Reporting Comprehensive Income " ("SFAS-130"). SFAS-130 establishes new rules for the reporting and display of comprehensive income and its components. However, the adoption of this Statement has had no effect on the Company's net income or stockholders' equity. SFAS-130 requires unrealized gains or losses on the Company's available-for-sale securities, which prior to adoption were reported separately in stockholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of SFAS-130.

During the quarters ended September 30, 1998 and 1997, total comprehensive income (loss) was $338 and $(389), respectively. The following table describes the components of comprehensive income and accumulated comprehensive income for the dates indicated:


         Components of Comprehensive Income
         (Unaudited):
                                                                  Three months ended September 30,
                                                                     1998                    1997
                                                               ----------------        -----------------

         Net income                                             $          450         $           (389)
         Unrealized losses on securities                                  (112)                     --
                                                               ----------------        -----------------
         Comprehensive income                                   $          338         $           (389)
                                                               ----------------        -----------------
                                                               ----------------        -----------------


         Components of Accumulated
         Comprehensive Income:
                                                                  (Unaudited)
                                                                 September 30,             June 30,
                                                                     1998                    1998

         Unrealized losses on securities                        $       (1,038)        $           (926)
                                                               ----------------        -----------------
         Accumulated comprehensive income                       $       (1,038)        $           (926)
                                                               ----------------        -----------------
                                                               ----------------        -----------------

                                 RB Asset, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 1998
                             (dollars in thousands)
                                   (Unaudited)

7.  Legal Proceedings

An action entitled Strome Global Income Fund et al. v. River Bank America et al., Index No. 605226198, was commenced against the Registrant, its predecessors and certain of its current and former directors in New York State Supreme Court, New York County on October 27, 1998. Plaintiffs are holders of the Company's 15% non-cumulative perpetual preferred stock, Series A, and were formerly holders of River Bank America 15% non-cumulative perpetual preferred stock, Series A. The complaint alleges various claims for breach of contract, fraudulent conveyance, violations of Sections 604 and 605 of the New York Banking Law, breach of fiduciary duty and the duty of disclosure and ultra vires acts based upon the reorganization into the Registrant, and subsequent dissolution, of the Registrant's predecessor, River Bank America, and an amendment made to River Bank America's certificate of designations for the preferred stock in connection with the reorganization. Among other things, plaintiffs claim that as a result of the reorganization and dissolution they were entitled to receive a $25 per share liquidation payment, as well as unpaid dividends, and were also entitled to appraisal rights as dissenting stockholders. Plaintiffs seek judgment against the defendants for the liquidation payment, other unspecified compensatory damages, avoidance of the transfer of assets from River Bank America to the Registrant, punitive damages and other relief. The Registrant believes that the reorganization and dissolution of River Bank America was in the best interests of all of the River Bank America stockholders and did not violate plaintiffs' rights as preferred stockholders in any respect and intends to defend the lawsuit vigorously.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations


Financial Condition:

At September 30, 1998 the consolidated assets of the Company totaled $191.7 million, an increase of $834,000, or 0.4% from June 30, 1998.

Real estate held for investment, net of accumulated depreciation, declined $1.5 million, or 1.8%, from $82.8 million at June 30, 1998 to $81.3 million at September 30, 1998. The decline in real estate held for investment, net of accumulated depreciation at September 30, 1998 was attributable to transfers of $938,000 to real estate held for disposal and depreciation charges of $577,000.

Real estate held for disposal, net of allowance for fair market value reserve under Statement of Accounting Standards No. 121 (SFAS-121), increased $287,000, or 5.7%, from $3.6 million at June 30, 1998 to $3.9 million at September 30, 1998. During the quarter ended September 30, 1998, sales of real estate held for disposal primarily consisted of apartment units sold from inventory held at June 30, 1998. Such sales totaled $938,000 during the quarter ended September 30, 1998. Offsetting the effects of the sales on the book value of real estate held for disposal, net at September 30, 1998 were transfers of additional apartment units from real estate held for investment, net totaling $938,000 and additional capitalized fundings of $287,000. Apartment units transferred into real estate held for disposal during the quarter ended September 30, 1998 are expected to be sold within the next twelve months.

Total real estate loans receivable, net of the related allowance for possible credit losses declined $3.1 million, or 5.5%, from $57.1 million at June 30, 1998 to $54.0 million at September 30, 1998. The $3.1 million decline in real estate loans, net, during the quarter ended September 30, 1998, was attributable to a decline in loans receivable, secured by real estate of $3.2 million and a decline in loans sold with recourse, net of $842,000, partially offset by a decline in the related allowance for possible credit losses of $897,000.

The Company's loans secured by real estate decreased by $3.2 million, or 5.4%, from $59.0 million at June 30, 1998 to $55.8 million at September 30, 1998. During the quarter ended September 30, 1998, the Company received payments in satisfaction of $3.2 million in loans secured by real estate, recognizing a net gain of $488,000. This decrease in loans secured by real estate, net was partially offset by $80,000 in loan fundings advanced during the quarter.

The Company's loans sold with recourse, net decreased by $842,000, or 5.3%, from $15.8 million, at June 30, 1998 to $14.9 million at September 30, 1998. During the quarter ended September 30, 1998, the Company sold $837,000 in loans sold with recourse, net, which was partially offset by additional asset fundings of $430,000. In addition, $435,000 in losses related to the asset sales were charged against the allowance for possible credit losses, thereby reducing the remaining book value of loans sold with recourse, net and the allowance for possible credit losses by that amount.

The Company's allowance for possible credit losses related to loans secured by real estate decreased by $897,000, or 5.1%, from $17.8 million, at June 30, 1998 to $16.8 million at September 30, 1998. The decrease resulted from chargeoffs of $483,000 net of recoveries of $86,000 for asset disposition transactions previously provided for at June 30, 1998. In addition, the allowance for possible credit losses was reduced during the quarter ended September 30, 1998 by $500,000 when a junior subordinated participation loan secured by real estate, that had been fully reserved for at June 30, 1998, was repaid in full. As a result of this transaction, the allowance for possible credit losses was reduced by $500,000 and a gain of $500,000 was recognized. The Company's allowance for possible credit losses is maintained at a level which management considers adequate based on its periodic review of the Company's loans secured by real estate portfolios and certain individual loans, taking into consideration, among other things, the likelihood of repayment, the diversity of the borrowers, the type of loan, the quality of the collateral, current market conditions and the associated risks. At September 30, 1998, the allowance for possible credit losses was 30.1% of real estate loans as compared to 30.0% at June 30, 1998.

Cash and due from banks decreased by $1.2 million, or 9.9%, from $12.5 million at June 30, 1998 to $11.3 million at September 30, 1998. Allocations to restricted cash, scheduled asset fundings and the payment of operating expenses exceeded the total operating revenues and asset sales proceeds, resulting in the decrease in unrestricted cash during the quarter ended September 30, 1998.

At September 30, 1998, Marine had restricted a total of approximately $26.2 million in funds, held on deposit at Marine, in accordance with the terms of the Branch Sale and the Marine Facility agreements. Marine had restricted approximately $19.6 million at June 30, 1998. Restricted funds held by Marine are not available to the Company for settlements of any of the Company's current obligations. The restricted cash reserves arose from the sale of assets which had served as primary or supplemental collateral for the Marine Facility. The restricted cash held by Marine is intended to serve as substitute collateral for the Marine Facility, until such time as the Marine Facility is reduced in accordance with the Company's Asset Management Plan and the Marine Facility Agreements. See "Liquidity and Capital Resources," below.

Commercial and consumer loans, net of the related allowance for loan losses, totaled $8.0 million at September 30, 1998, a decrease of $107,000, or 1.3%, from the June 30, 1998 balance of $8.1 million. This decrease was primarily the result of the effects of normal amortization and prepayment of individual loans in the portfolio.

Other liabilities totaled $15.5 million at September 30, 1998, an increase of $496,000, or 3.3%, from the June 30, 1998 balance of $15.0 million. The net increase in other liabilities during the quarter ended September 30, 1998 as compared to the same date in the previous year, was related to the relative timing of payments for certain accrued liabilities during the current and previous fiscal years.

During the three months ended September 30, 1998, total stockholders' equity increased by $338,000 or 0.3% to $107.5 million, as compared with $107.2 million at June 30, 1998. This increase was due to the net income recorded for the three months ended September 30, 1998 in the amount of $450,000, partially offset by an increase in the securities valuation account (allowance for unrealized losses on marketable securities) of $112,000.

The following table summarizes the calculation of the Company's book value per share at September 30, 1998 and June 30, 1998.


                                                          September 30,               June 30,
                                                              1998                      1998
                                                        -----------------         ----------------

Total stockholders' equity                              $     107,521,000         $    107,183,000

   Less: liquidation value of preferred stock
      ($25 per share issued and outstanding)                   35,000,000               35,000,000
                                                        -----------------         ----------------
Net stockholders' equity                                $      72,521,000         $     72,183,000
                                                        -----------------         ----------------
                                                        -----------------         ----------------

Total shares of Common Stock issued and
     outstanding                                                7,100,000                7,100,000
                                                        -----------------         ----------------
                                                        -----------------         ----------------

                  Book value per share                  $         10.21           $        10.17
                                                        -----------------         ----------------
                                                        -----------------         ----------------




Results of Operations:

General. The Company reported net income attributable to common shares of $450,000, or $0.06 per share, for the three months ended September 30, 1998, an increase of $839,000 as compared with a net loss attributable to common shares of $389,000, or ($0.05) per share, for the three month period ended September 30, 1997. The primary reason for the increase in the Company's net operating results for the quarter ended September 30, 1998, as compared to the same quarter in the previous year, was the recording of other property income of $488,000 in the quarter ended September 30, 1998, an increase of $1.8 million as compared with a net loss from other property operations of $1.3 million in the same quarter of the previous year. In addition, contingent participation revenues increased $231,000 to $1.0 million in the quarter ended September 30, 1998 as compared to $769,000 in same quarter of the previous year. Interest expense and other expenses also declined $227,000 and $788,000, respectively, in the quarter ended September 30, 1998 as compared with the same period in the previous year. Interest expense declined from $1.6 million in the quarter ended September 30, 1997 to $1.4 million during the same quarter of the current year. Other expenses declined from $1.7 million in the quarter ended September 30, 1997 to $934,000 during the quarter ended September 30, 1998.

Partially offsetting the effects of increased other property income, increased contingent participation revenues and reduced interest and operating expenses on the results of operations reported for the quarter ended September 30, 1998, as compared to the same quarter of the previous year, were reductions in net rental operations and net gains on sales of investment securities of $330,000 and $1.7 million, respectively. Net rental operations declined from $959,000 in the quarter ended September 30, 1997 to $629,000 during the same quarter of the current year. Net gains on sales of investment securities declined from $1.7 million in the quarter ended September 30, 1997 to $0 during the quarter ended September 30, 1998.

Net Rental Operations. For the three months ended September 30, 1998, net rental operations resulted in income of $629,000, a decrease of $330,000, or 34.4%, from $959,000 for the same three month period in the previous year. The primary reason for the decline in net rental operations income was the recognition of $527,000 in depreciation expense attributable to real estate held for investment in excess of the amount recognized in the same period of the previous year. Excluding the $527,000 increase in depreciation charges recorded in the quarter ended September 30, 1998, as compared with the same quarter in the previous year, income from rental operations increased $197,000, or 20.5%, in the quarter ended September 30, 1998 as compared to the quarter ended September 30, 1997. This increase was due to various, individually immaterial operating factors affecting aggregate rental income and expenses within the Company's rental properties.

For the three months ended September 30, 1998, depreciation charges associated with real estate held for investment were $577,000, an increase of $527,000, or 1,054.0%, as compared with depreciation charges associated with real estate held for investment in the quarter ended September 30, 1998 of $50,000. Under SFAS-121, the Company is required to depreciate real estate held for investment over the estimated useful life of the assets. No depreciation charges are made for the portion of the assets attributable to land values. During the three months year ended September 30, 1998, the Company recorded depreciation charges of approximately $577,000, of which $525,000 represents depreciation of the capitalized costs of the real estate held for investment (less land value) for five of the Company's six real estate assets from the period June 30, 1998 to September 30, 1998. The remaining $52,000 in depreciation charges recorded during the year ended June 30, 1998 were for the sixth property, consistent with depreciation charges taken in prior periods for that property. On May 22, 1998, as a consequence of the Reorganization, the Company was no longer subject to the categorization and depreciation regulations for investments in real estate previously imposed by the Predecessor Bank's regulators. Accordingly, on that date, the Company began to record depreciation charges, as required by SFAS-121, for all real estate held for investment, net that had not been subject to depreciation charges in prior periods.

Other Property Income. Total other property income was $488,000 for the quarter ended September 30, 1998, an increase of $1.8 million as compared with a net loss of $1.3 million in the quarter ended September 30, 1997. For the quarter ended September 30, 1998, the $488,000 income was primarily attributable to the recognition of a gain of $500,000 resulting from the full satisfaction of a junior subordinated participation loan secured by real estate which had been fully reserved for in prior periods.

For the quarter ended September 30, 1997, the net loss of $1.3 million in other property income was attributable to losses on the sale of real estate in the amount of $914,000 and a write down of a real estate joint venture asset in the amount of $350,000. The loss on the sale of real estate during the quarter ended September 30, 1997, was primarily attributable to the sale of one real estate property with a book value of $3.3 million, which resulted in a net loss of $932,000.

Interest Income. For the three months ended September 30, 1998, total interest income, net of provisions for possible credit losses, was $867,000, a decline of $14,000, from $881,000 for the same quarter in the previous year. Loan interest declined $127,000 in the quarter ended September 30, 1998 as compared with the same quarter in the previous year due to reduced average balances for loan assets resulting from dispositions and the effects of normal amortization and repayment activity. This decline in interest income from loan assets was substantially offset by other interest income, which increased $113,000 in the quarter ended September 30, 1998 as compared with the quarter ended September 30, 1997. The increase in other interest income in the quarter ended September 30, 1998, as compared with the same quarter in the previous year was primarily due to increased average cash balances in the quarter ended September 30, 1998, which earned interest at the prevailing money market rates.

Contingent Participation Revenues. The Company realized contingent participation revenues of $1.0 million and $744,000 in the quarters ended September 30, 1998 and 1997, respectively. The Company may realize contingent participation income when a loan secured by real estate's underlying collateral property achieves a level of predetermined economic performance sufficient to activate contingency clauses in the loan agreement that allow the Company to share, on a limited basis, in the economic performance of the collateral property. The Company recognizes such revenues in the period when the loan is repaid and the terms of all additional contingent payments are finalized.

Contingent participation revenues of $1.0 million were recognized on one subordinated participation loan and one junior subordinated participation loan made to the same borrower with a combined principal balance of $1.3 million. These loans were paid in full during the quarter ended September 30, 1998. A portion of the subordinated participation loan and the junior participation loan had been sold to Marine on June 28, 1996 and the junior subordinated participation loan was fully reserved for on the Company's books following the Branch Sale. The full repayment of the junior subordinated participation loan resulted in the recognition of an additional gain in the amount of $500,000 during the quarter ended September 30, 1998. See "Other Property Income," above.

During the quarter ended September 30, 1997, contingent participation revenues of $744,000 were realized on one junior participation loan, which was paid in full during the period. A portion of the loan had been sold to Marine on June 28, 1996 as part of the Branch Sale. The Company had retained a contingent interest in the underlying property's economic performance and an interest in the loan's unpaid principal balance approximating $10.1 million following the Branch Sale.

At September 30, 1998, the Company had a remaining contingent interest in two junior subordinated participation loans in which the Company retains an interest of approximately $2.4 million in principal amount, which are fully reserved for (100%) by the Company. All of such loans have been modified since origination and are currently performing in accordance with their terms.

Interest Expense. During the three months ended September 30, 1998, the Company recorded interest expenses in the amount of $1.4 million, a decline of $227,000, or 13.7%, as compared with interest expenses of $1.7 million in the same quarter during the previous year. Interest expenses declined in the quarter ended September 30, 1998 as compared with the quarter ended September 30, 1997, primarily as a result of declines in the average amount borrowed by the Company. During the quarter ended September 30, 1998, the Company borrowed an average of $68.8 million, a decline of $11.7 million, or 14.6%, as compared with average borrowings of $80.5 million during the quarter ended September 30, 1997. The decline in the average amount of borrowed funds was attributable to the repayment of outstanding obligations which occurred in fiscal 1998 primarily as a result of asset dispositions.

Other Expenses. During the quarter ended September 30, 1998, the Company recorded total other expenses in the amount of $934,000, a decline of $788,000, or 45.8%, as compared with other expenses of $1.7 million in the same quarter of the previous year. Other expenses declined in the quarter ended September 30, 1998, as compared with the quarter ended September 30, 1997, primarily as a result of declines in salaries and employee benefits expenses and legal and professional fees of $155,000 and $543,000, respectively.

Salaries and employee benefits expense declined in the quarter ended September 30, 1998, as compared with the same period in the previous year, as a result of the continued reduction of staff employed by the Company. At September 30, 1998, the Company employed one full time employee engaged in administrative duties.

Legal and professional fees expense decreased $543,000, or 72.9%, to $202,000 during the quarter ended September 30, 1998 from $745,000 during the quarter ended September 30, 1997, primarily as a result of the reduction of professional fees incurred in connection with the Reorganization described in Note 1. The Company accrued and paid $290,000 and $159,000, respectively, in the quarter ended September 30, 1997 and $0 and $0, respectively in the quarter ended September 30, 1998, for legal and professional fees associated with the Reorganization. In addition to this $290,000 reduction in accrued professional fees related to the Reorganization, the Company incurred approximately $253,000 more in other professional fees during the quarter ended September 30, 1997 than in the same quarter of the current year. The additional fees incurred in the quarter ended September 30, 1997 as compared with the same quarter of the current year related to services such as actuarial evaluations and tax preparation which were primarily related to the finalization of the Company's employee- and tax-related affairs as a business entity that had operated as an insured depository institution.

The Company engaged RB Management Company, LLC (the "Management Company") to manage the operations of the Company after the Branch Sale, including the management and disposition of Company assets. The Management Company was a newly formed, privately-owned entity controlled by Alvin Dworman, who owns 39.0% of the outstanding Common Stock of the Company. During the quarter ended September 30, 1998, the Company accrued $664,000 in fees payable to the Management Company, of which $46,000 related to fees incurred for the successful disposition of assets. During the quarter ended September 30, 1997, the Company accrued $793,000 in fees payable to the Management Company, of which $121,000 related to fees incurred for the successful disposition of assets. At September 30, 1998 the Company had accrued fees payable to the Management Company and its affiliate, Fintek, Inc., aggregating $846,000.

Other Income (Expense). The Company did not recognize any other income (expense) in the quarter ended September 30, 1997, a decrease of $1.7 million as compared with the same quarter of the previous year. Other income (expense) in the quarter ended September 30, 1998 was primarily due to the $1.8 million recorded gain on sale of the Company's largest preferred stock holding, with a book value of approximately $5.0 million.

Provision for Income Taxes. Statement of Financial Accounting Standards No. 109 (SFAS-109), "Accounting for Income Taxes," requires the Company to recognize a deferred tax asset relating to the unrecognized benefit for all temporary differences that will result in future tax deductions and for all unused NOL and tax credit carryforwards, subject to, in certain circumstances, reduction of the asset by a valuation allowance. A valuation allowance is recorded if it is more likely than not that some portion or all of the deferred tax asset will not be realized based on a review of available evidence. Realization of tax benefits for deductible temporary differences and unused NOL and tax credit carryforwards may be based upon the future reversals of existing taxable temporary differences, future taxable income exclusive of reversing temporary differences and carryforwards, taxable income in prior carryback years and, if appropriate, from tax planning strategies.

The high levels of loan charge-offs and other losses, which were largely responsible for losses during the periods, effectively eliminated federal income tax liability for the quarters ended September 30, 1998 and 1997. The Company's income tax provision includes state and local taxes on the greater of combined entire net income, combined alternative entire net income or combined taxable assets. Certain subsidiaries provide for state and local taxes on a separate company basis on income, capital, assets or an alternative minimum tax.

The provision for income taxes differs from the amount computed by applying the statutory Federal income tax rate of 35% to the reported loss before provision for income taxes primarily due to state and local income and franchise taxes and limitations on the recognition of tax benefits of net operating losses. During the quarters ended September 30, 1998 and 1997, the Company recorded a net provision for income taxes of $169,000 and $51,000, respectively, primarily to reflect the effects of operations and asset disposition on its current state and local income tax liability at September 30, 1998 and 1997, respectively.


Liquidity and Capital Resources

The Company must maintain sufficient liquidity to meet its funding requirements for scheduled debt repayments, operating expenses (including current income taxes payable) and for development costs related to certain real estate projects.

At September 30, 1998, the Company had $68.8 million in borrowed funds. In connection with the Branch Sale, the Company obtained financing with Marine (Initial Facilities) totaling $89.8 million. At September 30, 1998, the remaining outstanding balance of the Initial Facilities due to Marine was $60.6 million. Borrowed Funds related to Asset Sale Transactions amounted to $8.2 million at September 30, 1998. The Company actively monitors and manages its cash inflows and outflows in an attempt to maximize payment of its debt obligations to Marine and to invest, to the extent possible, all cash balances.

The Company seeks to maintain liquidity within a range of 5% to 10% of total assets. Liquidity for this purpose is defined as unrestricted cash. At September 30, 1998, the Company's liquidity ratio, as so defined, amounted to 5.9% which was within the maintenance range.


Recent Accounting Developments

From time to time the Financial Accounting Standards Board ("FASB") adopts accounting standards (generally referred to as Statements of Financial Accounting Standards, or "SFASs") which set forth required generally accepted accounting principles. Set forth below is a description of certain of the accounting standards recently adopted by the FASB which are relevant to financial institutions such as the Company.

SFAS No. 128. In February 1997, the FASB issued SFAS No. 128, "Earnings per Share," which was required to be adopted on December 31, 1997. At that time, the Company was required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The implementation of SFAS No. 128 did not have any effect on the Company's primary earnings per share for the quarters ended September 30, 1998 or 1997 or for the years ended June 30, 1998 or 1997.

SFAS No. 130. As of July 1, 1998, the Company adopted Statement of Accounting Standards No. 130, "Reporting Comprehensive Income " ("SFAS-130"). SFAS-130 establishes new rules for the reporting and display of comprehensive income and its components. However, the adoption of this Statement has had no effect on the Company's net income or stockholders' equity. SFAS-130 requires unrealized gains or losses on the Company's available-for-sale securities, which prior to adoption were reported separately in stockholders' equity, to be included in other comprehensive income.


Impact of Inflation

The consolidated financial statements and related consolidated data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial positions and operating results in terms of historical dollars without considering the changes in the relative purchasing power of dollars over time due to inflation. The primary impact of inflation on the operations of the Company is reflected in increased operating costs and increases in interest rates paid on borrowed funds. Over any given term, however, interest rates do not necessarily move in the same direction or in the same magnitude as changes in prices for goods and services.

Impact of Year 2000

General Description of the Year 2000 Issue and the Nature and Effects of the Year 2000 on Information Technology (IT) and Non-IT Systems. The Year 2000 issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. Any of the Company's computer programs or hardware that have date-sensitive software or embedded computer chip technology may recognize a date using "00" as the year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in similar normal business activities.

The Company believes that modifications to existing software and conversions to new software, the Year 2000 issue will not pose significant operational problems for its computer systems. Further, due to the limited number of assets managed by the Company and the limited scope of the Company's continuing operations, which could be managed and accounted for by methods not relying on the computer systems currently employed by the Company, if such modifications are not made, or if such modifications and conversions are not completed in a timely manner, the Year 2000 issue is unlikely to have a material impact on the operations, liquidity or capital resources of the Company. In addition, the Company believes that the implementation of modifications to components of the building systems, affecting the operations of its properties held as investments in real estate, is unlikely to have a material affect on the operations, liquidity or capital resources of the Company.

Status of Progress in Becoming Year 2000 Compliant, Including Timetable for Completion of Each Remaining Phase. The Company's plan to resolve the Year 2000 issue involves four phases: assessment, and where necessary, remediation, testing and implementation.

To date, the Company has completed an assessment of all systems that could be significantly affected by the Year 2000. The Company's completed assessment indicated the need to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. Since the Company's accounting software is maintained and supported by a third party, the total Year 2000 cost has been, and is expected to be, minimal.

In addition, the Company has completed the assessment of all systems related to the operations of its properties held as investments in real estate. Such assessments were performed to ensure that remediation of building equipment (such as security systems and elevators) could be completed and tested prior to the year 2000. The Company's completed assessment indicated the need to modify or replace portions of its buildings' systems so that these systems will function properly with respect to dates in the year 2000 and thereafter. All necessary remediation is expected to be completed as an integral part of regularly scheduled building maintenance and repair activities. As a result, the cost of such remediation is expected to be immaterial to the operations, liquidity or capital resources of the Company.

Nature and Level of Third Parties and their Exposure to the Year 2000 Issue. The Company has queried its significant suppliers and subcontractors that provide accounting or information processing services to the Company (external agents). To date, the Company is not aware of any external agent with a Year 2000 issue that would materially impact the Company's results of operations, liquidity or capital resources. However, the Company has no means of absolutely ensuring that external agents will be Year 2000 ready. Due to the limited number of assets managed by the Company and the limited scope of the Company's continuing operations, which could be managed and accounted for by methods not relying on the computer systems and services currently provided by external agents employed by the Company, if such modifications are not made, or if such modifications and conversions are not completed in a timely manner, the Year 2000 issue is unlikely to have a material impact on the operations, liquidity or capital resources of the Company.

Contingency Plans. The Company has contingency plans for all critical applications and systems. These contingency plans involve, among other planned actions, the use of alternative manual procedures, the temporary use of increased or alternative third party services and adjusting staffing strategies.


Risks Associated with Forward-Looking Statements

This Form 10-Q, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risk, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following, which are discussed in greater detail in the "Risk Factors" section of the Company's Registration Statement on Form S-4 (File No. 333-386730 and File No. 333-386730-01) filed with the Securities and Exchange Commission ("SEC"), general economic conditions, which will among other things, affect demand for commercial and residential properties, availability and credit worthiness of prospective tenants, lease rents and the availability of financing: difficulty of locating suitable investments; competition; risks of real estate acquisition, development, construction and renovation; vacancies at existing commercial properties; dependence on rental income from real property; adverse consequences of debt financing; risks of investments in debt instruments, including possible payment defaults and reductions in the value of collateral; illiquidity of real estate investments; lack of prior operating history; and other risks listed from time to time in the Company's reports filed with the SEC. Therefore, actual results could differ materially from those projected in such statements.

PART II - OTHER INFORMATION


Item 1.   Legal Proceedings

An action entitled Strome Global Income Fund et al. v. River Bank America et al., Index No. 605226198, was commenced against the Registrant, its predecessors and certain of its current and former directors in New York State Supreme Court, New York County on October 27, 1998. Plaintiffs are holders of the Company's 15% non-cumulative perpetual preferred stock, Series A, and were formerly holders of River Bank America 15% non-cumulative perpetual preferred stock, Series A. The complaint alleges various claims for breach of contract, fraudulent conveyance, violations of Sections 604 and 605 of the New York Banking Law, breach of fiduciary duty and the duty of disclosure and ultra vires acts based upon the reorganization into the Registrant, and subsequent dissolution, of the Registrant's predecessor, River Bank America, and an amendment made to River Bank America's certificate of designations for the preferred stock in connection with the reorganization. Among other things, plaintiffs claim that as a result of the reorganization and dissolution they were entitled to receive a $25 per share liquidation payment, as well as unpaid dividends, and were also entitled to appraisal rights as dissenting stockholders. Plaintiffs seek judgment against the defendants for the liquidation payment, other unspecified compensatory damages, avoidance of the transfer of assets from River Bank America to the Registrant, punitive damages and other relief. The Registrant believes that the reorganization and dissolution of River Bank America was in the best interests of all of the River Bank America stockholders and did not violate plaintiffs' rights as preferred stockholders in any respect and intends to defend the lawsuit vigorously.



Item 2.   Changes in Securities

None.


Item 3.   Defaults Upon Senior Securities

None.


Item 4.   Submission of Matters to a Vote of Securities Holders

The Company held its annual meeting of stockholders on September 16, 1998. The submission of matters to a vote of the Company's stockholders which occurred at the annual meeting, and the results of the stockholders' vote on such matters, were previously reported in the Company's Annual Report on Form 10-K, dated June 30, 1998, and are incorporated herein by reference.


Item 5.   Other Information

None.


Item 6.   Exhibits and Reports on Form 8-K

(i) Form 8-K, dated October 27, 1998, to report information disclosed in Part II, Item 1 of this Form 10-Q, as filed on November 4, 1998.

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                      RB ASSET, INC.
                                       (Registrant)


Date:  November 13, 1998    By: /s/ Nelson L. Stephenson
       -----------------        -------------------------

                                 Nelson L. Stephenson
                                 President and Chief Executive Officer(principal executive and principal financial officer)

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549-1004

                                   FORM 10-Q/A


(Mark One)

[X] Quarterly report pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

         For the quarterly period ended September 30, 1998

                                       OR

[  ]     Transition report pursuant to section 13 or 15(d) of the Securities
         Exchange Act of 1934

         For the Transition Period From ___________ To _____________

                        Commission file number 333-38673

                                 RB ASSET, INC.
                                 -------------
             (Exact name of registrant as specified in its charter)

Delaware                                                           13-5041680
--------------------------------------------------------------------------------
(State or other jurisdiction                                    (I.R.S. Employer
of incorporation or organization)                            Identification No.)


645 Fifth Avenue  Eight Floor, New York, New York                         10022
--------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)

Company's telephone number, including area code:   (212)  848-0201
                                                   ---------------



Securities registered pursuant to section 12(b) of the Act:         None
Securities registered pursuant to section 12(g) of the Act:         None



Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter periods that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days: Yes X No
                                      ---   ---


The number of shares outstanding of the Registrant's Common Stock as of November 15, 1998 was 7,100,000. The number of shares outstanding of the Registrant's 15% Non-cumulative Perpetual Preferred Stock, Series A as of November 15, 1998 was 1,400,000.

PART II - OTHER INFORMATION


Item 6.   Exhibits and Reports on Form 8-K

         (a)      Exhibits

                  Exhibit
                  Number                                          Description

                  27.1                                   Financial Data Schedule


         (b)      Reports on Form 8-K

                  Form 8-K, dated October 27, 1998, to report information disclosed in Part II, Item 1 of this Form 10-Q, as filed on November 4, 1998.

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          RB ASSET, INC.
                                            (Registrant)


Date:   November 13, 1998   By: /s/ Nelson L. Stephenson
        -----------------       ------------------------
                                 Nelson L. Stephenson
                                 President and Chief Executive Officer(principal executive and principal financial officer)

         Facsimile copies of the letter of Transmittal will be accepted. The Letter of Transmittal, certificates for shares of Series A Preferred Stock and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at its address set forth below.

                             The Exchange Agent is:

                     American Stock Transfer & Trust Company

By Mail or Overnight Courier:            By Facsimile:                      By Hand:
        40 Wall Street                                                   40 Wall Street
          46th Floor                     (718) 234-5001                    46th Floor
      New York, NY 10005         Confirm facsimile by telephone        New York, NY 10005
Attention: Exchange Department           (718) 921-8200          Attention: Exchange Department

         Any questions or requests for assistance or additional copies of the Offering circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the information Agent at the telephone numbers and locations listed below. You may also contact your local broker, dealer, commercial bank, trust company or nominee for assistance concerning the Exchange Offer.

                            The Information Agent is:

                            MacKenzie Partners, Inc.

                                156 Fifth Avenue
                            New York, New York 10010
                    Telephone: (212) 929-5500 (Call Collect)
                         Call Toll-Free: (800) 322-2885